Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-181552

ROYAL BANK OF CANADA

Covered Bonds
up to an aggregate initial offering price of U.S. $12,000,000,000 or the equivalent thereof in other currencies under a global covered bond programme,

unconditionally and irrevocably guaranteed as to payments by

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

This prospectus describes some of the general terms that may apply to these covered bonds and the related guarantee and the general manner in which they may be offered.  We will give you the specific prices and other terms of the covered bonds we are offering in supplements to this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.  We may sell the covered bonds to or through one or more dealers or agents.  The names of the dealers or agents will be set forth in supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Royal Bank of Canada is a Canadian bank, that many of its officers and directors are residents of Canada, that RBC Covered Bond Guarantor Limited Partnership is a limited partnership existing under the law of Ontario, that some or all of the dealers or experts named in the Registration Statement may be residents outside of the United States, and that all or a substantial portion of the assets of Royal Bank of Canada, RBC Covered Bond Guarantor Limited Partnership and said persons may be located outside the United States.

The covered bonds described herein will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation.

Investing in the covered bonds described herein involves a number of risks.  See “Risk Factors” beginning on page 16 of this prospectus.

®Registered trademark of Royal Bank of Canada

Programme Arranger RBC Capital Markets

The date of this prospectus is July 30, 2012.

In this prospectus, unless the context otherwise indicates, the “Bank” means Royal Bank of Canada, and “Guarantor LP” means RBC Covered Bond Guarantor Limited Partnership, and “we”, “us” or “our” means the Bank and Guarantor LP collectively. In this prospectus and any prospectus supplement, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from the Vice-President & Head, Investor Relations, Royal Bank of Canada at 200 Bay Street, 4th Floor, North Tower, Toronto, Ontario, Canada M5J 2W7 (telephone: (416) 955-7803). The documents incorporated by reference are available over the Internet at www.sec.gov.

The Bank incorporates by reference into this prospectus its Annual Report on Form 40-F for the fiscal year ended October 31, 2011 (the “2011 Annual Report”), and the Bank’s reports on Form 6-K filed on January 20, 2012, March 1, 2012, April 3, 2012, May 24, 2012, May 29, 2012, and June 26, 2012.  In addition, the Bank will incorporate by reference into this prospectus all documents that it has filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent, if any, the Bank designates therein, reports on Form 6-K it furnishes to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

The Guarantor LP will file ongoing disclosure regarding the Covered Bond Guarantee and the Covered Bond Portfolio in reports on Form 10-K, Form 8-K, and Form 10-D. The Guarantor LP incorporates by reference its Annual Report on Form 10-K filed after the date of this prospectus and each Form 10-D filed with the SEC.  In addition, the Guarantor LP will incorporate by reference into this prospectus all documents that it has filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of every offering contemplated in this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new Annual Report and the related annual financial statements being filed by the Bank with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer incorporated by reference into this prospectus for purposes of future offers and sales of covered bonds under this prospectus.

Upon a new Annual Report being filed by the Guarantor LP with, and, where required, accepted by, the SEC, the previous Annual Report shall be deemed no longer incorporated by reference into this prospectus for the purposes of further offers and sales of covered bonds under this prospectus.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

WHERE YOU CAN FIND MORE INFORMATION

In addition to the Bank’s continuous disclosure obligations under the securities laws of the Provinces and Territories of Canada, the Bank and the Guarantor LP are subject to the information reporting requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information of the Bank and the Guarantor LP with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared by the Bank  in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by the Bank and the Guarantor LP in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Bank’s and the Guarantor LP's SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.  The Bank’s common shares are listed on the New York Stock Exchange, and reports and other information concerning the Bank can be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.  Information about the Bank can be located at the Bank’s website at www.rbc.com. All Internet references in this prospectus are inactive textual references and the Bank does not incorporate website contents into this prospectus.

FURTHER INFORMATION

We have filed with the SEC a Registration Statement on Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the covered bonds and related guarantee offered with this prospectus. This prospectus is a part of that Registration Statement, and it does not contain all of the information set forth in the Registration Statement. You can access the Registration Statement together with its exhibits at the SEC’s website at www.sec.gov or inspect these documents at the offices of the SEC in order to obtain more information about us and about the covered bonds and related guarantee offered with this prospectus.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, the Bank and/or the Guarantor LP make written or oral forward-looking statements within the meaning of certain securities laws, including in the case of the Bank the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation.  The Bank may make forward-looking statements in this document, in the documents incorporated by reference herein, in other filings with Canadian regulators or the SEC, in reports to shareholders and in other communications. Forward-looking statements in this document and in the documents incorporated by reference herein include, but are not limited to, statements relating to the Bank’s financial performance objectives, its vision and strategic goals, the economic, market and regulatory review and outlook for Canadian, U.S., European and global economies, the outlook and priorities for each of the Bank’s business segments, and the risk environment including the Bank’s liquidity and funding management. The forward-looking information contained in this document and in the documents incorporated by reference herein is presented for the purpose of assisting the holders of covered bonds and financial analysts in understanding the Bank’s financial position and results of operations as at and for the periods ended on the dates presented and the Bank’s vision and strategic goals and financial performance objectives, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require the Bank and/or the Guarantor LP to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that predictions, forecasts, projections, expectations, or conclusions will not prove to be accurate, that assumptions may not be correct and that financial performance objectives, vision and strategic goals will not be achieved. Readers are cautioned not to place undue reliance on these statements as a number of risk factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond the Bank’s and the Guarantor LP’s control and the effects of which can be difficult to predict – include: credit, market, operational, and liquidity and funding risks, and other risks discussed in the “Risk management” section of the Bank’s management’s discussion and analysis of financial condition and results of operations included in the Bank’s 2011 Annual Report, which is incorporated by reference in this prospectus (the “2011 Management’s Discussion and Analysis”) and in the Bank’s management’s discussion and analysis for the three- and six- month periods ended April 30, 2012 (the “Q2 2012 Management’s Discussion and Analysis”); general business, economic, and financial market conditions in Canada, the United States and certain other countries in which the Bank or the Guarantor LP conducts business, including the effects of the European sovereign debt crisis; changes in accounting standards, policies and estimates, including changes in the Bank’s estimates of provisions, allowances and valuations; the effects of changes in government fiscal, monetary, and other policies; changes to and new interpretations of risk-based capital and liquidity guidelines; the impact of changes in laws and regulations, including relating to the payments system in Canada, consumer protection measures, and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued and to be issued thereunder; the effects of competition in the markets in which the Bank or the Guarantor LP operates; the Bank’s ability to attract and retain employees; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning the Bank’s and the Guarantor LP’s clients and counterparties; the Bank’s ability to successfully execute strategies and to complete and integrate strategic acquisitions and joint ventures successfully; development and integration of the Bank’s distribution networks; and the impact of environmental issues.

Readers are cautioned that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect the Bank’s and the Guarantor LP’s results. When relying on forward-looking statements to make decisions with respect to the Bank and the Guarantor LP, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, none of the Bank, the Guarantor LP, the Dealers, the Bond Trustee, or any other person undertakes to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Bank or the Guarantor LP. Additional information about these and other factors can be found in the “Risk management” and “Overview of other risks” sections of the Bank’s 2011 Management’s Discussion and Analysis and in the “Risk management” section of the Bank’s Q2 2012 Management’s Discussion and Analysis.

Information contained in or otherwise accessible through the websites mentioned does not form part of this document. All references in this document to websites are inactive textual references and are for your information only.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the covered bonds the Bank may offer and the Guarantor LP may guarantee. Each time the Bank sells covered bonds pursuant to this prospectus, it will provide a prospectus supplement containing specific information about the terms of the covered bonds being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those covered bonds or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 4 of this prospectus.

The Bank may sell covered bonds to dealers who will sell the covered bonds to the public on terms fixed at the time of sale. In addition, the covered bonds may be sold by the Bank directly or through agents designated from time to time. If the Bank, directly or through agents, solicits offers to purchase the covered bonds, it reserves the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the dealers or agents, if any, together with the terms of offering, the compensation of those dealers and the net proceeds to us. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

The Bank publishes its consolidated financial statements in Canadian dollars. As indicated in the table below, the Canadian dollar has fluctuated in value compared to the U.S. dollar over the last five years.

The tables below set forth the high and low daily noon buying rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for the five-year period ended October 31, 2011 and the high and low daily noon buying rates for November of 2011, December of 2011, January of 2012, February of 2012, March of 2012, April of 2012, May of 2012, June of 2012 and July 1 through July 16, 2012.  On July 16, 2012, the Canadian dollar noon buying rate was U.S. $0.9845.  Until December 31, 2008, our reference to the “noon buying rate” is the rate in The City of New York for cable transfers in foreign currencies as announced by the U.S. Federal Reserve Bank of New York for customs purposes on a specified date.  Beginning in 2009, it is the exchange rate quoted by the Bank of Canada at noon on a specified date.

YEAR ENDED OCTOBER 31	HIGH	LOW	AVERAGE RATE1	AT PERIOD END

2007	1.0531	0.8437	0.9149	1.0531
2008	1.0908	0.7727	0.9690	0.8225
2009	0.9719	0.7695	0.8569	0.9288
2010	1.0040	0.9280	0.9601	0.9816
2011	1.0584	0.9430	1.0152	1.0068

MONTH OF 2011	HIGH	LOW

NOVEMBER	0.9877	0.9536
DECEMBER	0.9895	0.9613

MONTH OF 2012	HIGH	LOW

JANUARY	1.0014	0.9735
FEBRUARY	1.0136	0.9984
MARCH	1.0154	0.9987
APRIL	1.0197	0.9960
MAY	1.0164	0.9663
JUNE	0.9825	0.9599
JULY (through JULY 16)	0.9878	0.9790

1The average of the noon buying rates on the last business day of each full month during the relevant period.

GLOBAL COVERED BOND PROGRAMME

The Bank has previously issued the equivalent of $9,492,558,000 of covered bonds in a variety of currencies both outside and in the United States utilizing Regulation S and Rule 144A under the Bank’s global covered bond programme (the “Programme”). These covered bonds were issued under a trust deed governed by Ontario law (the “Trust Deed”), and remain outstanding as of the date of this prospectus. The Bond Trustee acts as the trustee under the Trust Deed. The Bank anticipates that it will continue to issue covered bonds by means other than this prospectus under the Trust Deed from time to time.

The Bank now plans to offer and sell covered bonds in the United States pursuant to this prospectus.  Covered bonds offered and sold pursuant to this prospectus are sometimes referred to as “U.S. Registered Covered Bonds.” Covered bonds sold by the Bank, but not pursuant to this prospectus, are sometimes referred to as “non-U.S. Registered Covered Bonds.”  All series of the covered bonds will be issued under the Trust Deed and will have the benefit of the Covered Bond Guarantee issued by the Guarantor LP and be secured by a pledge of the Covered Bond Portfolio to the Bond Trustee.

Programme Structure Overview

The covered bonds of each series issued by the Bank are guaranteed by the Guarantor LP pursuant to the terms of the Trust Deed between the Bank, the Guarantor LP and the Bond Trustee. The Guarantor LP’s guarantee is secured  by a pledge of assets of the Guarantor LP, which includes the Covered Bond Portfolio, to the Bond Trustee pursuant to the terms of the Security Agreement.  The Guarantor LP purchased the Covered Bond Portfolio from the Bank using amounts borrowed from the Bank under the Intercompany Loan.  Proceeds from the Intercompany Loan may also be used to purchase New Loans and their Related Security for the Covered Bond Portfolio and for other purposes as described herein. The Guarantor LP and the Bank entered into an Interest Rate Swap Agreement and a Covered Bond Swap Agreement for which it will enter in a new confirmation for each series of covered bonds that it guarantees.  Cash flows will only be exchanged under the Covered Bond Swap Agreement if the Guarantor LP is required to pay under its guarantee. The Interest Rate Swap Agreement converts interest received on the Covered Bond Portfolio to an amount in excess of the interest rate payable on the Intercompany Loan and, for each series, the Covered Bond Swap Agreement converts a portion of the Canadian dollar payments from the Interest Rate Swap Agreement (or if not then in place for any reason, the Covered Bond Portfolio) to the currency and interest amounts payable on the related covered bonds.

SUMMARY

This section is a summary and does not describe every aspect of the covered bonds. This section summarizes the material terms of the covered bonds that are common to all series of covered bonds. This summary is subject to and qualified in its entirety by reference to all the provisions of the Trust Deed and other Transaction Documents, including definitions of certain terms used in the Trust Deed and other Transaction Documents. In this summary, we describe the meaning of only some of the more important terms.  This summary is also subject to and qualified by reference to the description of the particular terms of your series or tranche described in the applicable prospectus supplement. Those terms may vary from the terms described in this prospectus. The applicable prospectus supplement relating to each series or tranche of covered bonds will be attached to the front of this prospectus.

Issuer:	Royal Bank of Canada
Branch of Account:
The main branch of the Bank in Toronto (located at its Executive Offices) will take the deposits evidenced by the covered bonds but without prejudice to the provisions of Condition 9 (see “Terms and Conditions of the Covered Bonds – Payments”). The Bank may also specify any other branch in the prospectus supplement.

Guarantor LP:	RBC Covered Bond Guarantor Limited Partnership
Dealers:	RBC Capital Markets, LLC and any other dealer appointed from time to time by the Bank generally in respect of the Programme or in relation to a particular series or tranche of covered bonds
Seller:	The Bank, any New Seller, or other Limited Partner, who may from time to time accede to, and sell Loans and their Related Security or New Loans and their Related Security to the Guarantor LP
Servicer:	The Bank, subject to replacement in accordance with the terms of the Servicing Agreement
Cash Manager:	The Bank, subject to replacement in accordance with the terms of the Cash Management Agreement
Calculation Agent:	The Bank, acting through its offices located at Riverbank House, 2 Swan Lane, London EC4R 3BF
Issuing and Paying Agent, and Transfer Agent:	The Bank of New York Mellon acting through its offices located at One Canadian Square, London E14 5AL
U.S. Registrar, Paying Agent, Transfer Agent and Exchange Agent:	The Bank of New York Mellon acting through its offices located at 101 Barclay Street, 4th Floor, New York, NY 10286, USA
European Registrar:	The Bank of New York Mellon (Luxembourg) S.A., acting through its offices located at Vertigo Building-Polaris, 2-4 rue Eugene Ruppert L-2453 Luxembourg
Canadian Registrar and Transfer Agent:	BNY Trust Company of Canada, acting through its offices located at 320 Bay Street, 11th Floor, Toronto, Ontario, Canada, M5H 4A6
Bond Trustee:	Computershare Trust Company of Canada, acting through its offices located at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario Canada M5J 2Y1

Asset Monitor:	Deloitte & Touche LLP, acting through its offices at Suite 1400, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2V1
Interest Rate Swap Provider:	The Bank, subject to replacement in accordance with the terms of the Interest Rate Swap Agreement
Covered Bond Swap Provider:	The Bank, subject to replacement in accordance with the terms of the Covered Bond Swap Agreement
GDA Provider:	The Bank, acting through its main branch in Toronto
Account Bank:	The Bank, acting through its main branch in Toronto
Standby Account Bank:	Bank of Montreal, acting through its Toronto branch located at 100 King Street West, 1 First Canadian Place, 68th Floor, Toronto, Ontario, Canada M5J 2Y1
Standby GDA Provider:	Bank of Montreal, acting through its Toronto branch located at 100 King Street West, 1 First Canadian Place, 68th Floor, Toronto, Ontario, Canada M5J 2Y1
Issuance of Series:
Covered bonds will be issued in series (each, a “series”). Each series may comprise one or more tranches (“tranches” and each, a “tranche”) issued on different issue dates. The covered bonds of each series will all be subject to identical terms, except that the issue date and the amount of the first payment of interest may be different in respect of different tranches.

Currency and Denomination:
Unless otherwise specified in the applicable prospectus supplement, covered bonds will be issued in US$ and in such denominations as may be agreed to between the Dealers and the Bank and as set forth in the applicable prospectus supplement.

Maturities:
Such maturities as may be agreed between the Bank and the Dealers or covered bondholders, as the case may be, and as indicated in the prospectus supplement, subject to such minimum or maximum maturities as may be allowed or required from time to time by the relevant regulator (or equivalent body) or any laws or regulations applicable to the Bank or the relevant Specified Currency.

Form of the Covered Bonds:	The covered bonds will be issued in registered form as a global covered bond held through DTC.
Interest:
Covered bonds may be interest bearing or non-interest bearing. Interest (if any) may accrue at a fixed or floating rate (detailed in a formula or otherwise) and may vary during the lifetime of the relevant series.

Types of Covered Bonds:
Unless otherwise specified in the prospectus supplement, the types of covered bonds that may be issued pursuant to this prospectus are (i) fixed rate covered bonds, and (ii) floating rate covered bonds.

Other Types of Covered Bonds:
Covered bonds with respect to which payment of principal and/or interest is linked to any source or types of covered bonds not referred to above may be issued on terms agreed between the Bank and the relevant Purchaser(s) and set out in the applicable prospectus supplement.

Fixed Rate Covered Bonds:
Fixed rate covered bonds will bear interest at a fixed rate which will be payable on such date or dates as may be agreed between the Bank and the Dealers and on redemption and will be calculated on the basis of such day count basis as may be agreed between the Bank and the Dealers (as set out in the applicable prospectus supplement), provided that if an Extended Due for Payment Date is specified in the prospectus supplement, interest following the Due for Payment Date will continue to accrue and be payable on the unpaid amount at a rate of interest specified in the prospectus supplement (in the same manner as the rate of interest for floating rate covered bonds) even where the relevant covered bonds are fixed rate covered bonds.  See “Terms and Conditions of the Covered Bonds –Interest on Registered Covered Bonds.”

Floating Rate Covered Bonds:	Floating rate covered bonds will bear interest at a rate determined on such basis as may be agreed between the Bank and the Dealers, as set out in the applicable prospectus supplement.
Rating Agency Confirmation:	Any issuance of covered bonds will be conditional upon obtaining Rating Agency Confirmation in respect of the ratings of the then outstanding covered bonds by the Rating Agencies.
Listing:	Covered bonds will not be listed on any stock exchange unless otherwise specified in the applicable prospectus supplement.
Redemption:
The applicable prospectus supplement relating to each tranche of covered bonds will indicate either that the relevant covered bonds of such tranche cannot be redeemed prior to their stated maturity (other than following an Issuer Event of Default or a Guarantor LP Event of Default or as indicated below) or that such covered bonds will be redeemable at the option of the Bank upon giving notice to the holders of the covered bonds, on a date or dates specified prior to such stated maturity and at a price or prices and on such other terms as may be agreed between the Bank and the Dealers (as set out in the applicable prospectus supplement).

Early redemption will be permitted for taxation reasons and illegality as mentioned in “Terms and Conditions of the Covered Bonds – Early Redemption for Taxation Reasons” and “ – Redemption due to Illegality”, but will otherwise be permitted only to the extent specified in the applicable prospectus supplement.

Extendable obligations under the Covered Bond Guarantee:
The applicable prospectus supplement may also provide that (if a Notice to Pay has been served on the Guarantor LP) the Guarantor LP’s obligations under the Covered Bond Guarantee to pay the Guaranteed Amounts corresponding to the Final Redemption Amount of the applicable series of covered bonds on their Final Maturity Date (subject to applicable grace periods) may be deferred until the Extended Due for Payment Date.

In such case, such deferral will occur automatically (i) if the Bank fails to pay the Final Redemption Amount of the relevant series of covered bonds on their Final Maturity Date (subject to applicable grace periods) and (ii) if the Guaranteed Amounts equal to the Final Redemption Amount in respect of such series of covered bonds are not paid in full by the Guarantor LP by the Extension Determination Date (for example, because the Guarantor LP has insufficient moneys in accordance with the Priorities of Payment to pay in full the Guaranteed Amounts corresponding to the Final Redemption Amount of the relevant series of covered bonds after payment of higher ranking amounts and taking into account amounts ranking pari passu in the Priorities of Payment). To the extent a Notice to Pay has been served on the Guarantor LP and the Guarantor LP has sufficient time and sufficient moneys to pay in part the Final Redemption Amount, such partial payment will be made by the Guarantor LP on any Interest Payment Date up to and including the relevant Extended Due for Payment Date.  See “Terms and Conditions of the Covered Bonds – Redemption at Maturity”.  Interest will continue to accrue and be payable on the unpaid amount at a rate of interest specified in the prospectus supplement (in the same manner as the rate of interest for floating rate covered bonds). The Guarantor LP will pay Guaranteed Amounts constituting Scheduled Interest on each Original Due for Payment Date and the Extended Due for Payment Date and any unpaid amounts in respect thereof shall be due and payable on the Extended Due for Payment Date.  See “Terms and Conditions of the Covered Bonds –Interest on Registered Covered Bonds.”

Taxation:
Payments in respect of covered bonds will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or any province or territory thereof, or, in the case of covered bonds issued by a branch of the Bank located outside Canada, the country in which such branch is located, or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Bank will (subject to customary exceptions) pay such additional amounts as will result in the holders of covered bonds receiving such amounts as they would have received in respect of such covered bonds had no such withholding or deduction been required (see “Terms and Conditions of the Covered Bonds – Early Redemption for Taxation Reasons”). Under the Covered Bond Guarantee, the Guarantor LP will not be liable to pay any such additional amounts as a consequence of any applicable tax withholding or deduction, including such additional amounts which would have been payable by the Bank.  See “Terms and Conditions of the Covered Bonds –Taxation.”

If (i) any portion of interest payable on a covered bond is contingent or dependent on the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criteria or by reference to dividends paid or payable to shareholders of a corporation; (ii) the recipient of interest payable on a covered bond does not deal at arm’s length with the Bank for purposes of the Income Tax Act (Canada); or (iii) interest is payable in respect of a covered bond owned by a person with whom the Bank does not deal at arm's length for purposes of the Income Tax Act (Canada), such interest may be subject to Canadian nonresident withholding tax. Additional opinions from Canadian tax counsel may be required. See the discussion under the caption “Tax Consequences–Canadian Taxation”.

ERISA:
In general, a covered bond may be purchased by U.S. benefit plan investors subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the U.S. Internal Revenue Code of 1986 subject to certain conditions. See “Benefit Plan Investor Considerations”.

Cross Default:
If a Guarantor LP Acceleration Notice is served in respect of any covered bonds, then the obligation of the Guarantor LP to pay Guaranteed Amounts in respect of all covered bonds outstanding will be accelerated.

Status of the Covered Bonds:
The covered bonds will constitute deposits for purposes of the Bank Act (Canada) and will constitute legal, valid and binding direct, unconditional, unsubordinated and unsecured obligations of the Bank and will rank pari passu with all deposit liabilities of the Bank without any preference among themselves and (save for any applicable statutory provisions) at least equally with all other present and future unsecured and unsubordinated obligations of the Bank, from time to time outstanding.

The covered bonds will not be deposits insured under the Canada Deposit Insurance Corporation Act (Canada).
Governing Law and Jurisdiction:
The covered bonds and the Transaction Documents (other than the Underwriting Agreement and the Swap Agreements) are or will be governed by, and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  The Underwriting Agreement will be governed by the laws of the State of New York and the Swap Agreements are governed by the laws of England.

Ontario courts have non-exclusive jurisdiction in the event of litigation in respect of the contractual documentation and the covered bonds governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Terms and Conditions:
A prospectus supplement will be prepared in respect of each tranche of covered bonds. The terms and conditions applicable to each tranche will be those described under “Terms and Conditions of the Covered Bonds” as supplemented, modified or replaced by the applicable prospectus supplement.

Clearing System:	DTC and/or, in relation to any covered bonds, any other clearing system as may be specified in the applicable prospectus supplement.
Non-U.S. Selling Restrictions:
There will be specific restrictions on offers, sales and deliveries of covered bonds and on the distribution of offering material in Canada, Japan, the EEA, the United Kingdom, France and Italy, as well as such other restrictions as may be required in connection with a particular issue of covered bonds as set out in the applicable prospectus supplement.

Covered Bond Guarantee:
Payment of interest and principal in respect of the covered bonds when Due for Payment will be irrevocably guaranteed by the Guarantor LP. The obligations of the Guarantor LP to make payment in respect of the Guaranteed Amounts when Due for Payment are subject to the condition that a Covered Bond Guarantee Activation Event has occurred. The obligations of the Guarantor LP under the Covered Bond Guarantee will accelerate against the Guarantor LP upon the service of a Guarantor LP Acceleration Notice. The obligations of the Guarantor LP under the Covered Bond Guarantee constitute direct obligations of the Guarantor LP secured against the assets of the Guarantor LP, including the Covered Bond Portfolio.

Payments made by the Guarantor LP under the Covered Bond Guarantee will be made subject to, and in accordance with, the applicable Priorities of Payment.

Security:
To secure its obligations under the Covered Bond Guarantee and the Transaction Documents to which it is a party, the Guarantor LP has granted a first ranking security interest over its present and future acquired assets, including the Covered Bond Portfolio, in favor of the Bond Trustee (for itself and on behalf of the other Secured Creditors) pursuant to the terms of the Security Agreement.

Intercompany Loan:
Under the terms of the Intercompany Loan Agreement, the Bank has made available to the Guarantor LP, on an unsecured basis, an interest-bearing Intercompany Loan, comprised of a Guarantee Loan and a revolving Demand Loan, in a combined aggregate amount equal to the Total Credit Commitment, subject to increases and decreases as described below. The Intercompany Loan is denominated in Canadian dollars. The interest rate on the Intercompany Loan is a Canadian dollar floating rate determined by the Bank from time to time, subject to a maximum of the floating rate under the Interest Rate Swap Agreement less the sum of a minimum spread and an amount for certain expenses of the Guarantor LP. The balance of the Guarantee Loan and Demand Loan will fluctuate with the issuances and redemptions of covered bonds and the requirements of the Asset Coverage Test.

To the extent the Covered Bond Portfolio increases or is required to be increased to meet the Asset Coverage Test, the Bank may increase the Total Credit Commitment to enable the Guarantor LP to acquire New Loans and their Related Security from the Seller.

Guarantee Loan:
The Guarantee Loan is in an amount equal to the balance of outstanding covered bonds at any relevant time plus that portion of the Covered Bond Portfolio required in accordance with the Asset Coverage Test as over-collateralization for the covered bonds in excess of the amount of then outstanding covered bonds (see “Summary of Principal Documents – Guarantor LP Agreement – Asset Coverage Test”).

Demand Loan:
The Demand Loan is a revolving credit facility, the outstanding balance of which is equal to the difference between the balance of the Intercompany Loan and the balance of the Guarantee Loan at any relevant time. At any time prior to a Demand Loan Repayment Event, the Guarantor LP may borrow any withdrawn or committed amount or re-borrow any amount repaid by the Guarantor LP under the Intercompany Loan for a permitted purpose provided, among other things, (i) such drawing does not result in the Intercompany Loan exceeding the Total Credit Commitment; and (ii) no Issuer Event of Default or Guarantor LP Event of Default has occurred and is continuing.

The Proceeds of the Intercompany Loan:
The Guarantor LP has used advances from the Intercompany Loan to purchase Loans and their Related Security for the Covered Bond Portfolio from the Seller in accordance with the terms of the Mortgage Sale Agreement and may use additional advances (i) to purchase New Loans and their Related Security pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitute Assets in an amount not exceeding the prescribed limit; and/or (iii) subject to complying with the Asset Coverage Test to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor LP Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit) and make investments in Authorized Investments.

Capital Contribution:
The Limited Partner may from time to time make Capital Contributions to the Guarantor LP including Capital Contributions of New Loans and their Related Security. Each of the Managing GP and the Liquidation GP respectively hold 99 percent and 1 percent of the .05 percent general partner interest in the Guarantor LP. The Limited Partner holds the substantial economic interest in the Guarantor LP (approximately 99.95 percent).

Consideration:
Under the terms of the Mortgage Sale Agreement, the Seller has sold Loans and their Related Security to the Guarantor LP for the Covered Bond Portfolio on a fully-serviced basis for cash consideration and may, from time to time, sell New Loans and their Related Security to the Guarantor LP on a fully-serviced basis in exchange for cash consideration equal to the fair market value of such Loans on their Transfer Date. The Limited Partner may also make Capital Contributions of New Loans and their Related Security to the Guarantor LP in exchange for additional interests in the capital of the Guarantor LP.

Interest Rate Swap Agreement:
To provide a hedge against possible variances in the rates of interest payable on the Loans in the Covered Bond Portfolio (which may, for instance, include variable rates of interest or fixed rates of interest) and the amounts payable on the Intercompany Loan and (following the occurrence of a Covered Bond Guarantee Activation Event) the Covered Bond Swap Agreement, the Guarantor LP has entered into the Interest Rate Swap Agreement with the Interest Rate Swap Provider.

Covered Bond Swap Agreement:
To provide a hedge against currency risks, interest rate risks and timing risks arising, following the occurrence of a Covered Bond Guarantee Activation Event, in respect of amounts received by the Guarantor LP under the Interest Rate Swap Agreement and amounts payable in respect of its obligations under the Covered Bond Guarantee, the Guarantor LP has entered into the Covered Bond Swap Agreement (which may include a new schedule and confirmation(s) for each tranche and/or series of covered bonds) with the Covered Bond Swap Provider.

Risk Factors:
There are certain risks related to any issue of covered bonds under the Programme, which investors should ensure they fully understand. A non-exhaustive summary of such risks is set out under “Risk Factors” beginning on page 16 of this prospectus.

Bank Executive Offices:
The Bank's corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and the head office is located at 1 Place Ville Marie, Montréal, Québec, Canada H3C 3A9.  The telephone number is (416) 974-0117.

Guarantor LP Executive Offices:	The Guarantor LP's address is 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7. The telephone number is (416) 955-4393.

RISK FACTORS

Investment in the covered bonds is subject to various risks including those risks inherent in conducting the business of a diversified financial institution. Before deciding whether to invest in the covered bonds, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a prospectus supplement, as the case may be, relating to a specific offering of covered bonds.

The purchase of covered bonds may involve substantial risks and may be suitable only for investors who have the knowledge and experience in financial and business matters necessary to enable them to evaluate the risks and the merits of an investment in the covered bonds. Prior to making an investment decision, prospective investors should consider carefully, in light of their own financial circumstances and investment objectives, (i) all the information set forth in this prospectus and, in particular, the considerations set forth below and (ii) all the information set forth in the applicable prospectus supplement. Prospective investors should make such inquiries as they deem necessary without relying on us or any dealer.

All references to a “Condition” in these risk factors are referencing the terms and conditions set forth under “Terms and Conditions of the Covered Bonds” in this prospectus.

Factors which are material for the purpose of assessing risks relating to the Bank

You should consider the categories of risks identified and discussed in the “Risk management” and “Overview of other risks” sections of the 2011 Management’s Discussion and Analysis and in the “Risk management” section of the Q2 2012 Management’s Discussion and Analysis, including those summarized under “Caution Regarding Forward-Looking Statements” on page 4 of this prospectus as well as any risks described in subsequently filed documents incorporated by reference.

Factors which are material for the purpose of assessing risks relating to the Guarantor LP

Only finite resources are available to the Guarantor LP to meet its obligations under the Covered Bond Guarantee

The Guarantor LP’s ability to meet its obligations under the Covered Bond Guarantee will depend on: (i) the realizable value of the assets of the Guarantor LP, including the Covered Bond Portfolio; (ii) the amount of Available Revenue Receipts and Available Principal Receipts generated by the Covered Bond Portfolio and the timing thereof; (iii) amounts received from the Swap Providers; (iv) the realizable value of Substitute Assets and/or Authorized Investments held by it; and (v) the receipt by it of funds held for and on behalf of the Guarantor LP by its service providers and of credit balances and interest on credit balances from the Guarantor LP Accounts. The Guarantor LP will not have any other source of funds available to meet its obligations under the Covered Bond Guarantee.

If a Guarantor LP Event of Default occurs and the Security created by or pursuant to the Security Agreement is enforced, the proceeds from the realization of the Charged Property may not be sufficient to meet the claims of all the Secured Creditors, including the holders of the covered bonds.

If, following enforcement of the Security constituted by or pursuant to the Security Agreement, the Secured Creditors have not received the full amount due to them pursuant to the terms of the Transaction Documents, it is expected that they will have an unsecured claim against the Bank for the shortfall. There is no guarantee that the Bank will have sufficient funds to pay that shortfall.

Reliance of the Guarantor LP on Affiliates and Third Parties poses the risk that a failure of such persons to perform their obligations could adversely affect the Guarantor LP’s ability to meet its obligations

General

The Guarantor LP has entered into agreements with the Bank and with a number of third parties pursuant to which the Bank or such third parties have agreed to perform services for the Guarantor LP. In particular, but without limitation, the Servicer has been appointed to service Loans in the Covered Bond Portfolio sold to the Guarantor LP and may sub-contract or delegate the performance of, and has so delegated certain of its duties to, sub-contractors in accordance with the terms of the Servicing Agreement, the Cash Manager has been appointed to calculate and monitor compliance with the Asset Coverage Test and the Amortization Test and to provide cash management services to the Guarantor LP and the GDA Account and Transaction Account (to the extent maintained) will be held with the Account Bank. Several of those roles, including, but not limited to, the roles of Servicer, Cash Manager and Account Bank, are initially performed by the Bank (see also “Other factors which are material for the purposes of assessing the risks involved in an investment in the Covered Bonds - Roles of the Bank in Connection with the Programme”). The Bank may also be replaced by a third party under an agreement if its ratings by the Rating Agencies have been downgraded below a specified rating.  In the event that any party fails to perform its obligations under the relevant agreement to which it is a party, the realizable value of the Covered Bond Portfolio or any part thereof or pending such realization (if the Covered Bond Portfolio or any part thereof cannot be sold) the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee may be adversely affected. For instance, if the Servicer (or a sub-contractor or delegate of the Servicer) has failed to adequately administer the Loans, this may lead to higher incidences of non-payment or default by Borrowers. The Guarantor LP is also reliant on the Swap Providers to provide it with the funds matching its obligations under the Intercompany Loan Agreement and the Covered Bond Guarantee, as described below.

Servicing

If a Servicer Event of Default occurs pursuant to the terms of the Servicing Agreement as a result of actions of or events affecting the Servicer or a sub-contractor of the Servicer, then the Guarantor LP and the Bond Trustee will be entitled to terminate the appointment of the Servicer and appoint a new servicer in its place. There can be no assurance that a substitute servicer with sufficient experience in administering mortgages of residential properties in Canada would be found who would be willing and able to service the Loans and their Related Security and enter into a servicing agreement with the Guarantor LP. If found, a substitute servicer may not have ratings from the Rating Agencies on its unsecured, unguaranteed and unsubordinated debt obligations above the level specified in the Servicing Agreement and a Rating Agency Confirmation may not be delivered for such substitute servicer. A substitute servicer may charge higher servicing fees that it agrees to with the Guarantor LP, which servicing fees would be entitled to priority over payments to holders of the covered bonds.

The ability of a substitute servicer to fully perform the required services would depend, among other things, on the information, software and records available at the time of the appointment. Any delay or inability to appoint a substitute servicer may affect the realizable value of the Covered Bond Portfolio or any part thereof, and/or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

The Bond Trustee is not obligated to act as a servicer or to monitor the performance by the Servicer of its obligations in any circumstances.

Bank's conflicts of interest

In respect of the Programme, the Bank will act in its own interest subject to compliance with the Transaction Documents. Such actions by the Bank may not be in the best interests of and may be detrimental to the holders of the covered bonds. Subject to compliance with the Transaction Documents, the Bank may act in its own interest without incurring any liability to the holders of any series or tranche of covered bonds.

Reliance on Swap Providers

To provide a hedge against possible variances in the rates of interest payable on the Loans in the Covered Bond Portfolio (which may, for example, include variable rates of interest or fixed rates of interest) and the interest amounts payable on the Intercompany Loan and (following the occurrence of a Covered Bond Guarantee Activation Event) the Covered Bond Swap Agreement, the Guarantor LP has entered into the Interest Rate Swap Agreement and will from time to time, including in connection with the purchase of additional Loans, enter into the additional confirmations and schedules under the Interest Rate Swap Agreement with the Interest Rate Swap Provider. In addition, to provide a hedge against currency and/or other risks arising, following the occurrence of a Covered Bond Guarantee Activation Event, in respect of amounts received by the Guarantor LP under the Interest Rate Swap Agreement and amounts payable in respect of its obligations under the Covered Bond Guarantee, the Guarantor LP has entered into the Covered Bond Swap Agreement and will from time to time, including in connection with the issuance of additional covered bonds, enter into the additional confirmations and schedules under the Covered Bond Swap Agreement with the Covered Bond Swap Provider. The Bank serves initially as swap counterparty to the Swap Agreements (see also “Other factors which are material for the purposes of assessing the risks involved in an investment in the Covered Bonds - Roles of the Bank in Connection with the Programme”).  The Bank may be replaced by a third party under the Interest Rate Swap Agreement and the Covered Bond Swap Agreement if its ratings by the Rating Agencies have been downgraded below a specified rating.

If the Guarantor LP fails to make timely payments of amounts due under any Swap Agreement (except where such failure is caused by the assets available to the Guarantor LP on a Due for Payment Date being insufficient to make the required payment in full), then it will have defaulted under that Swap Agreement and such Swap Agreement may be terminated. Further, a Swap Provider is only obliged to make payments to the Guarantor LP as long as and to the extent that the Guarantor LP complies with its payment and delivery obligations. The Guarantor LP will not be in breach of its payment obligations where the Guarantor LP fails to pay a required payment in full, provided such non-payment is caused by the assets of the Guarantor LP being insufficient to make such payment in full, under the relevant Swap Agreement. If a Swap Agreement terminates or the Swap Provider is not obliged to make payments or if it defaults in its obligations to make payments of amounts in the relevant currency equal to the full amount to be paid to the Guarantor LP on the payment date under the relevant Swap Agreement, the Guarantor LP will be exposed to changes in the relevant currency exchange rates to Canadian dollars and to any changes in the relevant rates of interest. Unless a replacement Swap Agreement is entered into, the Guarantor LP may have insufficient funds to meet its obligations under the Covered Bond Guarantee.

If a Swap Agreement terminates, then the Guarantor LP may be obliged to make a termination payment to the relevant Swap Provider. There can be no assurance that the Guarantor LP will have sufficient funds available to make a termination payment under the relevant Swap Agreement, nor can there be any assurance that the Guarantor LP will be able to find a replacement swap counterparty which agrees to enter into a replacement swap agreement and has sufficiently high ratings to prevent a downgrade of the then current ratings of the covered bonds by the Rating Agencies.

If the Guarantor LP is obliged to pay a termination payment under any Swap Agreement, such termination payment will rank ahead of amounts due on the covered bonds (in respect of the Interest Rate Swap Agreement) and pari passu with amounts due on the covered bonds (in respect of the Covered Bond Swap Agreement), except where default by, or downgrade of, the relevant Swap Provider has caused the relevant Swap Agreement to terminate. The obligation to pay a termination payment may adversely affect the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee. Additionally, the failure of the Guarantor LP to receive a termination payment from the relevant Swap Provider may adversely affect the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

With respect to potential conflicts of interest that the Bank may have, see “Reliance of the Guarantor LP on Affiliates and Third Parties – Bank's conflicts of interest”.

Differences in timings of obligations of the Guarantor LP and the Covered Bond Swap Provider under the Covered Bond Swap Agreement could adversely affect the Guarantor LP’s ability to meet its obligations

With respect to the Covered Bond Swap Agreement, cashflows will be exchanged under the Covered Bond Swap Agreement following a Covered Bond Guarantee Activation Event. Following a Covered Bond Guarantee Activation Event, the Guarantor LP will make payments to the Covered Bond Swap Provider on each Guarantor LP Payment Date from the amounts received by the Guarantor LP under the Interest Rate Swap Agreement. The Covered Bond Swap Provider may not be obliged to make payments to the Guarantor LP under the Covered Bond Swap Agreement until amounts are Due for Payment on the covered bonds, which may be up to twelve months after payments have been made by the Guarantor LP to the Covered Bond Swap Provider under the Covered Bond Swap Agreement. If the Covered Bond Swap Provider does not meet its payment obligations to the Guarantor LP under the Covered Bond Swap Agreement and the Covered Bond Swap Provider does not make a termination payment that has become due from it to the Guarantor LP, the Guarantor LP may have a larger shortfall in funds with which to meet its obligations under the Covered Bond Guarantee than if the Covered Bond Swap Provider’s payment obligations coincided with Guarantor LP’s payment obligations under the Covered Bond Guarantee. As a result, the difference in timing between the obligations of the Guarantor LP under the Covered Bond Swap Agreement and the obligations of the Covered Bond Swap Provider under the Covered Bond Swap Agreement could adversely affect the Guarantor LP’s ability to meet its obligations under the Covered Bond Guarantee.

Withholding on payments under the Covered Bond Guarantee

Interest paid or credited or deemed to be paid or credited on a covered bond by the Guarantor LP pursuant to the Covered Bond Guarantee will be exempt from Canadian withholding tax to the extent interest paid or credited by the Bank on such covered bond would have been exempt. See “Tax Consequences – Canadian Taxation”. If such payments by the Guarantor LP pursuant to the Covered Bond Guarantee are not exempt, such payments will be made subject to any applicable withholding or deduction and the Guarantor LP will have no obligation to gross up in respect of any withholding or deduction which may be required in respect of any such payment.

Factors which are material for the purposes of assessing the risks relating to the Covered Bond Portfolio

Existing Loans in the Covered Bond Portfolio may be replaced by New Loans with different characteristics

It is expected that the constitution of the Covered Bond Portfolio will frequently change due to, for instance, repayments of such Loans by Borrowers from time to time and the need to replace such Loans with New Loans in the Covered Bond Portfolio, or the Covered Bond Portfolio being increased to, among other things, permit the issuance of additional covered bonds and ensure that the Asset Coverage Test is met.

There is no assurance that the characteristics of New Loans assigned to the Guarantor LP in the future will be the same as those in the current Covered Bond Portfolio.  Each New Loan will be required to meet the Eligibility Criteria and satisfy the Representations and Warranties set out in the Mortgage Sale Agreement, although the Eligibility Criteria and Representations and Warranties may change in certain circumstances as described below.  The Cash Manager will prepare and provide monthly Investor Reports to the Bank, the Guarantor LP, the Bond Trustee, and the Rating Agencies that will set out certain information in relation to the Covered Bond Portfolio and the calculation of the Asset Coverage Test. The Bank will make such Investor Reports available to covered bondholders. The Investor Reports are also available on the Bank’s website at http://www.rbc.com/investorrelations/fixed_income/covered-bonds-terms and will be filed with the SEC under Form 10-D.  The Investor Reports include statistical information about the Loans in the Covered Bond Portfolios and performance information about the Loans.  Statistical information about the Covered Bond Portfolio will also be presented in each prospectus supplement.

New Loan Types added to the Covered Bond Portfolio may be materially different

If a New Loan constitutes a New Loan Type, the Representations and Warranties in the Mortgage Loan Sale Agreement may be modified as required to accommodate the New Loan Type, but the Representations and Warranties would not change for a New Loan that was not a New Loan Type or in respect of Loans currently in the Covered Bond Portfolio.  The prior consent of the holders of the covered bonds to the requisite amendments will not be required.  A New Loan Type is a new type of mortgage loan originated or acquired by the Seller, which the Seller transfers or intends to transfer to the Guarantor LP, the terms and conditions of which are materially different (in the opinion of the Seller, acting reasonably) from the Loans. For the avoidance of doubt, a mortgage loan will not constitute a New Loan Type if it differs from the Loans due to it having different interest rates and/ or interest periods and/or time periods for which it is subject to a fixed rate, capped rate, tracker rate or any other interest rate or the benefit of any discounts, cash-backs and/or rate guarantees.  See “Summary of Principal Documents – Mortgage Sale Agreement – Sale by the Seller of Loans and their Related Security”.

There is no assurance that the proceeds from the Covered Bond Portfolio will be sufficient to make all payments due on the covered bonds

The Asset Coverage Test and the Amortization Test are intended to ensure that the assets and cashflows of the Guarantor LP, including the Loans and their Related Security in the Covered Bond Portfolio and cashflows in respect thereof, will be adequate to enable the Guarantor LP to meet its obligations under the Covered Bond Guarantee following the occurrence of a Covered Bond Guarantee Activation Event. Accordingly, it is expected (but there is no assurance) that the Covered Bond Portfolio could be realized for sufficient values, together with the other assets of the Guarantor LP, to enable the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

Asset Coverage Test: The value of a Loan for purposes of the Asset Coverage Test is adjusted in accordance with the formula described under “Summary of Principal Documents – Guarantor LP Agreement – Asset Coverage Test.”    The Asset Coverage Test is met if the aggregate adjusted value of the Loans exceeds the Canadian Dollar Equivalent of aggregate outstanding principal amount of covered bonds.

If a breach of the Asset Coverage Test occurs which is not cured on the next Calculation Date following a notice by the Managing GP (or the Cash Manager on its behalf) to the Guarantor LP, the Partners, the Bond Trustee that such breach has occurred, the Managing GP (or the Cash Manager on its behalf) will provide an Asset Coverage Test Breach Notice to the Guarantor LP, the Partners, and the Bond Trustee. Failure to meet the Asset Coverage Test as of the Calculation Date following the service of such Asset Coverage Breach Notice will result in an Issuer Event of Default.

The Asset Percentage is a component of the Asset Coverage Test which establishes the credit enhancement required for the then outstanding covered bonds in accordance with the terms of the Guarantor LP Agreement and in accordance with the Rating Agency methodologies. Pursuant to the terms of the Asset Coverage Test, there is a limit to the degree to which the Asset Percentage may be decreased without the consent of the Bank and as a result, there is a corresponding limit on the amount of credit enhancement required to be maintained to meet the Asset Coverage Test.

If the various methodologies used to determine the Asset Percentage conclude that additional credit enhancement is required beyond the maximum provided for (by requiring a reduction in the Asset Percentage below the minimum Asset Percentage), and the Bank does not agree to provide credit enhancement beyond the maximum provided for (by agreeing to a reduction in the Asset Percentage below the minimum Asset Percentage), the Rating Agencies may reduce, remove, suspend or place on credit watch, the rating of the covered bonds and the assets of the Guarantor LP may be seen to be insufficient to ensure that, in the scenarios employed in the cashflow models, the assets and cashflows of the Guarantor LP will be adequate to enable it to meet its obligations under the Covered Bond Guarantee following a Covered Bond Guarantee Activation Event, notwithstanding that the Asset Coverage Test continues to be met.

Amortization Test: Pursuant to the Guarantor LP Agreement, following service of a Notice to Pay on the Guarantor LP, the Managing GP must use all reasonable efforts to ensure that, on each Calculation Date following service of such Notice to Pay, the Guarantor LP is in compliance with the Amortization Test. The Amortization Test is met if the Amortization Test Aggregate Loan Amount is in an amount at least equal to the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds. The Amortization Test is intended to ensure that the assets of the Guarantor LP do not fall below a certain threshold to ensure that the assets of the Guarantor LP are sufficient to meet its obligations under the Covered Bond Guarantee.

If the collateral value of the Covered Bond Portfolio has not been maintained in accordance with the terms of the Asset Coverage Test or the Amortization Test, this may affect the realizable value of the Covered Bond Portfolio or any part thereof (both before and after the occurrence of a Guarantor LP Event of Default) and/or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee. Failure to satisfy the Amortization Test on any Calculation Date following the service of a Notice to Pay will constitute a Guarantor LP Event of Default, thereby entitling the Bond Trustee to accelerate the covered bonds against the Bank and the Guarantor LP’s obligations under the Covered Bond Guarantee against the Guarantor LP, subject to and in accordance with the Conditions.

No periodic Property valuations:  The Properties comprising Related Security for Loans in the Covered Bond Portfolio are not subject to periodic valuations.  Valuations are obtained when a Loan is originated, but generally not subsequent to origination.  As a result, the realizable value on the Covered Bond Portfolio could be negatively affected by a significant decline in the values of properties across regions in which such Properties are located without such decline requiring the Bank to make Capital Contributions or otherwise resulting in a breach of the Asset Coverage Test.

Asset Monitor:  The Bond Trustee will not be responsible for monitoring compliance with, nor the monitoring of, the Asset Coverage Test or the Amortization Test or any other test, or supervising the performance by any other party of its obligations under any Transaction Document.

Prior to the occurrence of an Issuer Event of Default, the Asset Monitor will, subject to receipt of the relevant information from the Cash Manager, test the calculations performed by the Cash Manager in respect of the Asset Coverage Test annually, in respect of the Calculation Period immediately preceding a proposed issue date, and more frequently in certain circumstances.  Following the occurrence of an Issuer Event of Default, the Asset Monitor will be required to test the calculations performed by the Cash Manager in respect of the Amortization Test. See further “Summary of Principal Documents – Asset Monitor Agreement”.

The real property securing the Loans in the Covered Bond Portfolio is concentrated in Canada

All real property securing the Loans in the Covered Bond Portfolio is located in Canada.  The performance of the Loans will therefore be affected by general economic conditions in Canada and the condition of the residential housing market in Canada.

The Covered Bond Portfolio consists of Loans with renewal risk due to Short Maturities

Canadian mortgage loans generally provide for the renewal of the loans periodically (e.g., every five years), but the amortization period of the loans is generally much longer (e.g., 25 years).  See “Covered Bond Portfolio – Characteristics of the Loans.”  The borrower faces a change, perhaps a substantial change, in the applicable interest rate on the loan at the time of renewal and the prospect of seeking a replacement loan from another lender if the current lender does not renew the loan.  In an adverse economic environment, obtaining a replacement loan may be difficult.  Accordingly, if prevailing interest rates have risen significantly, an existing lender may need to renew the loan at below market rates in order to avoid a default on a loan up for renewal.

If the Bank renews Loans at below market rates, it may adversely affect the market value of such Loans in the Covered Bond Portfolio and in the event that the Guarantor LP must liquidate some Loans in order to meet its obligations under the Covered Bond Guarantee it may realize less than the principal amount of the Loans liquidated.  If the Guarantor LP is required to liquidate a large number of Loans that have interest rates significantly below prevailing interest rates, the Guarantor LP may not realize sufficient proceeds to pay the covered bonds in full.

There is no assurance of the price that may be obtained from the sale of Loans and their Related Security following the occurrence of an Issuer Event of Default

If a Covered Bond Guarantee Activation Event occurs, the Guarantor LP may be obliged to sell Randomly Selected Loans and their Related Security in order to meet its obligations to creditors and under the Covered Bond Guarantee.

There is no guarantee that a buyer will be found to acquire such Loans and their Related Security at the times required and there can be no guarantee or assurance as to the price which may be able to be obtained, which may affect payments under the Covered Bond Guarantee. However, the Loans and their Related Security may not be sold by the Guarantor LP for less than an amount equal to the Adjusted Required Redemption Amount for the relevant series of covered bonds until six months prior to: (i) the Final Maturity Date in respect of such covered bonds; or (ii) (if the same is specified as applicable in the prospectus supplement) the Extended Due for Payment Date under the Covered Bond Guarantee in respect of such covered bonds. In the six months prior to, as applicable, the Final Maturity Date or Extended Due for Payment Date, the Guarantor LP is obliged to sell Loans and their Related Security for the best price reasonably available notwithstanding that such price may be less than the Adjusted Required Redemption Amount. Where the Guarantor LP is obliged to sell the Loans and their Related Security by a particular date, this may have an adverse affect on their sale price. The Seller that assigned the relevant Loans and their Related Security to the Guarantor LP will have a right of pre-emption to purchase such Loans and their Related Security in the event the Guarantor LP wishes to or is required to sell such Loans and their Related Security (see “Summary of Principal Documents – Mortgage Sale Agreement – Right of pre-emption”).

Proceeds of Charged Property following the occurrence of a Guarantor LP Event of Default may be insufficient to pay the covered bonds in full

If a Guarantor LP Event of Default occurs and a Guarantor LP Acceleration Notice is served on the Guarantor LP, then the Bond Trustee will be entitled to enforce the Security created under and pursuant to the Security Agreement and the proceeds from the realization of the Charged Property will be applied by the Bond Trustee towards payment of the obligations of the Guarantor LP in accordance with the Post-Enforcement Priority of Payments described in “Cashflows” below.

There is no guarantee that the proceeds of realization of the Charged Property will be in an amount sufficient to repay all amounts due to the Secured Creditors (including the holders of the covered bonds) under the covered bonds and the Transaction Documents.

If a Guarantor LP Acceleration Notice is served on the Guarantor LP, then the covered bonds may be repaid sooner or later than expected or not at all.

Factors that may affect the realizable value of the Covered Bond Portfolio or any part thereof or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee

Following the occurrence of a Covered Bond Guarantee Activation Event, the realizable value of the Loans and their Related Security in the Covered Bond Portfolio may be reduced (which may affect the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee) by:

•	representations or warranties not being given by the Guarantor LP or the Seller, as the case may be (unless otherwise agreed with the Seller);

•	default by Borrowers of amounts due on the Loans;

•	changes to the lending criteria of the Seller assigning the Loans and their Related Security;

•
the Guarantor LP not being the registered creditor of the Loans in the Covered Bond Portfolio and notice of the sale, transfer, and assignment of such Loans and their Related Security not having been given to Borrowers;

•	risks in relation to some types of Loans which may adversely affect the value of Covered Bond Portfolio or any part thereof;

•	recourse to the Seller being limited under the terms of the Mortgage Sale Agreement;

•	inadequate loan documentation;

•	breaches of the Loan Representations and Warranties;

•	an insolvency of the Seller;

•	possible regulatory changes by OSFI and other regulatory authorities;

•	regulations that could lead to some terms of the Loans being unenforceable;

•	changes in the then prevailing market interest rates; and

•	a disruption in the mortgage or debt capital markets at the time the Loans are being sold by the Guarantor LP to obtain liquidity.

Certain of these factors are considered in further detail below.

In the event the Bank is required to assign some or all of its obligations to one or more third party service providers, as Servicer, Covered Bond Swap Provider, Interest Rate Swap Provider or Cash Manager, such third party service providers may require fees for such services in excess of the rates or amounts, if any, currently being paid to the Bank by the Guarantor LP. Any such increase in fees for the services currently provided by the Bank could have an adverse impact on the ability of the Guarantor LP to meet its obligations under the covered bonds. Additionally, there can be no assurance that any third party service provider will have the same level of operational experience as the Bank and operational issues may arise in connection with appointing one or more third party service providers.

No representations or warranties to be given by the Guarantor LP or the Seller if Loans and their Related Security are to be sold may affect the value of the Covered Bond Portfolio

Following the occurrence of a Covered Bond Guarantee Activation Event, the Guarantor LP may be obliged to sell Loans and their Related Security to third party purchasers, subject to a right of pre-emption enjoyed by the Seller that assigned such Loans and their Related Security to the Guarantor LP (see “Summary of Principal Documents – Guarantor LP Agreement – Method of sale of Loans and their Related Security”). In respect of any sale of Loans and their Related Security to third parties, however, the Guarantor LP will not be permitted to give warranties or indemnities in respect of those Loans and their Related Security (unless expressly permitted to do so by the Bond Trustee).  Although a Seller will provide Representations and Warranties in respect of the Loans at the time of sale of the Loans to the Guarantor LP, there is no assurance that any Seller would give any representations or warranties in respect of the Loans and their Related Security at the time of sale of the Loans by the Guarantor LP to third parties. Any Representations or Warranties previously given by the Seller in respect of Loans in the Covered Bond Portfolio may not have value for a third party purchaser if such Seller is then insolvent. Accordingly, there is a risk that the realizable value of the Loans and their Related Security could be adversely affected by the lack of representations and warranties which in turn could adversely affect the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

Default by Borrowers in paying amounts due on their Loans may adversely affect the value of the Covered Bond Portfolio

Borrowers may default on their obligations due under the Loans. Defaults may occur for a variety of reasons. The Loans are affected by credit, liquidity and interest rate risks. Various factors influence mortgage delinquency rates, prepayment rates, repossession frequency and the ultimate payment of interest and principal. Examples of such factors include changes in the national or international economic climate, regional economic or housing conditions, changes in tax laws, interest rates, inflation, the availability of financing, yields on alternative investments, political developments and government policies. Other factors in Borrowers’ individual, personal or financial circumstances may affect the ability of Borrowers to repay the Loans. Loss of earnings, illness, divorce and other similar factors may lead to an increase in delinquencies by and bankruptcies of Borrowers, and could ultimately have an adverse impact on the ability of Borrowers to repay the Loans. In addition, the ability of a Borrower to sell a property given as security for a Loan at a price sufficient to repay the amounts outstanding under that Loan will depend upon a number of factors, including the availability of buyers for that property, the value of that property and property values in general at the time. Non-Performing Loans in the Covered Bond Portfolio will be given no weighting for the purposes of the Asset Coverage Test and the Amortization Test.

Changes to the Lending Criteria of the Seller may adversely affect the creditworthiness of New Loans acquired by the Guarantor LP

Each of the Loans originated by the Seller will have been originated in accordance with such Seller’s Lending Criteria at the time of origination. It is expected that the Seller’s Lending Criteria will generally consider type of property, term of loan, age of applicant, the loan-to-value ratio, status of applicant and credit history. In the event of the sale of any Loans and their Related Security to the Guarantor LP, the Seller will only warrant that such Loans and their Related Security meet the Eligibility Criteria and were originated in accordance with the Seller’s Lending Criteria applicable at the time of origination. The Seller retains the right to revise its Lending Criteria from time to time. If the Lending Criteria change in a manner that affects the creditworthiness of the Loans, that may lead to increased defaults by Borrowers and may affect the realizable value of the Covered Bond Portfolio, or part thereof, and the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee. As described above, however, Non-Performing Loans in the Covered Bond Portfolio will be given no weighting for the purposes of the Asset Coverage Test and the Amortization Test.

Notice and registration of the sale, transfer and assignment of the Loans and their Related Security in the Covered Bond Portfolio may not be made or given, as the case may be, on the relevant Transfer Dates

The sale, transfer and assignment by the Seller to the Guarantor LP of the Loans and their Related Security will be effected in accordance with the terms of the Mortgage Sale Agreement, with such revisions as may be necessary for a Capital Contribution in Kind.

Other than (i) registrations in the appropriate land registry or land titles offices in respect of the sale, transfer and assignment of the relevant Loans from the Seller to the Guarantor LP effected by the Mortgage Sale Agreement, and (ii) the provision to Borrowers under the related Loans or the obligors under their Related Security of actual notice of the sale, transfer and assignment thereof to the Guarantor LP, all material filings, recordings, notifications, registrations or other actions under all applicable laws will have been made or taken in each jurisdiction where necessary or appropriate (and where permitted by applicable law) to give legal effect to the sale, transfer and assignment of the Loans and their Related Security and the right to transfer servicing of such Loans as contemplated by the Mortgage Sale Agreement, and to validate, preserve, perfect and protect the Guarantor LP ownership interest in and rights to collect any and all of the related Loans being purchased on the relevant Transfer Date, including the right to service and enforce such Loans and their Related Security.

Notice of the sale, transfer and assignment of the Loans and, where appropriate, the registration or recording in the appropriate land registry or land title offices of the transfer of legal title to the Mortgages will not be given or made, as the case may be, except in the circumstances described in “Summary of Principal Documents – Mortgage Sale Agreement – Notice to Borrower of the Sale, assignment and transfer of the Loans and their Related Security and registration of transfer of title to the Mortgage”. Similarly, Borrowers will not be given notice of the interests of the Bond Trustee (for itself and on behalf of the other Secured Creditors) in the Loans and their Related Security, granted pursuant to the terms of the Security Agreement, nor will the interests of the Bond Trustee (for itself and on behalf of the other Secured Creditors) in the Mortgages be registered in the appropriate land registry or land titles offices, prior to notice of the Guarantor LP’s interests in the Loans and their Related Security, and/or registration of the transfer of title to the Mortgages, having been given or made, as the case may be.

As long as the interests of the Guarantor LP in the Loans and their Related Security are not registered at the appropriate land registry or land titles offices, and notice has not been given to Borrowers, the following risks exist:

•
first, if the Seller wrongly sells a Loan and its Related Security, which has already been sold to the Guarantor LP, to another person and that person acted in good faith and did not have notice of the interests of the Guarantor LP in the Loan and its Related Security, then such person might obtain good title to the Loan and its Related Security, free from the interests of the Guarantor LP. If this occurred then the Guarantor LP would not have good title to the affected Loan and its Related Security and it would not be entitled to payments by a Borrower in respect of that Loan. However, the risk of third party claims obtaining priority to the interests of the Guarantor LP would likely be limited to circumstances arising from a breach by the Seller of its contractual obligations or fraud, negligence or mistake on the part of the Seller or the Guarantor LP or their respective personnel or agents;

•
second, the rights of the Guarantor LP may be subject to the rights of the Borrowers against the Seller, such as rights of set-off, which occur in relation to transactions or deposits made between Borrowers and the Seller, as applicable, and the rights of Borrowers to redeem their mortgages by repaying the Loans directly to the Seller, as applicable; and

•
third, unless the Guarantor LP has registered the sale, transfer and assignment of the Loans and their Related Security (which it is only entitled to do in certain limited circumstances), the Guarantor LP may not, itself, be able to enforce any Borrower’s obligations under a Loan or its Related Security but would have to join the Seller as a party to any legal proceedings.

The foregoing risks apply to the Bond Trustee (for itself and on behalf of the other Secured Creditors). If any of the risks described in the first two bullet points above were to occur then the realizable value of the Covered Bond Portfolio or any part thereof and/or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee or the Bond Trustee (for itself and on behalf of the other Secured Creditors) to enforce the Security granted under the Security Agreement with respect to the Covered Bond Portfolio may be adversely affected.

While the exercise of set-off rights by Borrowers may adversely affect the realizable value of the Covered Bond Portfolio and/or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee or the Bond Trustee (for itself and on behalf of the other Secured Creditors) to realize on the Covered Bond Portfolio under the Security Agreement, more than 93 percent of the aggregate Current Balance of the Loans in the Covered Bond Portfolio include waivers on the part of the Borrower of such set-off rights. In addition, the Canadian dollar deposits of Borrowers with the Bank are currently insured up to $100,000, subject to certain exceptions, by Canada Deposit Insurance Corporation, a Canadian Crown corporation.

Once notice has been given to the Borrowers of the sale, transfer and assignment of the Loans and their Related Security to the Guarantor LP and of the interest of the Bond Trustee (for itself and on behalf of the other Secured Creditors), legal set-off rights which a Borrower may have against the Seller, as applicable (such as, for example, set-off rights associated with Borrowers holding deposits with the Seller), will crystallize and further rights of legal set-off would cease to accrue from that date and no new rights of legal set-off could be asserted following that notice. Set-off rights arising out of a transaction connected with the Loan will not be affected by that notice and will continue to exist.

Further, for so long as notice of the sale, transfer and assignment of the Loans and their Related Security has not been given to the Borrowers and legal title to the Mortgages has not been registered in the appropriate land registry or land titles offices in the name of the Guarantor LP, the Seller will undertake for the benefit of the Guarantor LP and the Secured Creditors that it will lend its name to, and take such other steps as may be reasonably required by the Guarantor LP and/or the Bond Trustee, in relation to any legal proceedings in respect of the Loans and their Related Security.

Risks in relation to some types of Loans which may adversely affect the value of the Covered Bond Portfolio or any part thereof

Certain Loans in the Covered Bond Portfolio have been, or may in the future be, originated by the Seller with the same Borrower as Loans that are not in the Covered Bond Portfolio under a single Loan agreement that provides for multiple Loans in respect of a single Mortgage. The terms of such Loan agreements permit payments received from the relevant Borrower prior to default to be allocated by the Seller among amounts owing by such Borrower under the Loan agreement and contain cross-default provisions that provide that a default under one of the Loans may be treated as a default under each of the other related Loans under such Loan agreement. Following enforcement in respect of a default on any of the related Loans, any amounts obtained from the enforcement of rights under the Mortgage are, in accordance with the terms of the Loan agreement, to be applied first to pay amounts owing under any such Loans that are mortgage loans (first to any insured mortgage loan and then to any uninsured mortgage loans in each case starting with the smallest outstanding balance) and then to amounts owing under any such Loans that are home equity lines of credit, starting with the smallest outstanding balance. If a Borrower defaults on such Loans, any insured mortgage loans and any mortgage loans that have a smaller balance than the relevant Loan in the Covered Bond Portfolio will be entitled to payment prior to the Loan in the Covered Bond Portfolio.

If the Seller holds or assigns Loans originated with the same Borrower in respect of a single Property which relate to Loans in the Covered Bond Portfolio to another person and the Seller or assignee becomes bankrupt or otherwise subject to insolvency and/or restructuring proceedings while it holds such Loans (see “Factors which are material for the purposes of assessing the risks relating to the Bank’s and the Guarantor LP’s legal and regulatory situation – Bankruptcy or insolvency risk”), it may delay or impair enforcement of the rights under the Mortgage that relates to such Loans.

Where such Loans are in the Province of Québec, the Guarantor LP will be required to join the Seller or its assignee in any enforcement proceedings against the Borrower as the Seller or its assignee is entitled to an undivided interest in the Mortgage relating to such Loans to the extent of the outstanding indebtedness owing under the related Loan(s) held by the Seller or its assignee.

Loans such as these that are in the Covered Bond Portfolio and relate to Loans outside of the Covered Bond Portfolio may be more difficult to sell than other Loans in the Covered Bond Portfolio (see “Factors which are material for the purposes of assessing the risks relating to the Covered Bond Portfolio - Sale of Loans and their Related Security following the occurrence of an Issuer Event of Default”).

Limitations on recourse to the Seller may adversely affect the value of the Covered Bond Portfolio

A review of the Loans will be undertaken periodically by the Bank, or a third party on behalf of the Bank.  The findings and conclusions of such review will be disclosed in the relevant prospectus supplement in connection with each offering of covered bonds.  However, the Guarantor LP and the Bond Trustee have not undertaken and will not undertake any investigations, searches or other actions on any Loan or its Related Security and have relied on and will continue to rely instead on the Representations and Warranties given in the Mortgage Sale Agreement by the Seller in respect of the Loans sold by it to the Guarantor LP.

If the Seller receives a notice from the Guarantor LP (or the Cash Manager on its behalf) that any Loan and its Related Security assigned by the Seller to the Guarantor LP does not comply with any of the Representations and Warranties made by the Seller as at the Transfer Date of that Loan and that such non-compliance materially and adversely affects the interest in or value of the Loan, then the Seller will be required to notify the Guarantor LP and the Bond Trustee as soon as reasonably practical after being notified of the fact by the Cash Manager or the Asset Monitor and, upon receipt of a request to do the same from the Guarantor LP, remedy the breach within 28 Business Days of receipt by it of the request.

If the Seller fails to remedy the breach of a Representation and Warranty within 28 Business Days of such request, then the Seller will be required (but only prior to the occurrence of an Issuer Event of Default and after the service of a Loan Repurchase Notice) to repurchase on or before the next following Guarantor LP Calculation Date (or such other date that may be agreed between the Guarantor and the Seller) the relevant Loan and its Related Security and any other Loans secured or intended to be secured by the Related Security that are included in the Covered Bond Portfolio, at the purchase price paid by the Guarantor LP for the relevant Loan(s) and its or their Related Security, as the case may be, plus expenses as at the relevant repurchase date, less any amounts received from the Borrower since the Transfer Date in respect of principal on such Loan and the Related Security.

There can be no assurance that the Seller, in the future, will have the financial resources to repurchase a Loan or Loans and its or their Related Security. There is no further recourse to the Seller in respect of a breach of a Representation or Warranty.

The Guarantor LP and the Cash Manager will be affiliates of the Seller and there can be no assurance that they will require a Seller to repurchase a Loan for breach of a Representation or Warranty.

Factors which are material for the purpose of assessing risks relating to the covered bonds

Covered bonds are not obligations of the Dealers or the Bond Trustee

The covered bonds will not represent an obligation or be the responsibility of any of the Dealers, the Bond Trustee, or any other person involved in or associated with the Programme, or their officers, directors, employees, security holders or incorporators, other than the Bank and, after a Covered Bond Activation Event, the Guarantor LP. The Bank will be liable solely in its corporate capacity, the Managing GP and Liquidation GP will be liable solely as general partners of the Guarantor LP in their corporate capacity and the Limited Partner of the Guarantor LP will be liable in its corporate capacity solely to the extent of its interests in the Guarantor LP, for their respective obligations in respect of the covered bonds and the Covered Bond Guarantee, as applicable, and such obligations will not be the obligations of any of their respective officers, directors, employees, security holders or incorporators, as the case may be.

Bank liable to make payments when due on the covered bonds; no deposit insurance

The Bank is liable to make payments when due on the covered bonds. The covered bonds constitute deposit liabilities of the Bank for purposes of the Bank Act (Canada), however they will not be insured under the Canada Deposit Insurance Corporation Act (Canada), and will constitute legal, valid and binding direct, unconditional, unsubordinated and unsecured obligations of the Bank and rank pari passu with all deposit liabilities of the Bank without any preference among themselves and at least pari passu with all other unsubordinated and unsecured obligations of the Bank, present and future (except as otherwise prescribed by law).

The Guarantor LP has no obligation to pay the Guaranteed Amounts payable under the Covered Bond Guarantee until the occurrence of a Covered Bond Guarantee Activation Event. The occurrence of an Issuer Event of Default does not constitute a Guarantor LP Event of Default. However, failure by the Guarantor LP to pay amounts when Due for Payment under the Covered Bond Guarantee would constitute a Guarantor LP Event of Default which would entitle the Bond Trustee to accelerate the obligations of the Bank under the covered bonds (if they have not already become due and payable) and the obligations of the Guarantor LP under the Covered Bond Guarantee and entitle the Bond Trustee to enforce the Security.

Guarantor LP only obliged to pay Guaranteed Amounts when the same are Due for Payment

Subsequent to a failure by the Bank to make a payment in respect of one or more series of covered bonds, the Bond Trustee may, but is not obliged to, serve an Issuer Acceleration Notice on the Bank and Notice to Pay on the Guarantor LP (which would constitute a Covered Bond Guarantee Activation Event) unless and until service of such Issuer Acceleration Notice is requested or directed, as applicable, by the holders of at least 25 percent of the aggregate Principal Amount Outstanding of the covered bonds then outstanding as if they were a single series or an Extraordinary Resolution of all the holders of the covered bonds.  The Bond Trustee may determine that it is in the best interests of holders of the covered bonds not to serve an Issuer Acceleration Notice on the Bank and Notice to Pay on the Guarantor LP (which would constitute a Covered Bond Guarantee Activation Event) if, for example, the Bond Trustee concluded that the Issuer Event of Default was the result of a system breakdown and was unlikely to occur again.  See “Bond Trustee’s powers may affect the interests of the holders of the covered bonds.”

Because covered bonds have been and will be issued in registered form as global covered bonds through DTC in the case of U.S. Registered Covered Bonds or through DTC, CDS, Euroclear, Clearstream and/or other clearing systems or financial institutions in the case of non-U.S. Registered Covered Bonds, it may be more difficult to obtain an Extraordinary Resolution of all holders of the covered bonds in the event that the Bond Trustee determines not to issue an Issuer Acceleration Notice on the Bank and Notice to Pay on the Guarantor LP (which would constitute a Covered Bond Guarantee Activation Event).  See “Ownership and Book-Entry Issuance.”

The Guarantor LP will not be obliged to pay holders of the covered bonds any amounts which may be payable in respect of the covered bonds until a Covered Bond Guarantee Activation Event has occurred. Following a Covered Bond Guarantee Activation Event, the Guarantor LP will be obliged to pay Guaranteed Amounts as and when the same are Due for Payment.

Payments by the Guarantor LP will be made subject to any applicable withholding or deduction and the Guarantor LP will not be obliged to pay any additional amounts as a consequence. Prior to service on the Guarantor LP of a Guarantor LP Acceleration Notice, the Guarantor LP will not be obliged to make any payments in respect of broken funding indemnities, penalties, premiums, default interest or interest on interest which may accrue on or in respect of the covered bonds. In addition, the Guarantor LP will not be obliged at any time to make any payments in respect of additional amounts would otherwise have been payable by the Bank.

Subject to any grace period, if the Guarantor LP fails to make a payment when Due for Payment under the Covered Bond Guarantee or any other Guarantor LP Event of Default occurs, then the Bond Trustee may accelerate the obligations of the Guarantor LP under the Covered Bond Guarantee by service of a Guarantor LP Acceleration Notice, whereupon the Bond Trustee will have a claim under the Covered Bond Guarantee for an amount equal to the Early Redemption Amount of each covered bond, together with accrued interest and all other amounts then due under the covered bonds (other than additional amounts payable under Condition 8 (Taxation)). In such circumstances, the Guarantor LP will not be obliged to gross up in respect of any withholding or deduction which may be required in respect of any payment. Following service of a Guarantor LP Acceleration Notice, the Bond Trustee may enforce the security granted under the Security Agreement over the Covered Bond Portfolio. The proceeds of enforcement of the Security will be applied by the Bond Trustee in accordance with the Post-Enforcement Priority of Payments in the Security Agreement, and holders of the covered bonds will receive amounts from the Guarantor LP (if any) on an accelerated basis.

The Bank has issued and will issue other covered bonds that rank pari passu and are subject to cross default with your covered bonds

Covered bonds issued under the Programme will either be fungible with an existing series of covered bonds or have different terms from any existing series of covered bonds (in which case they will constitute a new series).

All covered bonds issued from time to time will rank pari passu with each other in all respects and will share in the security granted by the Guarantor LP under the Security Agreement. If an Issuer Event of Default occurs in respect of a particular series of covered bonds, the covered bonds of all series outstanding will, provided a Covered Bond Guarantee Activation Event has occurred, accelerate at the same time against the Bank and have the benefit of payments made by the Guarantor LP under the Covered Bond Guarantee. In order to ensure that any further issue of covered bonds under the Programme does not adversely affect holders of the existing covered bonds:

•	the Asset Coverage Test will be required to be met both before and after any further issue of covered bonds; and

•	on or prior to the date of issue of any further covered bonds, the Bank will be obliged to obtain Rating Agency Confirmation.

Bond Trustee’s powers may affect the interests of the holders of the covered bonds

In the exercise of its powers, trusts, authorities and discretions, the Bond Trustee will only have regard to the interests of the holders of the covered bonds. In the exercise of its powers, trusts, authorities and discretions, the Bond Trustee may not act on behalf of the Bank.

If, in connection with the exercise of its powers, trusts, authorities or discretions, the Bond Trustee is of the opinion that the interests of the holders of the covered bonds of any one or more series would be materially prejudiced thereby, the Bond Trustee will not exercise such power, trust, authority or discretion without the approval by Extraordinary Resolution of such holders of the relevant series of covered bonds then outstanding or by a direction in writing of such holders of the covered bonds representing at least 25 percent of the Principal Amount Outstanding of covered bonds of the relevant series then outstanding.

Extendable obligations under the Covered Bond Guarantee may delay payment of principal on the covered bonds

Following the failure by the Bank to pay the Final Redemption Amount of a series of covered bonds on their Final Maturity Date (subject to applicable grace periods) and if following the service of a Notice to Pay on the Guarantor LP (by no later than the date which falls one Business Day prior to the Extension Determination Date), the Guarantor LP has insufficient moneys available in accordance with the Guarantee Priority of Payments for the payment of the Guaranteed Amounts corresponding to the Final Redemption Amount in respect of such series of the covered bonds in full, then the payment of such Guaranteed Amounts may be automatically deferred for payment until the applicable Extended Due for Payment Date (where the relevant series of covered bonds are subject to an Extended Due for Payment Date) and interest will continue to accrue and be payable on the unpaid amount at a rate of interest specified in the prospectus supplement (in the same manner as the rate of interest for floating rate covered bonds). To the extent that a Notice to Pay has been served on the Guarantor LP and the Guarantor LP has sufficient time and sufficient moneys to pay in part the Guaranteed Amounts corresponding to the relevant Final Redemption Amount in respect of such covered bonds, the Guarantor LP will make such partial payment on any Interest Payment Date up to and including the relevant Extended Due for Payment Date in accordance with the Priorities of Payment and the Guarantor LP will pay Guaranteed Amounts constituting Scheduled Interest on each Original Due for Payment Date and the Extended Due for Payment Date and any unpaid amounts in respect thereof shall be due and payable on the Extended Due for Payment Date. The Bank is not required to notify covered bondholders of such deferral. This will occur (subject to no Guarantor LP Event of Default having occurred) if the prospectus supplement for a relevant series of covered bonds provides that such covered bonds are subject to an Extended Due for Payment Date.

Where an Extended Due for Payment Date is specified in the prospectus supplement, the Extended Due for Payment Date (unless otherwise specified in such prospectus supplement) will fall one year after the Final Maturity Date and the Guarantor LP will pay Guaranteed Amounts constituting Scheduled Interest on each Original Due for Payment Date and the Extended Due for Payment Date and any unpaid amounts in respect thereof shall be due and payable on the Extended Due for Payment Date. In these circumstances, except where the Guarantor LP has failed to apply money in accordance with the Priorities of Payment, failure by the Guarantor LP to meet its obligations in respect of the Final Redemption Amount on the Final Maturity Date (or such later date within any applicable grace period) will not constitute a Guarantor LP Event of Default. However, failure by the Guarantor LP to pay Guaranteed Amounts corresponding to the Final Redemption Amount or the balance thereof, as the case may be, on the Extended Due for Payment Date and/or pay Guaranteed Amounts constituting Scheduled Interest on any Original Due for Payment Date or the Extended Due for Payment Date will (subject to any applicable grace period) be a Guarantor LP Event of Default.

Modification and Waivers; The Bond Trustee may agree to modifications to the Transaction Documents without, respectively, the holders of the covered bonds’ or Secured Creditors’ prior consent; Rating Agency Confirmation

The Conditions of the covered bonds contain provisions for calling meetings of holders of covered bonds to consider matters affecting their interest generally. These provisions permit defined majorities to bind (and to modify or waive certain Conditions of the covered bonds or covenants and agreements made by the Bank) all holders of covered bonds including holders of covered bonds who do not attend and vote at the relevant meeting and holders of covered bonds who voted in a manner contrary to the majority.

Pursuant to the terms of the Trust Deed, the Bond Trustee may also, without the consent or sanction of any of the holders of the covered bonds or any of the other Secured Creditors, concur with any person in making or sanctioning any modification to the Transaction Documents:

•	provided that the Bond Trustee is of the opinion that such modification will not be materially prejudicial to the interest of any of the holders of the covered bonds of any series; or

•	which in the opinion of the Bond Trustee are made to correct a manifest error or are of a formal, minor, or technical nature or are made to comply with mandatory provisions of law.

Pursuant to the terms of the Trust Deed, the Bond Trustee may, without the consent or sanction of any of the holders of the covered bonds or any of the other Secured Creditors, grant any authorization or waiver of (on such terms and conditions (if any) as shall seem expedient to it) any proposed or actual breach of any of the covenants contained in the Trust Deed, the Security Agreement or any of the other Transaction Documents, provided that the Bond Trustee is of the opinion that such waiver or authorization will not be materially prejudicial to the interest of any of the holders of the covered bonds of any series.

Pursuant to the terms of the Transaction Documents, certain conditions, actions, and steps under or with respect to the Transaction Documents require Rating Agency Confirmation. Certain Rating Agencies have issued policies or commented that such Rating Agencies do not provide consent to or approval of changes or amendments to the transaction documents or structure and that such Rating Agencies are not bound by the provisions of transaction documents in programs for which they provide ratings.  As a result of such policies and comments, a formal written or published response from the Rating Agencies with respect to the granting of Rating Agency Confirmation or confirming that such Rating Agencies do not consider such confirmation or response necessary in the circumstances (which would also satisfy such requirement) may not be forthcoming despite such condition, action, or step being in the best interest of covered bondholders. In these circumstances, the Bank may in the future be restricted from taking such conditions, actions, or steps in a timely manner.

Notwithstanding any other provision of the Trust Deed, the right of any holder of a covered bond to receive payment of principal and interest on the covered bond, on or after the respective due date expressed in the covered bond, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

Certain decisions of holders of the covered bonds taken at the Programme level could affect the ability of your series of covered bonds to control the vote

Any Extraordinary Resolution to direct the Bond Trustee to serve an Issuer Acceleration Notice following an Issuer Event of Default, to direct the Bond Trustee to serve a Guarantor LP Acceleration Notice following a Guarantor LP Event of Default and any direction to the Bond Trustee to take any enforcement action must be passed at a single meeting of the holders of all covered bonds of all series then outstanding.  In the event that there is more than one series of covered bonds outstanding, the holders of the covered bonds of your series may not have sufficient votes to control any matter voted on at a single meeting of the holders of all covered bonds of all series outstanding.

Change in law could adversely affect the ability of the Bank and the Guarantor LP to meet their respective obligations

The structure of the issue of the covered bonds and the ratings which are to be assigned to them are based on the laws of Ontario and the laws of Canada applicable therein including federal banking, bankruptcy, and income tax laws in effect as at the date of this document. No assurance can be given as to the impact of any possible change to these laws, including the applicable laws, regulations and policies with respect to the issuance of covered bonds, the covered bonds themselves or the bankruptcy and receivership of the Bank or the Guarantor LP after the date of this document, nor can any assurance be given as to whether any such change could adversely affect the ability of the Bank to meet its obligations in respect of the covered bonds or the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

The Conditions of the covered bonds permit the Bank to exchange, without the consent of the Bond Trustee, or the holders of the covered bonds, any existing covered bonds then outstanding for new covered bonds following the coming into force in Canada of any legislation similar to covered bond legislation in force in the European Union or any rules, regulations or guidelines published by any governmental authority that provides for bonds issued by Canadian issuers or Canadian chartered banks to qualify for benefits available pursuant to covered bond legislation in force in European Union countries provided that, amongst other things, each of the Rating Agencies confirms in writing that any such new covered bonds will be assigned the same ratings as are then applicable to the existing covered bonds. Any such new covered bonds will qualify as covered bonds under such new legislation, rules, regulations or guidelines and will be in identical form, amounts and denominations and will be subject to the same economic terms and conditions as the existing covered bonds then outstanding.

On June 29, 2012, the Canadian government enacted legislation to provide a framework for the issuance of covered bonds by Canadian financial institutions.  The legislation provides for the establishment of a federal registry to be maintained by CMHC, which will register issuers and the covered bond programs of registered issuers.  CMHC is Canada's national housing agency, and is a Canadian federal Crown corporation, wholly owned by the Government of Canada. Applications for registration will be required to include certain prescribed information (essentially a detailed description of the program and any additional information that in CMHC’s opinion is required) and CMHC will have discretion as to whether it will register a particular issuer or covered bond programme. Only federal financial institutions, such as the Bank, insurance companies and loan and trust corporations, and potentially provincially regulated co-operative credit societies, will be entitled to be registered in the registry and rely on the legislative framework.  Corresponding amendments have been enacted to the federal legislation governing such issuers which if brought into force by order of the government will prohibit federally regulated financial issuers, such as the Bank, from issuing covered bonds unless they are a registered issuer and the covered bond program has been registered by CMHC. In the event of an insolvency or bankruptcy of a registered issuer, the framework confirms that the separately held collateral will be available to service the covered bond programme and that the transfer of the collateral to a special purpose vehicle, such as the Guarantor LP, cannot be attacked. The framework will also limit permitted collateral which may be included in a covered bond programme to loans made on security of residential property located in Canada and consisting of not more than four residential units and restrict the substitute collateral which may be included in a covered bond programme to Government of Canada securities and other assets yet to be prescribed (to a limit of 10% of the collateral). Residential mortgages insured by CMHC and other identified private insurers and high ratio mortgages will not be permitted as collateral for registered covered bond programmes. There can be no guarantee that the Bank will be registered as a registered issuer, or if registered that the Bank will be able to register the Programme or that the covered bonds outstanding at the time of registration of the Programme will benefit from the framework.

Ratings of the covered bonds may not reflect all potential issues and any Rating Agency may lower its rating, withdraw its rating or place the rating on negative watch

The ratings assigned to the covered bonds address with respect to Fitch and S&P:

•	the likelihood of full and timely payment to holders of the covered bonds of all payments of interest on each Interest Payment Date; and

•
the likelihood of ultimate payment of principal in relation to covered bonds on: (i) the Final Maturity Date thereof; or (ii) if the covered bonds are subject to an Extended Due for Payment Date in respect of the Covered Bond Guarantee in accordance with the prospectus supplement on the Extended Due for Payment Date thereof.

With respect to Moody’s, the ratings assigned to the covered bonds address the expected loss posed to investors.

With respect to DBRS, the ratings assigned to the covered bonds addresses the risk of default on the covered bonds.

Any Rating Agency may lower its rating or withdraw its rating or place the rating on negative watch if, in the sole judgment of the Rating Agency, the credit quality of the covered bonds has declined or is in question. If any rating assigned to the covered bonds is lowered or withdrawn or placed on negative watch, the market value of the covered bonds may be reduced. The rating assigned to the covered bonds may not reflect the potential of all risks related to structure, market, additional and other factors discussed herein and other factors that may affect the value of the covered bonds. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension, or withdrawal at any time.

The covered bonds may not be a suitable investment for all investors

Each of the risks highlighted in this prospectus could adversely affect the trading price of any covered bonds or the rights of investors under any covered bonds and, as a result, investors could lose some or all of their investment. The Bank believes that the factors described in this prospectus represent the principal risks inherent in investing in covered bonds, but the Bank may be unable to pay or deliver amounts on or in connection with any covered bonds for other reasons and the Bank does not represent that the statements in this prospectus regarding the risks of holding any covered bonds are exhaustive.

Each potential investor in the covered bonds must determine the suitability of that investment in light of his or her own circumstances. In particular, each potential investor should:

•
have sufficient knowledge and experience to make a meaningful evaluation of the covered bonds, the merits and risks of investing in the covered bonds, and the information contained or incorporated by reference in this document or any applicable supplement;

•
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the covered bonds, and the impact the covered bonds will have on its overall investment portfolio;

•
have sufficient financial resources and liquidity to bear all of the risks of an investment in the covered bonds, including covered bonds with principal or interest payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

•	understand thoroughly the terms of the covered bonds and be familiar with the behavior of any relevant indices and financial markets; and

•
be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

In addition, an investment in other covered bonds linked to one or more reference item(s), may entail significant risks not associated with investments in a conventional debt security, including but not limited to, the risks set out in “Risks related to the structure of a particular issue of covered bonds” set out below.

Covered bonds are complex financial instruments. Sophisticated institutional investors generally do not purchase complex financial instruments as stand-alone investments. They purchase complex financial instruments as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in covered bonds, which are complex financial instruments, unless it has the expertise (either alone or with a financial adviser) to evaluate how the covered bonds will perform under changing conditions, the resulting effect on the value of the covered bonds and the impact this investment will have on the potential investor’s overall investment portfolio.

Risks related to the structure of a particular issue of covered bonds

The Bank may issue a wide range of covered bonds. A number of these covered bonds may have features which contain particular risks for potential investors, the most common of which are set out below:

Covered bonds subject to optional redemption by the Bank

An optional redemption feature of covered bonds is likely to limit their market value. During any period when the Bank may elect to redeem covered bonds, the market value of those covered bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

The Bank may be expected to redeem covered bonds, if the Bank has a right of redemption in respect of the relevant tranche or series of covered bonds, when its cost of borrowing is lower than the interest rate on the covered bonds. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the covered bonds being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Variable rate covered bond with a multiplier or other leverage factor

Covered bonds with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features, their market values may be even more volatile than those for securities that do not include those features.

Inverse floating rate covered bonds

Covered bonds with an inverse floating rate have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of these covered bonds typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Such covered bonds are more volatile because an increase in the reference rate not only decreases the interest rate of the covered bonds, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these covered bonds.

Fixed/floating rate covered bonds

Fixed/floating rate covered bonds may bear interest at a rate that the Bank may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Bank’s ability to convert the interest rate will affect the secondary market and the market value of the covered bonds since the Bank may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Bank converts from a fixed rate to a floating rate, the spread on the fixed/floating rate covered bonds may be less favorable than then prevailing spreads on comparable floating rate covered bonds tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on the other covered bonds. If the Bank converts from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on its covered bonds.

Additional risk factors

Additional risk factors in relation to specific issues of covered bonds may be included in the applicable prospectus supplement.

Covered bonds issued at a substantial discount or premium may experience significant price volatility

The issue price of covered bonds specified in the applicable prospectus supplement may be more than the market value of such covered bonds as of the issue date, and the price, if any at which a dealer or any other person is willing to purchase the covered bonds in secondary market transactions may be lower than the issue price.

The market values of covered bonds issued at a substantial discount or premium to their principal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing covered bonds. Generally, the longer the remaining term of the covered bonds, the greater the price volatility as compared to conventional interest-bearing covered bonds with comparable maturities.

Factors which are material for the purposes of assessing the risks relating to the Bank’s and the Guarantor LP’s legal and regulatory situation

Bankruptcy or insolvency risk

The assignments of the Loans and their Related Security from the Seller to the Guarantor LP pursuant to the terms of the Mortgage Sale Agreement are intended by the Seller and the Guarantor LP to be and have been documented as sales. However, if the Seller or the Guarantor LP were to become bankrupt or otherwise subject to insolvency and/or restructuring proceedings, the Superintendent of Financial Institutions (the “Superintendent”) appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada), or other stakeholders of the Seller, could attempt to re-characterize the sale of the Loans and their Related Security as a loan from the Guarantor LP to the Seller secured by the Loans and their Related Security or to consolidate the assets of the Seller with the assets of the Guarantor LP. In this regard, the Transaction Documents contain restrictions on the Seller and the Guarantor LP intended to reduce the possibility that a Canadian court would order consolidation of the assets and liabilities of the Seller and the Guarantor LP given, among other things, current jurisprudence on the matter. Nonetheless, any attempt to consolidate the assets of the Seller with the assets of the Guarantor LP, even if unsuccessful, could result in a delay or reduction of collections on the Loans and their Related Security available to the Guarantor LP to meet its obligations under the Covered Bond Guarantee.

The ability of the Bond Trustee (for itself and on behalf of the other Secured Creditors) to enforce the security granted to it pursuant to the terms of the Security Agreement is subject to the bankruptcy and insolvency laws of Canada. The Bankruptcy and Insolvency Act (Canada) (“BIA”) and the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) both provide regimes pursuant to which debtor companies are entitled to seek temporary relief from their creditors. Canadian jurisprudence makes it clear that both the BIA and the CCAA apply to limited partnerships. Further, it is a possibility that the Superintendent would take the view that it could appoint a receiver over the Guarantor LP pursuant to the Bank Act or that any winding-up of the Guarantor LP should take place under the Winding-up and Restructuring Act (Canada) (“WURA”).

If the Guarantor LP voluntarily or involuntarily becomes subject to insolvency or winding-up proceedings including pursuant to the BIA, the CCAA or the WURA or if a receiver is appointed over the Bank pursuant to the Bank Act, it may delay or otherwise impair any realization by the Bond Trustee (for itself and on behalf of the other Secured Creditors) under the Covered Bond Guarantee and/or the Security Agreement (See also “Factors that may affect the realizable value of the Covered Bond Portfolio or any part thereof or the ability of the Guarantor LP to meet its obligations under the Covered Bond Guarantee - Risks in relation to some types of Loans which may adversely affect the value of the Covered Bond Portfolio or any part thereof”).

The risks described under “Bankruptcy or insolvency risk” would be significantly reduced or eliminated by the legislation enacted by the Canadian government on June 29, 2012, if and when the Programme is registered and the covered bonds issued under the Programme benefit from the framework. There can be no guarantee the Bank will be registered as a registered issuer, or if registered that the Bank will be able to register the Programme or that the covered bonds outstanding at the time of registration of the Programme will benefit from the framework.  See “—Change in Law” above.

Remedial powers of the Superintendent under the Bank Act

The Superintendent, under Section 645(1) of the Bank Act (Canada), has the power, where in the opinion of the Superintendent a person, a bank, or a person with respect to a bank, is committing, or is about to commit, an act that is an unsafe or unsound practice in conducting the business of the bank, or is pursuing or is about to pursue any course of conduct that is an unsafe or unsound practice in conducting the business of the bank, to direct the person or bank, as the case may be, to cease or refrain from committing the act or pursuing the course of conduct and to perform such acts as in the opinion of the Superintendent are necessary to remedy the situation.

Although the above remedial power exists, following an initial review of potential regulatory and policy concerns associated with the issuance of covered bonds by Canadian deposit taking institutions (during which it requested that financial institutions refrain from issuing covered bonds), OSFI confirmed by letter dated June 27, 2007 that Canadian deposit taking institutions may issue covered bonds, provided certain conditions are met. The conditions are as follows: (i) at the time of issuance, the covered bonds must not make up more than 4 percent of the Total Assets of the relevant deposit taking institution; (ii) if at any time after issuance the 4 percent limit is exceeded, the relevant deposit taking institution must immediately notify OSFI; (iii) excesses (above the 4 percent limit) due to factors not under the control of the issuing institution, such as foreign exchange fluctuations, will not require the relevant deposit taking institution to take action to reduce the amount outstanding, however for other excesses the relevant deposit taking institution must provide a plan showing how it proposes to eliminate the excess quickly. “Total Assets” for the purpose of the foregoing limit, will be equal to the numerator of the asset-to-capital multiple of the relevant deposit taking institution. In addition, relevant deposit taking institutions are expected, prior to issuing any covered bonds, to amend the pledging policies they are required to maintain under the Bank Act to take into account the issuance of covered bonds consistent with the above limits and to obtain board and/or committee approval for such amendments prior to issuance of any covered bonds.

The full Programme amount (which is €15 billion or the equivalent amount in other currencies and includes the amount of covered bonds issued under this Registration Statement) is less than 4 percent of the Total Assets of the Bank as of the date of this document. The Bank did not issue covered bonds prior to June 27, 2007.  The Bank received board approval for, and has implemented, amendments to its pledging policies which take into account the issuance of covered bonds under the Programme.

Regulatory Changes could adversely affect the ability of the Guarantor LP to dispose of the Covered Bond Portfolio and could lead to the terms of some Loans being unenforceable

No assurance can be given that additional regulations or guidance from the Office of the Superintendent of Financial Institutions (“OSFI”), Canadian Deposit Insurance Corporation or any other regulatory authority will not arise with regard to the mortgage market in Canada generally, the Seller’s or Guarantor LP’s particular sector in that market or specifically in relation to the Seller or the Guarantor LP. Any such action or developments may have a material adverse effect on the Seller, and/or the Guarantor LP and their respective businesses and operations. Such regulatory changes may adversely affect the ability of the Guarantor LP to dispose of the Covered Bond Portfolio or any part thereof in a timely manner and/ or the realizable value of the Covered Bond Portfolio or any part thereof and accordingly affect the ability of the Bank and (following the occurrence of a Covered Bond Guarantee Activation Event) the Guarantor LP, respectively, to meet their obligations under the covered bonds in the case of the Bank and the Covered Bond Guarantee in the case of the Guarantor LP.

Possible regulatory changes by OSFI and other regulatory authorities could lead to some terms of the Loans being unenforceable.  This could result in such Loans being modified to comply with the regulatory changes.  Changes in regulations also may adversely affect the ability of the Guarantor LP to dispose of the Covered Bond Portfolio or any part thereof in a timely manner and/ or the realizable value of the Covered Bond Portfolio. No assurance can be given that additional regulations or guidance from OSFI, Canadian Deposit Insurance Corporation or any other regulatory authority will not arise with regard to the mortgage market in Canada generally.

Other factors which are material for the purposes of assessing the risks involved in an investment in the covered bonds

Risks related to the market generally, including liquidity and interest rate risk

Set out below is a brief description of the principal market risks, including liquidity risk and interest rate risk:

The secondary market generally

Covered bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be very liquid. Therefore, investors may not be able to sell their covered bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed liquid secondary market. This is particularly the case for covered bonds that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors or for covered bonds which are not listed on any stock exchange or for covered bonds the outstanding number of which is very low. These types of covered bonds generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of covered bonds.

Absence of secondary market; lack of liquidity

There is not, at present, an active and liquid secondary market for the covered bonds, and there can be no assurance that a secondary market for the covered bonds will develop. If a secondary market does develop, it may not continue for the life of the covered bonds or it may not provide holders of the covered bonds with liquidity of investment with the result that a holder of the covered bonds may not be able to find a buyer to buy its covered bonds readily or at prices that will enable the holder of the covered bonds to realize a desired yield.

Issuance of covered bonds in book-entry form may affect liquidity and the ability to pledge the covered bonds

Some investors are required by law or otherwise to hold physical certificates for securities they invest in and are not be permitted to hold securities in book-entry form.  Unless a prospectus supplement provides to the contrary, it is expected that the covered bonds will be issued in registered form as global covered bonds through DTC and, accordingly, some investors may not be permitted to own covered bonds.  This may reduce the liquidity for the covered bonds by limiting the purchasers eligible to purchase the covered bonds in the secondary market.

Beneficial owners of the covered bonds should also realize that book-entry securities may be more difficult to pledge because of the lack of a physical note.

Changes in interest rates may affect the value of the covered bonds

Investment in fixed rate covered bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate covered bonds.  If prevailing interest rates rise, the secondary market value of a fixed rate covered bond may fall.  In such an interest rate environment, any holder of a fixed rate covered bond who sells the bond may realize a loss of principal.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) covered bonds are legal investments for it, (ii) covered bonds can be used as collateral for various types of borrowing, and (iii) other restrictions apply to its purchase or pledge of any covered bonds. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of covered bonds under any applicable risk-based capital or similar rules.

Interests of Dealers

Certain of the Dealers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Bank in the ordinary course of business without regard to the Bank, the Bond Trustee, the holders of the covered bonds or the Guarantor LP.

The Bank may sell covered bonds to one or more of the Dealers including RBC Capital Markets, LLC, which is a wholly-owned indirect subsidiary of the Bank.  The terms of the Programme were negotiated at arm’s length between the Bank and the Dealers.  In addition to any proceeds from any offering of the covered bonds under the Programme being applied, directly or indirectly, for the benefit of RBC Capital Markets, LLC in its capacity as wholly-owned indirect subsidiary of the Bank, RBC Capital Markets, LLC will receive a portion of any fees and commissions payable in connection with any such offering of covered bonds in its capacity as a Dealer.

The Bank will act in its own interest in connection with the Programme, and such actions may not be in the best interests of and may be detrimental to the holders of covered bonds

The Bank has a number of roles pursuant to the Programme including, but not limited to, Seller, Servicer, Cash Manager, counterparty under the Swap Agreements, and Limited Partner. In respect of the Programme, the Bank will act in its own interest subject to compliance with the Transaction Documents. Such actions by the Bank may not be in the best interests of and may be detrimental to the holders of the covered bonds. Subject to compliance with the Transaction Documents, the Bank may act in its own interest without incurring any liability to the holders of any series or tranche of covered bonds.

ROYAL BANK OF CANADA

The Bank and its subsidiaries operate under the master brand name RBC. RBC is Canada’s largest bank as measured by assets and market capitalization, and among the largest banks in the world, based on market capitalization. RBC is one of North America’s leading diversified financial services companies, and provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC employs approximately 74,000 full- and part-time employees who serve more than 15 million personal, business, public sector, and institutional clients through offices in Canada, the U.S., and 51 other countries.

RBC’s reporting segments are Canadian Banking, Wealth Management, Insurance, International Banking, Capital Markets, and Corporate Support.  Additional information about the business and each segment (including segment results) can be found under “Overview and outlook” beginning on page 8 and under “Business segment results” beginning on page 14 of the 2011 Management’s Discussion and Analysis.

The Bank is a bank under the Bank Act (Canada), which constitutes the Bank’s charter.  Corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 and the head office is located at 1 Place Ville Marie, Montréal, Québec, Canada H3C 3A9.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

The Guarantor LP is a Canadian limited partnership whose only business is to provide services to the Bank in respect of the Programme by (A) owning the Covered Bond Portfolio and entering into the Intercompany Loan Agreement; (B) accepting Capital Contributions from its partners; and (C) using the proceeds from the Intercompany Loan and Capital Contributions (i) to purchase New Loans and their Related Security for the Covered Bond Portfolio pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitute Assets in an amount not exceeding the prescribed limit and Authorized Investments; and/or (iii) subject to complying with the Asset Coverage Test (as described below) to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor LP Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit); and/or (v) arranging for the servicing of the Loans and their Related Security by the Servicer; and/or (vi) entering into the Trust Deed, giving the Covered Bond Guarantee and entering into the Security Agreement; and/or (vii) entering into the Transaction Documents to which it is a party; and (viii) performing its obligations under any of the Transaction Documents and doing all things incidental or ancillary to perform such obligations.

The Guarantor LP has not, since its formation, engaged in, and will not, while there are covered bonds outstanding, engage in any material activities other than activities relating to the business of the Guarantor LP described above and/or incidental or ancillary thereto. The Guarantor LP and its general partners are not required by applicable Canadian law (including the Limited Partnership Act (Ontario)) to publish any financial statements, and will not be required by the SEC to publish any financial statements in its Annual Reports on Form 10-K and instead the Guarantor LP will file an annual report in accordance with General Instruction J of Form 10-K and will include in the Form 10-K information required by the following provisions of Regulation AB: Item 1112(b), Item 1114(b)(2), Item 1115(b), Item 1117, Item 1119, Item 1122 and Item 1123.  The Guarantor LP has no employees.

The partners (the “Partners”) of the Guarantor LP are RBC Covered Bond GP Inc., as the managing general partner (the “Managing GP”); 6848320 Canada Inc., as the liquidation general partner (the “Liquidation GP”); and the Bank, as the sole limited partner. The Bank holds substantially all of the capital in the Guarantor LP with the Managing GP and the Liquidation GP each holding a nominal interest in the Guarantor LP. Pursuant to the terms of the Limited Partnership Act (Ontario), the liability of a limited partner for the liabilities, debts and obligations of the Guarantor LP is limited to the amount contributed by it or agreed to be contributed by it to the Guarantor LP, unless, in addition to exercising rights and powers as a limited partner, such limited partner takes part in control of the business of the Guarantor LP and such limited partner will, subject to applicable law, otherwise have no liability in respect of the liabilities, debts and obligations of the partnership.  Each of the general partners of the Guarantor LP will have unlimited liability for any obligation of the Guarantor LP unless the holder of such obligation agrees otherwise.

Each of the Partners has covenanted in the Guarantor LP Agreement that, except as provided in the Transaction Documents, it will not sell, transfer, convey, create or permit to arise any security interest on, declare a trust over, create any beneficial interest in or otherwise dispose of its interest in the Guarantor LP without the prior written consent of the Guarantor LP and, while there are covered bonds outstanding, the Bond Trustee.

Ownership Structure of the Guarantor LP

Ownership Structure of the Managing GP

The Managing GP is a wholly-owned subsidiary of the Bank. The directors and officers of the Managing GP are officers and employees of the Bank.

Ownership Structure of the Liquidation GP

91 percent of the issued and outstanding shares in the capital of the Liquidation GP are held by the Corporate Services Provider, as trustee of the RBC Covered Bond LGP Trust (the “LGP Trust”) and 9 percent of the issued and outstanding shares in the capital of the Liquidation GP are held by the Bank. A majority of the directors of the Liquidation GP are appointed by the Corporate Services Provider, as trustee of the LGP Trust, and are independent of the Bank. The Bank is entitled to have one nominee on the board of the Liquidation GP who is an officer or employee of the Bank.

The beneficiary of the LGP Trust is one or more charities registered under the Income Tax Act (Canada).

PRESENTATION OF FINANCIAL INFORMATION

Prior to November 1, 2011, the Bank prepared its consolidated financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). For a discussion of significant differences between Canadian GAAP and U.S. GAAP and a reconciliation of the consolidated balance sheet and statement of income, you should read the section titled “Note 31:  Reconciliation of the application of Canadian and United States generally accepted accounting principles” in Exhibit 2 to the Bank’s 2011 Annual Report.

Pursuant to the decision made by the Canadian Accounting Standards Board, the Bank began preparing financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) on November 1, 2011, with comparative financial information provided for 2011. Additional information about the Bank’s adoption of IFRS can be found in the section titled “Accounting and control matters” in Exhibit 2 to the Bank’s 2011 Annual Report, and in Notes 2, 3 and 21 of the Bank's unaudited interim condensed consolidated financial statements for the three- and six- month periods ended April 30, 2012.

USE OF PROCEEDS

Except as otherwise set forth in the prospectus supplement, the net proceeds from the sale of the covered bonds will be added to the Bank’s general working capital and will be used for general working capital purposes.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The tables below set forth the Bank’s consolidated ratios of earnings to fixed charges, calculated in accordance with Canadian GAAP and U.S. GAAP, for the five-year period ended October 31, 2011:

Canadian GAAP	Year Ended October 31,
	2011	2010	2009	2008	2007
Excluding Interest on Deposits	2.99	3.55	3.28	2.51	2.34
Including Interest on Deposits	1.75	1.90	1.60	1.37	1.37

U.S. GAAP	Year Ended October 31,
	2011	2010	2009	2008	2007
Excluding Interest on Deposits	2.88	3.60	3.36	2.33	2.36
Including Interest on Deposits	1.70	1.89	1.60	1.32	1.37

The table below sets forth the Bank’s consolidated ratios of earnings to fixed charges, calculated in accordance with IFRS, for the fiscal year period ended October 31, 2011 and the six month period ended April 30, 2012:

IFRS	Year Ended October 31, 2011	Six Months Ended April 30, 2012
Excluding Interest on Deposits	3.47	4.43
Including Interest on Deposits	1.84	2.01

For purposes of computing these ratios, earnings represent net income plus income taxes and fixed charges (excluding capitalized interest). Fixed charges represent (i) estimated interest within rental expense, (ii) amortization of debt issuance costs, and (iii) interest (including capitalized interest), including or excluding deposit interest as indicated.

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the Bank’s consolidated capitalization at October 31, 2011 and at April 30, 2012.  This table should be read in conjunction with the Bank’s annual audited consolidated financial statements, the Bank’s unaudited interim condensed consolidated financial statements for the three- and six- month periods ended April 30, 2012, the 2011 Management’s Discussion and Analysis and the Q2 2012 Management’s Discussion and Analysis, which are incorporated by reference in this prospectus.

	As at October 31, 2011 C-GAAP	As at October 31, 2011 IFRS	As at April 30, 2012 IFRS
	(in millions of Canadian dollars)	(in millions of Canadian dollars)	(in millions of Canadian dollars)
Subordinated debentures	7,749	8,749	7,553
Trust capital securities(1)	-	894	895
Trust capital securities included in non-controlling interest in subsidiaries(2)	1,718	1,718	1,729
Shareholders’ Equity
Preferred shares	4,813	4,813	4,813
Common shares	14,017	14,010	14,206
Contributed surplus (3)	212	n/a	n/a
Retained earnings (3)	24,282	20,381	21,983
Treasury shares – preferred	-	-	(1)
Treasury shares – common	8	8	(21)
Accumulated other comprehensive income (loss)	(1,625)	n/a	n/a
Other components of equity (4)	n/a	490	457
Total Shareholders’ Equity	41,707	39,702	41,437
Total Capitalization	51,174	51,063	51,614

(1)For more information on the classification of Trust capital securities refer to Note 17 of the Bank’s audited consolidated financial statements for the year ended October 31, 2011.

(2)For more information on the classification of Trust capital securities refer to Note 19 of the Bank’s audited consolidated financial statements for the year ended October 31, 2011.

(3)Upon adoption of IFRS, the previous contributed surplus under Canadian GAAP is presented as a component of retained earnings.

 (4)Accumulated other comprehensive income (loss) is presented as Other components of equity under IFRS.

DESCRIPTION OF THE COVERED BONDS

General

The Bank may issue, and the Guarantor LP may guarantee, as many distinct series of the covered bonds under the Trust Deed as we wish. The provisions of the Trust Deed allow us not only to issue covered bonds with terms different from those previously issued, but also to “re-open” a previous issue of a series of covered bonds and issue additional covered bonds of that series. We may issue covered bonds in amounts that exceed the total amount specified on the cover of the prospectus supplement at any time without your consent and without notifying you.

Because this section is a summary, it does not describe every aspect of the covered bonds. This description is subject to and qualified in its entirety by reference to all the provisions of the Trust Deed and other Transaction Documents, including definitions of certain terms used in the Trust Deed and other Transaction Documents. In this description, we describe the meaning of only some of the more important terms that are applicable to U.S. Registered Covered Bonds. You must look to the Trust Deed and other Transaction Documents for the most complete description of what we describe in summary form in this prospectus.

This description is also subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The applicable prospectus supplement relating to each series or tranche of U.S. Registered Covered Bonds will be attached to the front of this prospectus.

Asset Coverage Test

The Covered Bond Guarantee has the benefit of the Asset Coverage Test and following the service of a Notice to Pay, the Amortization Test, which are conducted on the Covered Bond Portfolio on each Calculation Date.  The Asset Coverage Test has been structured to ensure that the assets and cashflows of the Guarantor LP, including the Loans and their Related Security in the Covered Bond Portfolio, will be adequate to enable the Guarantor LP to meet its obligations under the Covered Bond Guarantee following the occurrence of the Covered Bond Guarantee Activation Event (see “Summary of Principal Documents – Guarantor LP Agreement – Asset Coverage Test”). The Amortization Test has been structure to ensure that the assets of the Guarantor LP, including the Loans and their Related Security in the Covered Bond Portfolio, do not fall below the threshold required to ensure that the assets of the Guarantor LP are sufficient to meet its obligations under the Covered Bond Guarantee following service of a Notice to Pay (see “Summary of Principal Documents – Guarantor LP Agreement – Amortization Test”).  If the Asset Coverage Test is not met on two consecutive Calculation Dates, an Asset Coverage Test Breach Notice will be served on the Guarantor LP and if not revoked (in accordance with the terms of the Transaction Documents) on or before the Guarantor LP Payment Date immediately following the next Calculation Date after service of such Asset Coverage Test Breach Notice, will constitute an Issuer Event of Default and entitle the Bond Trustee to serve a Notice to Pay on the Guarantor LP. A breach of the Amortization Test will constitute a Guarantor LP Event of Default and will entitle the Bond Trustee to serve a Guarantor LP Acceleration Notice on the Guarantor LP.

The Bank will use all reasonable efforts to ensure that the Guarantor LP is in compliance with the Asset Coverage Test which should reduce the risk of there ever being a breach of the Asset Coverage Test although there is no assurance of this result and the sale of New Loans and their Related Security by the Seller to the Guarantor LP, advances under the Intercompany Loan or additional Capital Contributions by the Limited Partner may be required to avoid or, before or after delivery of an Asset Coverage Test Breach Notice, remedy a breach of the Asset Coverage Test.

There is no specific recourse available to the Guarantor LP in respect of any failure by the Bank to make a Capital Contribution in any circumstances, including following receipt of an Asset Coverage Test Breach Notice.

Terms and Conditions

The covered bonds of each series issued pursuant to this prospectus will be in fully registered form, without interest coupons.

A global covered bond will be deposited with a custodian for, and registered in the name of The Depository Trust Company (“DTC”), or its nominee.  Persons holding beneficial interests in global covered bonds will be entitled or required, as the case may be, under the circumstances described below, to receive physical delivery of definitive covered bonds in fully registered form.

Interests in a global covered bond will be exchangeable (free of charge), in whole but not in part, for definitive covered bonds without interest coupons only upon the occurrence of an Exchange Event. For these purposes, “Exchange Event” means that either DTC has notified the Bank that it is unwilling, or unable, to continue to act as depository for the covered bonds and no alternative clearing system is available or DTC has ceased to constitute a clearing agency registered under the Exchange Act.  The Bank will promptly give notice to holders of covered bonds if an Exchange Event occurs by delivery of the notice to DTC for communication to the holders of the covered bonds.  Notice will be deemed to have been given to the holders of the covered bonds on the day on which the notice is given to DTC.  In the event of the occurrence of an Exchange Event, DTC (acting on the instructions of any holder of an interest in such global covered bond) may give notice to the Registrar requesting exchange and, in the event of the occurrence of an Exchange Event as described above, the Bank may also give notice to the Registrar requesting exchange. Any such exchange shall occur not later than 10 days after the date of receipt of the first relevant notice by the Registrar.

No holder of covered bonds shall be entitled to proceed directly against the Bank unless the Bond Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure is continuing, provided that the right of any holder of a covered bond to receive payment of principal and interest on or after the due date or to bring suit for enforcement of any such payment after the due date may not be impaired or affected without the holder’s consent.

The terms and conditions applicable to covered bonds will be endorsed on such covered bonds and will consist of the terms and conditions attached as Schedule 1 to the Trust Deed and the provisions of the relevant prospectus supplement that supplement, amend and/or replace such terms and conditions.  The "Terms and Conditions of the Covered Bonds" set forth below, are the terms and conditions that will be applicable to U.S. Registered Covered Bonds, which may be supplemented, amended or replaced by the terms in the relevant prospectus supplement applicable to the covered bonds.  Certain provisions of the Terms and Conditions attached as Schedule I to the Trust Deed are not applicable to U.S. Registered Covered Bonds and have therefore been intentionally omitted, but the numbering has been preserved to assist in a comparison to Schedule I.

The “Terms and Conditions of the Covered Bonds” set forth below are organized as follows:

	Condition	Page
20.	Rating Agency Confirmation	77
21.	Indemnification of Bond Trustee and Bond Trustee contracting with the Bank and/or the Guarantor LP	77
22.	Law and Jurisdiction	78

The following is a general overview of key provisions of the Terms and Conditions applicable to the covered bonds:

Condition 3 (Status of the Covered Bonds) provides that the covered bonds constitute deposit liabilities of the Bank for purposes of the Bank Act (Canada), but will not be insured under the Canada Deposit Insurance Corporation Act (Canada).  The covered bonds will be a direct obligation of the Bank, ranking equally with the deposit liabilities of the Bank and at least equally with all unsubordinated and unsecured obligations of the Bank except as otherwise prescribed by law.

Condition 4 (Guarantee) provides the terms of the Covered Bond Guarantee and the conditions precedent to the obligation of the Guarantor LP to make payment of Guaranteed Amounts.  The obligations of the Guarantor LP, following the occurrence of a Covered Bond Guarantee Activation Event, are direct and unconditional, secured by the pledge of the assets of the Guarantor LP which includes the Covered Bond Portfolio pursuant to the terms of the Security Agreement.  A Covered Bond Guarantee Activation Event will occur on the earlier of (i) an Issuer Event of Default, together with service by the Bond Trustee of an Issuer Acceleration Notice on the Bank and a Notice to Pay on the Guarantor LP and (ii) a Guarantor LP Event of Default, together with service by the Bond Trustee of a Guarantor LP Acceleration Notice on the Bank and the Guarantor LP.

Condition 5 (Interest on Registered Covered Bonds) sets forth the terms of the interest rates that may apply to the covered bonds.  The specific terms of interest payable on a covered bond that you purchase will be disclosed in the relevant prospectus supplement.

Condition 6 (Redemption and Purchase) provides for redemption of the covered bonds on their maturity dates and for the early payment of covered bonds under certain conditions, including for taxation reasons, changes in law, illegality or as the result of the exercise of call option or put option features of covered bonds, if applicable, as specified in the related prospectus supplement.

Condition 7 (Events of Default) sets forth the conditions that will constitute an Issuer Event of Default and a Guarantor LP Event of Default.  Condition 7.03 (Enforcement) provides for the enforcement of the obligations of the Bank and the Guarantor LP.  Under the Condition, the Bond Trustee is not required to take proceedings against the Bank or the Guarantor LP to seek enforcement of the provisions of the Trust Deed and the covered bonds unless it shall be directed by an Extraordinary Resolution of the holders of the covered bonds of all series or by holders of not less than 25 percent of the aggregate Principal Amount Outstanding of the covered bonds of all series then outstanding.

Condition 8 (Taxation) provides that all payments by the Bank on the covered bonds will be paid free and clear of any taxes, duties, assessment, or charges of any kind imposed by Canada or any political subdivision of Canada or, if the covered bonds are issued by a branch of the Bank located outside Canada, by any taxing authority of the jurisdiction where the branch is located unless required by law.  Except for certain conditions, if a tax or other levy is imposed, the Bank will pay additional amounts sufficient so that the holder will receive the same net amount that would have been received absent the tax or other duty, assessment or charge.

Condition 9 (Payments) provides that payments of principal, interest and any other amount in respect of the registered global covered bonds (other than the final installments of principal of a covered bond) will be made to the person shown on the Register as the registered holder of the registered global covered bonds. None of the Bank, any Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments or deliveries made on account of beneficial ownership interests in the registered global covered bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  Final installments of principal will be made against presentation and surrender of the global covered bond at the specified office of the Registrar or any of the Paying Agents.

Condition 13 (Meetings of Holders of the Covered Bonds, Modification and Waiver) provides for convening meetings of holders of covered bonds to consider matters that affect one or more series of covered bonds or all of the covered bonds under the Programme, which may include among other things, a modification of the Terms and Conditions or the provisions of the Trust Deed.  A resolution adopted at a meeting to effect such a modification will be binding on all holders of all covered bonds of any series for which the meeting was convened.  Condition 13 also provides that the Bond Trustee, the Guarantor LP and the Bank may agree to certain modifications without the consent of holders of covered bonds of any series.

TERMS AND CONDITIONS OF THE COVERED BONDS

Each series (as defined below) of covered bonds is issued by the Bank as part of the Bank’s Programme and constituted by the Trust Deed.  In accordance with the Trust Deed, the Bank shall appoint in respect of the applicable series of covered bonds to be issued under this prospectus the entity named in the applicable prospectus supplement as principal paying agent (the “Principal Paying Agent”, which expression shall include any successor principal paying agent) and each other entity, if any, named in the applicable prospectus supplement as paying agent (each, together with the Principal Paying Agent, a “Paying Agent”) and as calculation agent (the “Calculation Agent”, which expression shall include any successor calculation agent and any substitute calculation agent appointed in accordance with the Trust Deed) and as transfer agent and any substitute or additional transfer agents appointed in accordance with the terms of the Trust Deed (the “Transfer Agents”).  As used herein, “Agents” shall mean the Paying Agents, the Registrar or Registrars, and the Transfer Agents.

References in these Terms and Conditions to the prospectus supplement are to the applicable prospectus supplement prepared in relation to the relevant tranche or series you are purchasing. In respect of any U.S. Registered Covered Bonds, references herein to these “Terms and Conditions” are to the Terms and Conditions attached to the Trust Deed as supplemented or modified or (to the extent thereof) replaced by such prospectus supplement and any reference herein to a “Condition” is a reference to the relevant Condition of the Terms and Conditions of the relevant covered bonds.

The covered bonds are issued in series (each, a “series”), and each series may comprise one or more tranches (“tranches” and each, a “tranche”) of covered bonds. Each tranche will be the subject of a prospectus supplement, copies of which will be available free of charge during normal business hours at the specified office of the Bond Trustee and/or, as the case may be, the applicable Registrar and each other Paying Agent.

The Bond Trustee acts for the benefit of the holders for the time being of the covered bonds (the “holders of the covered bonds”, which expression shall, in relation to any covered bonds represented by a global covered bond, be construed as provided below), and for holders of each other series of covered bonds in accordance with the provisions of the Trust Deed.

The Guarantor LP has, in the Trust Deed, irrevocably and unconditionally guaranteed the due and punctual payment of the Guaranteed Amounts in respect of the covered bonds as and when the same shall become due for payment on certain dates and in accordance with the Trust Deed (“Due for Payment”), but only after the occurrence of a Covered Bond Guarantee Activation Event. The security for the obligations of the Guarantor LP under the Covered Bond Guarantee and the other Transaction Documents to which it is a party has been created in and pursuant to, and on the terms set out in, a security agreement (such security agreement as amended, supplemented or replaced the “Security Agreement”) between the Guarantor LP, the Bond Trustee, and certain other Secured Creditors.

These Terms and Conditions include summaries of and are subject to, the provisions of the Trust Deed. Copies of the Trust Deed, the Security Agreement, the Master Definitions and Constructions Agreement (as defined below) and each of the other Transaction Documents are available for inspection during normal business hours at the registered office of the Bond Trustee, which are located as of the date of this document at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada, M5J 2Y1 and at the specified office of each of the Paying Agents. Copies of the prospectus supplement of all covered bonds of each series, or the final terms document (the “Final Terms”) in the case of a series of non-U.S. Registered Covered Bonds, are obtainable during normal business hours of the specified office of each of the Paying Agents, and any holder of the covered bonds must produce evidence satisfactory to the Bank and the Bond Trustee or, as the case may be, relevant Paying Agent as to its holding of covered bonds and identity. The holders of the covered bonds are deemed to have notice of, or are bound by, and are entitled to the benefit of, all the provisions of, and definitions contained in, the Trust Deed, the Security Agreement, the Master Definitions and Construction Agreement, each of the other Transaction Documents and the prospectus supplement or Final Terms, as the case may be, that are applicable to them and to have notice of each prospectus supplement or Final Terms, as the case may be, relating to each other series.

Except where the context otherwise requires, capitalized terms used or otherwise defined in these Terms and Conditions shall have the meanings given to them in the applicable prospectus supplement and/or the master definitions and construction agreement (the “Master Definitions and Construction Agreement”), a copy of each of which may be obtained as described above.

Certain provisions of the Terms and Conditions summarized below have been intentionally omitted from this summary as they are not relevant for U.S. Registered Covered Bonds, but the numbering has been preserved to assist in a comparison to Schedule I of the Trust Deed.

1.	Form and Denomination

1.01 Covered bonds issued pursuant to this prospectus will be issued in registered form and are serially numbered; non-U.S. Registered Covered Bonds will be issued other than pursuant to this prospectus in registered form, bearer form, definitive form, or in such other form as shall be agreed upon by the Bank, the Guarantor LP, the relevant Dealer(s) or covered bondholder(s), as the case may be, and the Bond Trustee, as specified in the Final Terms.

U.S. Registered Covered Bonds will be either a fixed rate covered bond or a floating rate covered bond, depending on the Interest Basis specified in the applicable prospectus supplement.

1.02 For so long as DTC or its nominee is the registered holder of a registered global covered bond, each person (other than DTC) who is for the time being shown in the records of DTC as the holder of a particular principal amount of such covered bonds (a “Relevant Account Holder”) (in which regard any certificate or other document issued by DTC as to the principal amount of such covered bonds standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest or proven error) shall be treated by the Bank, the Guarantor LP, the Bond Trustee, the Issuing and Paying Agent, the Registrar and any other Agent as the holder of such principal amount of such covered bonds for all purposes, in accordance with and subject to the Terms and Conditions of the relevant global covered bond and the Trust Deed, other than with respect to the payment of principal or interest on the covered bonds, and, in the case of DTC or its nominee, voting, giving consents and making requests, for which purpose the registered holder of a registered global covered bond (or the Bond Trustee in accordance with the Trust Deed) shall be treated by the Bank, the Guarantor LP, the Bond Trustee, the Issuing and Paying Agent and any Agent and any Registrar as the holder of such principal amount of such covered bonds in accordance with and subject to the terms of the relevant global covered bond and the expression “holder” and related expressions shall be construed accordingly. Similar rights as those made available to Relevant Account Holders in the preceding sentence may be made available to Relevant Account Holders in other relevant clearing systems as more fully provided in the prospectus supplement. Covered bonds which are represented by a global covered bond will be transferable only in accordance with the then current rules and procedures of Euroclear or of Clearstream, Luxembourg, DTC or CDS or any other relevant clearing system, as the case may be.

References to DTC, CDS, Euroclear or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable prospectus supplement as may otherwise be approved by the Bank, the Issuing and Paying Agent, and the Bond Trustee.

Denomination

Denomination of Registered Covered Bonds

1.09 Registered covered bonds are in the Specified Denominations specified in the applicable prospectus supplement.

Currency of Covered Bonds

1.10 The covered bonds issued pursuant to this prospectus will be denominated in such currency as may be specified in the applicable prospectus supplement. Any currency may be so specified, subject to compliance with all applicable legal and/or regulatory and/or central bank requirements.

2.	Title and Transfer

2.02 Title to registered covered bonds passes by due endorsement in the relevant register. The Bank shall procure that the Registrar keep a register or registers in which shall be entered the names and addresses of the holders of registered covered bonds and particulars of the registered covered bonds held by them. Such registration shall be noted on the registered covered bonds by the Registrar. References herein to the “holders” of registered covered bonds are to the persons in whose names such registered covered bonds are so registered in the relevant register.

2.03 The holder of any registered covered bond will for all purposes of the Trust Deed, Security Agreement and Agency Agreement (except as otherwise required by applicable law or regulatory requirement) be treated as its absolute owner whether or not it is overdue and regardless of any notice of ownership, trust or any interest thereof or therein, any writing thereon, or any theft or loss thereof and no person shall be liable for so treating such holder.

Transfer of Registered Covered Bonds

2.04 A registered covered bond may, upon the terms and subject to the terms and conditions set forth in the Agency Agreement and as required by law, be transferred in whole or in part only (provided that such part is a Specified Denomination specified in the prospectus supplement) upon the surrender of the registered covered bond to be transferred, together with a form of transfer duly completed and executed, at the specified office of the Registrar. A new registered covered bond will be issued to the transferee and, in the case of a transfer of part only of a registered covered bond, a new registered covered bond in respect of the balance not transferred will be issued to the transferor.

2.05 Each new registered covered bond to be issued upon the registration of the transfer of a registered covered bond will, within three Relevant Banking Days of the transfer date be available for collection by each relevant holder at the specified office of the Registrar or, at the option of the holder requesting such transfer, be mailed (by uninsured post at the risk of the holder(s) entitled thereto) to such address(es) as may be specified by such holder. For these purposes, a form of transfer received by the Registrar or the Issuing and Paying Agent after the Record Date in respect of any payment due in respect of registered covered bonds shall be deemed not to be effectively received by the Registrar or the Issuing and Paying Agent until the day following the due date for such payment.

2.07 For the purposes of these Terms and Conditions:

(a)
“Relevant Banking Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in the place where the specified office of the Registrar is located; and

(b)	the “transfer date” shall be the Relevant Banking Day following the day on which the relevant registered covered bond shall have been surrendered for transfer in accordance with Condition 2.04.

2.08 The issue of new registered covered bonds on transfer will be effected without charge by or on behalf of the Bank, the Issuing and Paying Agent, or the Registrar, but upon payment by the applicant of (or the giving by the applicant of such indemnity as the Bank, the Issuing and Paying Agent, or the Registrar may require in respect of) any tax, duty or other governmental charges which may be imposed in relation thereto.

3.	Status of the Covered Bonds

The covered bonds constitute deposit liabilities of the Bank for purposes of the Bank Act (Canada), however they will not be insured under the Canada Deposit Insurance Corporation Act (Canada), and will constitute legal, valid and binding direct, unconditional, unsubordinated, and unsecured obligations of the Bank and rank pari passu with all deposit liabilities of the Bank without any preference among themselves and at least pari passu with all other unsubordinated and unsecured obligations of the Bank, present and future (except as otherwise prescribed by law). Unless otherwise specified in the prospectus supplement, the deposits to be evidenced by the covered bond will be taken by the main branch of the Bank in Toronto but without prejudice to the provisions of Condition 9.

4.	Guarantee

Payment of Guaranteed Amounts in respect of the covered bonds when the same shall become Due for Payment has been unconditionally and irrevocably guaranteed by the Guarantor LP (the “Covered Bond Guarantee”) in favor of the Bond Trustee (for and on behalf of the covered bondholders) following a Covered Bond Guarantee Activation Event pursuant to the terms of the Trust Deed. The Guarantor LP shall have no obligation under the Covered Bond Guarantee to pay any Guaranteed Amounts until a Covered Bond Guarantee Activation Event (as defined below) has occurred. The obligations of the Guarantor LP under the Covered Bond Guarantee are direct and, following the occurrence of a Covered Bond Guarantee Activation Event, unconditional and, except as provided in the Guarantee Priorities of Payment, unsubordinated obligations of the Guarantor LP, which are secured as provided in the Security Agreement. For the purposes of these Terms and Conditions a “Covered Bond Guarantee Activation Event” means the earlier to occur of (i) an Issuer Event of Default, service of an Issuer Acceleration Notice on the Bank and service of a Notice to Pay on the Guarantor LP; and (ii) a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice on the Bank and the Guarantor LP. If a Notice to Pay is served on the Guarantor LP, the Guarantor LP shall pay Guaranteed Amounts in respect of the covered bonds on the Original Due for Payment Dates or, if applicable, the Extended Due for Payment Date.

Any payment made by the Guarantor LP under the Covered Bond Guarantee shall (unless such obligation shall have been discharged as a result of the payment of Excess Proceeds to the Bond Trustee pursuant to Condition 7) discharge pro tanto the obligations of the Bank in respect of such payment under the covered bonds, except where such payment has been declared void, voidable, or otherwise recoverable in whole or in part and recovered from the Bond Trustee or the holders of the covered bonds.

5.	Interest on Registered Covered Bonds

Accrual of Interest after the due date

5.06 Interest will cease to accrue as from the due date for redemption therefor (or, in the case of an Instalment Covered Bond, in respect of each Instalment Amount, on the due date for payment of the relevant Instalment Amount) unless upon due presentation or surrender thereof (if required), payment in full of the Final Redemption Amount or the relevant Instalment Amount is improperly withheld or refused or default is otherwise made in the payment thereof. In such event, interest shall continue to accrue on the principal amount in respect of which payment has been improperly withheld or refused or default has been made (as well after as before any demand or judgment) at the Rate of Interest then applicable or such other rate as may be specified for this purpose in the Final Terms if permitted by applicable law (“Default Rate”) until the date on which, upon due presentation or surrender of the relevant Covered Bond (if required), the relevant payment is made or, if earlier, the seventh day after the date on which, the Issuing and Paying Agent or, as the case may be, the Registrar having received the funds required to make such payment, notice is given to the Holders of the Covered Bonds in accordance with Condition 14 that the Issuing and Paying Agent or, as the case may be, the Registrar has received the required funds (except to the extent that there is failure in the subsequent payment thereof to the relevant Holder).

Interest on U.S. Registered Covered Bonds

Interest

5.11 Each interest-bearing covered bond will bear interest from its date of issue at the rate per annum, in the case of a fixed rate covered bond, or pursuant to the interest rate formula, in the case of a floating rate covered bond, in each case as specified in the applicable prospectus supplement, until the principal thereof is paid.  We will make interest payments in respect of fixed rate covered bonds and floating rate covered bonds in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable Interest Payment Date or the Final Maturity Date, as the case may be (each, an “interest period”).

Interest on fixed rate covered bonds and floating rate covered bonds will be payable in arrears on each Interest Payment Date and on the Final Maturity Date.  The first payment of interest on any covered bond originally issued between a regular record date and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding record date to the registered holder on the next succeeding record date.  The “regular record date” shall be the fifteenth calendar day, whether or not a “Business Day”, immediately preceding the related Interest Payment Date.  “Business Day” is defined below under “—Interest Rates—Special Rate Calculation Terms.”  For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Rates

5.12 This Condition 5.12 describes the different kinds of interest rates that may apply to a US Registered Covered Bond, if it bears interest.

Fixed Rate Covered Bonds

The relevant prospectus supplement will specify the Interest Payment Dates for a fixed rate covered bond as well as the Final Maturity Date.  Interest on fixed rate covered bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months or such other day count basis set forth in the prospectus supplement.

If any Interest Payment Date, redemption date, repayment date or Final Maturity Date of a fixed rate covered bond falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Floating Rate Covered Bonds

In this Condition 5.12, specialized terms relating to the manner in which floating interest rates are calculated appear in bold, italicized type the first time they appear, and are defined in “—Special Rate Calculation Terms” at the end of this Condition 5.12.

The following will apply to floating rate covered bonds.

Interest Rate Basis.  Floating rate covered bonds will bear interest at rates based on one or more of the following interest rate bases:

•	commercial paper rate;

•	U.S. prime rate;

•	LIBOR;

•	EURIBOR;

•	treasury rate;

•	CMT rate;

•	CD rate;

•	CMS rate; and/or

•	federal funds rate.

The applicable prospectus supplement will specify the interest rate basis that applies to a specific series or tranche of floating rate covered bonds.

Calculation of Interest.  Calculations relating to floating rate covered bonds will be made by the Calculation Agent.  The prospectus supplement for a particular floating rate covered bond will name the Calculation Agent for that covered bond as of its original issue date.  A successor institution may be appointed to serve as calculation agent from time to time after the original issue date of the covered bond without covered bondholder consent and notification of the change.

For each floating rate covered bond, the Calculation Agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate that takes effect on each interest reset date.  In addition, the Calculation Agent will calculate the amount of interest that has accrued during each interest period—that is, the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date.  For each interest period, the Calculation Agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate covered bond by an accrued interest factor for the interest period.  This factor will equal the sum of the interest factors calculated for each day during the interest period.  The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the relevant prospectus supplement.

Upon the request of the holder of any floating rate covered bond, the Calculation Agent will provide for that covered bond the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date.  The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a covered bond will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655).  All amounts used in or resulting from any calculation relating to a floating rate covered bond will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate covered bond during a particular interest period, the Calculation Agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below.  Those reference banks and dealers may include the Calculation Agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate covered bonds and its affiliates, and they may include affiliates of the Bank.

Initial Interest Rate.  For any floating rate covered bond, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate.  The initial interest rate or the manner in which it is determined will be set forth in the relevant prospectus supplement.

Spread or Spread Multiplier.  In some cases, the interest rate basis for a floating rate covered bond may be adjusted:

•	by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01 percent; or

•	by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

For any floating rate covered bond, the applicable prospectus supplement will indicate whether a spread or spread multiplier will apply to the covered bond and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates.  The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•	a maximum rate—i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

•	a minimum rate—i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

For any floating rate covered bond, the applicable prospectus supplement will indicate whether a maximum rate and/or minimum rate will apply to the covered bond and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate covered bond will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application and the Criminal Code (Canada).  Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than US$250,000 is 16 percent and for any loan in the amount of US$250,000 or more but less than US$2,500,000 is 25 percent per year on a simple interest basis.  These limits do not apply to loans of US$2,500,000 or more, except for the Criminal Code (Canada), which limits the rate to 60 percent.

The rest of this Condition 5.12 describes how the interest rate and the Interest Payment Dates will be determined, and how interest will be calculated, on a floating rate covered bond.

Interest Reset Dates.  The rate of interest on a floating rate covered bond will be reset, by the Calculation Agent described below, daily, weekly, monthly, quarterly, semi-annually, or annually.  The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date.  Except as otherwise specified in the applicable prospectus supplement, the interest reset date will be as follows:

•	for floating rate covered bonds that reset daily, each Business Day;

•	for floating rate covered bonds that reset weekly and are not treasury rate covered bonds, the Wednesday of each week;

•	for treasury rate covered bonds that reset weekly, the Tuesday of each week;

•	for floating rate covered bonds that reset monthly, the third Wednesday of each month;

•	for floating rate covered bonds that reset quarterly, the third Wednesday of each of four months of each year as indicated in the relevant prospectus supplement;

•	for floating rate covered bonds that reset semi-annually, the third Wednesday of each of two months of each year as indicated in the relevant prospectus supplement; and

•	for floating rate covered bonds that reset annually, the third Wednesday of one month of each year as indicated in the relevant prospectus supplement.

For a floating rate covered bond, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day.  There are several exceptions, however, to the reset provisions described above.

If any interest reset date for a floating rate covered bond would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the next day that is a Business Day.  For a LIBOR or EURIBOR covered bond, however, if that Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.

Interest Determination Dates.  The interest rate that takes effect on an interest reset date will be determined by the Calculation Agent by reference to a particular date called an interest determination date.  Except as otherwise indicated in the relevant prospectus supplement:

•
for commercial paper rate, federal funds rate and U.S. prime rate covered bonds, the interest determination date relating to a particular interest reset date will be the Business Day preceding the interest reset date;

•
for LIBOR covered bonds, the interest determination date relating to a particular interest reset date will be the second London business day preceding the interest reset date, unless the index currency is pounds sterling, in which case the interest determination date will be the interest reset date.  An interest determination date for a LIBOR covered bond is referred to as a LIBOR interest determination date;

•
for EURIBOR covered bonds, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date.  An interest determination date for a EURIBOR covered bond is referred to as a EURIBOR interest determination date;

•
for treasury rate covered bonds, the interest determination date relating to a particular interest reset date, which is referred to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills—i.e., direct obligations of the U.S. government—would normally be auctioned.  Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday.  If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

•	for CD rate, CMT rate and CMS rate covered bonds, the interest determination date relating to a particular interest reset date will be the second Business Day preceding the interest reset date.

The interest determination date pertaining to a floating rate covered bond the interest rate of which is determined with reference to two or more interest rate bases will be the latest Business Day which is at least two Business Days before the related interest reset date for the applicable floating rate covered bond on which each interest rate basis is determinable.

Interest Calculation Dates.  As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date.  Except for LIBOR covered bonds and EURIBOR covered bonds, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date.  The interest calculation date will be the earlier of the following:

•	the tenth calendar day after the interest determination date or, if that tenth calendar day is not a Business Day, the next succeeding Business Day; and

•	the Business Day immediately preceding the Interest Payment Date or the maturity, whichever is the day on which the next payment of interest will be due.

The Calculation Agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates.  The Interest Payment Dates for a floating rate covered bond will depend on when the interest rate is reset and, unless we specify otherwise in the relevant prospectus supplement, will be as follows:

•	for floating rate covered bonds that reset daily, weekly, or monthly, the third Wednesday of each month;

•	for floating rate covered bonds that reset quarterly, the third Wednesday of the four months of each year specified in the relevant prospectus supplement;

•	for floating rate covered bonds that reset semi-annually, the third Wednesday of the two months of each year specified in the relevant prospectus supplement; or

•	for floating rate covered bonds that reset annually, the third Wednesday of the month specified in the relevant prospectus supplement.

Regardless of these rules, if a covered bond is originally issued after the regular record date and before the date that would otherwise be the first Interest Payment Date, the first Interest Payment Date will be the date that would otherwise be the second Interest Payment Date.

In addition, the following special provision will apply to a floating rate covered bond with regard to any Interest Payment Date other than one that falls on the maturity.  If the Interest Payment Date would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the next day that is a Business Day.  However, if the floating rate covered bond is a LIBOR covered bond or a EURIBOR covered bond and the next Business Day falls in the next calendar month, then the Interest Payment Date will be advanced to the next preceding day that is a Business Day.  If the Final Maturity Date of a floating rate covered bond falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Commercial Paper Rate Covered Bonds

A commercial paper rate covered bond will bear interest at an interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in your prospectus supplement, as published in H.15(519) under the heading “Commercial Paper—Nonfinancial.”  If the commercial paper rate cannot be determined as described above, the following procedures will apply.

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the applicable prospectus supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper—Nonfinancial.”

•
If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is “Aa”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the Calculation Agent.

•
If fewer than three dealers selected by the Calculation Agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Covered Bonds

A U.S. prime rate covered bond, your covered bond will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The U.S. prime rate will be the rate, for the relevant interest determination date, published in H.15(519) opposite the heading “Bank Prime Loan.”  If the U.S. prime rate cannot be determined as described above, the following procedures will apply.

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank Prime Loan.”

•
If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

•
If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the Calculation Agent.  For this purpose, the Calculation Agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

•
If fewer than three banks selected by the Calculation Agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR Covered Bonds

A LIBOR covered bond will bear interest at an interest rate equal to LIBOR, which will be the London interbank offered rate for deposits in U.S. dollars or any other index currency, as specified in the applicable prospectus supplement.  In addition, when LIBOR is the interest rate basis the applicable LIBOR rate will be adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.  LIBOR will be determined in the following manner:

•
LIBOR will be the offered rate appearing on the Reuters Page LIBOR01 as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant index currency having the relevant index maturity beginning on the relevant interest reset date.  The applicable prospectus supplement will indicate the index currency, the index maturity and the reference page that apply to the LIBOR covered bond.  If no reference page is mentioned in the prospectus supplement, Reuters Page LIBOR01 will apply to the LIBOR covered bond.

•
If Reuters Page LIBOR01 applies and the rate described above does not appear on that page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: deposits of the index currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.  The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

•
If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the applicable principal financial center, on that LIBOR interest determination date, by three major banks in that financial center selected by the Calculation Agent: loans of the index currency having the relevant index maturity, beginning on the relevant interest reset date and in a representative amount.

•
If fewer than three banks selected by the Calculation Agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Covered Bonds

A EURIBOR covered bond will bear interest at an interest rate equal to the interest rate for deposits in euro, designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing that rate.  In addition, when EURIBOR is the interest rate basis the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in the applicable prospectus supplement.  EURIBOR will be determined in the following manner:

•
EURIBOR will be the offered rate for deposits in euros having the index maturity specified in the applicable prospectus supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Reuters page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

•
If the rate described above does not appear on Reuters page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the Calculation Agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.  The Calculation Agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate.  If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

•
If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the Calculation Agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

•
If fewer than three banks selected by the Calculation Agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Treasury Rate Covered Bonds

A treasury rate covered bond will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in the applicable prospectus supplement, as that rate appears on Reuters page USAUCTION 10/11.  If the treasury rate cannot be determined in this manner, the following procedures will apply.

•
If the rate described above does not appear on either page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Auction High.”

•
If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

•
If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.”

•
If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills/Secondary Market.”

•
If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the Calculation Agent.

•
If fewer than three dealers selected by the Calculation Agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Covered Bonds

A CD rate covered bond will bear interest at an interest rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable prospectus supplement, as published in H.15(519) under the heading “CDs (Secondary Market).”  If the CD rate cannot be determined in this manner, the following procedures will apply.

•
If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market).”

•
If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the Calculation Agent.

•
If fewer than three dealers selected by the Calculation Agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Covered Bonds

A CMT rate covered bond will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The CMT rate will be the following rate displayed on the designated CMT Reuters page under the heading “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 Mondays Approximately 3:45 P.M.”, under the column for the designated CMT index maturity:

•	if the designated CMT Reuters page is Reuters page FRBCMT, the rate for the relevant interest determination date; or

•
if the designated CMT Reuters page is Reuters page FEDCMT, the weekly or monthly average, as specified in the applicable prospectus supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

•
If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above—i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable—as published in H.15(519).

•
If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

•	is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; or

•
as is otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls; and

•	in either case, is determined by the Calculation Agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters page and published in H.15(519).

•
If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury covered bonds having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the Calculation Agent.  In selecting these bid rates, the Calculation Agent will request quotations from five of these primary dealers and will disregard the highest quotation—or, if there is equality, one of the highest—and the lowest quotation—or, if there is equality, one of the lowest.  Treasury covered bonds are direct, non-callable, fixed rate obligations of the U.S. government.

•
If the Calculation Agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury covered bonds with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the Calculation Agent.  In selecting these bid rates, the Calculation Agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest).  If two treasury covered bonds with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the Calculation Agent will obtain quotations for the treasury covered bond with the shorter remaining term to maturity.

•
If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

•
If two or fewer primary dealers selected by the Calculation Agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMS Rate Covered Bonds

A CMS rate covered bond will bear interest at an interest rate equal to the CMS rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The CMS rate will be the rate for U.S. dollar swaps with a maturity for a specified number of years, expressed as a percentage in the applicable prospectus supplement, which appears on the Reuters page ISDAFIX1 as of 11:00 a.m., New York City time, on the interest rate determination date.

If the CMS rate cannot be determined as described above, the following procedures will be used:

•
If the applicable rate described above is not displayed on the relevant designated CMS Reuters page by 11:00 a.m., New York City time, on the interest rate determination date, then the CMS rate will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the interest rate determination date.  For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the maturity designated in the relevant prospectus supplement commencing on that interest rate determination date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to “LIBOR Reuters” with a maturity of three months.  The Calculation Agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate.  If at least three quotations are provided, the CMS rate for that interest rate determination date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•
If fewer than three leading swap dealers selected by the Calculation Agent are quoting as described above, the CMS rate will remain the CMS rate in effect on that interest rate determination date or, if that interest rate determination date is the first reference rate determination date, the initial interest rate.

Federal Funds Rate Covered Bonds

A federal funds rate covered bond will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable prospectus supplement.

The federal funds rate will be the rate for U.S. dollar federal funds as of the relevant interest determination date, as published in H.15(519) under the heading “Federal Funds (Effective)”, as that rate is displayed on Reuters page FEDFUNDS1.  If the federal funds rate cannot be determined in this manner, the following procedures will apply.

•
If the rate described above is not displayed on Reuters page FEDFUNDS1 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, as of the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective).”

•
If the rate described above is not displayed on Reuters page FEDFUNDS1 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the Business Day following the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the Calculation Agent.

•
If fewer than three brokers selected by the Calculation Agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period.  If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Special Rate Calculation Terms

In this Condition 5.12, the following terms are used that have special meanings relevant to calculating floating interest rates:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

where

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

The term “Business Day” means, for any covered bond, a day that meets all the following applicable requirements:

•
for all covered bonds, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto, and, in the case of a floating rate covered bond, London;

•
if the covered bond has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center; and

•	if the covered bond is a EURIBOR covered bond or has a specified currency of euros, or is a LIBOR covered bond for which the index currency is euros, is also a euro business day.

The term “designated CMT index maturity” means the index maturity for a CMT rate covered bond and will be the original period to maturity of a U.S. treasury security—either 1, 2, 3, 5, 7, 10, 20 or 30 years—specified in the applicable prospectus supplement.

The term “designated CMT Reuters page” means the Reuters page mentioned in the applicable prospectus supplement that displays treasury constant maturities as reported in H.15(519).  If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT.  If Reuters page FEDCMT applies but the applicable prospectus supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 daily update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The term “index currency” means, with respect to a LIBOR covered bond, the currency specified as such in the applicable prospectus supplement.  The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable prospectus supplement.

The term “index maturity” means, with respect to a floating rate covered bond, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable prospectus supplement.

“London business day” means any day on which dealings in the relevant index currency are transacted in the London interbank market.

The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

where

“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

The term “representative amount” means an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service).

 “Reuters screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

“Reuters page” means the display on Reuters 3000 Xtra, or any successor service, on the page or pages specified in the applicable prospectus supplement, or any replacement page or pages on that service.

If, when using the terms designated CMT Reuters page, H.15(519), H.15 daily update, Reuters screen US PRIME 1 page, Reuters Page LIBOR01 or Reuters page, a particular heading or headings is referenced on any of those pages, those references include any successor or replacement heading or headings as determined by the Calculation Agent.

6.         Redemption and Purchase

Redemption at Maturity

6.01 Unless previously redeemed, or purchased and cancelled, this covered bond shall be redeemed at its Final Redemption Amount specified in or determined in the manner specified in the applicable prospectus supplement in the Specified Currency on the Final Maturity Date.

Without prejudice to Condition 7, if an Extended Due for Payment Date is specified as applicable in the prospectus supplement for a series of covered bonds and the Bank has failed to pay the Final Redemption Amount on the Final Maturity Date specified in the prospectus supplement (or after expiry of the grace period set out in Condition 7.01(a)) and following the service of a Notice to Pay on the Guarantor LP by no later than the date falling one Business Day prior to the Extension Determination Date the Guarantor LP has insufficient moneys available in accordance with the Guarantee Priority of Payments to pay in full the Guaranteed Amounts corresponding to the Final Redemption Amount of the relevant series of covered bonds on the date falling on the earlier of (a) the date which falls two Business Days after service of such Notice to Pay on the Guarantor LP or if later the Final Maturity Date (or, in each case, after the expiry of the grace period set out in Condition 7.02) under the terms of the Covered Bond Guarantee, or (b) the Extension Determination Date, then (subject as provided below) payment of the unpaid amount by the Guarantor LP under the Covered Bond Guarantee shall be deferred until the Extended Due for Payment Date, provided that in respect of any amount representing the Final Redemption Amount due and remaining unpaid on the earlier of (a) and (b) above the Guarantor LP will apply any moneys available (after paying or providing for payment of higher ranking or pari passu amounts in accordance with the Guarantee Priority of Payments) to pay the Guaranteed Amounts corresponding to the Final Redemption Amount of the relevant series of covered bonds on any Interest Payment Date thereafter up to (and including) the relevant Extended Due for Payment Date.

The Bank shall confirm to the Issuing and Paying Agent as soon as reasonably practicable and in any event at least four Business Days prior to the Final Maturity Date of such series of covered bonds whether payment will be made in full of the Final Redemption Amount in respect of a series of covered bonds on that Final Maturity Date. Any failure by the Bank to notify the Issuing and Paying Agent shall not affect the validity or effectiveness of the extension of maturity.

The Guarantor LP shall notify the relevant holders of the covered bonds (in accordance with Condition 14), the Rating Agencies, the Bond Trustee, the Issuing and Paying Agent and the Registrar (in the case of registered covered bonds) as soon as reasonably practicable and in any event at least one Business Day prior to the dates specified in (a) and (b) of the second paragraph of this Condition 6.01 of any inability of the Guarantor LP to pay in full the Guaranteed Amounts corresponding to the Final Redemption Amount in respect of a series of covered bonds pursuant to the Covered Bond Guarantee. Any failure by the Guarantor LP to notify such parties shall not affect the validity or effectiveness of the extension nor give rise to any rights in any such party.

In the circumstances outlined above, the Guarantor LP shall on the earlier of (a) the date falling two Business Days after the service of a Notice to Pay on the Guarantor LP or if later the Final Maturity Date (or, in each case, after the expiry of the applicable grace period set out in Condition 7.02) and (b) the Extension Determination Date, under the Covered Bond Guarantee, apply the moneys (if any) available (after paying or providing for payment of higher ranking or pari passu amounts in accordance with the Guarantee Priority of Payments) pro rata in part payment of an amount equal to the Final Redemption Amount of each covered bond of the relevant series of covered bonds and shall pay Guaranteed Amounts constituting the Scheduled Interest in respect of each such covered bond on such date. The obligation of the Guarantor LP to pay any amounts in respect of the balance of the Final Redemption Amount not so paid shall be deferred as described above. Such failure to pay by the Guarantor LP shall not constitute a Guarantor LP Event of Default.

Any discharge of the obligations of the Bank as the result of the payment of Excess Proceeds to the Bond Trustee shall be disregarded for the purposes of determining the amounts to be paid by the Guarantor LP under the Covered Bond Guarantee in connection with this Condition 6.01.

For the purposes of these Terms and Conditions:

“Extended Due for Payment Date” means, in relation to any series of covered bonds, the date, if any, specified as such in the applicable prospectus supplement to which the payment of all or (as applicable) part of the Final Redemption Amount payable on the Final Maturity Date will be deferred in the event that the Final Redemption Amount is not paid in full on the Extension Determination Date; and

“Extension Determination Date” means, in respect of a series of covered bonds, the date falling two Business Days after the expiry of seven days from (and including) the Final Maturity Date of such covered bonds.

“Guarantee Priority of Payments” means the priority of payments relating to moneys received by the Cash Manager for and on behalf of the Guarantor LP and moneys standing to the credit of the Guarantor LP Accounts, to be paid on each Guarantor LP Payment Date in accordance with the Guarantor LP Agreement.

“Rating Agency” means any one of Standard & Poor’s Credit Market Services Europe Ltd., Moody’s Investors Service Inc., Fitch, Inc. and DBRS Limited, to the extent that at the relevant time they provide ratings in respect of the then outstanding covered bonds, or their successors and “Rating Agencies” means more than one Rating Agency.

Early Redemption for Taxation Reasons

6.02 If, in relation to any series of covered bonds (i) as a result of any change in the laws or regulations of Canada or any province or territory thereof or any authority or agency therein or thereof having power to tax or, in the case of covered bonds issued by a branch of the Bank outside Canada, of the country in which such branch is located or of any political subdivision thereof or any authority or agency therein or thereof having power to tax or in the interpretation or administration of any such laws or regulations which becomes effective on or after the issue date of such covered bonds or any other date specified in the prospectus supplement, the Bank would be required to pay additional amounts as provided in Condition 8, (ii) such obligation cannot be avoided by the Bank taking reasonable measures available to it and (iii) such circumstances are evidenced by the delivery by the Bank to the Issuing and Paying Agent and Bond Trustee of (x) a certificate signed by two senior officers of the Bank stating that the said circumstances prevail and describing the facts leading thereto, and (y) an opinion of independent legal advisers of recognised standing to the effect that the circumstances set forth in (i) above, prevail, the Bank may, at its option and having given no less than 30 nor more than 60 days’ notice (ending, in the case of floating rate covered bonds, on an Interest Payment Date) to the holders of the covered bonds in accordance with Condition 14 (which notice shall be irrevocable), redeem all (but not some only) of the outstanding covered bonds at their outstanding principal amount or such Early Redemption Amount as may be specified in, or determined in accordance with the provisions of, the applicable prospectus supplement, together with accrued interest (if any) thereon, provided, however, that no such notice of redemption may be given earlier than 90 days (or, in the case of floating rate covered bonds a number of days which is equal to the aggregate of the number of days falling within the then current Interest Period plus 60 days) prior to the earliest date on which the Bank would be obliged to pay such additional amounts were a payment in respect of the covered bonds then due.

The Bank may not exercise such option in respect of any covered bond which is the subject of the prior exercise by the holder thereof of its option to require the redemption of such covered bond under Condition 6.06.

Call Option

6.03 If a Call Option is specified in the prospectus supplement as being applicable, then the Bank may, having given the appropriate notice to the holders in accordance with Condition 14, which Notice shall be irrevocable, and shall specify the date fixed for redemption and subject to such conditions as may be specified in the applicable prospectus supplement, redeem all or some only of the covered bonds of this series outstanding on any Optional Redemption Date at the Optional Redemption Amount(s) specified in, or determined in the manner specified in the applicable prospectus supplement, together with accrued interest (if any) thereon on the date specified in such notice.

The Bank may not exercise such option in respect of any covered bond which is the subject of the prior exercise by the holder thereof of its option to require the redemption of such covered bond under Condition 6.06.

6.04 The appropriate notice referred to in Condition 6.03 is a notice given by the Bank to the holders of the covered bonds of the relevant series in accordance with Condition 14, which notice shall be irrevocable and shall specify:

•	the series of covered bonds subject to redemption;

•
whether such series is to be redeemed in whole or in part only and, if in part only, the aggregate principal amount of and (except in the case of a global covered bond) the serial numbers of the covered bonds of the relevant series which are to be redeemed;

•
the due date for such redemption, which shall be not less than thirty days nor more than 60 days after the date on which such notice is given and which shall be such date or the next of such dates (“Call Option Date(s)”) or a day falling within such period (“Call Option Period”), as may be specified in the applicable prospectus supplement and which is, in the case of covered bonds which bear interest at a floating rate, a date upon which interest is payable; and

•	the Optional Redemption Amount at which such covered bonds are to be redeemed.

Partial Redemption

6.05 If the covered bonds are to be redeemed in part only on any date in accordance with Condition 6.03:

•
such redemption must be for an amount not less than the Minimum Redemption Amount or not more than the Maximum Redemption Amount, in each case as may be specified in the applicable prospectus supplement;

•
in the case of a global covered bond, the covered bonds to be redeemed shall be selected in accordance with the rules of DTC (to be reflected in the records of DTC as either a pool factor or a reduction in principal amount, at their discretion); and

•
in the case of registered definitive covered bonds, the covered bonds shall be redeemed (so far as may be practicable) pro rata to their principal amounts, provided always that the amount redeemed in respect of each covered bond shall be equal to a Specified Denomination, subject always to compliance with all applicable laws and the requirements of any stock exchange on which the relevant covered bonds may be listed.

In the case of the redemption of part only of a registered definitive covered bond, a new registered definitive covered bond in respect of the unredeemed balance shall be issued in accordance with Conditions 2.04 to 2.08, which shall apply as in the case of a transfer of registered definitive covered bonds as if such new registered definitive covered bond were in respect of the untransferred balance.

Put Option

6.06 If a Put Option is specified in the prospectus supplement as being applicable, upon the holder of any covered bond of this series giving the required notice to the Bank specified in the applicable prospectus supplement (which notice shall be irrevocable), the Bank will, upon expiry of such notice, redeem such covered bond subject to and in accordance with the terms specified in the applicable prospectus supplement in whole (but not in part only) on the Optional Redemption Date and at the Optional Redemption Amount specified in, or determined in accordance with the provisions of, the applicable prospectus supplement, together with accrued interest (if any) thereon. In order to exercise such option, the holder must, not less than 45 days before the Optional Redemption Date where the covered bond is a covered bond in definitive form held outside Euroclear, Clearstream, Luxembourg, DTC and/or CDS deposit the relevant covered bond during normal business hours at the specified office of the Registrar together with a duly completed early redemption notice (“Put Notice”) in the form which is available from the specified office of any of the Paying Agents or, as the case may be, the Registrar, specifying, in the case of a global covered bond, the aggregate principal amount in respect of which such option is exercised (which must be a Specified Denomination specified in the applicable prospectus supplement). Notwithstanding the foregoing, covered bonds represented by a registered global covered bond shall be deemed to be deposited with the Registrar for purposes of this Condition 6.06 at the time a Put Notice has been received by the Registrar in respect of such covered bonds. No covered bond so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement).

In the case of the redemption of part only of a registered covered bond, a new registered definitive covered bond in respect of the unredeemed balance shall be issued in accordance with Conditions 2.04 to 2.08 which shall apply as in the case of a transfer of registered definitive covered bonds as if such new registered definitive covered bond were in respect of the untransferred balance.

The holder of a covered bond may not exercise such Put Option in respect of any covered bond which is the subject of an exercise by the Bank of its option to redeem such covered bond under either Condition 6.02 or 6.03.

Purchase of Covered Bonds

6.07 The Bank or any of its subsidiaries may at any time purchase covered bonds in the open market or otherwise and at any price. If purchases are made by tender, tenders must be available to all holders of the relevant covered bonds alike.

Cancellation of Redeemed and Purchased Covered Bonds

6.08 All unmatured covered bonds redeemed in accordance with this Condition 6 will be cancelled forthwith and may not be reissued or resold. All unmatured covered bonds purchased in accordance with Condition 6.07 may be cancelled or may be reissued or resold.

Other Redemption and Purchase Provisions

6.14 Notwithstanding the foregoing:

(b)	any additional redemption events which shall enable the Bank to redeem the covered bonds of any series shall be set forth in the applicable prospectus supplement.

Legislative Exchange

6.15 Following the coming into force in Canada, at any time after the date of this document, of (i) any legislation similar to covered bond legislation in force in any European Union country, or (ii) any rules, regulations or guidelines published by any governmental authority that provides for bonds issued by Canadian issuers to qualify for the same or similar benefits available to covered bonds issued under covered bonds legislation in force in any European Union country, the Bank may, at its option and without the consent of the Bond Trustee or the holders of the covered bonds, exchange all (but not some only) of the covered bonds of all series then outstanding (the “existing covered bonds”) for new covered bonds which qualify as covered bonds under such new legislation, rules, regulations or guidelines (the “New Covered Bonds”) in identical form, amounts and denominations as the existing covered bonds and on the same economic terms and conditions as the existing covered bonds (the “Legislative Exchange”) if not more than 60 nor less than 30 days’ notice to the holders of the covered bonds (in accordance with Condition 14) and the Bond Trustee is given and provided that:

(a)
on the date on which such notice expires the Bank delivers to the Bond Trustee a certificate signed by two senior officers of the Bank and a certificate signed by a designated officer of the Managing GP of the Guarantor LP confirming that, in the case of the Bank, no Issuer Event of Default or Potential Issuer Event of Default (as defined below) and, in the case of the Guarantor LP, no Guarantor LP Event of Default or Potential Guarantor LP Event of Default (as defined below), shall have occurred and be continuing;

(b)	each of the Rating Agencies has confirmed in writing that the New Covered Bonds will be assigned the same or better ratings than those then applicable to the existing covered bonds; and

(c)
if the existing covered bonds are listed, quoted and/or traded on or by a competent and/or relevant listing authority, stock exchange and/or quotation system on or before the date on which such notice expires the Bank delivers to the Bond Trustee a certificate signed by two senior officers of the Bank confirming that all applicable rules of such competent and/or relevant listing authority, stock exchange and/or quoting system have been or will be complied with.

The existing covered bonds will be cancelled concurrently with the issue of the New Covered Bonds and with effect on and from the date of issue thereof all references herein to covered bonds shall be deemed to be references to the New Covered Bonds.

Redemption due to Illegality

6.16 The covered bonds of all series may be redeemed at the option of the Bank in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Bond Trustee, the Issuing and Paying Agent, the Registrar and, in accordance with Condition 14, all holders of the covered bonds (which notice shall be irrevocable), if the Bank satisfies the Bond Trustee immediately before the giving of such notice that it has, or will, before the next Interest Payment Date of any covered bond of any series, become unlawful for the Bank to make, fund or allow to remain outstanding any advance made by it to the Guarantor LP pursuant to the Intercompany Loan Agreement, as a result of any change in, or amendment to, the applicable laws or regulations or any change in the application or official interpretation of such laws or regulations, which change or amendment has become or will become effective before the next such Interest Payment Date.

Covered bonds redeemed pursuant to this Condition 6.16 will be redeemed at their Early Redemption Amount together (if appropriate) with interest accrued to (but excluding) the date of redemption.

Prior to the publication of any notice of redemption pursuant to this Condition 6.16, the Bank shall deliver to the Issuing and Paying Agent and Bond Trustee a certificate signed by two senior officers of the Bank stating that the Bank is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Bank so to redeem have occurred and the Issuing and Paying Agent and Bond Trustee shall be entitled to accept the certificate as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on all holders of the covered bonds.

7.         Events of Default

Issuer Events of Default

7.01 The Bond Trustee at its discretion may, and if so requested in writing by the holders of at least 25 percent of the aggregate Principal Amount Outstanding of the covered bonds (which for this purpose or the purpose of any Extraordinary Resolution (as defined in the Trust Deed) referred to in this Condition 7.01 means the covered bonds of this series together with the covered bonds of any other series constituted by the Trust Deed) then outstanding as if they were a single series (with the nominal amount of covered bonds not denominated in euros converted into euros at the rate specified in the applicable prospectus supplement) or if so directed by an Extraordinary Resolution of all the holders of the covered bonds shall, (but in the case of the happening of any of the events mentioned in sub-paragraphs (b) to (d) below, only if the Bond Trustee shall have certified in writing to the Bank and the Guarantor LP that such event is, in its opinion, materially prejudicial to the interests of the holders of the covered bonds of any series) (subject in each case to being indemnified and/or secured to its satisfaction), give notice (an “Issuer Acceleration Notice”) in writing to the Bank that as against the Bank (but, for the avoidance of doubt, not against the Guarantor LP under the Covered Bond Guarantee) each covered bond of each series is, and each such covered bond shall thereupon immediately become, due and repayable at its Early Redemption Amount together with accrued interest as provided in the Trust Deed if any of the following events (each an “Issuer Event of Default”) shall occur and be continuing:

(a)	the Bank fails to pay any principal or interest in respect of the covered bonds within 30 days of the due date; or

(b)
the Bank fails to perform or observe any obligations under the covered bonds, the Trust Deed or any other Transaction Document to which the Bank is a party (other than the Dealership Agreement, the Underwriting Agreement, and the Subscription Agreement) but excluding any obligation of the Bank to comply with the Asset Coverage Test and such failure continues for the period of 30 days (or such longer period as the Bond Trustee may permit) next following the service by the Bond Trustee on the Bank of notice requiring the same to be remedied (except in circumstances where the Bond Trustee considers such failure to be incapable of remedy in which case no period of continuation will apply and no notice by the Bond Trustee will be required); or

(c)
the Bank shall have become insolvent or bankrupt, or if a liquidator, receiver or receiver and manager of the Bank or any other officer having similar powers shall be appointed, or if the Superintendent of Financial Institutions (Canada) shall have taken control of the assets of the Bank or of the Bank itself; or

(d)
an Asset Coverage Test Breach Notice has been served and not revoked (in accordance with the terms of the Transaction Documents) on or before the Guarantor LP Payment Date immediately following the next Calculation Date after service of such Asset Coverage Test Breach Notice.

For the purposes of these Terms and Conditions “Calculation Date” means the last Business Day of each month.

Upon the covered bonds becoming immediately due and repayable against the Bank pursuant to this Condition 7.01, the Bond Trustee shall forthwith serve a notice to pay (the “Notice to Pay”) on the Guarantor LP pursuant to the Covered Bond Guarantee and the Guarantor LP shall be required to make payments of Guaranteed Amounts when the same shall become Due for Payment in accordance with the terms of the Covered Bond Guarantee.

Following the occurrence of an Issuer Event of Default and service of an Issuer Acceleration Notice, the Bond Trustee may or shall take such proceedings against the Bank in accordance with the first paragraph of Condition 7.03.

The Trust Deed provides that all moneys (the “Excess Proceeds”) received by the Bond Trustee from the Bank or any receiver, liquidator, administrator or other similar official appointed in relation to the Bank following the occurrence of an Issuer Event of Default and service of an Issuer Acceleration Notice and a Notice to Pay on the Guarantor LP, shall be paid by the Bond Trustee, as soon as practicable after receipt thereof by the Bond Trustee, on behalf of the holders of the covered bonds of the relevant series to the Guarantor LP (or the Cash Manager on its behalf) for the account of the Guarantor LP and shall be held in the Guarantor LP Accounts and the Excess Proceeds shall thereafter form part of the Security granted pursuant to the Security Agreement and shall be used by the Guarantor LP (or the Cash Manager on its behalf) in the same manner as all other moneys from time to time held by the Cash Manager and/or standing to the credit of the Guarantor LP in the Guarantor LP Accounts. Any Excess Proceeds received by the Bond Trustee shall discharge pro tanto the obligations of the Bank in respect of the payment of the amount of such Excess Proceeds under the covered bonds. However, the obligations of the Guarantor LP under the Covered Bond Guarantee are, following a Covered Bond Guarantee Activation Event, unconditional and irrevocable and the receipt by the Bond Trustee of any Excess Proceeds shall not reduce or discharge any of such obligations.

By subscribing for covered bonds, each holder of the covered bonds shall be deemed to have irrevocably directed the Bond Trustee to pay the Excess Proceeds to the Guarantor LP in the manner as described above.

Guarantor LP Events of Default

7.02 The Bond Trustee at its discretion may, and if so requested in writing by the holders of at least 25 percent of the aggregate Principal Amount Outstanding of the covered bonds (which for this purpose and the purpose of any Extraordinary Resolution referred to in this Condition 7.02 means the covered bonds of this series together with the covered bonds of any other series constituted by the Trust Deed) then outstanding as if they were a single series (with the nominal amount of covered bonds not denominated in euros converted into euros at the rate specified in the applicable prospectus supplement), or if so directed by an Extraordinary Resolution of all the holders of the covered bonds shall (but in the case of the happening of any of the events described in paragraphs (b) to (h) below, only if the Bond Trustee shall have certified in writing to the Bank and the Guarantor LP that such event is, in its opinion, materially prejudicial to the interests of the holders of the covered bonds of any series) (subject in each case to being indemnified and/or secured to its satisfaction) give notice (the “Guarantor LP Acceleration Notice”) in writing to the Bank and to the Guarantor LP, that (x) each covered bond of each series is, and each covered bond of each series shall as against the Bank (if not already due and repayable against it following an Issuer Event of Default), thereupon immediately become, due and repayable at its Early Redemption Amount together with accrued interest and (y) all amounts payable by the Guarantor LP under the Covered Bond Guarantee shall thereupon immediately become due and payable at the Guaranteed Amount corresponding to the Early Redemption Amount for each covered bond of each series together with accrued interest, in each case as provided in the Trust Deed and thereafter the Security shall become enforceable if any of the following events (each a “Guarantor LP Event of Default”) shall occur and be continuing:

(a)
default is made by the Guarantor LP for a period of seven days or more in the payment of any Guaranteed Amounts when Due for Payment in respect of the covered bonds of any series except in the case of the payments of a Guaranteed Amount when Due for Payment under Condition 6.01 where the Guarantor LP shall be required to make payments of Guaranteed Amounts which are Due for Payment on the dates specified therein; or

(b)
if default is made by the Guarantor LP in the performance or observance of any obligation, condition, or provision binding on it (other than any obligation for the payment of Guaranteed Amounts in respect of the covered bonds of any series) under the Trust Deed, the Security Agreement, or any other Transaction Document (other than the obligation of the Guarantor LP to repay the Demand Loan within 60 days of a demand therefor or an obligation to do so pursuant to the terms of the Intercompany Loan Agreement) to which the Guarantor LP is a party and, except where such default is or the effects of such default are, in the opinion of the Bond Trustee, not capable of remedy when no such continuation and notice as is hereinafter mentioned will be required, such default continues for 30 days (or such longer period as the Bond Trustee may permit) after written notice thereof has been given by the Bond Trustee to the Guarantor LP requiring the same to be remedied; or

(c)	an order is made or an effective resolution passed for the liquidation or winding up of the Guarantor LP; or

(d)	if the Guarantor LP ceases or threatens to cease to carry on its business or substantially the whole of its business; or

(e)	the Guarantor LP shall stop payment or shall be unable, or shall admit inability, to pay its debts generally as they fall due or shall be adjudicated or found bankrupt or insolvent; or

(f)
proceedings are initiated against the Guarantor LP under any applicable liquidation, winding up, insolvency, bankruptcy, composition, reorganization or other similar laws (including, but not limited to, presentation of a petition or the filing of documents with a court or any registrar for its winding-up, administration or dissolution or the giving notice of the intention to appoint an administrator (whether out of court or otherwise); or a receiver and/or manager, administrative receiver, administrator, trustee or other similar official shall be appointed (whether out of court or otherwise) in relation to the Guarantor LP or in relation to the whole or any part of its assets, or a distress, diligence, or execution or other process shall be levied or enforced upon or sued out against the whole or any part of its assets, or if the Guarantor LP shall initiate or consent to judicial proceedings relating to itself under any applicable liquidation, winding up, insolvency, bankruptcy, composition, reorganisation or other similar laws or shall make a conveyance or assignment for the benefit of, or shall enter into any composition with, its creditors generally; or

(g)	a failure to satisfy the Amortization Test on any Calculation Date following an Issuer Event of Default; or

(h)	the Covered Bond Guarantee is not, or is claimed by the Guarantor LP not to be, in full force and effect.

Following the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice on the Guarantor LP, the Bond Trustee may or shall take such proceedings or steps in accordance with the first and second paragraphs, respectively, of Condition 7.03 and the holders of the covered bonds shall have a claim against the Guarantor LP, under the Covered Bond Guarantee, for an amount equal to the Early Redemption Amount together with accrued but unpaid interest and any other amount due under the covered bonds (other than additional amounts payable under Condition 8) as provided in the Trust Deed in respect of each covered bond.

Enforcement

7.03 The Bond Trustee may at any time, at its discretion and without further notice, take such proceedings against the Bank and/or the Guarantor LP, as the case may be, and/or any other person as it may think fit to enforce the provisions of the Trust Deed and the covered bonds, but it shall not be bound to take any such enforcement proceedings in relation to the Trust Deed, the covered bonds, or any other Transaction Document unless (i) it shall have been so directed by an Extraordinary Resolution of all the holders of the covered bonds of all series (with the covered bonds of all series taken together as a single series as described above) or so requested in writing by the holders of not less than 25 percent of the aggregate Principal Amount Outstanding of the covered bonds of all series then outstanding (taken together and converted into euros at the rate specified in the applicable prospectus supplement as described above), and (ii) it shall have been indemnified and/or secured to its satisfaction.

The Bond Trustee may at any time, at its discretion and without further notice, take such proceedings against the Guarantor LP and/or any other person as it may think fit to enforce the provisions of the Security Agreement and may, at any time after the Security has become enforceable, take such steps as it may think fit to enforce the Security, but it shall not be bound to take any such steps unless (i) it shall have been so directed by an Extraordinary Resolution of all the holders of the covered bonds of all series (with the covered bonds of all series taken together as a single series as described above) or a request in writing by the holders of not less that 25 percent of the aggregate Principal Amount Outstanding of the covered bonds of all series then outstanding (taken together and converted into euros at the rate specified in the applicable prospectus supplement as described above), and (ii) it shall have been indemnified and/or secured to its satisfaction.

In exercising any of its powers, trusts, authorities and discretions the Bond Trustee shall only have regard to the interests of the holders of the covered bonds of all series and shall not have regard to the interests of any other Secured Creditors.

No holder of the covered bonds shall be entitled to proceed directly against the Bank or the Guarantor LP or to take any action with respect to the Trust Deed, the covered bonds, or the Security unless the Bond Trustee, having become bound so to proceed, fails so to do within a reasonable time and such failure shall be continuing.

Notwithstanding any other provision of these Conditions, the right of any holder of a covered bond to receive payment of principal and interest on the covered bond, on or after the respective due date expressed in the covered bond, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

8.            Taxation

8.01 All amounts payable (whether in respect of principal, interest or otherwise) in respect of the covered bonds will be paid free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada, any province or territory or political subdivision thereof or any authority or agency therein or thereof having power to tax or, in the case of covered bonds issued by a branch of the Bank located outside Canada, the country in which such branch is located or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law or the interpretation or administration thereof. In that event, the Bank will pay such additional amounts as may be necessary in order that the net amounts received by the holder after such withholding or deduction shall equal the respective amounts of principal and interest which would have been received in respect of the covered bonds, in the absence of such withholding or deduction; except that no additional amounts shall be payable with respect to any payment in respect of any covered bond:

(a)
to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments, or governmental charges in respect of such covered bond by reason of his having some connection with Canada or the country in which such branch is located otherwise than the mere holding of (but not the enforcement of) such covered bond; or

(b)
to, or to a third party on behalf of, a holder in respect of whom such tax, duty, assessment, or governmental charge is required to be withheld or deducted by reason of the holder or any owner of a beneficial interest in a covered bond being a person with whom the Bank is not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)); or

(c)
presented for payment more than 30 days after the Relevant Date except to the extent that the holder thereof would have been entitled to such additional amount on presenting the same for payment on the thirtieth such day; or

(d)
to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments, or other governmental charges by reason of such holder’s failure to comply with any certification, identification, documentation or other reporting requirement concerning the nationality, residence, identity or connection with Canada or the country in which such branch is located of such holder, if (i) compliance is required by law as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (ii) the Bank has given holders at least 30 days’ notice that holders will be required to provide such certification, identification, documentation or other requirement; or

(e)
for or on account of any withholding or deduction imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any U.S. Treasury Regulations or other guidance issued or agreements entered into thereunder, any official interpretations thereof or any law implementing an intergovernmental approach thereto.

8.02 For the purposes of these Terms and Conditions, the “Relevant Date” means, in respect of any covered bond, the date on which payment thereof first become due and payable, or, if the full amount of the moneys payable has not been received by the Issuing and Paying Agent, or as the case may be, the Registrar on or prior to such due date, the date on which, the full amount of such moneys shall have been so received and notice to that effect shall have been duly given to the holders in accordance with Condition 14.

8.03 If the Bank becomes subject generally at any time to any taxing jurisdiction other than or in addition to Canada or the country in which the relevant Branch of Account is located, references in Condition 6.02 and Condition 8.01 to Canada or the country in which the relevant branch is located shall be read and construed as references to Canada or the country in which such branch is located and/or to such other jurisdiction(s).

8.04 Any reference in these Terms and Conditions to any payment due in respect of the covered bonds shall be deemed to include any additional amounts which may be payable under this Condition 8. Unless the context otherwise requires, any reference in these Terms and Conditions to “principal” shall include any premium payable in respect of a covered bond, any Final Redemption Amount, any Excess Proceeds which may be payable by the Bond Trustee under or in respect of the covered bonds and any other amounts in the nature of principal payable pursuant to these Terms and Conditions and “interest” shall include all amounts payable pursuant to Condition 5 and any other amounts in the nature of interest payable pursuant to these Terms and Conditions.

8.05 Should any payments made by the Guarantor LP under the Covered Bond Guarantee be made subject to any withholding or deduction for or on account of taxes or duties of whatever nature imposed or levied by or on account of Canada, any province or territory, political sub-division thereof or by any authority or agency therein or thereof having power to tax, the Guarantor LP will not be obliged to pay any additional amounts as a consequence.

9.	Payments

Payments – Registered Covered Bonds

9.08 Condition 9.09 is applicable in relation to registered covered bonds.

9.09 Payments of principal (other than instalments of principal prior to the final instalment) in respect of each registered covered bond (whether or not in global form) will be made against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the registered covered bond at the specified office of the Registrar or any of the Paying Agents. Such payments will be made by electronic transfer to the Designated Account (as defined below) of the holder (or the first named of joint holders) of the registered covered bond appearing in the register of holders of the registered covered bonds maintained by the Registrar (the “Register”) at the close of business on the third Business Day (being for this purpose a day on which banks are open for business in the city where the specified office of the Registrar is located) before the relevant due date. Notwithstanding the previous sentence, if (i) a holder does not have a “Designated Account” or (ii) the principal amount of the covered bonds held by a holder is less than U.S.$250,000 (or its approximate equivalent in any other Specified Currency), payment will instead be made by a check in the Specified Currency drawn on a Designated Bank (as defined below). For these purposes, “Designated Account” means the account (which, in the case of a payment in Japanese Yen to a non-resident of Japan, shall be a non-resident account) maintained by a holder with a “Designated Bank” and identified as such in the Register and Designated Bank means (in the case of payment in a Specified Currency other than euro) a bank in the principal financial center of the country of such Specified Currency (which, if the Specified Currency is Australian dollars or New Zealand dollars, shall be Sydney and Auckland, respectively) and (in the case of a payment in euro) any bank which processes payments in euro.

Payments of interest and payments of instalments of principal (other than the Final Redemption Amount) in respect of each registered covered bond (whether or not in global form) will be made by a check in the Specified Currency drawn on a Designated Bank and mailed by uninsured mail on the Business Day in the city where the specified office of the Registrar is located on the relevant due date to the holder (or the first named of joint holders) of the registered covered bond appearing in the Register at the close of business on (i) the first Business Day (in relation to global covered bonds); and (ii) the fifteenth day (in relation to registered definitive covered bonds), whether or not such fifteenth day is a Business Day, before the relevant due date (the “Record Date”) at the holder’s address shown in the Register on the Record Date and at the holder’s risk. Upon application of the holder to the specified office of the Registrar not less than three Business Days in the city where the specified office of the Registrar is located before the due date for any payment of interest in respect of a registered covered bond, the payment may be made by electronic transfer on the due date in the manner provided in the preceding paragraph. Any such application for electronic transfer shall be deemed to relate to all future payments of interest (other than interest due on redemption) and instalments of principal (other than the final instalment) in respect of the registered covered bonds which become payable to the holder who has made the initial application until such time as the Registrar is notified in writing to the contrary by such holder. Payment of the interest due in respect of each registered covered bond on redemption and the final instalment of principal will be made in the same manner as payment of the principal in respect of such registered covered bond.

Holders of registered covered bonds will not be entitled to any interest or other payment for any delay in receiving any amount due in respect of any registered covered bond as a result of a check posted in accordance with this Condition arriving after the due date for payment or being lost in the post. No commissions or expenses shall be charged to such holders by the Registrar in respect of any payments of principal or interest in respect of the registered covered bonds.

All amounts payable to DTC or its nominee as registered holder of a registered global covered bond in respect of covered bonds denominated in a Specified Currency other than U.S. dollars shall be paid by electronic transfer by the Registrar to an account in the relevant Specified Currency of the Exchange Agent on behalf of DTC or its nominee for conversion into and payment in U.S. dollars in accordance with the provisions of the Agency Agreement.

None of the Bank, the Guarantor LP, the Bond Trustee or the Agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global covered bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payments – General Provisions

9.10 Save as otherwise specified in these Terms and Conditions, Conditions 9.11 to 9.14 are applicable in relation to registered covered bonds.

9.11 Payments of amounts due (whether principal, interest or otherwise) in respect of covered bonds will be made in the currency in which such amount is due (a) by check or (b) at the option of the payee, by transfer to an account denominated in the relevant currency (or in the case of euro, an account to which euro may be credited or transferred) specified by the payee. Payments will, without prejudice to the provisions of Condition 8, be subject in all cases to any applicable fiscal or other laws and regulations.

9.12 For the purposes of these Terms and Conditions, “Payment Day” means

(a)
a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in (1) in the case of covered bonds in definitive form only, the place of presentation of the relevant covered bond and (2) each Financial Center specified in the applicable prospectus supplement; and

(b)
either (1) in the case of any currency other than euro, a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) and foreign exchange markets settle payments in the principal financial center of the country of the relevant Specified Currency (if other than the place of presentation and any Financial Center(s) specified in the prospectus supplement) and which if the Specified Currency is Australian dollars or New Zealand dollars shall be Sydney and Auckland respectively or (2) in the case of payment in euro, a day which is a TARGET2 Business Day.

9.13 No commissions or expenses shall be charged to the holders of covered bonds in respect of such payments.

10.	Prescription

10.01 Subject to applicable law, the Bank’s obligation to pay an amount of principal and interest in respect of covered bonds will cease if the covered bonds are not presented within two years after the Relevant Date (as defined in Condition 8.02) for payment thereof, or such other length of time as is specified in the prospectus supplement.

11.	The Paying Agents, the Registrar, Transfer Agents, the Calculation Agent and the Exchange Agent

11.01 The initial Paying Agents, the Registrar, the Transfer Agents and the Exchange Agent and their respective initial specified offices are specified below. The Bank reserves the right, without approval of the Bond Trustee, at any time to vary or terminate the appointment of any Paying Agent (including the Issuing and Paying Agent), any Transfer Agent(s), the Registrar, the Exchange Agent or the Calculation Agent and to appoint additional or other Paying Agents, Transfer Agents or another Registrar, Exchange Agent or Calculation Agent provided that it will at all times maintain (i) an Issuing and Paying Agent, (ii) in the case of registered covered bonds, a Registrar, (iii) a Paying Agent with a specified office in New York City, (iv) a Calculation Agent where required by the Terms and Conditions applicable to any covered bonds, and (v) so long as any of the registered global covered bonds payable in a Specified Currency other than U.S. dollars are held through DTC or its nominee, there will at all times be an Exchange Agent with a specified office in the United States (in the case of (i), (ii), and (v) with a specified office located in such place (if any) as may be required by the Terms and Conditions). The Agents, the Registrar and the Calculation Agent reserve the right at any time to change their respective specified offices to some other specified office in the same metropolitan area. Notice of all changes in the identities or specified offices of any Agent, the Registrar, or the Calculation Agent will be given promptly by the Bank to the holders in accordance with Condition 14.

11.02 The Agents, the Registrar and the Calculation Agent act solely as agents of the Bank and, in certain circumstances of the Bond Trustee, and save as provided in the Agency Agreement or any other agreement entered into with respect to its appointment, do not assume any obligations towards or relationship of agency or trust for any holder of any covered bond and each of them shall only be responsible for the performance of the duties and obligations expressly imposed upon it in the Agency Agreement or other agreement entered into with respect to its appointment or incidental thereto.

12.	Replacement of Covered Bonds

If any covered bond is lost, stolen, mutilated, defaced, or destroyed, it may be replaced at the specified office of the Issuing and Paying Agent, or of the Registrar, or any Transfer Agent (in the case of registered covered bonds) (the “Replacement Agent”), subject to all applicable laws and the requirements of any stock exchange on which the covered bonds are listed, upon payment by the claimant of all expenses incurred in connection with such replacement and upon such terms as to evidence, security, indemnity and otherwise as the Bank and the Replacement Agent may require. Mutilated or defaced covered bonds must be surrendered before replacements will be delivered therefor.

13.	Meetings of Holders of the Covered Bonds, Modification and Waiver

The Trust Deed contains provisions for convening meetings of the holders of the covered bonds to consider any matter affecting their interests, including the modification by Extraordinary Resolution of these Terms and Conditions or the provisions of the Trust Deed. The quorum at any such meeting in respect of any covered bonds of any series for passing an Extraordinary Resolution is one or more persons holding or representing not less than a clear majority of the aggregate Principal Amount Outstanding of the covered bonds of such series for the time being outstanding, or at any adjourned meeting one or more persons being or representing holders of the covered bonds whatever the nominal amount of the covered bonds of such series so held or represented, except that (i) at any meeting the business of which includes the modification of any Series Reserved Matter (as defined below), the quorum shall be one or more persons holding or representing not less than two-thirds of the aggregate Principal Amount Outstanding of the covered bonds of such series for the time being outstanding, or at any adjourned such meeting one or more persons holding or representing not less than one third of the aggregate Principal Amount Outstanding of the covered bonds of such series for the time being outstanding, and (ii) at any meeting the business of which is modification of any Bondholder Reserved Matter (defined below) each affected holder of a covered bond shall consent to such modification; no modification shall affect any holder that does not so consent. An Extraordinary Resolution passed at any meeting of the holders of the covered bonds of a series shall, subject as provided below, be binding on all the holders of the covered bonds of such series, whether or not they are present at the meeting. Pursuant to the Trust Deed, the Bond Trustee may convene a single meeting of the holders of covered bonds of more than one series if in the opinion of the Bond Trustee there is no conflict between the holders of such covered bonds, in which event the provisions of this paragraph shall apply thereto mutatis mutandis.

Notwithstanding the provisions of the immediately preceding paragraph, any Extraordinary Resolution to direct the Bond Trustee to accelerate the covered bonds pursuant to Condition 7 or to direct the Bond Trustee to take any enforcement action (a “Programme Resolution”) shall only be capable of being passed at a single meeting of the holders of the covered bonds of all series then outstanding. Any such meeting to consider a Programme Resolution may be convened by the Bank, the Guarantor LP, or the Bond Trustee or by holders of the covered bonds of any series. The quorum at any such meeting for passing a Programme Resolution is one or more persons holding or representing at least a clear majority of the aggregate Principal Amount Outstanding of the covered bonds of all series for the time being outstanding or at any adjourned such meeting one or more persons holding or representing covered bonds whatever the nominal amount of the covered bonds of any series so held or represented. A Programme Resolution passed at any meeting of the holders of the covered bonds of all series shall be binding on all holders of the covered bonds of all series, whether or not they are present at the meeting.

In connection with any meeting of the holders of covered bonds of more than one series the covered bonds of any series not denominated in euros shall be converted into euros at the rate specified in the applicable prospectus supplement.

The Bond Trustee, the Guarantor LP and the Bank may also agree, without the consent of the holders of the covered bonds of any series and without the consent of the other Secured Creditors (and for this purpose the Bond Trustee may disregard whether any such modification relates to a Series Reserved Matter), to:

(a)
any modification of the covered bonds of one or more series or any Transaction Document provided that in the opinion of the Bond Trustee such modification is not materially prejudicial to the interests of any of the holders of the covered bonds of any series; or

(b)
any modification of the covered bonds of any one or more series or any Transaction Document which is of a formal, minor or technical nature or is in the opinion of the Bond Trustee made to correct a manifest or proven error or to comply with mandatory provisions of law.

The Bond Trustee (without the consent of the holders of the covered bonds of any series) or the holders of covered bonds by Extraordinary Resolution (without the consent of the Bond Trustee), may also agree to the waiver or authorization of any breach or proposed breach of any of the provisions of the covered bonds of any series, or determine, without any such consent as described above, that any Issuer Event of Default or Guarantor LP Event of Default or Potential Issuer Event of Default or Potential Guarantor LP Event of Default shall not be treated as such, provided that, in any such case, it is not, in the opinion of the Bond Trustee, materially prejudicial to the interests of any of the holders of the covered bonds of any series.  Notwithstanding any other provision of these Conditions, the right of any holder of a covered bond to receive payment of principal and interest on the covered bond, on or after the respective due date expressed in the covered bond, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

Any such modification, waiver, authorization, or determination shall be binding on all holders of the covered bonds of all series of covered bonds for the time being outstanding and on the other Secured Creditors, and unless the Bond Trustee otherwise agrees, any such modification shall be notified by the Bank to the holders of the covered bonds of all series of covered bonds for the time being outstanding and to the other Secured Creditors in accordance with the relevant terms and conditions as soon as practicable thereafter.

In connection with the exercise by it of any of its trusts, powers, authorities, and discretions (including, without limitation, any modification, waiver, authorization or determination), the Bond Trustee shall have regard to the general interests of the holders of the covered bonds of each series as a class (but shall not have regard to any interests arising from circumstances particular to individual holders of the covered bonds whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual holders of the covered bonds (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political sub-division thereof, and the Bond Trustee shall not be entitled to require, nor shall any holder of the covered bonds be entitled to claim, from the Bank, the Guarantor LP, the Bond Trustee, or any other person any indemnification or payment in respect of any tax consequences of any such exercise upon individual holders of the covered bonds, except to the extent already provided for in Condition 8 and/or in any undertaking or covenant given in addition to, or in substitution for, Condition 8 pursuant to the Trust Deed.

For the purposes of these Terms and Conditions:

“Potential Issuer Event of Default” means any condition, event or act which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand, determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute an Issuer Event of Default;

“Potential Guarantor LP Event of Default” means any condition, event or act which, with the lapse of time and/or the issue, making or giving of any notice, certification, declaration, demand, determination and/or request and/or the taking of any similar action and/or the fulfilment of any similar condition, would constitute a Guarantor LP Event of Default; and

“Series Reserved Matter” in relation to covered bonds of a series means: (i) reduction or cancellation of the amount payable or, where applicable, modification of the method of calculating the amount payable or modification of the date of payment or, where applicable, modification of the method of calculating the date of payment in respect of any principal or interest in respect of the covered bonds; (ii) subject to any applicable redenomination provisions specified in the applicable prospectus supplement, alteration of the currency in which payments under the covered bonds are to be made; (iii) alteration of the majority required to pass an Extraordinary Resolution; (iv) any amendment to the Covered Bond Guarantee or the Security Agreement (except in a manner determined by the Bond Trustee not to be materially prejudicial to the interests of the holders of the covered bonds of any series); (v) except in accordance with Condition 6.15 or Condition 13, the sanctioning of any such scheme or proposal for the exchange or sale of the covered bonds for or the conversion of the covered bonds into, or the cancellation of the covered bonds in consideration of, shares, stock, covered bonds, bonds, debentures, debenture stock, and/or other obligations, and/or securities of the Bank or any other company formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of such shares, stock, bonds, covered bonds, debentures, debenture stock, and/or other obligations, and/or securities as described above and partly for or into or in consideration of cash and for the appointment of some person with power on behalf of the holders of the covered bonds to execute an instrument of transfer of the registered covered bonds held by them in favor of the persons with or to whom the covered bonds are to be exchanged or sold respectively; and (vi) alteration of specific sections of the Trust Deed relating to quorum and procedure for meetings of holders of covered bonds.

“Bondholder Reserved Matter” in relation to any covered bond means: (i) reduction or cancellation of the amount payable or, where applicable, modification of the method of calculating the amount payable or modification of the date of payment or, where applicable, modification of the method of calculating the date of payment in respect of any principal or interest in respect of the covered bonds; and (ii) any change to the definition of Bondholder Reserved Matter.

14.	Notices

To Bank

14.03 Notices to be given by any holder of covered bonds shall be in writing and given by lodging the same, together with the relevant covered bond or covered bonds, with the Issuing and Paying Agent or the Registrar, as the case may be. While any of the covered bonds are represented by a global covered bond, such notice may be given by any accountholder to the Issuing and Paying Agent through Euroclear and/or Clearstream, as the case may be, in such manner as the Issuing and Paying Agent or the Registrar and Euroclear and/or Clearstream, as the case may be, may approve for this purpose.

Global Covered Bonds

14.04 So long as the covered bonds of a series are represented in their entirety by any global covered bonds held on behalf of DTC, CDS, Euroclear and/or Clearstream, Luxembourg, there may be substituted for publication in newspaper(s) (in accordance with Condition 14.01) the delivery of the relevant notice to DTC, CDS, Euroclear and/or Clearstream, Luxembourg for communication by them to the holders of the covered bonds and, in addition, for so long as any covered bonds of a series are listed on a stock exchange or admitted to listing by any other relevant authority and the rules of the stock exchange, or as the case may be, other relevant authority so require, such notice will be published in a daily newspaper of general circulation in the place or places required by that stock exchange or, as the case may be, or any other relevant authority. Any such notice shall be deemed to have been given to the holders of the covered bonds on the day on which the said notice was given to DTC, CDS, Euroclear and/or Clearstream, Luxembourg.

15.	Further Issues

The Bank may from time to time, without the consent of the holders of any covered bonds, create and issue further covered bonds having the same terms and conditions as such covered bonds in all respects (or in all respects except for the first payment of interest, if any, on them and/or the Specified Denomination thereof) so as to form a single series with the covered bonds of any particular series.

16.	Currency Indemnity

The currency in which the covered bonds are denominated or, if different, payable, as specified in the prospectus supplement (the “Contractual Currency”), is the sole currency of account and payment for all sums payable by the Bank in respect of the covered bonds, including damages. Any amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgement or order of a court of any jurisdiction or otherwise) by any holder of a covered bond in respect of any sum expressed to be due to it from the Bank shall only constitute a discharge to the Bank to the extent of the amount in the Contractual Currency which such holder is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first day on which it is practicable to do so). If that amount is less than the amount in the Contractual Currency expressed to be due to any holder of a covered bond the Bank shall indemnify such holder against any loss sustained by such holder as a result. In any event, the Bank shall indemnify each such holder against any cost of making such purchase which is reasonably incurred. These indemnities constitute a separate and independent obligation from the Bank’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a covered bond and shall continue in full force and effect despite any judgement, order, claim or proof for a liquidated amount in respect of any sum due in respect of the covered bonds or any judgement or order. Any such loss shall be deemed to constitute a loss suffered by the relevant holder of a covered bond and no proof or evidence of any actual loss will be required by the Bank.

17.	Waiver and Remedies

No failure to exercise, and no delay in exercising, on the part of the holder of any covered bond, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. Rights hereunder shall be in addition to all other rights provided by law. No notice or demand given in any case shall constitute a waiver of rights to take other action in the same, similar or other instances without such notice or demand.

18.	Branch of Account

18.01 For the purposes of the Bank Act (Canada) the branch of the Bank set out in the applicable prospectus supplement shall be the branch of account (the “Branch of Account”) for the deposits evidenced by this covered bond. If not specified in the applicable prospectus supplement, the Branch of Account will be the main branch of the Bank in Toronto.

18.02 This covered bond will be paid without the necessity of first being presented for payment at the Branch of Account.

18.03 If the Branch of Account is not in Canada, the Bank may change the Branch of Account for the deposits evidenced by this covered bond, upon not less than seven days’ prior notice to its holder given in accordance with Condition 14 and upon and subject to the following terms and conditions:

(a)	if this covered bond is denominated in Yen, the Branch of Account shall not be in Japan;

(b)
the Bank shall indemnify and hold harmless the holders of the covered bonds against any tax, duty, assessment or governmental charge which is imposed or levied upon such holder as a consequence of such change, and shall pay the reasonable costs and expenses of the Issuing and Paying Agent in connection with such change; and

(c)
notwithstanding (b) above, no change of the Branch of Account may be made unless immediately after giving effect to such change (a) no Issuer Event of Default, Guarantor LP Event of Default, Potential Issuer Event of Default or Potential Guarantor LP Event of Default shall have occurred and be continuing, and (b) payments of principal, interest, or other amounts on covered bonds of this series to holders thereof (other than Excluded Holders, as hereinafter defined) shall not, in the opinion of counsel to the Bank, be subject to any taxes, as hereinafter defined, to which they would not have been subject had such change not taken place. For the purposes of this section, an “Excluded Holder” means a holder of a covered bond of this series who is subject to taxes by reason of its having some connection with the Relevant Jurisdiction other than the mere holding of a covered bond of this series as a non-resident of such Relevant Jurisdiction. “Relevant Jurisdiction” means Canada, its provinces or territories, and the jurisdiction in which the new Branch of Account is located, and “taxes” means any tax, duty, assessment, or other governmental charge imposed or levied in respect of the payment of the principal of the covered bonds of this series or interest thereon for or on behalf of a Relevant Jurisdiction or any authority therein or thereof having power to tax.

19.	Substitution

Subject as provided in the Trust Deed, the Bond Trustee, if it is satisfied that to do so would not be materially prejudicial to the interests of the holders of the covered bonds, may agree, without the consent of the holders of the covered bonds, to the substitution of a Subsidiary of the Bank in place of the Bank as principal debtor under the covered bonds and the Trust Deed, provided that the obligations of such Subsidiary in respect of the covered bonds and the Trust Deed shall be guaranteed by the Bank in such form as the Bond Trustee may require.

Any substitution pursuant to this Condition 19 shall be binding on the holders of the covered bonds and, unless the Bond Trustee agrees otherwise, shall be notified to the holders of the covered bonds as soon as practicable thereafter in accordance with Condition 14.

It shall be a condition of any substitution pursuant to this Condition 19 that the covered bond Guarantee shall remain in place or be modified to apply mutatis mutandis and continue in full force and effect in relation to any Subsidiary of the Bank which is proposed to be substituted for the Bank as principal debtor under the covered bonds and the Trust Deed.

20.	Rating Agency Confirmation

If Rating Agency Confirmation or some other response by a Rating Agency is a condition to any action or step under any Transaction Document or is otherwise required and a written request for such Rating Agency Confirmation or response is delivered to that Rating Agency by any of the Bank, the Guarantor LP and/or the Bond Trustee, as applicable (each a “Requesting Party”), and the Rating Agency indicates that it does not consider such confirmation or response necessary in the circumstances, the Requesting Party shall be entitled to treat such indication as deemed Rating Agency Confirmation or consent, as applicable, to the action or step. For the purposes of this Condition 20 “Rating Agency Confirmation” means, with respect to any relevant event or matter, confirmation in writing from the Rating Agencies that the then current ratings of the covered bonds by the Rating Agencies will not be adversely affected by or withdrawn as a result of the occurrence of such event or matter.

21.	Indemnification of Bond Trustee and Bond Trustee contracting with the Bank and/or the Guarantor LP

If, in connection with the exercise of its powers, trusts, authorities, or discretions the Bond Trustee is of the opinion that the interests of the holders of the covered bonds of any one or more series would be materially prejudiced thereby, the Bond Trustee shall not exercise such power, trust, authority, or discretion without the approval by Extraordinary Resolution of such holders of the relevant series of covered bonds then outstanding or by a direction in writing of such holders of the covered bonds of at least 25 percent of the Principal Amount Outstanding of covered bonds of the relevant series then outstanding.

The Trust Deed and the Security Agreement contain provisions for the indemnification of the Bond Trustee and for relief from responsibility, including provisions relieving the Bond Trustee from taking any action unless indemnified and/or secured to the satisfaction of the Bond Trustee.

The Trust Deed and the Security Agreement also contain provisions pursuant to which the Bond Trustee is entitled, among other things: (i) to enter into business transactions with the Bank, the Guarantor LP, and/or any of their respective Subsidiaries and affiliates and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to, the Bank, the Guarantor LP, and/or any of their respective Subsidiaries and affiliates; (ii) to exercise and enforce its rights, comply with its obligations, and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of, or consequences for, the holders of the covered bonds or the other Secured Creditors; and (iii) to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith.

The Bond Trustee will not be responsible for any loss, expense, or liability, which may be suffered as a result of any Loans or Related Security, or any deeds or documents of title thereto, being uninsured or inadequately insured or being held by clearing organisations or their operators or by intermediaries such as banks, brokers, or other similar persons on behalf of the Bond Trustee. The Bond Trustee will not be responsible for: (i) supervising the performance by the Bank or any other party to the Transaction Documents of their respective obligations under the Transaction Documents and the Bond Trustee will be entitled to assume, until it has written notice to the contrary, that all such persons are properly performing their duties; (ii) considering the basis on which approvals or consents are granted by the Bank or any other party to the Transaction Documents under the Transaction Documents; (iii) monitoring the Covered Bond Portfolio, including, without limitation, whether the Covered Bond Portfolio is in compliance with the Asset Coverage Test or the Amortization Test; or (iv) monitoring whether Loans and their Related Security satisfy the Eligibility Criteria. The Bond Trustee will not be liable to any holder of the covered bonds or other Secured Creditor for any failure to make or to cause to be made on their behalf the searches, investigations, and inquiries which would normally be made by reasonable and prudent institutional mortgage lenders in the Seller’s market in relation to the Security and have no responsibility in relation to the legality, validity, sufficiency, and enforceability of the Security and the Transaction Documents.

22.	Law and Jurisdiction

The Trust Deed, Agency Agreement, the covered bonds, and the other Transaction Documents, except as specified therein, are governed by and shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

OWNERSHIP AND BOOK-ENTRY ISSUANCE

The covered bonds will be issued in registered form as global covered bonds through DTC. In this section, we describe special considerations that will apply to the covered bonds issued in global i.e., book-entry, form. First we describe the difference between registered ownership and indirect ownership of the covered bonds. Then we describe special provisions that apply to global covered bonds.

Who is the Registered Owner of a Covered Bond?

The covered bonds will be represented by one or more global covered bonds. We refer to those who have covered bonds registered in their own names, on the books that we or the trustee maintain for this purpose, as the “registered holders” of those securities. Subject to limited exceptions, we and the trustee are entitled to treat the registered holder of a covered bond as the person exclusively entitled to vote, to receive notices, to receive any interest or other payment in respect of the covered bond, and to exercise all the rights and power as an owner of the covered bond. We refer to those who own beneficial interests in covered bonds that are not registered in their own names as indirect owners of those covered bonds. As we discuss below, indirect owners are not registered holders, and investors in covered bonds issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners.  Unless otherwise noted in your prospectus supplement, we will issue each covered bond issued pursuant to this prospectus in book-entry form only. This means covered bonds issued pursuant to this prospectus will be represented by one or more global covered bonds registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in such covered bonds on behalf of themselves or their customers.

Under the Trust Deed, subject to limited exceptions, only the person in whose name a covered bond is registered is recognized as the holder of that covered bond. Consequently, for global covered bonds, we will recognize only the applicable depositary as the holder of the covered bonds and we will make all payments on the covered bonds, including deliveries of any property other than cash, to the applicable depositary. The applicable depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The applicable depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the covered bonds.

As a result, investors will not own the covered bonds directly. Instead, they will own beneficial interests in a global covered bond, through a bank, broker, or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the covered bonds are issued in global form, investors will be indirect owners, and not registered holders, of the covered bonds.

Registered Holders.  Subject to limited exceptions, our obligations, as well as the obligations of the Bond Trustee and the obligations, if any, of any other third parties employed by us, run only to the registered holders of the covered bonds. We do not have obligations to investors who hold beneficial interests in global covered bonds by any indirect means. This will be the case whether an investor chooses to be an indirect owner of a covered bond or has no choice because we are issuing the covered bonds issued pursuant to this prospectus only in global form.

For example, once we make a payment or give a notice to the registered holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the Trust Deed for a series of covered bonds or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Trust Deed — we would seek the approval only from the registered holders, and not the indirect owners, of the relevant covered bonds. Whether and how the registered holders contact the indirect owners is up to the registered holders.

When we refer to “you” in this prospectus, we mean all purchasers of the covered bonds being issued pursuant to this prospectus, whether they are the registered holders or only indirect owners of those covered bonds.

Special Considerations for Indirect Owners.  If you hold covered bonds through a bank, broker or other financial institution  in book-entry form, you should check with your own institution to find out:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the covered bonds if there were a default or other event triggering the need for holders to act to protect their interests; and

•	how the depositary’s rules and procedures will affect these matters.

What is a Global Covered Bond?

Unless otherwise noted in the applicable prospectus supplement, we will issue each covered bond issued pursuant to this prospectus in book-entry form only. Each covered bond issued in book-entry form will be represented by a global covered bond that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any covered bond for this purpose is called the “depositary” for that covered bond. Each series of covered bonds issued pursuant to this prospectus will have one or more of the following as the depositaries: The Depository Trust Company, New York, New York, which is known as “DTC”; and/or any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global covered bond, investors may hold beneficial interests in that covered bond through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your covered bonds will be named in your prospectus supplement; if none is named, the depositary will be DTC. Covered bonds may have different depositaries or be held directly.

A global covered bond may represent one or any other number of individual covered bonds.  All covered bonds represented by the same global covered bond will have the same terms.

A global covered bond may not be transferred to or registered in the name of anyone other than the depositary or its nominee. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all covered bonds represented by a global covered bond, and investors will be permitted to own only indirect interests in a covered bond represented by a global covered bond. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose covered bonds are represented by a global covered bond will not be a holder of the covered bonds, but only an indirect owner of an interest in the global covered bond.

If the prospectus supplement for a particular series of covered bonds indicates that the covered bonds will be issued in global form only, then the covered bonds will be represented by a global covered bond at all times.

Special considerations for global covered bonds. As an indirect owner, an investor’s rights relating to a global covered bond will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of covered bonds and instead deal only with the depositary that holds the global covered bond.

For covered bonds issued only in the form of a global covered bond, an investor should be aware of the following:

•
except in limited circumstances, an investor cannot cause the covered bonds to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the covered bond;

•
an investor will be an indirect holder and must look to his or her own bank, broker, or other financial institution for payments on the covered bonds and protection of his or her legal rights relating to the covered bonds, as we describe above under “— Who Is the Registered Owner of a Covered Bond?”;

•	an investor may not be able to sell interests in the covered bonds to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in a global covered bond in circumstances in which certificates representing the covered bonds must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global covered bond, and those policies may change from time to time. We and the Bond Trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global covered bond. We and the Bond Trustee also do not supervise the depositary in any way;

•
The depositary may require that those who purchase and sell interests in a global covered bond within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global covered bonds, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global covered bond through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that global covered bond through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Considerations Relating to DTC

DTC has advised us as follows:

•	DTC is:

(1)         a limited purpose trust company organized under the laws of the State of New York;

(2)          a “banking organization” within the meaning of New York Banking Law;

(3)         a member of the Federal Reserve System;

(4)           a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)           a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of securities.

•
Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, and dealers and trust companies that have custodial relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Considerations Relating to Clearstream and Euroclear

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream may hold interests in a global covered bond as participants in DTC.

Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, will be subject to DTC’s rules and procedures.

CASHFLOWS

Until the occurrence of a Covered Bond Guarantee Activation Event, the covered bonds will be obligations of the Bank only. The Bank is liable to make payments when due on the covered bonds, whether or not it has received any corresponding payment from the Guarantor LP.

This section summarizes the Priorities of Payments of the Guarantor LP, as to the allocation and distribution of amounts standing to the credit of the Guarantor LP on the Ledgers and their order of priority:

(a)	when no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred;

(b)	when an Asset Coverage Test Breach Notice is outstanding but no Covered Bond Guarantee Activation Event has occurred;

(c)	following service of a Notice to Pay on the Guarantor LP; and

(d)	following service of a Guarantor LP Acceleration Notice and enforcement of the Security.

If the Transaction Account is closed in accordance with the terms of the Bank Account Agreement or no Transaction Account is maintained, any payment to be made to or from the Transaction Account will, as applicable, be made to or from the GDA Account, or no payment shall be made at all if such payment is expressed to be from the GDA Account to the Transaction Account.

Guarantor LP Payment Dates occur monthly.

Allocation and distribution of Available Revenue Receipts when no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred

At any time no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred, Available Revenue Receipts will be allocated and distributed as described below.

The Guarantor LP or the Cash Manager on its behalf will, as of each Calculation Date, calculate the amount of Available Revenue Receipts available for distribution on the immediately following Guarantor LP Payment Date and the Reserve Fund Required Amount (if applicable).

Pre-Acceleration Revenue Priority of Payments

On each Guarantor LP Payment Date, the Guarantor LP (or the Cash Manager on its behalf) will transfer Available Revenue Receipts from the Revenue Ledger to the Payment Ledger, and use Available Revenue Receipts held by the Cash Manager for and on behalf of the Guarantor LP and, as necessary, transfer Available Revenue Receipts from the GDA Account to the Transaction Account (to the extent maintained), in an amount equal to the lower of (a) the amount required to make the payments or credits described below (taking into account any Available Revenue Receipts held by the Cash Manager for or on behalf of the Guarantor LP and any Available Revenue Receipts standing to the credit of the Transaction Account), and (b) the amount of Available Revenue Receipts.

At any time no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred, Available Revenue Receipts will be applied by or on behalf of the Guarantor LP (or the Cash Manager on its behalf) on each Guarantor LP Payment Date (except for amounts due to third parties by the Guarantor LP under paragraph (a) or Third Party Amounts, which will be paid when due) in making the following payments and provisions (the “Pre-Acceleration Revenue Priority of Payments”) (in each case only if and to the extent that payments or provisions of a higher priority have been made in full):

(a)
first, in or towards satisfaction of any amounts due and payable by the Guarantor LP to third parties and incurred without breach by the Guarantor LP of the Transaction Documents to which it is a party (and for which payment has not been provided for elsewhere in the relevant Priorities of Payments) and to provide for any such amounts expected to become due and payable by the Guarantor LP in the immediately succeeding Guarantor LP Payment Period and to pay and discharge any liability of the Guarantor LP for taxes;

(b)	second, any amounts in respect of interest due to the Bank in respect of the Demand Loan pursuant to the terms of the Intercompany Loan;

(c)	third, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of:

(i)
any remuneration then due and payable to the Servicer and any costs, charges, liabilities, and expenses then due or to become due and payable to the Servicer under the provisions of the Servicing Agreement in the immediately succeeding Guarantor LP Payment Period, together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(ii)
any remuneration then due and payable to the Cash Manager and any costs, charges, liabilities, and expenses then due or to become due and payable to the Cash Manager under the provisions of the Cash Management Agreement in the immediately succeeding Guarantor LP Payment Period, together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(iii)
amounts (if any) due and payable to the Account Bank (or, as applicable, the Standby Account Bank) (including costs) pursuant to the terms of the Bank Account Agreement (or, as applicable, the Standby Bank Account Agreement), together with applicable HST (or other similar taxes) thereon to the extent provided therein; and

(iv)
amounts due and payable to the Asset Monitor pursuant to the terms of the Asset Monitor Agreement (other than the amounts referred to in paragraph (i) below), together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(d)
fourth, in or towards payment due to the Interest Rate Swap Provider (including any termination payment due and payable by the Guarantor LP under the Interest Rate Swap Agreement (but excluding any Excluded Swap Termination Amount)) pursuant to the terms of the Interest Rate Swap Agreement;

(e)
fifth, in or towards payment on the Guarantor LP Payment Date of, or to provide for payment on such date in the future of such proportion of the relevant payment falling due in the future as the Cash Manager may reasonably determine (in the case of any such payment or provision, after taking into account any provisions previously made and any amounts receivable from the Interest Rate Swap Provider under the Interest Rate Swap Agreement) any amounts due or to become due and payable (excluding principal amounts) to the Bank in respect of the Guarantee Loan pursuant to the terms of the Intercompany Loan Agreement;

(f)
sixth, if a Servicer Event of Default has occurred, all remaining Available Revenue Receipts are to be credited to the GDA Account (with a corresponding credit to the Revenue Ledger maintained in respect of that account) until such Servicer Event of Default is either remedied by the Servicer or waived by the Bond Trustee or a new servicer is appointed to service the Covered Bond Portfolio (or the relevant part thereof);

(g)
seventh, in or towards a credit to the Reserve Ledger on the GDA Account of an amount up to but not exceeding the amount by which the Reserve Fund Required Amount (if applicable) exceeds the existing balance on the Reserve Ledger as calculated on the immediately preceding Calculation Date;

(h)	eighth, payment of any Excluded Swap Termination Amounts due and payable by the Guarantor LP under the Interest Rate Swap Agreement;

(i)
ninth, in or towards payment pro rata and pari passu in accordance with the respective amounts thereof of any indemnity amount due to the Asset Monitor pursuant to the Asset Monitor Agreement, and any indemnity amount due to any Partner pursuant to the Guarantor LP Agreement;

(j)	tenth, in or towards payment of the fee due to the Corporate Services Provider; and

(k)	eleventh, towards payment to the Limited Partner of the sum (specified in the Guarantor LP Agreement) as profit for its interest in the Guarantor LP.

Any amounts received by the Guarantor LP under the Interest Rate Swap Agreement on or after the Guarantor LP Payment Date but prior to the next following Guarantor LP Payment Date will be applied, together with any provision for such payments made on any preceding Guarantor LP Payment Date, to make payments (other than in respect of principal) due and payable in respect of the Intercompany Loan Agreement and then the expenses of the Guarantor LP unless an Asset Coverage Test Breach Notice is outstanding or otherwise to make provision for such payments on such date in the future of such proportion of the relevant payment falling due in the future as the Cash Manager may reasonably determine.

Any amounts received under the Interest Rate Swap Agreement on the Guarantor LP Payment Date or on any date prior to the next succeeding Guarantor LP Payment Date which are not put towards a payment or provision in accordance with paragraph (d) above or the preceding paragraph will be credited to the Revenue Ledger and applied as Available Revenue Receipts on the next succeeding Guarantor LP Payment Date.

Amounts (if any) held by the Cash Manager for and on behalf of the Guarantor LP or standing to the credit of the Transaction Account which are not required to be applied in accordance with paragraphs (a) to (k) of the Pre-Acceleration Revenue Priority of Payments or paragraphs (a) to (e) of the Pre-Acceleration Principal Priority of Payments below will, if applicable, be deposited by the Cash Manager and, in each case be credited to the appropriate ledger in the GDA Account on the Guarantor LP Payment Date.

Allocation and Distribution of Available Principal Receipts when no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred

At any time no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred, Available Principal Receipts will be allocated and distributed as described below.

The Guarantor LP or the Cash Manager on its behalf will, as of each Calculation Date, calculate the amount of Available Principal Receipts available for distribution on the immediately following Guarantor LP Payment Date.

Pre-Acceleration Principal Priority of Payments

On each Guarantor LP Payment Date, the Guarantor LP (or the Cash Manager on its behalf ) will transfer Available Principal Receipts from the Principal Ledger to the Payment Ledger, and use Available Principal Receipts held by the Cash Manager for and on behalf of the Guarantor LP and, as necessary, transfer Available Principal Receipts from the GDA Account to the Transaction Account (to the extent maintained), in an amount equal to the lower of (a) the amount required to make the payments or credits described below (taking into account any Available Principal Receipts held by the Cash Manager for or on behalf of the Guarantor LP and/or standing to the credit of the Transaction Account), and (b) the amount of Available Principal Receipts.

If a Guarantor LP Payment Date is the same as an Interest Payment Date, then the distribution of Available Principal Receipts under the Pre-Acceleration Principal Priority of Payments will be delayed until the Bank has made Scheduled Interest and/or principal payments on that Interest Payment Date unless payment is made by the Guarantor LP directly to the Bond Trustee (or the Issuing and Paying Agent at the direction of the Bond Trustee).

At any time no Asset Coverage Test Breach Notice is outstanding and no Covered Bond Guarantee Activation Event has occurred, Available Principal Receipts (other than Cash Capital Contributions made from time to time by the Seller in its capacity as a Limited Partner) will be applied by or on behalf of the Guarantor LP on each Guarantor LP Payment Date in making the following payments and provisions (the “Pre-Acceleration Principal Priority of Payments”) (in each case only if and to the extent that payments or provisions of a higher priority have been made in full):

(a)	first, to pay amounts in respect of principal outstanding on the Demand Loan pursuant to the terms of the Intercompany Loan Agreement;

(b)
second, to acquire New Loans and their Related Security offered to the Guarantor LP, if necessary or prudent to ensure that, taking into account the other resources available to the Guarantor LP, the Asset Coverage Test is met and thereafter to acquire (in the discretion of the Guarantor LP or the Cash Manager on its behalf) Substitute Assets up to the prescribed limit and/or Authorized Investments;

(c)
third, to deposit the remaining Available Principal Receipts in the GDA Account (with a corresponding credit to the Principal Ledger) in an amount sufficient to ensure that taking into account the other resources available to the Guarantor LP, the Asset Coverage Test is met;

(d)
fourth, in or towards repayment on the Guarantor LP Payment Date (or to provide for repayment on such date in the future of such proportion of the relevant payment falling due in the future as the Cash Manager may reasonably determine) of amounts (in respect of principal) due or to become due and payable to the Bank in respect of the Guarantee Loan; and

(e)	fifth, subject to complying with the Asset Coverage Test, to make Capital Distributions.

Allocation and distribution of Available Revenue Receipts and Available Principal Receipts when an Asset Coverage Test Breach Notice is outstanding but no Covered Bond Guarantee Activation Event has occurred

At any time an Asset Coverage Test Breach Notice is outstanding but no Covered Bond Guarantee Activation Event has occurred, all Available Revenue Receipts and Available Principal Receipts will continue to be applied in accordance with the Pre-Acceleration Revenue Priority of Payments and the Pre-Acceleration Principal Priority of Payments save that, while any covered bonds remain outstanding, no moneys will be applied under paragraphs (b), (e), (i) (to the extent only that such amounts are payable to a Partner), (j) or (k) of the Pre-Acceleration Revenue Priority of Payments or paragraphs (a), (b), (d), or (e) of the Pre-Acceleration Principal Priority of Payments.

Allocation and distribution of Available Revenue Receipts and Available Principal Receipts following service of a Notice to Pay on the Guarantor LP

At any time after service of a Notice to Pay on the Guarantor LP, but prior to service of a Guarantor LP Acceleration Notice, all Available Revenue Receipts and Available Principal Receipts (other than Third Party Amounts) will be applied as described below under “Guarantee Priority of Payments”.

On each Guarantor LP Payment Date, the Guarantor LP or the Cash Manager on its behalf will transfer Available Revenue Receipts and Available Principal Receipts from the Revenue Ledger, the Reserve Ledger, the Principal Ledger or the Capital Account Ledger, as the case may be, to the Payment Ledger, in an amount equal to the lower of (a) the amount required to make the payments set out in the Guarantee Priority of Payments and (b) the amount of all Available Revenue Receipts and Available Principal Receipts standing to the credit of such Ledgers.

The Guarantor LP will create and maintain ledgers for each series of covered bonds and record amounts allocated to such series of covered bonds in accordance with paragraph (f) of the Guarantee Priority of Payments below, and such amounts, once allocated, will only be available to pay amounts due under the Covered Bond Guarantee and amounts due in respect of the relevant series of covered bonds under the Covered Bond Swap Agreement on the scheduled repayment dates thereof.

Guarantee Priority of Payments

On each Guarantor LP Payment Date after the service of a Notice to Pay on the Guarantor LP (but prior to service of a Guarantor LP Acceleration Notice), the Guarantor LP or the Cash Manager on its behalf will apply Available Revenue Receipts and Available Principal Receipts to make the following payments and provisions in the following order of priority (the “Guarantee Priority of Payments”) (in each case only if and to the extent that payments or provisions of a higher priority have been made in full):

(a)	first, to pay any amounts in respect of principal and interest due to the Bank in respect of the Demand Loan pursuant to the terms of the Intercompany Loan Agreement;

(b)
second, in or towards payment of all amounts due and payable or to become due and payable to the Bond Trustee in the immediately succeeding Guarantor LP Payment Period under the provisions of the Trust Deed together with interest and applicable HST (or other similar taxes) thereon as provided therein;

(c)	third, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of:

(i)	any remuneration then due and payable to the Agents under the provisions of the Agency Agreement together with applicable HST (or other similar taxes) thereon as provided therein; and

(ii)
any amounts then due and payable by the Guarantor LP to third parties and incurred without breach by the Guarantor LP of the Transaction Documents to which it is a party (and for which payment has not been provided for elsewhere) and to provide for any such amounts expected to become due and payable by the Guarantor LP in the immediately succeeding Guarantor LP Payment Period and to pay or discharge any liability of the Guarantor LP for taxes;

(d)	fourth, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of:

(i)
any remuneration then due and payable to the Servicer and any costs, charges, liabilities, and expenses then due or to become due and payable to the Servicer in the immediately succeeding Guarantor LP Payment Period under the provisions of the Servicing Agreement together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(ii)
any remuneration then due and payable to the Cash Manager and any costs, charges, liabilities, and expenses then due or to become due and payable to the Cash Manager in the immediately succeeding Guarantor LP Payment Period under the provisions of the Cash Management Agreement, together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(iii)
amounts (if any) due and payable to the Account Bank (or, as applicable, the Standby Account Bank) (including costs) pursuant to the terms of the Bank Account Agreement (or, as applicable, the Standby Bank Account Agreement), together with applicable HST (or other similar taxes) thereon to the extent provided therein; and

(iv)
amounts due and payable to the Asset Monitor (other than the amounts referred to in paragraph (j) below) pursuant to the terms of the Asset Monitor Agreement, together with applicable HST (or other similar taxes) thereon as provided therein;

(e)
fifth, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of any amounts due and payable to the Interest Rate Swap Provider (including any termination payment due and payable by the Guarantor LP under the Interest Rate Swap Agreement but excluding any Excluded Swap Termination Amount) pursuant to the terms of the Interest Rate Swap Agreement;

(f)	sixth, to pay pro rata and pari passu according to the respective amounts thereof:

(i)
the amounts due and payable to the Covered Bond Swap Provider (other than in respect of principal) pro rata and pari passu in respect of each relevant series of covered bonds (including any termination payment (other than in respect of principal) due and payable by the Guarantor LP under the Covered Bond Swap Agreement but excluding any Excluded Swap Termination Amount) in accordance with the terms of the Covered Bond Swap Agreement; and

(ii)
to the Bond Trustee or (if so directed by the Bond Trustee) the Issuing and Paying Agent on behalf of the holders of the covered bonds pro rata and pari passu Scheduled Interest that is Due for Payment (or will become Due for Payment in the immediately succeeding Guarantor LP Payment Period) under the Covered Bond Guarantee in respect of each series of covered bonds, provided that if the amount available for distribution under this paragraph (f) (excluding any amounts received from the Covered Bond Swap Provider) would be insufficient to pay the Canadian Dollar Equivalent of the Scheduled Interest that is Due for Payment in respect of each series of covered bonds under (f)(ii) above, the shortfall will be divided amongst all such series of covered bonds on a pro rata basis and the amount payable by the Guarantor LP in respect of each relevant series of covered bonds to the Covered Bond Swap Provider under (f)(i) above will be reduced by the amount of the shortfall applicable to the covered bonds in respect of which such payment is to be made;

(g)	seventh, to pay or provide for pro rata and pari passu according to the respective amounts thereof, of:

(i)
the amounts (in respect of principal) due and payable pro rata and pari passu in respect of each relevant series of covered bonds (including any termination payment (relating solely to principal) due and payable by the Guarantor LP under the Covered Bond Swap Agreement but excluding any Excluded Swap Termination Amount) to the Covered Bond Swap Provider in accordance with the terms of the relevant Covered Bond Swap Agreement; and

(ii)
to the Bond Trustee or (if so directed by the Bond Trustee) the Issuing and Paying Agent on behalf of the holders of the covered bonds pro rata, and pari passu Scheduled Principal that is Due for Payment (or will become Due for Payment in the immediately succeeding Guarantor LP Payment Period) under the Covered Bond Guarantee in respect of each series of covered bonds, provided that if the amount available for distribution under this paragraph (g) (excluding any amounts received from the Covered Bond Swap Provider) in respect of the amounts referred to in (g)(i) above would be insufficient to pay the Canadian Dollar Equivalent of the Scheduled Principal that is Due for Payment in respect of the relevant series of covered bonds under this (g)(ii), the shortfall will be divided amongst all such series of covered bonds on a pro rata basis and the amount payable by the Guarantor LP in respect of each relevant series of covered bonds under (g)(i) to the Covered Bond Swap Provider above will be reduced by the amount of the shortfall applicable to the covered bonds in respect of which such payment is to be made;

(h)
eighth, to deposit the remaining moneys into the GDA Account for application on the next following Guarantor LP Payment Date in accordance with the Priorities of Payment described in paragraphs (a) to (g) (inclusive) above, until the covered bonds have been fully repaid or provided for (such that the Required Redemption Amount has been accumulated in respect of each outstanding series of covered bonds);

(i)
ninth, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of any Excluded Swap Termination Amount due and payable by the Guarantor LP to the relevant Swap Provider under the relevant Swap Agreement;

(j)
tenth, after the covered bonds have been fully repaid or provided for (such that the Required Redemption Amount has been accumulated in respect of each outstanding series of covered bonds), any remaining moneys will be applied in and towards repayment in full of amounts outstanding under the Intercompany Loan Agreement;

(k)
eleventh, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof of any indemnity amount due to the Partners pursuant to the Guarantor LP Agreement and certain costs, expenses and indemnity amounts due by the Guarantor LP to the Asset Monitor pursuant to the Asset Monitor Agreement; and

(l)	twelfth, thereafter any remaining moneys will be applied in accordance with the Guarantor LP Agreement.

Termination payments received in respect of the Swap Agreements, premiums received in respect of replacement Swap Agreements

If the Guarantor LP receives any termination payment from a Swap Provider in respect of a Swap Agreement, such termination payment will first be used, to the extent necessary (prior to the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice) to pay a replacement Swap Provider to enter into a replacement Swap Agreement with the Guarantor LP, unless a replacement Swap Agreement has already been entered into on behalf of the Guarantor LP. If the Guarantor LP receives any premium from a replacement Swap Provider in respect of a replacement Swap Agreement, such premium will first be used to make any termination payment due and payable by the Guarantor LP with respect to the previous Swap Agreement, unless such termination payment has already been made on behalf of the Guarantor LP.

Any amounts received by the Guarantor LP which are not applied to pay a replacement Swap Provider to enter into a replacement Swap Agreement will be credited to the Revenue Ledger and applied as Available Revenue Receipts on the next succeeding Guarantor LP Payment Date.

Application of moneys received by the Bond Trustee following service of a Guarantor LP Acceleration Notice and enforcement of the Security

Following service of a Guarantor LP Acceleration Notice and enforcement of the Security granted under the terms of the Security Agreement, all moneys received or recovered by the Bond Trustee (or a Receiver appointed on either’s behalf) (excluding all amounts due or to become due in respect of any Third Party Amounts) will be applied in the following order of priority (the “Post-Enforcement Priority of Payments”) (in each case only if and to the extent that payments or provisions of a higher priority have been made in full):

(a)
first, in or towards satisfaction of all amounts due and payable or to become due and payable to the Bond Trustee under the provisions of the Trust Deed, together with interest and applicable HST (or other similar taxes) thereon as provided therein; and

(b)
second, in or towards satisfaction pro rata and pari passu according to respective amounts thereof of any remuneration then due and payable to the Agents under or pursuant to the Agency Agreement together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(c)	third, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof, of:

(i)
any remuneration then due and payable to the Servicer and any costs, charges, liabilities and expenses then due or to become due and payable to the Servicer under the provisions of the Servicing Agreement, together with applicable HST (or other similar taxes) thereon to the extent provided therein;

(ii)
any remuneration then due and payable to the Cash Manager and any costs, charges, liabilities and expenses then due or to become due and payable to the Cash Manager under the provisions of the Cash Management Agreement, together with applicable HST (or other similar taxes) thereon to the extent provided therein; and

(iii)
amounts due to the Account Bank or, as applicable, the Standby Account Bank (including costs) pursuant to the terms of the Bank Account Agreement or applicable, the Standby Bank Account Agreement, together with applicable HST (or other similar taxes) thereon to the extent provided therein; and

(d)
fourth, to pay pro rata and pari passu according to the respective amounts thereof, of any amounts due and payable to the Interest Rate Swap Provider (including any termination payment (but excluding any Excluded Swap Termination Amounts)) pursuant to the terms of the Interest Rate Swap Agreement;

(e)	fifth, to pay pro rata and pari passu according to the respective amounts thereof, of:

(i)
the amounts due and payable to the Covered Bond Swap Provider pro rata and pari passu in respect of each relevant series of covered bonds to the Covered Bond Swap (including any termination payment due and payable by the Guarantor LP under the Covered Bond Swap Agreement (but excluding any Excluded Swap Termination Amount)) in accordance with the terms of the Covered Bond Swap Agreement; and

(ii)
the amounts due and payable under the Covered Bond Guarantee, to the Bond Trustee on behalf of the holders of the covered bonds pro rata and pari passu in respect of interest and principal due and payable on each series of covered bonds, provided that if the amount available for distribution under this paragraph (e) (excluding any amounts received from the Covered Bond Swap Provider in respect of amounts referred to in (e)(i) above) would be insufficient to pay the Canadian Dollar Equivalent of the amounts due and payable under the Covered Bond Guarantee in respect of each series of covered bonds under (e)(ii) above, the shortfall will be divided amongst all such series of covered bonds on a pro rata basis and the amount payable by the Guarantor LP in respect of each relevant series of covered bonds under (e)(i) above to the Covered Bond Swap Provider will be reduced by the amount of the shortfall applicable to the covered bonds in respect of which such payment is to be made;

(f)
sixth, in or towards satisfaction pro rata and pari passu according to the respective amounts thereof, of any Excluded Swap Termination Amounts due and payable by the Guarantor LP to the relevant Swap Provider under the relevant Swap Agreement;

(g)	seventh, after the covered bonds have been fully repaid, any remaining moneys shall be applied in or towards repayment in full of all amounts outstanding under the Intercompany Loan Agreement;

(h)	eighth, towards payment of any indemnity amount due to the Partners pursuant to the Guarantor LP Agreement; and

(i)	ninth, thereafter any remaining moneys will be applied in or towards payment to the Partners pursuant to the Guarantor LP Agreement.

Summary of Fees and Expenses

Upon the occurrence of a Covered Bond Guarantor Activation Event, the following fees and expenses will be paid from the collections on and proceeds of the Covered Bond Portfolio.

Fee Description	Payable To	Purpose	Amount (% or $ per annum)	Current Provider
Agent Fees	US Paying Agent Issuing and Paying Agent Exchange Agent Calculation Agent	Making payments on bonds issued through DTC	Up to $10,000	Bank of New York Mellon
		For bond issued outside the US, the issuing and paying agent		Bank of New York Mellon
Bond Trustee Fee	Bond Trustee	Trustee for bond holders		Bank of New York Mellon
Servicing Fee and Expenses of Servicer	Servicer	Servicing the mortgage loans	Up to 0.20% (expected fee for replacement servicer)	Royal Bank of Canada
Cash Manager Fee and expenses of Cash Manager	Cash Manager	Hold cash	Up to $10,000	Royal Bank of Canada
Account Bank Fee	Account Bank		Up to $10,000	Royal Bank of Canada
Asset Monitor Fee	Asset Monitor	Check the calculations for the Asset Coverage Test	Up to $20,000	Deloitte & Touche LLP
GDA Provider Fee	GDA Provider		Up to 0.025%	Stand-by GDA Provider: Bank of Montreal
Corporate Service Fees, Asset Trustee Fees, and Liquidation General Partner Fees	Corporate Service Provider, Covered Bond – Asset Trustee, Liquidation General Partner	Up to $100,000	Computershare Trust Company of Canada

COVERED BOND PORTFOLIO

The Covered Bond Portfolio consists of Loans and their Related Security, and in some cases Substitute Assets and/or Authorized Investments up to a certain threshold amount.  For details on the eligibility criteria and representations and warranties provided with respect to the Loans in the Covered Bond Portfolio, see “Summary of Principal Documents—Mortgage Sale Agreement—Eligibility Criteria” and “Summary of Principal Documents—Mortgage Sale Agreement —Representations and Warranties”. The Asset Coverage Test and the Amortization Test performed by the Cash Manager are intended to ensure that the assets and cashflows of the Guarantor LP, including the Loans and their Related Security in the Covered Bond Portfolio and cashflows in respect thereof, will be adequate to enable the Guarantor LP to meet its obligations under the Covered Bond Guarantee following the occurrence of a Covered Bond Guarantee Activation Event.

Because the Covered Bond Portfolio is not a static pool of assets, statistical data for the Covered Bond Portfolio will be provided in the applicable prospectus supplement that will be distributed to investors with respect to an offering of a specific series of covered bonds. In addition, the Cash Manager will prepare and provide monthly Investor Reports to the Bank, the Guarantor LP, the Bond Trustee, and the Rating Agencies that will set out certain information in relation to the Asset Coverage Test and the Bank will make such Investor Reports available to covered bondholders.  The Investor Reports will also include information on proceeds received on assets in the Covered Bond Portfolio and the application of such proceeds.  The Investor Reports will be filed with the SEC on its EDGAR system under cover of Form 10-D on the 20th day of each month (or if such day is not a Business Day, the first following Business Day).

Characteristics of the Loans

Mortgage loans originated by the Bank are secured by a first mortgage on the residential property to which they relate and are full recourse against the borrower (subject to exceptions in Alberta and Saskatchewan, as described below) and if guaranteed to the guarantor and against the property securing the mortgage loan.

Interest is calculated using either a fixed or variable rate. Fixed rate mortgage loans provide for interest based on a fixed annual rate agreed to at the time the mortgage loan is advanced with interest calculated semi-annually, not in advance. Variable rate mortgage loans provide for interest based on the Bank’s annual rate of interest announced from time to time as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (the "Bank’s Prime Rate") plus or minus a set percentage, calculated on the outstanding balance when each regular payment is due. In the case of variable rate mortgage loans, the interest rate varies automatically with changes in the Bank’s Prime Rate. If the Bank’s Prime Rate changes between scheduled payment dates, the revised rate becomes effective from the date of such change and is reflected on the next payment date. The total monthly payment amount due will not change (only the split between interest and principal is adjusted) unless that amount is insufficient to cover the interest amount due on the mortgage.  In some circumstances the interest rate on a variable rate mortgage loan may be capped at a maximum rate.

Mortgage loans can either be open or closed to pre-payment at anytime without pre-payment charges and can be for terms up to 10 years (with a typical term of five years) with amortization periods that do not exceed 40 years. They provide for regular payments (e.g. weekly, bi-weekly or monthly) and early and/or increased payment options subject to pre-payment charges in certain circumstances. Payments are applied first to premiums for insurance obtained by the borrower in connection with the loan, then to interest, then to principal and lastly, to any fees. In the case of variable rate mortgage loans, in the event that the Borrower’s regular payment is insufficient to pay all interest when due, the mortgage loan terms and conditions allow the Bank to increase the regular payment amount payable by the Borrower to cover interests costs. Interest which is not paid when due is subject to interest.

The Bank may make more than one mortgage loan and provide home equity lines of credit to a Borrower under a single loan agreement. In such circumstances, each mortgage loan and home equity line of credit is subject to cross-default in the event payments on any loan are not made in accordance with their terms and prior to default the Bank is entitled to allocate payments received from the relevant Borrower among amounts owing by such Borrower under the loan agreement.

Where a mortgage loan is in default all amounts owing in respect of the mortgage loan will become due and payable and the Bank is allowed to require immediate payment of all amounts owing under all mortgage loans. In the case of multiple mortgage loans under a single loan agreement, any amounts obtained from enforcement are applied first to pay amounts owing under any such mortgage loans that are term mortgage loans (first to any insured mortgage loan and then to any uninsured mortgage loans in each case starting with the smallest outstanding balance) and then to amounts owing under any such mortgage loans that are home equity lines of credit, starting with the smallest outstanding balance.  In Alberta and Saskatchewan the law restricts a lender’s recourse against a borrower where the proceeds from enforcement of the mortgage by way of a foreclosure action are insufficient to repay the amounts owing on a mortgage loan.

LOAN ORIGINATION AND LENDING CRITERIA

The description of the Bank’s Lending Criteria and procedures that follows describes the Bank’s Lending Criteria and procedures for the origination of mortgage loans as of the date of this prospectus.  There is no requirement for the Bank to maintain the Lending Criteria or procedures described below and the Bank reserves the right to change its Lending Criteria and procedures at any time (See “Risk Factors – Changes to the Lending Criteria of the Seller”).

All of the Bank’s residential mortgages are originated by employees of the Bank. As a strategy, the Bank does not originate or acquire any mortgages from external broker channels at this time.  Many of the Bank’s mortgage clients have multiple products and services with the Bank.

 The Bank Act (Canada) currently requires that all residential mortgage loans that have a loan to value (“LTV”) ratio greater than 80 percent at origination be insured against default by a Canadian mortgage insurer, such as CMHC. In addition, from time to time, the Bank may obtain insurance against default from a Canadian mortgage insurer on a portfolio of mortgage loans where the portfolio includes mortgage loans with an LTV of 80 percent or less. Mortgage loans which are insured against default are referred to in the prospectus as “insured mortgage loans” or “insured Loans.”  Mortgage loans with an LTV that does not exceed 80 percent and that are not insured against default are referred to in this prospectus as “conventional mortgage loans” or “conventional Loans.”

Mortgage Origination and Renewal

The Home Equity Financing unit of the Bank uses three channels for origination and renewal of residential mortgages: Mobile Mortgage Specialists (a Bank proprietary sales force), the Bank’s Canadian branch network employees, and Royal Direct, the Bank’s telephone service center (a “call center”).

Mobile Mortgage Specialists

Mobile Mortgage Specialists are the source of the majority of mortgage origination for the Bank, but are not involved in the mortgage renewals.  These specialists have no credit authority and thus all mortgage applications derived by this channel go to credit adjudication specialists for review and approval. The Mobile Mortgage Specialists’ activities and performance are monitored by their sales managers, who are expected to monitor the performance of loans originated in their market. Mortgage sales managers at the Bank have a number of tools available to monitor credit and market trends, and results are reviewed with each Mobile Mortgage Specialist at least on a quarterly basis.

Canadian Branch Network

The branch origination channel primarily focuses upon the refinancing needs of existing clients as well as new clients. In addition to refinancing and renewals of existing mortgages, the Bank’s branch network is also responsible for mortgage origination.  The branches have approval authorities and mortgage applications exceeding the applicable authority are submitted to credit adjudication for review and approval.

Call Center - “Royal Direct”

In addition to its role as a call center handling client queries, Royal Direct is also engaged in the Bank’s mortgage renewal process. The renewal process is completed by the Bank’s centralized mortgage document processing center. Generally, mortgage origination does not occur through this channel, but instead it is redirected into the other two channels: the Bank’s Mobile Mortgage Specialists or the Bank’s Canadian branch network.

Valuations, Appraisals and Credit Strategy

The Bank Act (Canada) currently requires that all residential mortgage loans that have a LTV greater than 80 percent at origination be default insured by a mortgage insurer. As discussed above, these loans are referred to in this prospectus as “insured mortgage loans” or “insured Loans.”  Mortgage loans that do not have an LTV in excess of 80 percent are referred to as “conventional mortgage loans” or “conventional Loans.”  The LTV ratio for prospective loans cannot exceed 95 percent. Prior to April 2007, the threshold for requiring default insurance was 75 percent.  The new threshold of 80 percent is reflected in the Bank’s current mortgage portfolio.  The LTV is calculated based on the outstanding amount of all loans under the same loan agreement (see “Covered Bond Portfolio – Characteristics of the Loans”) and the most recent property valuation, which generally will only be at the time of origination of the mortgage loan.
For all residential mortgage loans that have a LTV ratio of 80 percent or less, the Bank’s mortgage approval policy requires one of the following methods as an acceptable property valuation type:

•	Low ratio assessment – a third-party predictive model for property valuations;

•	Automated valuation models – third-party computer generated valuations which provide property valuations, typically based on land title/sales histories, and municipally-assessed value information;

•	Desktop appraisals – a Bank approved appraiser's opinion of the property without an actual site inspection of the property;

•	Drive-by appraisals - a Bank approved appraiser's opinion of the property based on an exterior inspection of the property; or

•	Full appraisal – a Bank approved appraiser's opinion of the property based on an exterior and interior inspection of the property.

Prior to November 1, 2011, residential mortgage loans originated by the Bank that had an LTV ratio of 80% or less could also have been subjected to a low ratio assessment in conjunction with property valuation indemnity insurance – in conjunction with the third-party predictive model, property valuation indemnity insurance is a guarantee offered by an independent third party that guarantees the property value at time of origination as a result of the low ratio assessment.  This valuation product is no longer employed by the Bank on newly originated loans.

The type of property valuation used may depend on any combination of the following loan characteristics at the time of the application: the location of the property, property value, mortgage loan amount, borrower risk profile, specialty product programs, and the LTV ratio.

The Bank utilizes two credit scoring models: one is based on the credit score and other elements provided by recognized credit bureaus, and the second is a proprietary model that evaluates existing Bank clients’ historical loan, credit and deposit performance.  The models are validated on a monthly and annual basis to ensure their continuing functionality and market relevance.

Credit Scores

The Bank's underwriting policies and procedures require each prospective borrower to submit a mortgage loan application that discloses the applicant's credit history, assets, liabilities, income and employment history, and includes consent to the Bank obtaining a credit report in respect of such applicant.

Credit reports are obtained by the Bank from either Equifax Information Services LLC or TransUnion LLC, which are nationally recognized credit reporting bureaus, as a means of assessing the creditworthiness of the borrowers. Each of these credit reports contains a standardized credit score (each a "Bureau Score" and commonly referred to as a FICO score or a BEACON score) that is designed to assess a borrower's credit history at a single point in time, using data currently on file for the borrower at the particular credit reporting bureau. Bureau Scores range from approximately 300 to approximately 900, with higher scores indicating an individual with a more favorable credit history (i.e. statistically expected to be less likely to default) compared to an individual with a lower score. Information used to create a Bureau Score may include, among other things, the borrower's payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit and bankruptcy experience. A Bureau Score, however, only assesses a borrower's past credit history and provides an indicator of the relative degree of potential risk that a borrower represents to a lender on a specified date. In addition, Bureau Scores were developed to indicate levels of default probability over a two-year period and were not developed specifically for use with mortgage loans, but for consumer loans in general. Accordingly, Bureau Scores are not necessarily accurate indicators of levels of default probability over the entire terms of the mortgage loans (which extend beyond a two year period to three or five years). Furthermore, Bureau Scores do not take into account the differences between mortgage loans and consumer loans, including the particular loan-to-value ratios of the mortgage loans, the quality or value of the real estate collateral, or the borrower's debt to income ratio. There can be no assurance that a borrower's Bureau Score will be an accurate predictor of the likelihood of such borrower's mortgage loan being repaid, or that a borrower's Bureau Score has or will remain unchanged after origination.

Based on the data provided in the prospective borrower's application and certain verifications, if required, the Bank determines whether in its view, the applicant's monthly income will be sufficient to enable such applicant to meet the obligations under the proposed mortgage loan and to pay the other expenses relating to the mortgaged property, including taxes, insurance costs and other fixed obligations. In general, the Bank requires that the scheduled payments that would be due during the first year of the term of a mortgage loan, plus all taxes due in respect of the mortgaged property during such period and all other scheduled payments due under the borrower's other debt obligations during such period, must not exceed a specified percentage of the applicant's gross employment or stated income.

Credit Adjudication and the Risk Management Group

The Bank’s credit adjudication centers process any mortgage loan application that is valued over a branch’s approval authority or if there are evident credit issues with the application (e.g. unsatisfactory scoring from the Bank’s valuation models or applications with total debt servicing ratios that trigger the Bank’s credit risk policies).  The credit adjudication centers also review all mortgage loan applications originating from Mobile Mortgage Specialists.  Credit adjudication centers review more than 70% of the Bank’s mortgage applications.

Large mortgage applications are sent to the Bank’s specialized Risk Management group for credit adjudication.

Suspicious or potentially fraudulent activity is monitored throughout the process.  Fraud detection systems are designed to look for inconsistencies in applications and suspicious facts. Suspicious applications are referred to the Bank’s Corporate Investigation Services group for investigation.

Credit Effectiveness Review, Audit Process, Quality Control Process

Post loan reviews are conducted internally and an independent centralized team also performs credit reviews for the Bank’s mortgage portfolio.  This review includes random audits of mortgage applications conducted on a quarterly basis to ensure mortgage applications are adjudicated utilizing the correct risk profile and in compliance with the applicable mortgage credit policies and program guidelines.

The Bank also has a dedicated team of employees that audits the mortgage business and monitors quality control.  External auditors are routinely hired to audit the internal audit group, and conduct random reviews to ensure the Bank’s mortgage application review policies are being adhered to in a complete and consistent manner.

THE SERVICER

General

The Bank is the servicer (the “Servicer”) of the Loans and Related Security pursuant to a servicing agreement (the “Servicing Agreement”) between Royal Bank of Canada, in its capacity as the Servicer, Seller and Cash Manager, the Guarantor LP, as owner of the Loans and Related Security, and Computershare Trust Company of Canada, as the Bond Trustee. The Servicer will have no obligation or liability with respect to the Loans or Related Security in accordance with the terms and conditions of the Servicing Agreement save in respect of the negligence or willful default of the Servicer in carrying out its functions.

Servicing Activities

The Servicer began originating and servicing residential mortgage loans in 1954.  The Servicer services its own portfolio of mortgage loans and generally retains the servicing rights with respect to any mortgage loans it sells or securitizes.  As at April 30, 2012, the Servicer acted as primary servicer and owned the corresponding servicing rights on approximately 1,024,316 residential mortgage loans having an aggregate unpaid balance of approximately $171 billion.

The following table sets forth the dollar amount of mortgage loans serviced by the Servicer for the periods indicated, and the number of such loans for the same period.

Royal Bank Of Canada Servicing Portfolio
($ IN MILLIONS)

For the Year Ended October 31,

		2011	2010	2009	2008
Conventional mortgages	No. of Loans (thousands)	679	657	596	567
	Dollar Amount of Loans	105,398	97,924	86,536	79,518
	Percentage Change from Prior Year	7.63%	13.16%	8.83%
Insured mortgages	No. of Loans (thousands)	336	324	361	356
	Dollar Amount of Loans	61,276	57,421	61,006	57,438
	Percentage Change from Prior Year	6.71%	-5.88%	6.21%
Total mortgage loans serviced	No. of Loans (thousands)	1015	981	957	923
	Dollar Amount of Loans	166,674	155,345	147,542	136,956
	Percentage Change from Prior Year	7.29%	5.29%	7.73%

Servicing Procedures with respect to Loans and Related Security

Following the sale of a mortgage loan to the Guarantor LP, the Servicer keeps and maintains records in relation to the Loans and Related Security sold to the Guarantor LP on a loan by loan basis, for the purposes of identifying amounts paid by each borrower, any amount due from a borrower and the principal balance (and, if different, the total balance) from time to time outstanding on a borrower's account and such other records as would be customarily kept by a reasonable and prudent mortgage lender.  The Servicer also identifies the Loan and Related Security as belonging to the Guarantor LP and maintains a computer record of the location and identification of the Loans and Related Security by reference to an account number and pool identifier so as to be able to distinguish them from other mortgage loans and security serviced by the Servicer for retrieval purposes.  In the event the ratings of the Servicer by the Rating Agencies fall below certain ratings, the Servicer shall use reasonable efforts to ensure that files relating to the Loans and their Related Security are identified as distinct from the conveyancing deeds and documents which make up the title and security of other properties and mortgages which do not form part of the Covered Bond Portfolio.

The Servicer provides customary servicing functions with respect to the Loans and Related Security.  The Servicer makes reasonable efforts to collect all payments called for under the loan documents and follows such collection procedures as are customary with respect to loans. The Servicer collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds escrow account information and funds for payment of property taxes, monitors property insurance and in the case of lapses notifies borrowers and obtains lender-placed insurance at the borrower’s expense as necessary, counsels or otherwise works with delinquent borrowers, supervises power of sale, judicial sales or foreclosures, and property dispositions and generally administers the Loans and is required to take all reasonable steps to recover all sums due to the Guarantor LP in respect of the Loans and Related Security.  The Bank will administer the Loans and the Related Security in the same way it administers mortgage loans for its own account.  The Servicing Agreement requires that the Loans and the Related Security are to be serviced as if the Loans had not been sold to the Guarantor LP but remained with the Bank.

The Servicer may act as collection agent for the Guarantor LP under a scheme for either the manual or automated debiting of bank accounts (the “Direct Debiting System”) provided such Direct Debiting System is operated in accordance with policies and procedures which would be acceptable to a reasonable and prudent mortgage lender. Borrowers provide authorization for regular payments (made monthly or on a greater frequency) to be deducted automatically from bank accounts on the date each schedule payment is due.

The Servicer has the power to exercise the rights, powers and discretions and to perform the duties of the Guarantor LP in relation to the Loans and their Related Security and to do anything which it reasonably considers necessary or convenient or incidental to the administration of the Loans and their Related Security. This includes the authority to accept applications for product switches or advances in respect of the Loans in its sole discretion. The Bank, as seller of the Loans and Related Security to the Guarantor LP is required to provide the funding for any product switches or advances approved by the Servicer.  The Servicer is not restricted from, in its discretion, (i) waiving any assumption fee, late payment or other charge in connection with a Loan; or (ii) waiving, varying or modifying any term of any Loan or consenting to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower.

With respect to collections, the Guarantor LP may institute proceedings and enforce any relevant Loan which is in default in accordance with the Bank’s enforcement procedures and the usual procedures undertaken by a reasonable and prudent institutional mortgage lender.

The Servicer’s collections policy is designed to identify payment problems sufficiently early to permit the Servicer to address such delinquency problems and, when necessary, to act to preserve the lender’s equity in the property. A Loan is considered delinquent if a scheduled payment remains unpaid 30 days or more after the due date.  If timely payment is not received, the Servicer’s automated loan servicing system automatically places the Loan in the assigned collection queue. The account remains in the queue unless and until a payment is received, at which point the Servicer’s automated loan servicing system automatically removes the Loan from that collection queue.

When a Loan appears in a collection queue, various collection techniques are employed to remind the borrower that a payment is due. Such techniques include subsequent automated attempts to contact the borrower as well as automated letters, with the borrower ultimately telephoned by a collector.  Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made.  When contact is made with a delinquent borrower, collectors present the borrower with alternative payment methods, in order to expedite payments. Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts.  Collectors have computer access to telephone numbers, payment histories, loan information, and all past collection notes.  The Servicer supplements the collectors’ efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer. Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models that are designed to assist in identifying workout options in the early stages of delinquency.  For those Loans in which collection efforts have been exhausted without success, the Servicer determines whether mortgage enforcement proceedings are appropriate.  The course of action elected with respect to a delinquent Loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the Related Security, the amount of borrower equity in the Related Security, and whether there are any tax arrears, condominium or strata arrears, or construction liens.

Prior to a foreclosure or sale by power of sale, once the Servicer is in possession of the Related Security, it obtains an appraisal from a Bank approved appraiser. The Servicer then hires a real-estate agent to sell the property. The real-estate agent performs a current market analysis which includes: (i) a current valuation of the Related Security; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs, and other related costs associated with real estate owned properties. The Servicer bases the sale price at the foreclosure process or power of sale on this analysis and its own appraisal.

The foreclosure process and power of sale process vary by jurisdiction across Canada and there are two different ways that the Servicer can acquire the right to sell the Related Security. If the Servicer acquires title to a property at a foreclosure process or a Certificate of Power of Sale at a power of sale process, it obtains an estimate of the sale price of the property and then hires one or more real estate agents to begin marketing the property. If the Related Security is not vacant when acquired, the lawyers that have been hired to facilitate the mortgage enforcement commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

Any loss, if any, on a Loan is determined based on the aggregate amount due on the Loan less the aggregate proceeds of sale of the mortgaged property minus related expenses.

The Servicer’s collections procedures are updated regularly and continue to evolve on a regular basis to improve its efficiency and effectiveness. The most recent changes have been the introduction of functionalization (the consolidation of tasks and activities under common management and across multiple sites) and the implementation of risk based collections (the collection of payments by client as opposed to the use of a mono-line). Risk based collections involves one collector collecting all delinquent accounts for a borrower at the same time as opposed to different collectors calling the same borrower for each Loan or other product that is delinquent.

Servicing and Other Compensation and Payment of Expenses

Each Loan acquired by the Guarantor LP is a serviced interest. Guarantor LP does not have any obligation or liability to the Servicer on account of costs, expenses, disbursements, charges, or fees of the Servicer, the sole responsibility in that connection being that of the Servicer.

Payments on Loans; Deposits to Custodial Accounts

Any collections received by the Servicer in respect of Loans and Related Security to which the Guarantor LP is entitled are required to be held by the Servicer in trust for the Guarantor LP and to be kept distinguishable from all other moneys held by the Servicer and following a downgrade in ratings by the Rating Agencies below certain thresholds, to be deposited directly into the GDA Account. All other sums received by the Servicer in respect of the Loans and their Related Security shall be held by the Servicer for itself.

Replacement of Servicer

The Guarantor LP and the Bond Trustee may terminate the Servicing Agreement immediately upon the:

(a)
assignment of a rating on the Servicer’s unsecured, unguaranteed, and unsubordinated debt obligations by a rating agency below BBB-, Baa3, F2 and R-1(middle) short term or A (low) long-term (in respect of S&P, Moody’s, Fitch, and DBRS respectively) and failure to obtain a rating agency confirmation;

(b)	default in payment of any amount due to the Guarantor LP and failure to remedy such default within three (3) business days;

(c)	failure by the Servicer to comply with its obligations under the Servicing Agreement without remedy of such compliance for 20 days;

(d)           insolvency of the Servicer; and

(e)           resolution by the Guarantor LP that the Servicer should be terminated.

The Servicer may voluntarily resign by giving not less than 12 months’ notice to the Bond Trustee and Guarantor LP. The resignation of the Servicer is conditional upon there being no adverse effect on the then current ratings of the Covered Bonds unless the holders of the Covered Bonds agree by Extraordinary Resolution.

In replacing the Servicer with a successor servicer, the Guarantor LP and Bond Trustee will consent in writing to the termination of the Servicer and a substitute servicer shall be appointed, with such appointment to be effective not later than the date of such termination.  Such substitute servicer shall have: (i) sufficient qualifications to act as such; (ii) a management team with experience of administering mortgages of residential property in Canada, as approved by the Guarantor LP; (iii) entered into an agreement substantially on the same terms as the relevant provisions of the Servicing Agreement, except as to fees; and (iv) provided Rating Agency confirmation, unless the termination is otherwise agreed by an Extraordinary Resolution of the holders of the Covered Bonds.

In the event the Servicer is replaced, the Guarantor LP will reimburse the Servicer in accordance with the relevant priorities of payment for all out-of-pocket expenses, disbursements, charges and fees (together with any amounts in respect of HST due thereon). The Servicer will use reasonable endeavors to recover all costs and expenses incurred by the Servicer which are properly recoverable from the borrowers.

SUMMARY OF PRINCIPAL DOCUMENTS

The principal document governing the relationship of the Bank and a purchaser of covered bonds is the Trust Deed and the Terms and Conditions attached to each covered bond.  See “Terms and Conditions of the Covered Bonds—Terms and Conditions.”

Prospectus Supplement

The prospectus supplement for a series of covered bonds will set forth the specific terms of the covered bonds, including the currency for all payments, the applicable interest rate, interest payment dates, the maturity date, call or put option features applicable, and optional redemption features.  The prospectus supplement may also  provide modifications of or additions to the Terms and Conditions.  Also, the prospectus supplement will include statistical disclosure of the Covered Bond Portfolio and historical information about the Covered Bond Portfolio, stratified by year of origination of the Loans.

Information about the providers of the Interest Rate Swap Agreement, the related Covered Bond Swap Agreement and the GDA Account will be included in the prospectus supplement.

A review by the Bank of randomly selected Loans in the Covered Bond Portfolio will be described in the prospectus supplement, together with the findings of that review.

The Trust Deed

The Trust Deed is the principal agreement governing the covered bonds. The Trust Deed contains provisions relating to, among other things:

•	the constitution of the covered bonds and the terms and conditions of the covered bonds (as more fully set out under “Terms and Conditions of the Covered Bonds” above);

•	the covenants of the Bank and the Guarantor LP;

•	the terms of the Covered Bond Guarantee (as described below);

•	the enforcement procedures relating to the covered bonds and the Covered Bond Guarantee;

•	the appointment, powers, and responsibilities of the Bond Trustee and the circumstances in which the Bond Trustee may retire, be removed, or appoint a separate bond trustee or a co bond trustee; and

•
procedures for convening and holding meetings of covered bondholders to consider any matter affecting their interests, and for the appointment of a Chairman who in the case of an equality of votes has a casting vote in addition to any other vote(s) to which such person may be entitled.

This description is subject to and qualified by the description of the particular terms of your series of covered bonds in the relevant prospective supplement.

Bond Trustee

Computershare Trust Company of Canada has been appointed the Bond Trustee under the Trust Deed. The Bank may maintain other banking relationships in the ordinary course of business with the Bond Trustee.

Computershare Trust Company of Canada is a company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1. Computershare Trust Company of Canada has acted as trustee on numerous covered bond programs since November 2007 and on asset-backed securities transactions involving pools of mortgage loans since 1990. While the structure of the transactions referred to in the preceding sentence may differ among such transactions, Computershare Trust Company of Canada is experienced in administering transactions of the kind contemplated by this prospectus supplement.

Computershare Trust Company of Canada has provided the information in the prior paragraph.  Other than the prior paragraph, Computershare Trust Company of Canada has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus or the prospectus supplement.

As compensation for the performance of its obligations under the Trust Deed, the Bond Trustee will receive reasonable compensation as provided in the Trust Deed.

The Bond Trustee will receive reimbursement for those reasonable out of pocket expenses (including the reasonable expenses of its counsel and agents) incurred by it in carrying out provisions of the Trust Deed (the “Trustee Expenses”). Trustee Expenses will be payable on the date specified in a demand by the Bond Trustee and may carry interest if not paid within five days. Such amounts where payable by the Guarantor LP will be paid in accordance with the Priorities of Payment. The Bond Trustee shall be entitled in its absolute discretion to determine in respect of which series of covered bonds any liabilities incurred pursuant to the Trust Deed have been incurred or to allocate any such liabilities between different series of covered bonds.

The Trust Deed contains provisions for the indemnification of the Bond Trustee and its officers, directors, employees and agents for any loss, claims, damages, suits, liability or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Deed.

The Bond Trustee may retire at any time by providing three months’ prior written notice to the Bank and the Guarantor LP.  The covered bondholders may by Extraordinary Resolution of all the covered bondholders remove any bond trustee or bond trustees.  In the event that the Bond Trustee (or the only bond trustee that is a trust corporation) gives notice of its intention to retire or is removed by Extraordinary Resolution, each of the Bank and the Guarantor LP will use all reasonable endeavors to procure as soon as reasonably practicable a new bond trustee that is a trust corporation. If no such appointment has become effective within 60 days of the date of such notice or Extraordinary Resolution, the Bond Trustee is entitled to appoint a trust corporation as bond trustee, but no such appointment shall take effect unless previously approved by an Extraordinary Resolution. So long as there are U.S. Registered Covered Bonds outstanding, the Bond Trustee (or if there is more than one bond trustee at least one bond trustee) will be a trustee qualified to act under the US Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Trust Indenture Act

The Trust Deed includes certain provisions required by the Trust Indenture Act.  These provisions include, but are not limited to:

•	maintenance of a covered bondholder list by the Bond Trustee;

•	provision of annual reports and other information by the issuing entity to the Bond Trustee;

•	ability of covered bondholders to waive certain past defaults of the issuing entity;

•
duty of the Bond Trustee (following an Issuer Event of Default) to use the same degree of care in exercising its responsibilities as would be exercised by a prudent person conducting their own affairs;

•	duty of the Bond Trustee to notify all covered bondholders of any Issuer Event of Default of which it has actual knowledge; and

•
right of each covered bondholder to receive payments of principal and interest on a covered bond on or after the respective due dates expressed in the covered bond, or to bring suit for enforcement of any such payment on or after such respective dates.

Further, in compliance with Section 315(d) of the Trust Indenture Act, the Trust Deed provides that nothing in the Trust Deed shall, in any case in which the Bond Trustee has failed to show the degree of care and diligence required of it as Bond Trustee having regard to the provisions of the Trust Deed conferring on the Bond Trustee any powers, authorities or any discretion, exempt the Bond Trustee from or indemnify the Bond Trustee against any liability or breach of trust.  The Trust Deed will be discharged with respect to the Covered Bond Guarantee and collateral securing such Covered Bond Guarantee upon the delivery to the Bond Trustee for cancellation of all the covered bonds or, with certain limitations, upon deposit with the Bond Trustee of funds sufficient for the payment in full of all covered bonds outstanding.

Trust Indenture Act Prevails

The Trust Deed contains a stipulation that, if any provision of the Trust Deed limits, qualifies or conﬂicts with another provision which is required to be included in the Trust Deed by, and is not subject to a contractual waiver under, the Trust Indenture Act, the required provision of the Trust Indenture Act will be deemed to be incorporated into the Trust Deed and prevail; provided that all provisions relating to the Trust Indenture Act will only apply to U.S. Registered Covered Bonds.

Covered Bond Guarantee

Under the terms of the Covered Bond Guarantee (contained in the Trust Deed), the Guarantor LP has agreed to, following the occurrence of a Covered Bond Guarantee Activation Event, unconditionally and irrevocably pay or procure to be paid to or to the order of the Bond Trustee (for the benefit of the holders of the covered bonds), an amount equal to that portion of the Guaranteed Amounts which shall become Due for Payment but would otherwise be unpaid, as of any Original Due for Payment Date, or, if applicable, Extended Due for Payment Date, by the Bank. Under the Covered Bond Guarantee, the Guaranteed Amounts will become due and payable on any earlier date on which a Guarantor LP Acceleration Notice is served.

The Covered Bond Guarantee by the Guarantor LP is secured by the pledge of the Covered Bond Portfolio to the Bond Trustee under the Security Agreement.  This security interest has been perfected under Ontario law by all necessary regulations.

Following the occurrence of an Issuer Event of Default and service of an Issuer Acceleration Notice, the Bond Trustee will serve a Notice to Pay on the Guarantor LP. Payment by the Guarantor LP of the Guaranteed Amounts pursuant to the Covered Bond Guarantee will be made on the later of: (i) the day which is two London business days after service of a Notice to Pay on the Guarantor LP, or (ii) the day on which the Guaranteed Amounts are otherwise Due for Payment.

All payments of Guaranteed Amounts by or on behalf of the Guarantor LP will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, or other governmental charges of whatever nature, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by the laws, regulations or administrative practice of any jurisdiction. In the event such withholdings or deductions are so required, the Bank (but not the Guarantor LP) shall (subject to customary exceptions) be required to pay such additional amounts as will result in the holders of covered bonds receiving such amounts as they would have received in respect of such covered bonds had no such withholding or deduction been required.

Under the terms of the Covered Bond Guarantee, the Guarantor LP agrees that its obligations under the Covered Bond Guarantee will be as guarantor and will be absolute and unconditional, irrespective of, and unaffected by, any invalidity, irregularity or unenforceability of, or defect in, any provisions of the Trust Deed or the covered bonds or the absence of any action to enforce the same or the waiver, modification, or consent by the Bond Trustee or any of the holders of the covered bonds, in respect of any provisions of the same or the obtaining of any judgment or decree against the Bank or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor. As consideration for providing the Covered Bond Guarantee, the Guarantor LP will be entitled to receive guarantee fees from the Bank in accordance with the terms of the Covered Bond Guarantee. Any failure on the part of the Bank to pay all or any part of the guarantee fees will not affect the obligations of the Guarantor LP under the Covered Bond Guarantee.

Subject to the grace period specified in Condition 7.02 of the Conditions, failure by the Guarantor LP to pay the Guaranteed Amounts when Due for Payment will result in a Guarantor LP Event of Default. Following the occurrence of an Issuer Event of Default and service of an Issuer Acceleration Notice, the Bond Trustee may receive Excess Proceeds. The Trust Deed provides that all Excess Proceeds received by the Bond Trustee will, as soon as practicable after receipt thereof by the Bond Trustee, be paid on behalf of the holders of the covered bonds of the relevant series to the Guarantor LP (or the Cash Manager on its behalf) for the account of the Guarantor LP. Such Excess Proceeds will be held in the Guarantor LP Accounts and will thereafter form part of the Security granted pursuant to the Security Agreement and be used by the Guarantor LP (or the Cash Manager on its behalf) in the same manner as all other moneys from time to time held by the Cash Manager and/or standing to the credit of the Guarantor LP in the Guarantor LP Accounts. Any Excess Proceeds received by the Bond Trustee will discharge pro tanto the obligations of the Bank in respect of the covered bonds (subject to restitution of the same if such Excess Proceeds will be required to be repaid by the Guarantor LP). However, the obligations of the Guarantor LP under the Covered Bond Guarantee are direct and, following the occurrence of a Covered Bond Guarantee Activation Event, unconditional and irrevocable and the receipt by the Bond Trustee of any Excess Proceeds will not reduce or discharge any of such obligations. By subscribing for covered bond(s), each holder of the covered bonds will be deemed to have irrevocably directed the Bond Trustee to pay the Excess Proceeds to the Guarantor LP in the manner as described above.

Excess Proceeds received by the Bond Trustee

Following the occurrence of an Issuer Event of Default and delivery of an Issuer Acceleration Notice, the Bond Trustee may receive Excess Proceeds. The Excess Proceeds will be paid by the Bond Trustee, as soon as practicable after receipt thereof by the Bond Trustee, on behalf of the holders of the covered bonds of the relevant series, to the Guarantor LP for the account of the Guarantor LP.  All such Excess Proceeds will be held by the Guarantor LP in the Guarantor LP Accounts and will thereafter form part of the Security granted pursuant to the Security Agreement and will be used by the Guarantor LP in the same manner as all other moneys from time to time standing to the credit of the Guarantor LP Accounts. Any Excess Proceeds received by the Bond Trustee will discharge pro tanto the obligations of the Bank in respect of the covered bonds (subject to restitution of the same if such Excess Proceeds will be required to be repaid by the Guarantor LP). However, the obligations of the Guarantor LP under the Covered Bond Guarantee are (following service of a Notice to Pay on the Guarantor LP) unconditional and irrevocable and the receipt by the Bond Trustee of any Excess Proceeds will not reduce or discharge any such obligations.

By subscribing for covered bond(s), each holder of the covered bonds will be deemed to have irrevocably directed the Bond Trustee to pay the Excess Proceeds to the Guarantor LP in the manner as described above.

Intercompany Loan Agreement

The Intercompany Loan Agreement between the Bank and the Guarantor LP is the governing agreement with respect to the Intercompany Loan. Under the terms of the Intercompany Loan Agreement, the Bank has made available to the Guarantor LP, on an unsecured basis, an interest-bearing intercompany loan (the “Intercompany Loan”), comprised of a guarantee loan (the “Guarantee Loan”) and a revolving demand loan (the “Demand Loan”), in a combined aggregate amount equal to the Total Credit Commitment, subject to increases and decreases as described below. Advances under the Intercompany Loan have been used to acquire Loans and their Related Security for the Covered Bond Portfolio, in excess of the requirements of the Asset Coverage Test for the outstanding series of covered bonds issued under the Programme. The Intercompany Loan is denominated in Canadian dollars. The interest rate on the Intercompany Loan is a Canadian dollar floating rate determined by the Bank from time to time, provided that the amount of interest payable shall not exceed the amount received by the Guarantor LP under the Interest Rate Swap Agreement less the sum of a minimum spread and an amount for certain expenses of the Guarantor LP.

The Guarantee Loan is in an amount equal to the balance of outstanding covered bonds at any relevant time plus that portion of the Covered Bond Portfolio required as over-collateralization for the covered bonds to ensure that the Asset Coverage Test is met (see “Summary of Principal Documents – Guarantor LP Agreement – Asset Coverage Test”). The Demand Loan is a revolving credit facility, the outstanding balance of which is equal to the difference between the balance of the Intercompany Loan and the balance of the Guarantee Loan at any relevant time. The balance of the Guarantee Loan and Demand Loan will fluctuate with the issuances and redemptions of covered bonds and the requirements of the Asset Coverage Test.

At any time prior to a Demand Loan Repayment Event, the Guarantor LP may re-borrow any amount repaid by the Guarantor LP under the Intercompany Loan for a permitted purpose provided, among other things: (i) such drawing does not result in the Intercompany Loan exceeding the Total Credit Commitment and (ii) no Issuer Event of Default or Guarantor Event of Default has occurred and is continuing. Unless otherwise agreed by the Bank, no further advances will be made to the Guarantor LP under the Intercompany Loan following the occurrence of a Demand Loan Repayment Event.

To the extent the Covered Bond Portfolio increases or is required to be increased to meet the Asset Coverage Test, the Bank may increase the Total Credit Commitment to enable the Guarantor LP to acquire additional Loans and their Related Security from the Seller.

The Demand Loan or any portion thereof is repayable on the first Business Day following 60 days after a demand therefor is served on the Guarantor LP, subject to a Demand Loan Repayment Event (see below) having occurred and the Asset Coverage Test being met on the date of repayment after giving effect to such repayment. At any time the Guarantor LP makes a repayment on the Demand Loan, in whole or in part, the Cash Manager will calculate the Asset Coverage Test, as of the date of repayment, to confirm the then outstanding balance on the Demand Loan and that the Asset Coverage Test will be met on the date of repayment after giving effect to such repayment.

If (i) the Bank is required to assign the Interest Rate Swap Agreement to a third party (due to a failure by the Bank to meet the ratings of the Rating Agencies specified in the Interest Rate Swap Agreement or otherwise); or (ii) an Issuer Event of Default has occurred, notice of an Issuer Acceleration Notice has been given to the Bank and a Notice to Pay has been served on the Guarantor LP (each of (i) and (ii) above a “Demand Loan Repayment Event”), the Guarantor LP will be required to repay any amount of the Demand Loan that exceeds the Demand Loan Contingent Amount on the first Guarantor LP Payment Date following 60 days after the occurrence of such Demand Loan Repayment Event. Following such Demand Loan Repayment Event, the Guarantor LP will be required to repay the full amount of the then outstanding Demand Loan on the date on which the Asset Percentage is calculated (whether or not such calculation is a scheduled calculation or a calculation made at the request of the Bank) provided that the Asset Coverage Test will be met on the date of repayment after giving effect to such repayment. For greater certainty, following an Issuer Event of Default the Asset Coverage Test will be conducted and the Asset Percentage calculated, solely for the purpose of determining the amount of the Demand Loan repayable on the relevant repayment date and that the Asset Coverage Test will be met after giving effect to any such repayment. In calculating the Asset Coverage Test following an Issuer Event of Default, the amount of any Excess Proceeds received by the Guarantor LP from the Bond Trustee will be deducted from the Adjusted Aggregate Loan Amount.

For the purposes of the foregoing, the “Demand Loan Contingent Amount” will be equal to the lesser of:

(a) the aggregate amount of the Intercompany Loan then outstanding, minus the aggregate amount of the Guarantee Loan then outstanding (as determined by an Asset Coverage Test run on the relevant repayment date); and

(b) 1 percent of the amount of the Guarantee Loan then outstanding (as determined by an Asset Coverage Test run on the relevant repayment date), provided, for greater certainty, that in calculating the amount of the Guarantee Loan and the Demand Loan for purposes of determining the Demand Loan Contingent Amount, no credit shall be given to the Guarantor LP in the Asset Coverage Test for any Excess Proceeds received by the Guarantor LP from the Bond Trustee.

The Guarantor LP may repay the principal on the Demand Loan in accordance with the Priorities of Payment and the terms of the Intercompany Loan Agreement, using (i) funds being held for the account of the Guarantor LP by its service providers and/or funds in the Guarantor LP Accounts; and/or, (ii) proceeds from the sale of Substitute Assets and/or Authorized Investments; and/or (iii) proceeds from the sale, pursuant to the Guarantor LP Agreement, of Loans and their Related Security to the Seller or to another person subject to a right of pre-emption on the part of the Seller. See “Cashflows” above.

The Guarantor LP will be entitled to set off amounts paid by the Guarantor LP under the Covered Bond Guarantee first against any amounts (other than interest and principal) owing by the Guarantor LP to the Bank in respect of the Intercompany Loan Agreement, then against interest (including accrued interest) due and unpaid on the outstanding principal balance on the Intercompany Loan and then against the outstanding principal balance owing on the Intercompany Loan.

The Guarantor LP has used advances from the Intercompany Loan to purchase the Loans and their Related Security for the Covered Bond Portfolio from the Seller pursuant to the terms of the Mortgage Sale Agreement and may use additional advances (i) to purchase New Loans and their Related Security pursuant to the terms of the Mortgage Sale Agreement; and/or (ii) to invest in Substitute Assets in an amount not exceeding the prescribed limit; and/or (iii) subject to complying with the Asset Coverage Test to make Capital Distributions to the Limited Partner; and/or (iv) to make deposits of the proceeds in the Guarantor LP Accounts (including, without limitation, to fund the Reserve Fund to an amount not exceeding the prescribed limit) and make investments in Authorized Investments.

Mortgage Sale Agreement

The Seller
Loans and their Related Security have been and may from time to time be sold by the Seller to the Guarantor LP on a fully-serviced basis pursuant to the terms of the Mortgage Sale Agreement entered into on the Programme Establishment Date by and among the Seller, the Guarantor LP, and the Bond Trustee. The terms of such Mortgage Sale Agreement will apply (with necessary modification) to any Capital Contribution in Kind made by the Seller in its capacity as Limited Partner.  A “Capital Contribution in Kind” is a contribution of Loans and their Related Security on a fully-serviced basis to the Guarantor LP in an amount equal to the aggregate of the fair market value of those Loans as at the relevant Transfer Date, less any cash payment paid by the Guarantor LP for such Loans and their Related Security on the date of transfer.

Sale by the Seller of Loans and their Related Security

The Covered Bond Portfolio consists of Loans and their Related Security sold for cash by the Seller to the Guarantor LP. From time to time the Guarantor LP may acquire New Loans and their Related Security from the Seller in the two circumstances described below.

(a) First, the Guarantor LP may use the proceeds of the Intercompany Loan (which may be applied in whole or in part by the Guarantor LP) and/or Available Principal Receipts to acquire Loans and their Related Security from the Seller. As consideration for the sale of the Loans and their Related Security to the Guarantor LP, the Seller will receive a cash payment equal to the fair market value of those Loans sold by it as at the relevant Transfer Date; and

(b) Second, the Guarantor LP may receive Capital Contributions in Kind. As consideration for the sale by way of Capital Contributions of the Loans and their Related Security to the Guarantor LP, the Seller will receive an additional interest in the capital of the Guarantor LP equal to the fair market value of those Loans sold by it as at the relevant Transfer Date.

If Loans and their Related Security are sold by or on behalf of the Guarantor LP as described below under “Guarantor LP Agreement – Sale of Loans and their Related Security at any time an Asset Coverage Test Breach Notice is outstanding or a Notice to Pay has been served on the Guarantor LP”, the obligations of the Seller insofar as they relate to such Loans and their Related Security will cease to apply. The Seller will also be required to repurchase Loans and their Related Security sold to the Guarantor LP in the circumstances described below under “Repurchase of Loans”.

Selection Criteria
Loans selected for sale to the Guarantor LP and inclusion in the Covered Bond Portfolio are selected from the Bank’s portfolio of mortgage loans on a random basis.  This is accomplished by assigning a random number generated by a computer program to each mortgage loan in the Bank’s portfolio.  The mortgage loans are sorted in order of the random number assigned to them and mortgage loans that satisfy the Eligibility Criteria and the representations and warranties required of the Seller are selected sequentially from the list of candidate loans until the required amount of mortgage loans has been selected.

Eligibility Criteria

The sale of Loans and their Related Security to the Guarantor LP is subject to various conditions (the “Eligibility Criteria”), (which are all subject to amendment and replacement from time to time provided Rating Agency Confirmation is received) being satisfied on the relevant Transfer Date, including that:

(a)	no Issuer Event of Default or Guarantor LP Event of Default under the Transaction Documents shall have occurred which is continuing as at the relevant Transfer Date;
(b)
the Guarantor LP, acting on the advice of the Cash Manager, is not aware, and could not reasonably be expected to be aware, that the purchase of the Loans and their Related Security, would adversely affect the then current ratings of the covered bonds by the Rating Agencies;

(c)	no Loan has a Current Balance of more than C$3,000,000 as at the relevant Cut-off Date;
(d)	no Loan relates to a Property which is not a residential Property; and
(e)
no Loan constitutes a New Loan Type, in respect of which no Rating Agency Confirmation has been received by the Bond Trustee in accordance with the terms of the Mortgage Sale Agreement, that such Loan may be sold to the Guarantor LP.

On the relevant Transfer Date, the Representations and Warranties (described below in “– Representations and Warranties”) are given by the Seller in respect of the Loans and their Related Security sold by the Seller to the Guarantor LP. If the Seller accepts an application from or makes an offer (which is accepted) to a Borrower for a Product Switch or Additional Loan Advance, then if the Eligibility Criteria referred to in paragraphs (c) and (d) above relating to the Loan subject to that Product Switch or Additional Loan Advance is not satisfied on the next following Calculation Date, the Guarantor LP is entitled to rectify such breach of the Eligibility Criteria by requiring the Seller to repurchase such Loan.

Notice to Borrower of the sale, assignment and transfer of the Loans and their Related Security and registration of transfer of title to the Mortgages

Legal title to the Mortgages related to the Loans sold, transferred and assigned by the Seller to the Guarantor LP pursuant to the terms of the Mortgage Sale Agreement remain registered in the name of the Seller and notice of the sale, transfer and assignment is not given to the Borrowers or, in respect of the Related Security, any relevant guarantor of any Borrower. Such notice and, where appropriate, the registration or recording in the appropriate land registry or land titles offices of the transfer by the Seller to the Guarantor LP of legal title to the Mortgages is deferred and will only take place in the circumstances described below.

Notice of the sale, assignment and transfer of the Loans and their Related Security and a direction to make all future repayments of the Loans to the Standby Account Bank for the account of the Guarantor LP will be sent by the Seller, or, as necessary, by the Guarantor LP (or the Servicer on behalf of the Guarantor LP) on behalf of the Seller (under a power of attorney granted by the Seller to the Guarantor LP pursuant to the terms of the Mortgage Sale Agreement), and where required, registration of the transfer of legal title to the Mortgages will be made in the appropriate land registry or land titles offices, on or before the 60th day following the earliest to occur of:

(a)	a Servicer Event of Default;
(b)	the occurrence of a Covered Bond Guarantee Activation Event;
(c)
the acceptance of any offer to sell Loans and their Related Security (only in respect of the Loans being sold and their Related Security) to any person who is not the Seller, unless otherwise agreed by the Purchaser and the Guarantor LP, with the consent of the Bond Trustee, which consent will not be unreasonably withheld; and

(d)
the Seller and/or the Guarantor LP being required: (i) by law; (ii) by an order of a court of competent jurisdiction; or (iii) by a regulatory authority which has jurisdiction over the Seller or by an organization whose members include mortgage lenders and with whose instructions it is customary for the Seller to comply; to effect such notice and registration.

Except where lodged with the relevant registry in relation to any registration or recording which may be pending, the Loan and Related Security Files relating to the Loans in the Covered Bond Portfolio will be held by or to the order of the Seller or the Servicer, as the case may be, or by solicitors or licensed conveyancers acting for the Seller in connection with the creation of the Loans and their Related Security. The Seller or the Servicer, as the case may be, has undertaken that all the Loan and Related Security Files relating to the Loans in the Covered Bond Portfolio which are at any time in their possession or under their control or held to their order are held to the order of the Bond Trustee or as the Bond Trustee may direct and the right, interest and title of the Guarantor LP to the Loans and their Related Security will be secured by an irrevocable power of attorney granted by the Seller, as of the Transfer Date, in favor of the Guarantor LP and the Bond Trustee in respect of the Loans and their Related Security.

Representations and Warranties

Neither the Guarantor LP nor the Bond Trustee has made or has caused to be made or intends to make or cause to be made on its behalf any inquiries, searches or investigations in respect of the Loans and their Related Security to be sold to the Guarantor LP. Instead, each is relying entirely on the Representations and Warranties by the Seller contained in the Mortgage Sale Agreement. The parties to the Mortgage Sale Agreement may, with the prior written consent of the Bond Trustee (which shall be given if Rating Agency Confirmation has been received) amend the Representations and Warranties in the Mortgage Sale Agreement.

The material Representations and Warranties are as follows and have been and are to be given on the relevant Transfer Date in respect of the Loans and their Related Security to be sold to the Guarantor LP only on that date and on the Calculation Date following the making of any Further Advance or Product Switch in respect of the Loan to which the Further Advance or Product Switch relates only:

•
the Seller is the legal and beneficial owner of the Loans to be sold to the Guarantor LP, free and clear of any encumbrances, other than certain permitted encumbrances and upon each purchase, the Guarantor LP shall acquire a valid and enforceable first priority perfected beneficial ownership interest in the applicable Loans free and clear of any encumbrances, other than certain permitted encumbrances;

•	each Loan was originated by the Seller in the ordinary course of business (and kept on its books for a minimum of one month prior to the Cut-off Date);

•	the first payment due in respect of each Loan has been paid by the relevant Borrower;

•	each Loan was originated in Canadian dollars and is denominated in Canadian dollars;

•	no Loan has a Current Balance of more than $3,000,000 as at the relevant Cut-off Date;

•	each Loan (other than those that are home equity lines of credit) has a remaining amortization period of less than 50 years as at the relevant Cut-off Date;

•
prior to the making of each advance under a Loan, the Lending Criteria and all preconditions to the making of any Loan were satisfied in all material respects subject only to such exceptions as would be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market;

•	the Lending Criteria is consistent with the criteria that would be used by reasonable and prudent institutional mortgage lenders in the Seller’s market;

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all of the Borrowers are individuals or have guarantees from individuals for the Loans (which guarantees and any security related to such guarantees are assignable and will be sold, transferred and assigned to the Guarantor LP as Related Security for the Loans in accordance with the terms of the Mortgage Sale Agreement);

•	the whole of the Current Balance on each Loan is secured by a Mortgage over residential property;

•	each Mortgage constitutes a valid first mortgage lien over the related Property, or is insured as a first priority lien, in each case subject to certain permitted encumbrances;

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the True Balance on each Loan (other than any agreement for Additional Loan Advances (if any) or any home equity lines of credit which is secured on the same Property as the Borrower’s existing Loan and which may permit the Borrower to make further draws from time to time up to an amount fixed at the inception of the Loan and corresponding home equity line of credit) constitutes a legal, valid, binding and enforceable debt due to the Seller from the relevant Borrower and the terms of each Loan and its related Mortgage constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

•
other than (i) registrations in the appropriate land registry or land titles offices in respect of the sale, transfer and assignment of the relevant Loans from the Seller to the Guarantor LP effected by the Mortgage Sale Agreement, and (ii) the provision to Borrowers under the related Loans or the obligors under their Related Security of actual notice of the sale, transfer and assignment thereof to the Guarantor LP, all material filings, recordings, notifications, registrations or other actions under all applicable laws have been made or taken in each jurisdiction where necessary or appropriate (and where permitted by applicable law) to give legal effect to the sale, transfer and assignment of the Loans and their Related Security and the right to transfer servicing of such Loans as contemplated by the Mortgage Sale Agreement, and to validate, preserve, perfect and protect the Guarantor LP ownership interest in and rights to collect any and all of the related Loans being purchased on the relevant Transfer Date, including the right to service and enforce such Loans and their Related Security;

•
there is no requirement in order for a sale, transfer and assignment of the Loans and their Related Security to be effective to obtain the consent of the Borrower to such sale, transfer or assignment and such sale, transfer and assignment shall not give rise to any claim by the Borrower against the Guarantor LP, the Bond Trustee, or any of their successors in title or assigns;

•	all of the Properties are in Canada;

•
not more than 12 months (or a longer period as may be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market) prior to the granting of each Loan, the Seller obtained information on the relevant Property from an independently maintained valuation model, acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market, or received a valuation report on the relevant Property, which would be, and the contents or confirmation, as applicable, of which, were such as would be, acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market or obtained such other form of valuation of the relevant Property which has received Rating Agency Confirmation;

•
prior to the taking of Related Security (other than a re-mortgage) in respect of each Loan, the Seller instructed lawyers to conduct a search of title to the relevant Property and to undertake such other searches, investigations, inquiries and actions on behalf of the Seller as would be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market or the Borrower was required as a condition to granting the relevant Loan to obtain title insurance in respect of the relevant Property from an insurer acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market;

•
each Loan contains a requirement that the relevant Property be covered by building insurance maintained by the Borrower or in the case of a leasehold property under a policy arranged by a relevant landlord or property management company;

•
the Seller has, since the making of each Loan, kept or procured the keeping of full and proper accounts, books and records showing clearly all transactions, payments, receipts, proceedings and notices relating to such Loans;

•	each Loan is not a Non-Performing Loan; and

•
there are no governmental authorizations, approvals, licences or consents required as appropriate for the Seller to enter into or to perform its obligations under the Mortgage Sale Agreement or to make the Mortgage Sale Agreement legal, valid, binding, enforceable and admissible into evidence in a court of competent jurisdiction.

If New Loan Types are to be sold to the Guarantor LP, then the Representations and Warranties in the Mortgage Sale Agreement will be modified as required to accommodate these New Loan Types. The prior consent of the holders of the covered bonds to the requisite amendments will not be required. On each Transfer Date, the Guarantor LP shall be entitled to collections in respect of the Loans purchased on such Transfer Date during the period from the Cut-off Date to the Transfer Date.

Repurchase of Loans

If the Seller receives a Loan Repurchase Notice from the Guarantor LP (or the Cash Manager on its behalf) identifying a Loan or its Related Security in the Covered Bond Portfolio which, as at the relevant Transfer Date or relevant Calculation Date (in the case of an Additional Loan Advance), (i) does not comply with the Representations and Warranties set out in the Mortgage Sale Agreement, or (ii) is subject to an adverse claim other than a Permitted Security Interest or arising through the Purchaser, which materially and adversely affects the interest of the Purchaser in such Loan or the value of the affected Loan, then the Seller will be required to repurchase: (a) any such Loan and its Related Security; and (b) any other Loan secured or intended to be secured by that Related Security or any part of it. The repurchase price payable upon the repurchase of any Loan is an amount (not less than zero) equal to the purchase price paid by the Guarantor LP for such Loan and its Related Security plus expenses as at the relevant repurchase date, less any amounts received from the Borrower since the Transfer Date in respect of principal on such Loan. The repurchase proceeds received by the Guarantor will be applied (other than Accrued Interest and Arrears of Interest) in accordance with the Pre-Acceleration Principal Priority of Payments (see “Cashflows” above).

Non-Performing Loans

The Cash Manager is responsible for identifying any Non-Performing Loans in the Covered Bond Portfolio and upon identification serving a Non-Performing Loans Notice on the Bank, the Servicer, and the Asset Monitor. Non-Performing Loans are attributed no weight in the Asset Coverage Test or the Amortization Test, as applicable.

General ability to repurchase

Prior to the occurrence of an Issuer Event of Default, the Seller may from time to time offer to repurchase a Loan (or Loans) and their Related Security from the Guarantor LP for a purchase price of not less than the fair market value of the relevant Loan. The Guarantor LP may accept such offer at its discretion, provided that any such sale, will be subject to the Asset Coverage Test or Amortization Test, as applicable, being met on the date of such sale, after giving effect to the sale.

Right of pre-emption

Under the terms of the Mortgage Sale Agreement, the Seller has a right of pre-emption in respect of any sale, in whole or in part, of Loans and their Related Security. In connection with any sale of Loans and their Related Security by the Guarantor LP, except where such Loans and their Related Security are being sold to the Seller pursuant to an offer from the Seller, the Guarantor LP will serve on the Seller a Loan Offer Notice offering to sell Loans and their Related Security for an offer price equal to the greater of the fair market value of such Loans and the Adjusted Required Redemption Amount, subject to the offer being accepted by the Seller within ten Business Days.

At any time there is no Asset Coverage Test Breach Notice outstanding and no Covered Bond Guarantee Activation Event has occurred, it will be a condition to the Guarantor LP’s right to sell Loans and their Related Security that the Asset Coverage Test or Amortization Test, as applicable, will be met on the date of such sale, after giving effect to the sale.

If an Issuer Event of Default has occurred but no liquidator or administrator has been appointed to the Seller, the Seller’s right to accept the offer (and therefore its right of pre-emption) will be conditional upon the delivery by the Seller of a solvency certificate to the Guarantor LP and the Bond Trustee. If the Seller rejects the Guarantor LP’s offer or fails to accept it in accordance with the foregoing, the Guarantor LP may offer to sell such Loans and their Related Security to other Purchasers (as described under “Guarantor LP Agreement – Sale of Selected Loans and their Related Security at any time an Asset Coverage Test Breach Notice is outstanding or a Notice to Pay has been served on the Guarantor LP”, below).

If the Seller validly accepts the Guarantor LP’s offer to sell such Loans and their Related Security, the Guarantor LP will, within three Business Days of such acceptance, serve a Loan Repurchase Notice on the Seller. The Seller will sign and return a duplicate copy of such Loan Repurchase Notice and will repurchase from the Guarantor LP free from the Security created by the Security Agreement the relevant Loans and their Related Security (and any other Loan secured or intended to be secured by that Related Security or any part of it) referred to in the relevant Loan Repurchase Notice. Completion of the purchase of such Loans and their Related Security by the Seller will take place, upon satisfaction of any applicable conditions to the purchase and sale, on the first Guarantor LP Payment Date following receipt of the relevant Loan Repurchase Notice(s) or such other date as the Guarantor LP may direct in the Loan Repurchase Notice (provided that such date is not later than the earlier to occur of the date which is: (a) ten Business Days after returning the Loan Repurchase Notice to the Guarantor LP; and (b) the Final Maturity Date of the Earliest Maturing Covered Bonds).

For the purposes hereof:

“Adjusted Required Redemption Amount” means the Canadian Dollar Equivalent of the Required Redemption Amount, plus or minus the Canadian Dollar Equivalent of any swap termination amounts payable under the Covered Bond Swap Agreement to or by the Guarantor LP in respect of the relevant series of covered bonds less (where applicable) amounts held by the Cash Manager for and on behalf of the Guarantor LP and amounts standing to the credit of the Guarantor LP Accounts and the Canadian Dollar Equivalent of the principal balance of any Substitute Assets and/or any Authorized Investments (excluding all amounts to be applied on the next following Guarantor LP Payment Date to repay higher ranking amounts in the Guarantee Priority of Payments and those amounts that are required to repay any series of covered bonds which mature prior to or on the same date as the relevant series of covered bonds) plus or minus any swap termination amounts payable by or to the Guarantor LP under the Interest Rate Swap Agreement.

 “Required Redemption Amount” means, in respect of a series of covered bonds, the amount calculated as follows:

[the Principal Amount Outstanding of the relevant series of covered bonds]	×	[1+ Negative Carry Factor X (days to maturity of the relevant series of covered bonds/365)]

Further drawings under Loans

The Seller is solely responsible for funding all Further Advances, if any, in respect of Loans sold by the Seller to the Guarantor LP. The amount of the Intercompany Loan will increase by the amount of such funded Further Advances, provided that, if for any reason, the Intercompany Loan is not increased at any relevant time such amount shall be deemed to constitute a Capital Contribution by the Seller and the Seller’s interest, as a limited partner in the Guarantor LP, shall be increased by such amount.

Authorized Underpayments

In the event that the Servicer permits a Borrower to make an Authorized Underpayment, the Seller of such Loan will be required to pay to the Guarantor LP an amount equal to the unpaid interest associated with that Authorized Underpayment and the amount of any such payment representing capitalized interest in respect of that Authorized Underpayment shall constitute a Cash Capital Contribution by the Seller to the Guarantor LP.

New Sellers

In the future, any New Seller that wishes to sell loans and their Related Security to the Guarantor LP will accede to, inter alios, the Mortgage Sale Agreement. The sale of New Loans and their Related Security by New Sellers to the Guarantor LP will be subject to certain conditions, including the following:

•
each New Seller accedes to the terms of the Guarantor LP Agreement as a Limited Partner (with such subsequent amendments as may be agreed by the parties thereto) so that it has, in relation to those New Loans and their Related Security to be sold by the relevant New Seller, substantially the same rights and obligations as the Seller had in relation to those Loans and their Related Security comprised in the Covered Bond Portfolio under the Guarantor LP Agreement;

•
each New Seller accedes to the terms of the Mortgage Sale Agreement (with such subsequent amendments as may be agreed by the parties thereto) or enters into a new mortgage sale agreement with the Guarantor LP and the Bond Trustee, in each case so that it has, in relation to those New Loans and their Related Security to be sold by the relevant New Seller, substantially the same rights and obligations as the Seller had in relation to those Loans and their Related Security comprised in the Covered Bond Portfolio under the Mortgage Sale Agreement;

•
each New Seller accedes to the Dealership Agreement and the Underwriting Agreement, and enters into such other documents as may be required by the Bond Trustee and/or the Guarantor LP (acting reasonably) to give effect to the addition of a New Seller to the transactions contemplated under the Programme;

•	any New Loans and their Related Security sold by a New Seller to the Guarantor LP comply with the Eligibility Criteria set out in the Mortgage Sale Agreement;

•
either the Servicer services the New Loans and their Related Security sold by a New Seller on the terms set out in the Servicing Agreement (with such subsequent amendments as may be agreed by the parties thereto) or the New Seller (or its nominee) enters into a servicing agreement with the Guarantor LP and the Bond Trustee which sets out the servicing obligations of the New Seller (or its nominee) in relation to the New Loans and their Related Security and which is on terms substantially similar to the terms set out in the Servicing Agreement (in the event the New Loans and their Related Security are not purchased on a fully serviced basis, the servicing agreement shall set out fees payable to the Servicer or the New Seller (or its nominee) acting as servicer of such New Loans and their Related Security which may be determined on the date of the accession of the New Seller to the Programme);

•	the Bond Trustee is satisfied that any accession of a New Seller to the Programme will not prejudice the Asset Coverage Test; and

•
the Bond Trustee is satisfied that the accession of a New Seller to the Programme is not materially prejudicial to holders of the covered bonds and has received a Rating Agency Confirmation in relation thereto.

If the above conditions are met, the consent of holders of the covered bonds will not be required or obtained to the accession of a New Seller to the Programme.

Servicing Agreement

Pursuant to the terms of the Servicing Agreement between the Guarantor LP, the Servicer, the Seller, the Cash Manager, and the Bond Trustee, the Servicer services on behalf of the Guarantor LP the Loans and their Related Security sold by the Seller to the Guarantor LP in the Covered Bond Portfolio.

The Servicer is required to administer the Loans in accordance with the Servicing Agreement:
(a)	as if the Loans and their Related Security sold by the Seller to the Guarantor LP had not been sold to the Guarantor LP but remained with the Seller; and
(b)	in accordance with the Seller’s administration, arrears, and enforcement policies and procedures forming part of the Servicer’s policy from time to time as they apply to those Loans.

The Servicer’s actions in servicing the Loans in accordance with its procedures will be binding on the Guarantor LP and the Secured Creditors. The Servicer has the power to exercise the rights, powers and discretions and to perform the duties of the Guarantor LP in relation to the Loans and their Related Security that it is servicing pursuant to the terms of the Servicing Agreement, and to do anything which it reasonably considers necessary or convenient or incidental to the administration of those Loans and their Related Security.

Undertakings of the Servicer

Pursuant to the terms of the Servicing Agreement, the Servicer has undertaken in relation to those Loans and their Related Security in the Covered Bond Portfolio that it is servicing, among other things, to:

•	keep records and accounts on behalf of the Guarantor LP in relation to the Loans;

•
keep the Loan and Related Security Files in its possession or under its control in safe custody and maintain records necessary to enforce each Mortgage and to provide the Guarantor LP and the Bond Trustee with access to the Loan and Related Security Files and other records relating to the administration of the Loans and their Related Security;

•	maintain a register in respect of the Covered Bond Portfolio;

•
make available upon request to the Guarantor LP and the Bond Trustee a report on a monthly basis containing information about the Loans and their Related Security comprised in the Covered Bond Portfolio;

•	assist the Cash Manager in the preparation of a monthly asset coverage report in accordance with the Cash Management Agreement;

•
take all reasonable steps to recover all sums due to the Guarantor LP, including instituting proceedings and enforcing any relevant Loan or Mortgage using the discretion of reasonable and prudent institutional mortgage lenders in the Seller’s market in applying the enforcement procedures forming part of the Seller’s policy; and

•
enforce any Loan which is in default in accordance with the Seller’s enforcement procedures or, to the extent that such enforcement procedures are not applicable having regard to the nature of the default in question, with the usual procedures undertaken by reasonable and prudent institutional mortgage lenders in the Seller’s market on behalf of the Guarantor LP.

The Servicer undertakes that, on the Servicer being assigned a rating on its unsecured, unguaranteed and unsubordinated debt obligations by the Rating Agencies below the ratings specified in the Servicing Agreement, the Servicer and the Bond Trustee will use reasonable efforts to enter into a new or a master servicing agreement (in such form as the Guarantor LP and the Bond Trustee may reasonably require) with a third party within 60 days under which such third party will undertake the servicing obligations in relation to the Covered Bond Portfolio. In connection with the foregoing, upon entering into the new or master servicing agreement with such third party, the Servicer or replacement Servicer, as agreed between the parties to the Servicing Agreement, will (on behalf of the Guarantor LP) deliver notice of the sale, assignment and transfer of the Loans and their Related Security and direct Borrowers to make all future repayments on the Loans to the Standby Account Bank for the account of the Guarantor LP.

The Servicer has no obligation itself to advance payments that Borrowers fail to make in a timely fashion. Holders of the covered bonds will have no right to consent to or approve of any actions taken by the Servicer under the Servicing Agreement.

Setting of variable rate and other discretionary rates and margins

Pursuant to the terms of the Mortgage Sale Agreement and in accordance with Mortgage Conditions applicable to certain Loans, the Seller has prescribed policies relating to interest rate setting, arrears management and handling of complaints which the Guarantor LP (and any subsequent purchaser thereof) will be required to adhere to following the transfer of Loans and their Related Security. Such arrears management and handling of complaints policies are consistent with those to be applied by the Servicer under the terms of the Servicing Agreement. The interest rate setting policy specified in the Mortgage Sale Agreement is only applicable to Loans with interest rates which may be varied from time to time in the discretion of the lender under the relevant Loan.

In addition to the undertakings described above, the Servicer has also undertaken in the Servicing Agreement to determine and set the variable rate and any other discretionary rates and margins in relation to any applicable Loans in the Covered Bond Portfolio for which the Guarantor LP is entitled to set the variable rate and any other discretionary rates and margins pursuant to the terms of such Loans. The Servicer shall set such rates and margins in accordance with the policy to be adhered to by the Guarantor LP above, at such times as the Guarantor LP would be entitled to set such rates and margins, except in the limited circumstances described below, when the Guarantor LP will be entitled to set such rates and margins. The Servicer will not at any time prior to the earlier of (i) the occurrence of a Covered Bond Guarantee Activation Event, and/or (ii) a Servicer Event of Default having occurred, without the prior consent of the Guarantor LP, set or maintain any such discretionary rates or margins at rates or margins which are higher than (although they may be lower than or equal to) the applicable then prevailing discretionary rates or margins of the Seller for loans owned by the Seller which have a similarly determined variable rate or margin to the relevant Loan in the Covered Bond Portfolio sold by the Seller to the Guarantor LP.

In particular, the Servicer will determine on each Calculation Date, having regard to:

(a) the income which the Guarantor LP would expect to receive during the next succeeding Guarantor LP Payment Period (the relevant Guarantor LP Payment Period);
(b) any discretionary rates and margins in respect of the Loans which the Servicer proposes to set under the Servicing Agreement for the relevant Guarantor LP Payment Period; and
(c) the other resources available to the Guarantor LP including the Interest Rate Swap Agreement, the Covered Bond Swap Agreement and the Reserve Fund,

whether the Guarantor LP would receive an amount of income during the relevant Guarantor LP Payment Period which, when aggregated with the funds otherwise available to it, is less than the amount which is the aggregate of (i) the amount of interest which would be payable (or provisioned to be paid) under the Covered Bond Guarantee on each Guarantor LP Payment Date falling at the end of the relevant Guarantor LP Payment Period and amounts which would be payable (or provisioned to be paid) to the Covered Bond Swap Provider under the Covered Bond Swap Agreement in respect of all covered bonds on each Guarantor LP Payment Date of each series of covered bonds falling at the end of the relevant Guarantor LP Payment Period and (ii) the other senior expenses payable by the Guarantor LP ranking in priority thereto in accordance with the relevant Priorities of Payment applicable prior to a Guarantor LP Event of Default.

If the Servicer determines that there will be a shortfall in the foregoing amounts, it will give written notice to the Guarantor LP and the Bond Trustee, within one Business Day, of the amount of the shortfall. If the Guarantor LP and the Bond Trustee notifies the Servicer and the Bank that, having regard to the obligations of the Guarantor LP and the amount of the shortfall, further Loans and their Related Security should be sold to the Guarantor LP, the Bank will use all reasonable efforts to ensure that the obligations of the Guarantor LP for such period will be met. This may include making advances under the Intercompany Loan, selling Loans and their Related Security to the Guarantor LP or making a Capital Contribution on or before the next Calculation Date in amounts and with rates or margins, as applicable, sufficient to avoid such shortfall on future Calculation Dates.

In addition, the Servicer will determine on each Calculation Date following an Issuer Event of Default, having regard to the aggregate of:
(a) any discretionary rate or margin, in respect of the Loans which the Servicer proposes to set under the Servicing Agreement for the relevant Guarantor LP Payment Period; and
(b) the other resources available to the Guarantor LP under the Interest Rate Swap Agreement, whether the Guarantor LP would receive an aggregate amount of interest on the Loans sufficient to pay the full amounts payable under the Interest Rate Swap Agreement during the relevant Guarantor LP Payment Period (the “Post Issuer Event of Default Yield Shortfall Test”).

If the Servicer determines that the Post Issuer Event of Default Yield Shortfall Test will not be met, it will give written notice to the Guarantor LP and the Bond Trustee, prior to the Guarantor LP Payment Date immediately following such Calculation Date, of the amount of the shortfall and the rates or margins, for any discretionary rates or margins which the Guarantor LP is entitled to set with respect to Loans in the Covered Bond Portfolio pursuant to the terms of such Loans, which in the Servicer’s opinion, need to be set in order for no shortfall to arise, and the Post Issuer Event of Default Yield Shortfall Test to be met, having regard to the date(s) on which the change to such discretionary rates or margins would take effect and at all times acting in accordance with the standards of reasonable and prudent institutional mortgage lenders in the Seller’s market. If the Guarantor LP or the Bond Trustee notifies the Servicer that, having regard to the obligations of the Guarantor LP, such discretionary rates or margins should be increased, the Servicer or replacement Servicer, as the case may be, will take all steps which are necessary to increase such discretionary rates or margins including publishing any notice which is required in accordance with the mortgage terms.

The Guarantor LP and the Bond Trustee may terminate the authority of the Servicer to determine and set any such discretionary rates or margins on the occurrence of a Servicer Event of Default as defined under “– Removal or resignation of the Servicer”, in which case the Guarantor LP and the Bond Trustee will agree to appoint the replacement Servicer to set such discretionary rates or margins itself in the manner described above.

Removal or resignation of the Servicer
The Guarantor LP and the Bond Trustee may, upon written notice to the Servicer, terminate the Servicer’s rights and obligations immediately (unless otherwise specified below) if any of the following events (each a “Servicer Termination Event” and, each of the first three events set out below, a “Servicer Event of Default”) occurs:

•
the Servicer’s unsecured, unguaranteed and unsubordinated debt obligations are assigned a rating from the Rating Agencies below the ratings specified in the Servicing Agreement and the Servicer does not obtain a Rating Agency Confirmation by, for example, taking certain remedial measures which may include providing collateral for or arranging for its obligations under the Servicing Agreement to be guaranteed by an entity with rating(s) required by the relevant Rating Agencies, or taking such other action as it may agree with the relevant Rating Agencies;

•
the Servicer defaults in the payment of any amount due to the Guarantor LP under the Servicing Agreement and fails to remedy that default for a period of three Business Days after the earlier of the Servicer becoming aware of the default and receipt by the Servicer of written notice from the Bond Trustee or the Guarantor LP requiring the same be remedied;

•
the Servicer fails to comply with any of its other obligations under the Servicing Agreement which failure in the opinion of the Bond Trustee is materially prejudicial to holders of the covered bonds and does not remedy that failure within the earlier of 20 Business Days after becoming aware of the failure and receipt by the Servicer of written notice from the Bond Trustee or the Guarantor LP requiring the same be remedied;

•
an Insolvency Event occurs in relation to the Servicer or any credit support provider, and certain insolvency-related events in respect of the Guarantor LP or the merger of the Servicer without an assumption of the obligations under the Servicing Agreement; or

•	the Guarantor LP resolves that the appointment of the Servicer should be terminated.

Subject to the fulfillment of a number of conditions, the Servicer may voluntarily resign by giving not less than 12 months’ notice to the Bond Trustee and the Guarantor LP provided that a substitute servicer qualified to act as such with a management team with experience of administering mortgages in Canada has been appointed and enters into a servicing agreement with the Guarantor LP substantially on the same terms as the Servicing Agreement, except as to fees. The resignation of the Servicer is conditional on the resignation having no adverse effect on the then current ratings of the covered bonds unless the holders of the covered bonds agree otherwise by Extraordinary Resolution.

If the appointment of the Servicer is terminated, the Servicer must deliver the Loan and Related Security Files relating to the Loans in the Covered Bond Portfolio administered by it to, or at the direction of, the Guarantor LP. The Servicing Agreement will terminate at such time as the Guarantor LP has no further interest in any of the Loans or their Related Security sold to the Guarantor LP and serviced under the Servicing Agreement that have been comprised in the Covered Bond Portfolio.

The Servicer may sub-contract or delegate the performance of its duties under the Servicing Agreement provided that it meets conditions as set out in the Servicing Agreement. The Servicer has made arrangements for the subcontracting of certain administrative services to be provided by the Servicer under the Servicing Agreement and has obtained the required consents and has delivered notices to the Rating Agencies for such subcontracting in accordance with the terms of the Servicing Agreement. In connection with entering into such arrangements, the sub-contractor has waived any security interest it may obtain in the Covered Bond Portfolio, provided a release of liability in favor of the Guarantor LP and the Bond Trustee among others and acknowledged it will hold all Loan and Related Security Files in accordance with the terms of the Servicing Agreement.

The Bond Trustee will not be obliged to act as Servicer in any circumstances.

Asset Monitor Agreement

Under the terms of the Asset Monitor Agreement between the Asset Monitor, the Guarantor LP, the Cash Manager, and the Bond Trustee, the Asset Monitor, subject to due receipt of the information to be provided by the Cash Manager to the Asset Monitor, carries out arithmetic testing of, and reports on the arithmetic accuracy of, the calculations performed by the Cash Manager annually and more frequently in certain circumstances with a view to confirming that the Asset Coverage Test or the Amortization Test, as applicable, is met on any relevant Calculation Date.

If the ratings of the unsecured, unguaranteed, and unsubordinated debt obligations of the Cash Manager or the Bank by the Rating Agencies fall below the ratings specified in the Asset Monitor Agreement or if an Asset Coverage Test Breach Notice has been served and has not been revoked, the Asset Monitor will, subject to receipt of the relevant information from the Cash Manager, be required to carry out such arithmetic testing and report on such arithmetic accuracy following each Calculation Date and, following a determination by the Asset Monitor of any errors in the calculations performed by the Cash Manager such that the Asset Coverage Test has been failed on the applicable Calculation Date (where the Cash Manager had recorded it as being satisfied) or the Adjusted Aggregate Loan Amount or the Amortization Test Aggregate Loan Amount is mis-stated by an amount exceeding 1 percent of the Adjusted Aggregate Loan Amount or the Amortization Test Aggregate Loan Amount, as applicable, (as at the date of the relevant Asset Coverage Test or the relevant Amortization Test), the Asset Monitor will be required to conduct such arithmetic tests and report on such arithmetic accuracy following each Calculation Date for a period of six months thereafter. The role of the Asset Monitor shall be limited to conducting arithmetic tests to test the arithmetic accuracy of the calculations of Cash Manager.

The Asset Monitor is entitled, in the absence of manifest error, to assume that all information provided to it by the Cash Manager for the purpose of reporting on the arithmetic accuracy is true and correct and not misleading and is not required to report as such or otherwise take steps to verify the accuracy of any such information. The Asset Monitor Report will be delivered to the Cash Manager, the Guarantor LP, the Bank, and the Bond Trustee.

The Guarantor LP will pay to the Asset Monitor a fee per report (exclusive of HST), equal to the amount set out in the Asset Monitor Agreement from time to time, for the reports to be performed by the Asset Monitor.

The Guarantor LP may, at any time, only with the prior written consent of the Bond Trustee, terminate the appointment of the Asset Monitor by giving at least 60 days’ prior written notice to the Asset Monitor, and the Asset Monitor may, at any time, resign by giving at least 60 days’ prior written notice (and immediately if continuing to perform its obligations under the Asset Monitor Agreement becomes unlawful or conflicts with independence or professional rules applicable to the Asset Monitor) to the Guarantor LP and the Bond Trustee.

Upon giving notice of resignation, the Asset Monitor will use reasonable efforts to assist the Guarantor LP in appointing a replacement Asset Monitor approved by the Bond Trustee (such approval to be granted if the replacement is an accounting firm of national standing which agrees to perform the duties (or substantially similar duties) of the Asset Monitor set out in the Asset Monitor Agreement). If a replacement is not appointed by the date which is 30 days prior to the date when tests are to be carried out in accordance with the terms of the Asset Monitor Agreement, then the Guarantor LP will use all reasonable efforts to appoint an accounting firm of national standing to carry out the relevant tests on a one-off basis, provided that notice of such appointment is given to the Bond Trustee.

The Bond Trustee will not be obliged to act as Asset Monitor in any circumstances.

Guarantor LP Agreement

The general and limited partners of the Guarantor LP operate the business of the Guarantor LP in accordance with the terms of the Guarantor LP Agreement between the Managing GP, as managing general partner, the Liquidation GP, as liquidation general partner, and the Bank, as Limited Partner, together with such other persons as may become partners of the Guarantor LP.

General Partner and Limited Partners of the Guarantor LP

The Managing GP is the managing general partner and the Liquidation GP is the liquidation general partner and the Bank is the sole limited partner of the Guarantor LP. The Partners have the duties and obligations, rights, powers and privileges specified in the Limited Partnership Act (Ontario) and pursuant to the terms of the Guarantor LP Agreement.

No new limited partner may be otherwise appointed, and no new general partner may be added or general partner replaced without the consent of the Limited Partner and, while there are covered bonds outstanding, the Bond Trustee, and receipt by the Bank and/or the Bond Trustee of Rating Agency Confirmation.

Capital Contributions

Each of the Managing GP and the Liquidation GP hold 99 percent and 1 percent respectively of the 0.05 percent general partner interest. The Limited Partner holds the substantial economic interest in the Guarantor LP (approximately 99.95 percent). The Limited Partner may from time to time make additional Capital Contributions. Such Capital Contributions may be Cash Capital Contributions or Capital Contributions in Kind. In the case of the latter, the Limited Partner will have an additional interest in the capital of the Guarantor LP equal to the fair market value of those Loans sold by it as at the Transfer Date recorded in the Capital Account Ledger.

New Limited Partners

In the future, any person that wishes to become a New Limited Partner must be an affiliate of the Bank, will require the consent of the Limited Partner and the Bond Trustee, and will be required to accede to the Mortgage Sale Agreement and any other Transaction Documents to which the Limited Partner is a party and deliver such other agreements and provide such other assurances as may be required by the Guarantor LP and/or the Bond Trustee (acting reasonably). The admission of a new Limited Partner will also require Rating Agency Confirmation. Subject to compliance with the foregoing, the consent of the covered bondholders will not be required to the accession of a New Limited Partner to the Guarantor LP. The Limited Partner may assign all or some portion of its interest in the Guarantor LP to any Subsidiary by giving written notice of such assignment to the Guarantor LP and the Bond Trustee, and the assignee of such interest acceding to the Guarantor LP Agreement. Any such assignment shall not relieve the Limited Partner of its obligations under the Guarantor LP Agreement or require the consent of the General Partners, the Bond Trustee, the holders of the covered bonds or, if applicable, any other Limited Partner.

Capital Distributions

Provided the Asset Coverage Test or the Amortization Test, as applicable, will be met after giving effect to any Capital Distribution, the Managing GP, may from time to time, in its discretion, make Capital Distributions to the Partners. Pursuant to the terms of the Guarantor LP Agreement distributions to the Liquidation GP will be limited to an amount which may be less than the Liquidation GP’s pro rata interest in the Guarantor LP.

Asset Coverage Test

Under the terms of the Trust Deed, the Guarantor LP (or the Cash Manager or Asset Monitor on its behalf) must ensure that on each Calculation Date, the Adjusted Aggregate Loan Amount is in an amount at least equal to the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds as calculated at the relevant Calculation Date.

If on any Calculation Date, the Adjusted Aggregate Loan Amount is less than the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of all covered bonds as calculated at the relevant Calculation Date, then the Guarantor LP (or the Cash Manager on its behalf) will notify the Partners and the Bond Trustee thereof. The Bank will use all reasonable efforts to ensure that the Asset Coverage Test is met. This may include making advances under the Intercompany Loan, selling New Loans and their Related Security to the Guarantor LP or making a Capital Contribution on or before the next Calculation Date in amounts and with rates or margins, as applicable, sufficient to avoid such shortfall on future Calculation Dates. If the Adjusted Aggregate Loan Amount is less than the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of all covered bonds on the next following Calculation Date, the Asset Coverage Test will be breached and the Guarantor LP (or the Cash Manager on its behalf) will serve an Asset Coverage Test Breach Notice on the Partners and the Bond Trustee. The Asset Coverage Test Breach Notice will be revoked if the Asset Coverage Test is satisfied on the next Calculation Date following service of an Asset Coverage Test Breach Notice provided no Covered Bond Guarantee Activation Event has occurred.

At any time there is an Asset Coverage Test Breach Notice outstanding:

(a)
the Guarantor LP may be required to sell Randomly Selected Loans (as described further under “Guarantor LP Agreement – Sale of Loans and their Related Security following service of an Asset Coverage Test Breach Notice or service of a Notice to Pay on the Guarantor LP”); and

(b)
prior to the occurrence of a Covered Bond Guarantee Activation Event, the Pre-Acceleration Revenue Priority of Payments and the Pre-Acceleration Principal Priority of Payments will be modified as more particularly described in “Allocation and distribution of Available Revenue Receipts and Available Principal Receipts when an Asset Coverage Test Breach Notice is outstanding but no Covered Bond Guarantee Activation Event has occurred” below.

If an Asset Coverage Test Breach Notice has been served and not revoked on or before the Guarantor LP Payment Date immediately following the Calculation Date after service of such Asset Coverage Test Breach Notice, then an Issuer Event of Default will occur and the Bond Trustee will be entitled (and, in certain circumstances may be required) to serve an Issuer Acceleration Notice. Following service of an Issuer Acceleration Notice, the Bond Trustee will be required to serve a Notice to Pay on the Guarantor LP.

For the purposes hereof:

“Adjusted Aggregate Loan Amount” means the amount calculated as at each Calculation Date as follows:

A+B+C+D - Z

where,

A	=	the lower of (i) and (ii), where:

(i)	=
the sum of the “LTV Adjusted True Balance” of each Loan in the Covered Bond Portfolio, which shall be the lower of (1) the actual True Balance of the relevant Loan in the Covered Bond Portfolio on such Calculation Date, and (2) the Latest Valuation relating to that Loan multiplied by M (where for all Loans that are less than three months in arrears or not in arrears, M = 80 percent (or such higher percentage as may be agreed by the Rating Agencies with respect to insured Loans) and for all Non-Performing Loans M = 0), minus

the aggregate sum of the following deemed reductions to the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio if any of the following occurred during the previous Calculation Period:

(1)
a Loan or its Related Security was, in the immediately preceding Calculation Period, in breach of the Representations and Warranties contained in the Mortgage Sale Agreement or subject to any other obligation of the Seller to repurchase the relevant Loan and its Related Security, and in each case the Seller has not repurchased the Loan or Loans of the relevant Borrower and its or their Related Security to the extent required by the terms of the Mortgage Sale Agreement. In this event, the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the LTV Adjusted True Balance of the relevant Loan or Loans on such Calculation Date of the relevant Borrower; and/or

(2)
the Seller, in any preceding Calculation Period, was in breach of any other material warranty under the Mortgage Sale Agreement and/or the Servicer was, in any preceding Calculation Period, in breach of a material term of the Servicing Agreement. In this event, the aggregate LTV Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced, by an amount equal to the resulting financial loss incurred by the Guarantor LP in the immediately preceding Calculation Period (such financial loss to be calculated by the Cash Manager without double counting and to be reduced by any amount paid (in cash or in kind) to the Guarantor LP by the Seller to indemnify the Guarantor LP for such financial loss);

AND

(ii)
=             the aggregate “Asset Percentage Adjusted True Balance” of the Loans in the Covered Bond Portfolio which in relation to each Loan shall be the lower of (1) the actual True Balance of the relevant Loan on such Calculation Date, and (2) the Latest Valuation relating to that Loan multiplied by N (where for all Loans that are less than three months in arrears or not in arrears, N = 1 and for all Non-Performing Loans N = 0);

minus

the aggregate sum of the following deemed reductions to the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio if any of the following occurred during the previous Calculation Period:

(1)
a Loan or its Related Security was, in the immediately preceding Calculation Period, in breach of the Representations and Warranties contained in the Mortgage Sale Agreement or subject to any other obligation of the Seller to repurchase the relevant Loan and its Related Security, and in each case the Seller has not repurchased the Loan or Loans of the relevant Borrower and its or their Related Security to the extent required by the terms of the Mortgage Sale Agreement. In this event, the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the Asset Percentage Adjusted True Balance of the relevant Loan or Loans on such Calculation Date of the relevant Borrower; and/or

(2)
the Seller, in any preceding Calculation Period, was in breach of any other material warranty under the Mortgage Sale Agreement and/or the Servicer was, in the immediately preceding Calculation Period, in breach of a material term of the Servicing Agreement. In this event, the aggregate Asset Percentage Adjusted True Balance of the Loans in the Covered Bond Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the resulting financial loss incurred by the Guarantor LP in the immediately preceding Calculation Period (such financial loss to be calculated by the Cash Manager without double counting and to be reduced by any amount paid (in cash or in kind) to the Guarantor LP by the Seller to indemnify the Guarantor LP for such financial loss), the result of the calculation in this paragraph (ii) being multiplied by the Asset Percentage (as defined below); and

(iii)
With respect to any such calculations, any Loan included in the Covered Bond Portfolio secured on a Property which also secures one or more other Loans included in the Covered Bond Portfolio, any breach of the Loan Representations and Warranties in respect of one such Loan will be deemed to be a breach in respect of all such Loans in the Covered Bond Portfolio secured on the same Property;

B	=
the aggregate amount of any Principal Receipts on the Loans in the Covered Bond Portfolio up to such Calculation Date (as recorded in the Principal Ledger) which have not been applied as at such Calculation Date to acquire further Loans and their Related Security or otherwise applied in accordance with the Guarantor LP Agreement and/or the other Transaction Documents;

C	=
the aggregate amount of any Cash Capital Contributions made by the Partners (as recorded in the Capital Account Ledger for each Partner of the Guarantor LP) or proceeds advanced under the Intercompany Loan Agreement which have not been applied as at such Calculation Date to acquire further Loans and their Related Security or otherwise applied in accordance with the Guarantor LP Agreement and/or the other Transaction Documents;

D	=	the aggregate outstanding principal balance of any Substitute Assets and/or Authorized Investments, as applicable;

Z	=
the weighted average remaining maturity expressed in years of all covered bonds then outstanding multiplied by the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds multiplied by the Negative Carry Factor where the “Negative Carry Factor” is (i) .5 percent if the weighted average margin of the interest rate payable on the covered bonds is less or equal to .1 percent per annum or (ii) .5 percent plus that margin minus .1 percent, if that margin is greater than .1 percent per annum (provided that if the weighted average remaining maturity is less than one, the weighted average shall be deemed, for the purposes of this calculation, to be one).

“Asset Percentage” means 93 percent or such lesser percentage figure as necessary to ensure that there is sufficient credit enhancement to, in connection with any other factors considered in the various methodologies of the Rating Agencies, maintain the initial rating assigned to the covered bonds of any series by each Rating Agency, provided that the Asset Percentage will not be less than 90 percent unless otherwise agreed by the Bank (and following an Issuer Event of Default, the Guarantor LP for the purposes of making certain determinations in respect of the Intercompany Loan). If at any time the Asset Percentages that would be required, in connection with any other factors considered in the various methodologies of the Rating Agencies, to maintain the initial rating assigned to the covered bonds of any series by the Rating Agencies are not the same, the lowest such figure will be applied as the Asset Percentage.

The Asset Percentage will be determined by the Managing GP (or the Cash Manager on its behalf) in accordance with the terms of the Guarantor LP Agreement, and in accordance with the various methodologies of the Rating Agencies, prior to the Guarantor LP Payment Date immediately following the Calculation Date falling in February, May, August and November of each year and on such other date as the Bank may request following the date on which the Bank is required to assign the Interest Rate Swap Agreement to a third party, on the basis of the values of the Loans in the Covered Bond Portfolio as at such Calculation Date (being such values for the Loans on the Calculation Date in January, April, July or October, as applicable) taking the Loans in the Covered Bond Portfolio as a whole or on the basis of a sample of Randomly Selected Loans in the Covered Bond Portfolio.

Amortization Test

The Guarantor LP will use all reasonable efforts to ensure that on each Calculation Date following service of a Notice to Pay on the Guarantor LP (but prior to service of a Guarantor LP Acceleration Notice) that the Amortization Test Aggregate Loan Amount will be in an amount at least equal to the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds as calculated on the relevant Calculation Date.

Following service of a Notice to Pay on the Guarantor LP, if on any Calculation Date the Amortization Test Aggregate Loan Amount is less than the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds as calculated on the relevant Calculation Date, then the Amortization Test will be deemed to be breached and a Guarantor LP Event of Default will occur. The Guarantor LP, the Cash Manager or the Asset Monitor, as the case may be, will immediately and in any event prior to the Guarantor LP Payment Date immediately following such Calculation Date, notify the Guarantor LP and the Bank, and while there are covered bonds outstanding, the Bond Trustee, of any breach of the Amortization Test and the Bond Trustee will be entitled to serve a Guarantor LP Acceleration Notice in accordance with the Conditions.

The “Amortization Test Aggregate Loan Amount” will be calculated as at each Calculation Date as follows:

A+B+C-Z

where,

A	=
the aggregate “Amortization Test True Balance” of each Loan, which shall be the lower of (1) the actual True Balance of the relevant Loan as calculated on such Calculation Date and (2) the Latest Valuation multiplied by M (where for all the Loans that are less than three months in arrears or not in arrears M = 80 percent (or such higher percentage as may be agreed by the Rating Agencies with respect to insured Loans) and or for all the Non-Performing Loans M = 0);

B	=	the sum of the amount of any cash standing to the credit of the Guarantor LP Accounts (excluding any Revenue Receipts received in the immediately preceding Calculation Period);

C	=	the aggregate outstanding principal balance of any Substitute Assets and/or Authorized Investments, as applicable; and

Z	=
the weighted average remaining maturity of all covered bonds then outstanding multiplied by the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the covered bonds multiplied by the Negative Carry Factor.

Sale of Loans and their Related Security at any time an Asset Coverage Test Breach Notice is outstanding or a Notice to Pay has been served on the Guarantor LP

At any time an Asset Coverage Test Breach Notice is outstanding or a Notice to Pay has been served on the Guarantor LP, but prior to service of a Guarantor LP Acceleration Notice on the Guarantor LP, the Guarantor LP may be obliged to sell Loans and their Related Security in the Covered Bond Portfolio in accordance with the Guarantor LP Agreement (as described below), subject to the rights of pre-emption enjoyed by the Seller to buy the Loans and their Related Security pursuant to the terms of the Mortgage Sale Agreement and subject to additional advances on the Intercompany Loan and any Cash Capital Contribution made by the Limited Partner. The proceeds from any such sale or refinancing will be credited to the GDA Account and applied as set out in the Priorities of Payments (see “Cashflows” above).

Method of sale of Loans and their Related Security

If the Guarantor LP is required to sell Loans and their Related Security to Purchasers following either the service of an Asset Coverage Test Breach Notice (if not revoked) or a Notice to Pay on the Guarantor LP, the Guarantor LP will be required to ensure that before offering Loans for sale:

(a)	the Loans and their Related Security being sold are Randomly Selected Loans; and

(b)	the Loans have an aggregate True Balance in an amount (the “Required True Balance Amount”) which is as close as possible to the amount calculated as follows:

(i)
following the Service of an Asset Coverage Test Breach Notice (but prior to service of a Notice to Pay on the Guarantor LP), such amount that would ensure that, if the Loans were sold at their True Balance, the Asset Coverage Test would be satisfied on the next Calculation Date taking into account the payment obligations of the Guarantor LP on the Guarantor LP Payment Date following that Calculation Date (assuming for this purpose that the Asset Coverage Test Breach Notice is not revoked on the next Calculation Date); or

(ii)	following service of a Notice to Pay on the Guarantor LP:

N ×	True Balance of all the Loans in the Covered Bond Portfolio
the Canadian Dollar Equivalent of the Required Redemption Amount in respect of each series of covered bonds then outstanding where “N” is an amount equal to the Canadian Dollar Equivalent of the Required Redemption Amount of the Earliest Maturing Covered Bonds less amounts standing to the credit of the Guarantor LP Accounts and the principal amount of any Substitute Assets and/or Authorized Investments (excluding all amounts to be applied on the next following Guarantor LP Payment Date to repay higher ranking amounts in the Guarantee Priority of Payments and those amounts that are required to repay any series of covered bonds which mature prior to or on the same date as the relevant series of covered bonds).

The Guarantor LP will offer the Loans and their Related Security for sale to Purchasers for the best price reasonably available but in any event:

(a)	following the service of an Asset Coverage Test Breach Notice (but prior to the service of a Notice to Pay on the Guarantor LP), for an amount not less than the True Balance of the Loans; and

(b)	following service of a Notice to Pay on the Guarantor LP, for an amount not less than the Adjusted Required Redemption Amount.

Following the service of a Notice to Pay on the Guarantor LP, if the Loans and their Related Security have not been sold (in whole or in part) in an amount equal to the Adjusted Required Redemption Amount by the date which is six months prior to, as applicable, if the covered bonds are not subject to an Extended Due for Payment Date in respect of the Covered Bond Guarantee, the Final Maturity Date or, if the covered bonds are subject to an Extended Due for Payment Date in respect of the Covered Bond Guarantee, the Extended Due for Payment Date in respect of the Earliest Maturing Covered Bonds (after taking into account all payments, provisions and credits to be made in priority thereto), then the Guarantor LP will offer the Loans for sale for the best price reasonably available notwithstanding that such amount may be less than the Adjusted Required Redemption Amount.

The Guarantor LP will through a tender process appoint a portfolio manager of recognized standing on a basis intended to incentivize the portfolio manager to achieve the best price for the sale of the Loans (if such terms are commercially available in the market) to advise it in relation to the sale of the Loans to Purchasers (except where the Seller is buying the Loans in accordance with their right of pre-emption in the Mortgage Sale Agreement). The terms of the agreement giving effect to the appointment in accordance with such tender will be approved by the Bond Trustee.

In respect of any sale or refinancing of Loans and their Related Security at any time an Asset Coverage Test Breach Notice is outstanding or a Notice to Pay has been served on the Guarantor LP, the Guarantor LP will instruct the portfolio manager to use all reasonable efforts to procure that Loans are sold as quickly as reasonably practicable (in accordance with the recommendations of the portfolio manager) taking into account the market conditions at that time and the scheduled repayment dates of the covered bonds and the terms of the Guarantor LP Agreement.

The terms of any sale and purchase agreement with respect to the sale of Loans (which will give effect to the recommendations of the portfolio manager) will be subject to the prior written approval of the Bond Trustee. The Bond Trustee will not be required to release the Loans from the Security unless the conditions relating to the release of the Security (as described under – Security Agreement – Release of Security, below) are satisfied.

Following the service of a Notice to Pay on the Guarantor LP, if Purchasers accept the offer or offers from the Guarantor LP so that some or all of the Loans will be sold prior to the next following Final Maturity Date or, if the covered bonds are subject to an Extended Due for Payment Date in respect of the Covered Bond Guarantee, the next following Extended Due for Payment Date in respect of the Earliest Maturing Covered Bonds, then the Guarantor LP will, subject to the foregoing paragraph, enter into a sale and purchase agreement with the relevant Purchasers which will require among other things a cash payment from the relevant Purchasers. Any such sale will not include any Representations and Warranties from the Guarantor LP in respect of the Loans and the Related Security unless expressly agreed by the Bond Trustee or otherwise agreed with the Seller.

Covenants of the General Partner and Limited Partner of the Guarantor LP

Each of the Partners covenants that, subject to the terms of the Transaction Documents, it will not sell, transfer, convey, create or permit to arise any security interest on, declare a trust over, create any beneficial interest in or otherwise dispose of its interest in the Guarantor LP without the prior written consent of the Managing GP and, while the covered bonds are outstanding, the Bond Trustee.

The Guarantor LP covenants that it will not, save with the prior written consent of the Limited Partner (and, for so long as any covered bonds are outstanding, the consent of the Bond Trustee) or as envisaged by the Transaction Documents:

(a)	have an interest in a bank account;

(b)	have any employees, premises or subsidiaries;

(c)	acquire any material assets;

(d)	sell, exchange, deal with, or grant any option, present, or future right to acquire any of the assets or undertakings of the Guarantor LP, or any interest therein or thereto;

(e)	enter into any contracts, agreements, or other undertakings;

(f)	incur any indebtedness or give any guarantee or indemnity in respect of any such indebtedness;

(g)	create or permit to subsist any security interest over the whole or any part of the assets or undertakings, present or future of the Guarantor LP;

(h)	change the name or business of the Guarantor LP or do any act in contravention of, or make any amendment to, the Guarantor LP Agreement;

(i)	do any act which makes it impossible to carry on the ordinary business of the Guarantor LP, including winding up the Guarantor LP;

(j)	compromise, compound, or release any debt due to it;

(k)	commence, defend, consent to a judgment, settle, or compromise any litigation or other claims relating to it or any of its assets;

(l)	permit a person to become a general or limited partner (except in accordance with the terms of the Guarantor LP Agreement); or

(m)	consolidate or merge with another person.

Limit on investing in Substitute Assets

At any time that no Asset Coverage Test Breach Notice is outstanding and prior to a Notice to Pay having been served on the Guarantor LP, the Guarantor LP will be permitted to hold Substitute Assets provided that the aggregate value of the Substitute Assets does not at any time exceed an amount equal to 10 percent of the total assets of the Guarantor LP and provided that investments in Substitute Assets are made in accordance with the terms of the Cash Management Agreement and subject to the applicable Priority of Payments. For greater certainty, amounts standing to the credit of the Guarantor LP in any Guarantor LP Account and invested in Authorized Investments will not constitute Substitute Assets.

At any time an Asset Coverage Test Breach Notice is outstanding or a Covered Bond Guarantee Activation Event has occurred, the Substitute Assets held by or on behalf of the Guarantor LP must be sold as quickly as reasonably practicable with proceeds credited to the GDA Account and/or invested in Authorized Investments.

There is no limit on the amounts that the Guarantor LP will be entitled to invest in Authorized Investments.

Other Provisions

The allocation and distribution of Revenue Receipts, Principal Receipts and all other amounts received by the Guarantor LP is described under “Cashflows” above. For so long as any covered bonds are outstanding, each of the Partners has agreed that it will not terminate or purport to terminate the Guarantor LP or institute any winding-up, administration, insolvency or other similar proceedings against the Guarantor LP. Furthermore, each of the Partners have agreed, among other things, except as otherwise specifically provided in the Transaction Documents not to demand or receive payment of any amounts payable to such Partners by the Guarantor LP (or the Cash Manager on its behalf) or the Bond Trustee unless all amounts then due and payable by the Guarantor LP to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full.

Each of the Partners will be responsible for the payment of its own tax liabilities and will be required to indemnify the other from any liabilities which they incur as a result of the relevant partner’s non-payment. Following the appointment of a liquidator to any partner, any decisions of the Guarantor LP that are reserved to the Partners or a unanimous decision of the Partners in the Guarantor LP Agreement will be made by the Partner(s) not in liquidation only.

Cash Management Agreement

The Cash Manager provides certain cash management services to the Guarantor LP pursuant to the terms of the Cash Management Agreement between the Guarantor LP, the Bank in its capacities as the Cash Manager, Seller and Servicer, and the Bond Trustee.

The Cash Manager’s services include but are not limited to:

(a)	maintaining the Ledgers on behalf of the Guarantor LP;

(b)
collecting the Revenue Receipts and the Principal Receipts from the Servicer and distributing and/or depositing the Revenue Receipts and the Principal Receipts in accordance with the Priorities of Payment described under “Cashflows”, above;

(c)	determining whether the Asset Coverage Test is satisfied on each Calculation Date in accordance with the Guarantor LP Agreement;

(d)	determining whether the Amortization Test is satisfied on each Calculation Date following an Issuer Event of Default and Service of a Notice to Pay in accordance with the Guarantor LP Agreement; and

(e)	preparation of Investor Reports in respect of the covered bonds for the Bond Trustee, the Rating Agencies and the covered bond holders, as applicable.

In the event of a downgrade in the ratings of the unsecured, unsubordinated, and unguaranteed debt obligations of the Cash Manager by the Rating Agencies below a level specified in the Cash Management Agreement, the Cash Manager will be required to direct the Servicer to deposit all Revenue Receipts and Principal Receipts received by the Servicer directly into the GDA Account.

In the event of a further downgrade in the ratings of the unsecured, unsubordinated, and unguaranteed debt obligations of the Cash Manager by the Rating Agencies below a level specified in the Cash Management Agreement, the Cash Manager will be required to assign the Cash Management Agreement to a third party service provider acceptable to the Bond Trustee and for which Rating Agency Confirmation has been received. In addition to the foregoing, the Guarantor LP and/or the Bond Trustee will, in certain circumstances, each have the right to terminate the appointment of the Cash Manager in which event the Guarantor LP will appoint a substitute (the identity of which will be subject to the Bond Trustee’s written approval). Any substitute cash manager will have substantially the same rights and obligations as the Cash Manager (although the fee payable to the substitute cash manager may be higher).

Interest Rate Swap Agreement

To provide a hedge against possible variances in the rates of interest payable on the Loans in the Covered Bond Portfolio (which may, for instance, include variable rates of interest or fixed rates of interest) and the interest amounts payable on the Intercompany Loan and (following the occurrence of a Covered Bond Guarantee Activation Event) the Covered Bond Swap Agreement the Guarantor LP has entered into the Interest Rate Swap Agreement with the Interest Rate Swap Provider. The Guarantor LP and the Interest Rate Swap Provider have agreed to swap the amount of interest received by the Guarantor LP from Borrowers in exchange for an amount sufficient to pay the interest payable on the Intercompany Loan and, following a Covered Bond Guarantee Activation Event, the amounts payable by the Guarantor LP under the Covered Bond Swap Agreement, in each case plus a certain amount for expenses.

Interest payable under the Intercompany Loan Agreement is payable at a variable rate determined by the Bank from time to time, provided that the amount of interest payable in any interest period shall not exceed the amount received by the Guarantor LP under the Interest Rate Swap Agreement less the sum of a minimum spread and an amount for certain expenses of the Guarantor LP.  The notional balance under the Interest Rate Swap Agreement is equal to the average daily outstanding principal balance of Loans in the Covered Bond Portfolio during each month multiplied by a fraction, the numerator of which is the amount of interest received on the Loans during such period and the denominator of which is the amount of interest that was due to be paid in the period.

The Interest Rate Swap Agreement will terminate (unless terminated earlier by an Interest Rate Swap Early Termination Event) on the earlier of:

(a)
the Final Maturity Date for the final tranche or series of covered bonds then outstanding (provided that the Bank has not given prior written notice to the Interest Rate Swap Provider and the Guarantor LP that it intends to issue additional covered bonds following such date) or, if the Guarantor LP notifies the Interest Rate Swap Provider, prior to the Final Maturity Date for such final tranche or series of covered bonds then outstanding, of the inability of the Guarantor LP to pay in full Guaranteed Amounts corresponding to the Final Redemption Amount in respect of such final tranche or series of covered bonds then outstanding, the final Interest Payment Date on which an amount representing the Final Redemption Amount for such final tranche or series of covered bonds then outstanding is paid (but in any event not later than the Extended Due for Payment Date for such tranche or series of covered bonds);

(b)
the date designated therefor by the Bond Trustee and notified to the Interest Rate Swap Provider and the Guarantor LP for purposes of realizing the Security in accordance with the Security Agreement and distributing the proceeds therefor in accordance with the Post-Enforcement Priority of Payments following the enforcement of the Security pursuant to Condition 7.03 (Enforcement);

(c)
the date on which the notional amount under the Interest Rate Swap Agreement reduces to zero (as a result of the reduction for the amount of any Early Redemption Amount paid pursuant to Condition  6.02 (Early Redemption for Tax Reasons) in respect of the final tranche or series of covered bonds then outstanding or any Final Redemption Amount paid pursuant to Condition 6.01 (Redemption at Maturity) in respect of the final tranche or series of covered bonds then outstanding following the Final Maturity Date for such tranche or series of covered bonds, provided in each case that the Bank has not given prior written notice to the Interest Rate Swap Provider that it intends to additional covered bonds following such date); and

(d)
the date of redemption pursuant to Conditions 6.02 (Early Redemption for Tax Reasons) or 6.16 (Redemption due to Illegality) in respect of any final tranche or series of covered bonds then outstanding (provided that the Bank has not given prior written notice to the Interest Rate Swap Provider that it intends to issue additional covered bonds following such date).

The Interest Rate Swap Agreement may also be terminated in certain other circumstances (each referred to as an “Interest Rate Swap Early Termination Event”), including:

•
at the option of any party to the Interest Rate Swap Agreement, if there is a failure by the other party to pay any amounts due under the Interest Rate Swap Agreement (for the avoidance of doubt, no such failure to pay by the Guarantor LP will entitle the Interest Rate Swap Provider to terminate the Interest Rate Swap Agreement, if such failure is due to the assets available at such time to the Guarantor LP being insufficient to make the required payment in full);

•
at the option of the Guarantor LP, in the event that the ratings of the unsecured, unsubordinated, and unguaranteed debt obligations of the Interest Rate Swap Provider, or any credit support provider, as applicable, by the Rating Agencies are downgraded by the Rating Agencies below the ratings of the Rating Agencies specified in the Interest Rate Swap Agreement and the Interest Rate Swap Provider does not obtain a Rating Agency Confirmation by, for example, taking certain remedial measures which may include providing collateral for or arranging for its obligations under the Interest Rate Swap Agreement to be guaranteed by an entity with rating(s) required by the relevant Rating Agencies, or taking such other action as it may agree with the relevant Rating Agencies; and

•
upon the occurrence of the insolvency of the Interest Rate Swap Provider, or any credit support provider and certain insolvency-related events in respect of the Guarantor LP, or the merger of the Interest Rate Swap Provider without an assumption of the obligations under the Interest Rate Swap Agreement.

Upon the termination of the Interest Rate Swap Agreement pursuant to an Interest Rate Swap Early Termination Event, the Guarantor LP or the Interest Rate Swap Provider may be liable to make a termination payment to the other in accordance with the provisions of the Interest Rate Swap Agreement. If withholding taxes are imposed on payments made by the Interest Rate Swap Provider under the Interest Rate Swap Agreement, the Interest Rate Swap Provider will always be obliged to gross up these payments. If withholding taxes are imposed on payments made by the Guarantor LP to the Interest Rate Swap Provider under the Interest Rate Swap Agreement, the Guarantor LP shall not be obliged to gross up those payments.

The Interest Rate Swap Agreement is in the form of an ISDA Master Agreement, including a schedule and confirmation thereto and credit support annex, if applicable. Under the Interest Rate Swap Agreement, the Guarantor LP’s obligations are limited in recourse to the Charged Property. The Interest Rate Swap Agreement is governed by and construed in accordance with English law. Any future Interest Rate Swap Agreement entered into by the Guarantor LP may be governed by Ontario law or English law, as specified in the Interest Rate Swap Agreement.

Covered Bond Swap Agreement

To provide a hedge against currency risks, interest rate risks and timing risk in respect of amounts received by the Guarantor LP under the Interest Rate Swap Agreement and amounts payable in respect of its obligations under the Covered Bond Guarantee, the Guarantor LP has entered into the Covered Bond Swap Agreement with the Covered Bond Swap Provider, and has and may from time to time enter into a new schedule and confirmation(s) for each tranche and/or series of covered bonds issued at the time such covered bonds are issued. The Covered Bond Swap Provider and the Guarantor LP have agreed to swap Canadian dollar floating rate amounts received by the Guarantor LP under the Interest Rate Swap Agreement (described above) into the exchange rate specified in the Covered Bond Swap Agreement relating to the relevant tranche or series of covered bonds to hedge certain currency and/or other risks in respect of amounts received by the Guarantor LP under the Interest Rate Swap Agreement and amounts payable or that may become payable in respect of its obligations under the Covered Bond Guarantee. No cash flows will be exchanged under the Covered Bond Swap Agreement unless and until a Covered Bond Guarantee Activation Event has occurred.

If prior (i) to the Final Maturity Date in respect of the relevant series or tranche of covered bonds, or (ii) any Interest Payment Date or the Extended Due for Payment Date following a deferral of the Due for Payment Date to the Extended Due for Payment Date by the Guarantor LP pursuant to Condition 6.01 (if an Extended Due for Payment Date is specified for a series of covered bonds and the payment of the Final Redemption Amount or any part of it by the Guarantor LP under the Covered Bond Guarantee is deferred pursuant to Condition 6.01), the Guarantor LP notifies the Covered Bond Swap Provider (pursuant to the terms of the Covered Bond Swap Agreement) of the amount in the Specified Currency to be paid by such Covered Bond Swap Provider on such Final Maturity Date or Interest Payment Date thereafter (such amount being equal to the Final Redemption Amount or the relevant portion thereof payable by the Guarantor LP on such Final Maturity Date or Interest Payment Date under the Covered Bond Guarantee in respect of the relevant series or tranche of covered bonds), then the Covered Bond Swap Provider will pay the Guarantor LP such amount and the Guarantor LP will pay the Covered Bond Swap Provider the Canadian Dollar Equivalent of such amount. Further, if on any day an Early Redemption Amount is payable pursuant to Condition 7.02, the Covered Bond Swap Provider will pay the Guarantor LP such Amount (or the relevant portion thereof) and the Guarantor LP will pay the Covered Swap Provider the Canadian Dollar Equivalent thereof, following which the notional amount of the Covered Bond Swap Agreement will reduce accordingly.

The Covered Bond Swap Agreement will (unless terminated earlier by a Covered Bond Swap Early Termination Event) terminate in respect of any relevant tranche or series of covered bonds, on the earlier of:

(a)
the Final Maturity Date for, or if earlier, the date of redemption in whole of, such series of covered bonds or, if the Guarantor LP notifies the Covered Bond Swap Provider, prior to the Final Maturity Date for such tranche or series of covered bonds, of the inability of the Guarantor LP to pay in full Guaranteed Amounts corresponding to the Final Redemption Amount in respect of such tranche or series of covered bonds, the final Interest Payment Date on which an amount representing the Final Redemption Amount for such tranche or series of covered bonds is paid (but in any event not later than the Extended Due for Payment Date for such tranche or series of covered bonds); and

(b)
the date designated therefor by the Bond Trustee and notified to the Covered Bond Swap Provider and the Guarantor LP for purposes of realizing the Security in accordance with the Security Agreement and distributing the proceeds therefor in accordance with the Post-Enforcement Priority of Payments following the enforcement of the Security pursuant to Condition 7.03 (Enforcement).

The Covered Bond Swap Agreement may also be terminated in certain other circumstances (each referred to as a “Covered Bond Swap Early Termination Event”), including:

•
at the option of any party to the Covered Bond Swap Agreement, if there is a failure by the other party to pay any amounts due under the Covered Bond Swap Agreement (for the avoidance of doubt, no such failure to pay by the Guarantor LP will entitle the Covered Bond Swap Provider to terminate the Covered Bond Swap Agreement, if such failure is due to the assets available at such time to the Guarantor LP being insufficient to make the required payment in full);

•
at the option of the Guarantor LP, in the event that the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Covered Bond Swap Provider, or any credit support provider, as applicable, by the Rating Agencies are downgraded by the Rating Agencies below the ratings of the Rating Agencies specified in the Covered Bond Swap Agreement and the Covered Bond Swap Provider does not obtain a Rating Agency Confirmation by, for example, taking certain remedial measures which may include providing collateral for or arranging for its obligations under the Covered Bond Swap Agreement to be guaranteed by an entity with rating(s) required by the relevant Rating Agencies, or taking such other action as it may agree with the relevant Rating Agencies; and

•
upon the occurrence of the insolvency of the Covered Bond Swap Provider or any credit support provider, and certain insolvency-related events in respect of the Guarantor LP or the merger of the Covered Bond Swap Provider without an assumption of the obligations under the Covered Bond Swap Agreement.

Upon the termination of the Covered Bond Swap Agreement pursuant to a Covered Bond Swap Early Termination Event, the Guarantor LP or the Covered Bond Swap Provider may be liable to make a termination payment to the other in accordance with the provisions of the Covered Bond Swap Agreement. Any termination payment made by the Covered Bond Swap Provider to the Guarantor LP in respect of the Covered Bond Swap Agreement will first be used to the extent necessary (prior to the occurrence of a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice) to pay a replacement Covered Bond Swap Provider to enter into a replacement Covered Bond Swap with the Guarantor LP, unless a replacement Covered Bond Swap Agreement has already been entered into on behalf of the Guarantor LP. Any premium received by the Guarantor LP from a replacement Covered Bond Swap Provider entering into a Covered Bond Swap Agreement will first be used to make any termination payment due and payable by the Guarantor LP with respect to the Covered Bond Swap Agreement, unless such termination payment has already been made or behalf of the Guarantor LP.

Swap Collateral Excluded Amounts, if applicable, will be paid to the Covered Bond Swap Provider directly and not via the Priorities of Payments.

If withholding taxes are imposed on payments made by the Covered Bond Swap Provider to the Guarantor LP under the Covered Bond Swap Agreement, the Covered Bond Swap Provider will always be obliged to gross up those payments. If withholding taxes are imposed on payments made by the Guarantor LP to the Covered Bond Swap Provider under the Covered Bond Swap Agreement, the Guarantor LP will not be obliged to gross up those payments.

The Covered Bond Swap Agreement is in the form of an ISDA Master Agreement, including a schedule and confirmation and credit support annex, if applicable, in relation to each particular tranche or series of covered bonds, as the case may be.

Under the Covered Bond Swap Agreement, the Guarantor LP’s obligations are limited in recourse to the Charged Property. To the extent that the Guarantor LP is unable to make any payment in full under the Covered Bond Swap Agreement due to its assets being insufficient to make such payment in full, the Covered Bond Swap Provider’s payment obligations will ratably reduce. The Covered Bond Swap Agreement may be governed by, and construed in accordance with English law or Ontario law, as specified in the relevant schedule to the Covered Bond Swap Agreement entered into at the time the covered bonds are issued.

Bank Account Agreement

Pursuant to the terms of the Bank Account Agreement between the Guarantor LP, the Account Bank, the GDA Provider, the Cash Manager, and the Bond Trustee, the Guarantor LP maintains with the Account Bank the accounts described below, which is operated in accordance with the Cash Management Agreement, the Guarantor LP Agreement and the Security Agreement:

(a)
the GDA Account into which amounts may be deposited by the Guarantor LP (including, following the occurrence of an Issuer Event of Default which is not cured within the applicable grace period, all amounts received from Borrowers in respect of Loans in the Covered Bond Portfolio). On each Guarantor LP Payment Date as applicable, amounts required to meet the Guarantor LP’s various creditors and amounts to be distributed to the Partners under the Guarantor LP Agreement will be transferred to the Transaction Account (to the extent maintained); and

(b)
the Transaction Account (to the extent maintained) into which, amounts may be deposited by the Guarantor LP prior to their transfer to the GDA Account. Moneys standing to the credit of the Transaction Account will be transferred on each Guarantor LP Payment Date and applied by the Cash Manager in accordance with the Priorities of Payments described above “Cashflows”.

If the unsecured, unsubordinated, and unguaranteed debt obligations of the Account Bank cease to be rated by the Rating Agencies above the ratings specified in the Bank Account Agreement, then within 30 Business Days of such occurrence either:

•
the GDA Account and the Transaction Account (to the extent maintained) will be required to be closed and all amounts standing to the credit thereof transferred to accounts held with the Standby Account Bank; or

•
the Account Bank will obtain an unconditional and unlimited guarantee of its obligations under the Bank Account Agreement from a satisfactorily rated financial institution, provided that Rating Agency Confirmation has been received within 30 Business Days of such downgrade.

Standby Bank Account Agreement

Pursuant to the terms of the Standby Bank Account Agreement between the Guarantor LP, the Standby Account Bank, the Standby GDA Provider, the Cash Manager, and the Bond Trustee, the Standby Account Bank will open and maintain a standby GDA account (the “Standby GDA Account”) and standby transaction account (the “Standby Transaction Account”) in the name of the Guarantor LP following delivery by the Guarantor LP (or the Cash Manager on its behalf) of a standby account bank notice (the “Standby Account Bank Notice”) to the Standby Account Bank.

Pursuant to the terms of the Cash Management Agreement, the Cash Manager will deliver a Standby Account Bank Notice to the Standby Account Bank if the funds held in the GDA Account and the Transaction Account (to the extent maintained) are required to be transferred to the Standby Account Bank pursuant to the terms of the Bank Account Agreement or the Bank Account Agreement is terminated for any reason. The Standby Bank Account Agreement provides that the Standby GDA Account and the Standby Transaction Account, when opened, will be subject to the security interest in favor of the Bond Trustee (for itself and on behalf of the Other Secured Creditors) granted under the Security Agreement and that payments of amounts owing to the Standby Account Bank in respect of fees or otherwise shall be subject to the relevant Priorities of Payment set out in the Guarantor LP Agreement and the Security Agreement.

The Standby Bank Account Agreement further provides that if the ratings of the unsecured, unsubordinated and unguaranteed debt obligations of the Standby Account Bank by the Rating Agencies fall below the ratings for the Standby Account Bank specified in the Standby Bank Account Agreement, then within 30 Business Days of such occurrence either:

•
the Standby GDA Account and the Standby Transaction Account (to the extent maintained) will be required to be closed and all amounts standing to the credit thereof transferred to accounts held with a satisfactorily rated bank; or

•
the Account Bank will obtain an unconditional and unlimited guarantee of its obligations under the Standby Bank Account Agreement from a satisfactorily rated financial institution, in each case, provided that Rating Agency Confirmation has been received in respect of the substitute bank or credit enhancement provider within 30 Business Days of such downgrade.

 References in this document to the GDA Account or the Transaction Account include, unless otherwise stated, references to the Standby GDA Account or the Standby Transaction Account when the Standby GDA Account and the Standby Transaction Account become operative.

Guaranteed Deposit Account Contract

The Guarantor LP entered into the Guaranteed Deposit Account Contract with the GDA Provider, the Cash Manager, and the Bond Trustee, pursuant to which the GDA Provider has agreed to pay interest on the moneys standing to the credit of the Guarantor LP in the GDA Account at specified rates determined in accordance with the GDA during the term of the GDA. The Guarantor LP or the Bond Trustee may terminate the GDA following the closing of the GDA Account or termination of the Bank Account Agreement.

Standby Guaranteed Deposit Account Contract

The Guarantor LP entered into the Standby Guaranteed Deposit Account Contract with the Standby Account Bank, the Standby GDA Provider, the Guarantor LP, the Cash Manager, and the Bond Trustee, pursuant to which the Standby GDA Provider has agreed to pay interest on the moneys standing to the credit of the Guarantor LP in the Standby GDA Account at specified rates determined in accordance with the terms of the Standby Guaranteed Deposit Account Contract during the term of the Standby Account Agreement. The Guarantor LP or the Bond Trustee may terminate the Standby Guaranteed Deposit Account following the closing of the Standby GDA Account or termination of the Standby Bank Account Agreement.

Security Agreement

Pursuant to the terms of the Security Agreement entered into by the Guarantor LP, the Bond Trustee and the other Secured Creditors, the secured obligations of the Guarantor LP and all other obligations of the Guarantor LP under or pursuant to the Transaction Documents to which it is a party owed to the Bond Trustee and the other Secured Creditors are secured by a first ranking security interest (the “Security”) over all present and after-acquired undertaking, property, and assets of the Guarantor LP (the “Charged Property”), including without limitation the Covered Bond Portfolio, and any other Loans and their Related Security, Substitute Assets or Authorized Investments that the Guarantor LP may acquire from time to time and funds being held for the account of the Guarantor LP by its service providers and the amounts standing to the credit of the Guarantor LP in the Guarantor LP Accounts, subject to the right of the Guarantor LP (provided the Asset Coverage Test or the Amortization Test, as applicable, is met) to sell such Charged Property.

Release of Security

In the event of any sale of Loans and their Related Security by the Guarantor LP pursuant to and in accordance with the Transaction Documents, the Bond Trustee will (subject to the written request of the Guarantor LP), release those Loans from the Security created by and pursuant to the Security Agreement on the date of such sale but only if:

(a)	the Bond Trustee provides its prior written consent to the terms of such sale as described under “Guarantor LP Agreement – Method of sale of Loans and their Related Security” above; and

(b)	in the case of the sale of Loans, the Guarantor LP provides to the Bond Trustee a certificate confirming that the Loans being sold are Randomly Selected Loans.

In the event of the repurchase of a Loan and its Related Security by the Seller pursuant to and in accordance with the Transaction Documents, the Bond Trustee will release that Loan from the Security created by and pursuant to the Security Agreement on the date of the repurchase.

Enforcement

If a Guarantor LP Acceleration Notice is served on the Guarantor LP, the Bond Trustee will be entitled to appoint a Receiver, and/or enforce the Security constituted by the Security Agreement (including selling the Covered Bond Portfolio), and/or take such steps as it deems necessary, subject in each case to being indemnified and/or secured to its satisfaction. All proceeds received by the Bond Trustee from the enforcement of the Security will be applied in accordance with the Post-Enforcement Priority of Payments described under “Cashflows.”

The Security Agreement is governed by Ontario law (other than certain other provisions relating to real property located outside of the Province of Ontario which will be governed by the law of the jurisdiction in which such property is located).

Corporate Services Agreement

Pursuant to the terms of the Corporate Services Agreement entered into between, inter alios, the Corporate Services Provider, the Liquidation GP, the Bank, and the Guarantor LP, the Corporate Services Provider has agreed to provide corporate services to the Liquidation GP.

TAX CONSEQUENCES

UNITED STATES TAXATION

The discussion of tax matters in this document is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal, state, or local tax penalties, and was written to support the promotion or marketing of the Programme. Each prospective investor should seek advice based on such person’s particular circumstances from an independent tax adviser.

The following discussion of the material U.S. federal income tax consequences of the ownership and disposition of the covered bonds constitutes the opinion of Morrison & Foerster LLP. Except as specifically noted below, this discussion applies only to:

•	covered bonds purchased on original issuance at their “issue price” (as defined below);

•	covered bonds held as capital assets; and

•	U.S. Holders (as defined below).

This discussion does not describe all of the tax consequences that may be relevant in light of a holder’s particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding covered bonds as part of a hedging transaction, “straddle,” conversion transaction or other integrated transaction;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	certain former citizens and residents of the United States.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary, and proposed U.S. Treasury Regulations, changes to any of which subsequent to the date of this document may affect the tax consequences described below. This discussion may not apply to all covered bonds that we may issue. If the tax consequences associated with a particular offering of covered bonds are different than those described below, they will be described in the applicable prospectus supplement.  Consequently, persons considering the purchase of the covered bonds should consult the applicable prospectus supplement for any additional discussion regarding U.S. federal income taxation and should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.

The tax treatment of certain covered bonds will be specified in the applicable prospectus supplement.

As used herein, the term “U.S. Holder” means a beneficial owner of a covered bond that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds covered bonds, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partners of partnerships holding covered bonds should consult with their tax advisers.

Payments of Stated Interest

Interest paid on a covered bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes, provided that the interest is “qualified stated interest” (as defined below). Additional amounts paid pursuant to the obligations described under “Terms and Conditions of the Covered Bonds – Taxation” would be treated as ordinary interest income. Unless otherwise specified in an applicable supplement, interest income earned by a U.S. Holder with respect to a covered bond will constitute foreign source income for U.S. federal income tax purposes, which may be relevant in calculating the holder’s foreign tax credit limitation. The rules regarding foreign tax credits are complex and prospective investors should consult their tax advisers about the application of such rules to them in their particular circumstances. Special rules governing the treatment of interest paid with respect to original issue discount covered bonds and foreign currency covered bonds are described under “Tax Consequences – United States Taxation – Original Issue Discount,” and “– Foreign Currency Covered Bonds.”

Original Issue Discount

U.S. Holders of covered bonds issued with original issue discount (“OID”), other than short-term covered bonds with a maturity of one year or less from its date of issue, will be subject to special tax accounting rules, as described in greater detail below. For tax purposes, OID is the excess of the “stated redemption price at maturity” of a covered bond over its “issue price.” The “stated redemption price at maturity” of a covered bond is the sum of all payments required to be made on the covered bond other than “qualified stated interest” payments, as defined below. The “issue price” of a covered bond is generally the first offering price to the public at which a substantial amount of the issue was sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain circumstances, at a variable rate. If a covered bond bears interest during any accrual period at a rate below the rate applicable for the remaining term of the covered bond (for example, covered bonds with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

A U.S. Holder of a covered bond with a maturity of more than one year from its date of issue that has been issued with OID (an “original issue discount covered bond”) is generally required to include any qualified stated interest payments in income as interest at the time such interest is accrued or is received in accordance with the U.S. Holder’s regular accounting method for tax purposes, as described above under “Tax Consequences – United States Taxation – Payment of Stated Interest.” A U.S. Holder of an original issue discount covered bond is generally required to include in income the sum of the daily accruals of the OID for the covered bond for each day during the taxable year (or portion of the taxable year) in which the U.S. Holder held the original issue discount covered bond, regardless of such holder’s regular method of accounting. Thus, a U.S. Holder may be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the original issue discount covered bond, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the original issue discount covered bond at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an original issue discount covered bond at the beginning of any accrual period is the sum of the issue price of the original issue discount covered bond plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the original issue discount covered bond that were not qualified stated interest. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

If the excess of the “stated redemption price at maturity” of a covered bond over its “issue price” is less than 1/4 of 1% of the covered bond’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity, or weighted average maturity in the case of covered bonds with more than one principal payment (“de minimis OID”), the covered bond is not treated as issued with OID. A U.S. Holder generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the covered bonds are made in proportion to the amount paid (unless the U.S. Holder makes the election described below). Any amount of de minimis OID that is included in income in this manner will be treated as capital gain.

A U.S. Holder may elect to include in income all interest that accrues on a covered bond using the constant-yield method applicable to OID described above, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, OID, de minimis OID, and unstated interest, each as described herein. If this election is made for a covered bond, then, to apply the constant-yield method: (i) the issue price of the covered bond will equal its cost, (ii) the issue date of the covered bond will be the date it was acquired, and (iii) no payments on the covered bond will be treated as payments of qualified stated interest. A U.S. Holder must make this election for the taxable year in which the covered bond was acquired, and may not revoke the election without the consent of the U.S. Internal Revenue Service (the “IRS”). U.S. Holders should consult with their own tax advisors before making this election.

Variable Rate Covered Bonds

In the case of a covered bond that is a variable rate covered bond, special rules apply. A covered bond will qualify as a “variable rate debt instrument” under Treasury regulations if (i) the covered bond’s issue price does not exceed the total noncontingent principal payments by more than the lesser of: (a) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, and (b) 15% of the total noncontingent principal payments; and (ii) the covered bond provides for stated interest, compounded or paid at least annually, only at one or more qualified floating rates, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Generally, a rate is a qualified floating rate if: (i) (a) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the covered bond is denominated, or (b) the rate is equal to such a rate multiplied by either a fixed multiple that is greater than 0.65 but not more than 1.35 or a fixed multiple greater than 0.65 but not more than 1.35 increased or decreased by a fixed rate; and (ii) the value of the rate on any date during the term of the covered bond is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If a covered bond provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the covered bond, the qualified floating rates together constitute a single qualified floating rate. A covered bond will not have a variable rate that is a qualified floating rate, however, if the variable rate of interest is subject to one or more minimum or maximum rate floors or ceilings or one or more governors limiting the amount of increase or decrease unless such floor, ceiling, or governor is fixed throughout the term of the covered bond or is not reasonably expected as of the issue date to significantly affect the yield on the covered bond.

Generally, an objective rate is a rate that is (i) not a qualified floating rate, (ii) is determined using a single fixed formula that is based on objective financial or economic information that is not within the control of the issuer or a related party, and (iii) the value of the rate on any date during the term of the covered bond is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. If it is reasonably expected that the average value of the variable rate during the first half of the term of a covered bond will be either significantly less than or significantly greater than the average value of the rate during the final half of the term of the covered bond, then the covered bond will not have a variable rate that is an objective rate. An objective rate is a qualified inverse floating rate if that rate is equal to a fixed rate minus a qualified floating rate and variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

A covered bond will also have a variable rate that is a single qualified floating rate or an objective rate if interest on the covered bond is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either: (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the covered bond that do not differ by more than 0.25 percentage points, or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In the case of a covered bond that provides for stated interest that is unconditionally payable at least annually at a variable rate that is a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on the covered bond is treated as qualified stated interest. In that case, both the covered bond’s yield to maturity and qualified stated interest will be determined, solely for purposes of calculating the accrual of OID, if any, as though the covered bond will bear interest in all periods throughout its term (in the case of a single qualified floating rate or qualified inverse floating rate) at a fixed rate generally equal to the value of the rate on the issue date or, in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield to maturity that is reasonably expected for the covered bond (the “fixed rate substitute”). A U.S. Holder should then recognize OID, if any, that is calculated based on the covered bond’s assumed yield to maturity. If the interest actually accrued or paid during an accrual period exceeds or is less than the assumed fixed interest, the qualified stated interest allocable to that period is increased or decreased, as applicable.

If a covered bond does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, the interest and OID accruals on the covered bond must be determined by (i) determining a fixed rate substitute for each variable rate provided under the covered bond (as described above), (ii) constructing the equivalent fixed rate covered bond, using the fixed rate substitutes, (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate covered bond, and (iv) making appropriate adjustments to qualified stated interest or OID for actual variable rates during the applicable accrual period.

In the case of a covered bond that provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period (as described above), the interest and OID accruals on the covered bond must be determined by using the method described above. However, the covered bond will be treated, for purposes of the first three steps of the determination, as if the covered bond had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of the covered bond as of the issue date approximates the fair market value of an otherwise identical covered bond that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Covered Bond

A covered bond that matures one year or less from its date of issuance (a “short-term covered bond”) will be treated as being issued at a discount and none of the interest paid on the covered bond will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term covered bond is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so, but may be required to include any stated interest in income as the interest is received. Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for U.S. federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange, or retirement of the short-term covered bond will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term covered bonds in an amount not exceeding the accrued discount until the accrued discount is included in income.

Sale, Exchange or Retirement of the Covered Bonds

Upon the sale, exchange or retirement of a covered bond, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the covered bond. A U.S. Holder’s adjusted tax basis in a covered bond generally will equal the acquisition cost of the covered bond increased by the amount of OID included in the holder’s gross income and decreased by the amount of any payment received from the Bank other than a payment of qualified stated interest. Gain or loss, if any, will generally be U.S. source income for purposes of computing a U.S. Holder’s foreign tax credit limitation. For these purposes, the amount realized does not include any amount attributable to accrued interest on the covered bond. Amounts attributable to accrued interest are treated as interest as described under “Tax Consequences – United States Taxation – Payments of Stated Interest.”

Except as described below with respect to foreign currency covered bonds and, in the case of short-term covered bonds, to the extent of any discount not previously included in the U.S. Holder’s income, gain or loss realized on the sale, exchange or retirement of a covered bond generally will be capital gain or loss and will be long-term capital gain or loss if the covered bond has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Foreign Currency Covered Bonds

The following discussion summarizes the principal U.S. federal income tax consequences to a U.S. Holder of the ownership and disposition of covered bonds that are denominated in a specified currency other than the U.S. dollar or the payments of interest or principal on which are payable in a currency other than the U.S. dollar (“foreign currency covered bonds”).

The rules applicable to foreign currency covered bonds could require some or all gain or loss on the sale, exchange or other disposition of a foreign currency covered bond to be recharacterized as ordinary income or loss. The rules applicable to foreign currency covered bonds are complex and may depend on the holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation. U.S. Holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency covered bonds.

A U.S. Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency with respect to a foreign currency covered bond will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at the time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency. A cash method holder who receives a payment of qualified stated interest in U.S. dollars pursuant to an option available under such covered bond will be required to include the amount of this payment in income upon receipt.

An accrual method U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a foreign currency covered bond during an accrual period.

The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date the income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

Rules similar to these rules apply in the case of a cash method taxpayer required to currently accrue original issue discount. An accrual method U.S. Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five Business Days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.  Original issue discount on a foreign currency covered bond is to be determined in the relevant foreign currency.

A U.S. Holder’s tax basis in a foreign currency covered bond, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value amount of the foreign currency amount paid for such foreign currency covered bond, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency covered bond with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency covered bond on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a foreign currency covered bond that is attributable to fluctuation in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the covered bond, determined on the date the payment is received or the covered bond is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the covered bond, determined on the date the U.S. Holder acquired the covered bond. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency covered bonds described above. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the holder on the sale, exchange or retirement of the foreign currency covered bond. The source of the foreign currency gain or loss will be determined by reference to the residence of the holder or the “qualified business unit” of the holder on whose books the covered bond is properly reflected. Any gain or loss realized by these holders in excess of the foreign currency gain or loss will be capital gain or loss except in the case of short-term covered bond, to the extent of any discount not previously included in the U.S. Holder’s income. Holders should consult their own tax adviser with respect to the tax consequences of receiving payments in a currency different from the currency in which payments with respect to such covered bond accrue.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency covered bond equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement. A cash method taxpayer who buys or sells a foreign currency covered bond is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations provided that the covered bonds are traded on an established securities market. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency covered bonds) will be ordinary income or loss.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the covered bonds and the proceeds from a sale or other disposition of the covered bonds. A U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle them to a refund, provided that the required information is furnished to the IRS.

Certain U.S. Holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. U.S. Holders are urged to consult their own tax advisor regarding such requirements with respect to the covered bonds.

Reportable Transactions

A U.S. taxpayer that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. Holder may be required to treat a foreign currency exchange loss from the covered bonds as a reportable transaction if the loss exceeds US$50,000 in a single taxable year if the U.S. Holder is an individual or trust, or higher amounts for other U.S. Holders. In the event the acquisition, ownership or disposition of covered bonds constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. Holder will be required to disclose its investment by filing Form 8886 with the IRS. Prospective purchasers should consult their tax advisers regarding the application of these rules to the acquisition, ownership or disposition of covered bonds.

FATCA

On March 18, 2010, the U.S. Congress enacted the Hiring Incentives to Restore Employment Act, which contains the Foreign Account Tax Compliance Act (“FATCA”) that creates new withholding and reporting requirements with respect to a “foreign financial institution” (an “FFI”) that enters into an agreement with the IRS to provide certain information with respect to its account holders (a “Participating FFI”).  Although final regulations under FATCA have not yet been published, the U.S. Department of the Treasury has published regulations in proposed form. Under FATCA, if the proposed regulations are finalized in their current form, a U.S. withholding tax generally will apply to “passthru payments” made on or after January 1, 2017 (or such other date as may be determined by the U.S. Department of the Treasury or the IRS) by a Participating FFI to another FFI that does not meet certain reporting requirements or to a “recalcitrant holder.” A “recalcitrant holder” generally is a holder of an account with an FFI that fails to comply with reasonable requests for information that will help enable the relevant FFI to comply with its reporting requirements (a covered bond may constitute an account for these purposes). If such FATCA withholding applies to payments on the covered bonds, neither the Issuer nor the Guarantor would be obliged to pay additional amounts as a result of the imposition of such withholding tax, as provided under Condition 8. Prospective investors should contact their professional advisors concerning the effects of FATCA on their ownership of the covered bonds.

Additional Medicare Tax on Unearned Income

With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates, and trusts, will be subject to an additional 3.8 percent Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over US$200,000 (US$250,000 if married and filing jointly or US$125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.

U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the covered bonds.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisers with respect to the tax consequences to them of the ownership and disposition of the covered bonds, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CANADIAN TAXATION

In the opinion of Norton Rose Canada LLP, Canadian tax counsel to the Bank, the following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Act”) and Income Tax Regulations (the “Regulations”) generally applicable to a holder of covered bonds who acquires covered bonds in the original offering, and who, for purposes of the Act and at all relevant times, (i) is not resident and is not deemed to be resident in Canada; (ii) deals at arm’s length with the Bank, the Guarantor LP, and any Canadian resident (or deemed Canadian resident) to whom the holder disposes the covered bonds; (iii) does not use or hold and is not deemed to use or hold covered bonds in or in the course of carrying on a business in Canada; (iv) is entitled to receive all payments (including payments of interest or amounts deemed to be interest for purposes of the Act) made in respect of the covered bonds; and (v) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the provisions of the Act and the Regulations in force on the date hereof, proposed amendments to the Act and the Regulations in a form publicly announced prior to the date hereof by or on behalf of the Minister of Finance (Canada) (included for this purpose in the reference to the Act and Regulations), and the current administrative practices and policies published in writing by the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.

Canadian federal income tax considerations applicable to covered bonds may be described particularly, when such covered bonds are offered, in the applicable prospectus supplement related thereto.  In the event the Canadian federal income tax considerations are described in such prospectus supplement, the following description will be superseded by the description in the prospectus supplement to the extent indicated therein.

Interest paid or credited or deemed for purposes of the Act to be paid or credited on a covered bond (including amounts on account or in lieu of payment of, or in satisfaction of, interest, any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the covered bond in certain cases involving the assignment or other transfer of a covered bond to a resident or deemed resident of Canada) to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest (other than on a ‘‘prescribed obligation’’ described below) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (a “Participating Debt Interest”).  A ‘‘prescribed obligation’’ is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money (an “indexed debt obligation”) and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon the use of or production from property in Canada or is computed by reference to any of the criteria described in the definition of Participating Debt Interest. If any interest paid or credited or deemed to be paid or credited on a covered bond is to be calculated by reference to an index security, commodity or formula which could be viewed as a proxy for the profit of the Bank, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant prospectus supplement if such debt securities are offered.

In the event that a covered bond which is not exempt from Canadian withholding tax according to its terms is redeemed, cancelled, or repurchased, as applicable, or purchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances, be deemed to be interest and may (together with any interest that has accrued or is deemed to have accrued on the covered bond to that time) be subject to non-resident withholding tax.  Such excess will not be subject to withholding tax if the covered bond is considered to be an ‘‘excluded obligation’’ for purposes of the Act.  A covered bond will be an excluded obligation for this purpose if it is not an indexed debt obligation and it was issued for an amount not less than 97 percent of the principal amount (as defined for the purposes of the Act) of the covered bond, and the yield from which, expressed in terms of an annual rate (determined in accordance with the Act) on the amount for which the covered bond was issued does not exceed 4/3 of the interest stipulated to be payable on the covered bond, expressed in terms of an annual rate on the outstanding principal amount from time to time.

Amounts paid or credited or deemed to be paid or credited on a covered bond by the Guarantor LP to a Non-resident Holder pursuant to the Covered Bond Guarantee will be exempt from Canadian withholding tax to the extent such amounts, if paid or credited by the Bank to a Non-resident Holder on such covered bond, would have been exempt.

Generally, there are no other taxes on income (including taxable capital gains) payable in respect of a covered bond or interest, discount, or premium thereon by a Non-resident Holder.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which are among the ERISA and Code fiduciary provisions governing plans, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any covered bonds are acquired by a Plan with respect to which any of the Bank, the Dealers or the Bond Trustee or any of their respective affiliates are a party in interest or a disqualified person. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons.

Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire covered bonds and the circumstances under which such decision is made. Those exemptions include prohibited transaction class exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). The Service Provider Exemption is generally applicable for otherwise-prohibited transactions between a Plan and a person or entity that is a party in interest or disqualified person with respect to such Plan solely by reason of providing services to the Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Plan involved in the transaction), provided, that there is “adequate consideration” for the transaction. Any Plan fiduciary relying on the Service Provider Exemption and purchasing the covered bonds on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction; and (y) neither the Bank, the Dealers, the Bond Trustee, or any of their respective affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption. If the Bank, the Dealers, the Bond Trustee, or any of their respective affiliates provides fiduciary investment management services with respect to a Plan, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the covered bonds. If the covered bonds are not traded on a generally recognized market, the adequate consideration determination is to be made by the fiduciary in good faith in accordance with regulations to be issued by the U.S. Department of Labor. Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any covered bonds.

Because the Bank, the Dealers, the Bond Trustee, or any of their respective affiliates may be considered a party in interest with respect to many Plans, the covered bonds may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14, or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. By its purchase of any covered bonds (or any interest in a covered bond), each purchaser (whether in the case of the initial purchase or in the case of a subsequent transfer) will be deemed to have represented and agreed in its corporate and fiduciary capacity that either (i) it is not and for so long as it holds a covered bond (or any interest therein) will not be an ERISA Plan or other Plan, an entity whose underlying assets include the assets of any such ERISA Plan (a “Plan Asset Entity”) or other Plan, or a governmental, church, non-U.S. or other employee benefit plan which is subject to any U.S. federal, state, local, or non-U.S. law, that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code; or (ii) its purchase, holding or disposition of the covered bonds will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a governmental, church, non-U.S. or other employee benefit plan, any such substantially similar U.S. federal, state, local or non-U.S. law for which an exemption is not available.

In addition, any purchaser that is a Plan or Plan Asset Entity or that is acquiring the covered bonds on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the covered bonds that (a) neither the Bank, the Dealers, the Guarantor, the Bond Trustee, nor any of their respective affiliates (collectively the “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or non-U.S. plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the covered bonds, or as a result of any exercise by the Seller of any rights in connection with the covered bonds, (b) no advice provided by the Seller has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the covered bonds and the transactions contemplated with respect to the covered bonds, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the covered bonds is not intended by the Seller to be impartial investment advice and is rendered in its capacity as a seller of such covered bonds and not a fiduciary to such purchaser.

The foregoing discussion is general in nature and not intended to be all-inclusive. Any Plan fiduciary who proposes to cause a Plan to purchase any covered bonds should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

The sale of covered bonds to a Plan is in no respect a representation by the Bank, the Guarantor LP, the Bond Trustee and the Dealers that such an investment meets all relevant requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

We may sell any series of covered bonds to be issued pursuant to this prospectus at any time after effectiveness of the Registration Statement of which this prospectus forms a part in one or more of the following ways from time to time:

•	through the Dealers;

•	through agents; or

•	directly to one or more purchasers.

The offered securities may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The prospectus supplement will include:

•	the initial public offering price;

•	the names of any Dealers or agents;

•	the purchase price of the covered bonds;

•	our proceeds from the sale of the covered bonds;

•	any underwriting discounts or agency fees and other dealers’ or agents’ compensation;

•	the place and time of delivery of the covered bonds; and

•	any securities exchange on which the covered bonds may be listed.

If the Dealers are used in the sale of covered bonds issued pursuant to this prospectus, they will buy the covered bonds for their own account. The Dealers may then resell the covered bonds in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The Dealers may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed.

In connection with the offering of covered bonds pursuant to this prospectus, we may grant to the Dealers an option to purchase additional covered bonds to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such covered bonds. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the covered bonds.

This prospectus may be delivered by the Dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our covered bonds to be issued on a delayed or contingent basis.

Dealers and agents that participate in the distribution of the covered bonds issued pursuant to this prospectus may be dealers as defined in the Securities Act. Any discounts or commissions that we pay them and any profit they receive when they resell the covered bonds may be treated as underwriting discounts and commissions under that Act. We may have agreements with the Dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us.

Each series of offered covered bonds issued pursuant to this prospectus will be a new issue of covered bonds and will have no established trading market. Covered bonds may or may not be listed on a national or foreign securities exchange or automated quotation system. Any dealers or agents to whom covered bonds are sold for public offering or sale may make, but are not required to make, a market in the covered bonds, and the dealers or agents may discontinue making a market in the covered bonds at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any covered bonds.

Any of the Dealers utilized in connection with the issuance of the covered bonds pursuant to this prospectus may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the offered covered bonds or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of covered bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered covered bonds to be higher than would be the case in the absence of such transactions.

Market-Making Resales By Affiliates

This prospectus may be used by RBC Capital Markets, LLC in connection with offers and sales of the covered bonds in market-making transactions. In a market-making transaction, RBC Capital Markets, LLC may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, RBC Capital Markets, LLC may act as principal or agent, including as agent for the counterparty in a transaction in which RBC Capital Markets, LLC acts as principal, or as agent for both counterparties in a transaction in which RBC Capital Markets, LLC does not act as principal. RBC Capital Markets, LLC may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

The covered bonds to be sold in market-making transactions include covered bonds to be issued after the date of this prospectus, as well as covered bonds previously issued.

We do not expect to receive any proceeds from market-making transactions. We do not expect that RBC Capital Markets, LLC or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to us.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your covered bond is being purchased in its original offering and sale, you may assume that you are purchasing your covered bond in a market-making transaction.

Conflicts of Interest

Our affiliate, RBC Capital Markets, LLC, may participate in the distribution of the covered bonds as a Dealer or agent. Any offering of covered bonds issued pursuant to this prospectus in which RBC Capital Markets, LLC participates will be conducted in compliance with the applicable requirements of FINRA Rule 5121, a rule of the Financial Industry Regulatory Authority, Inc. (“FINRA”).  RBC Capital Markets, LLC will not participate in the distribution of an offering of covered bonds issued pursuant to this prospectus that do not have a bona fide public market within the meaning of Rule 5121 and are not investment grade rated within the meaning of Rule 5121 or covered bonds issued pursuant to this prospectus in the same series that have equal rights and obligations as investment grade rated covered bonds unless either (1) each member firm responsible for managing the public offering does not have a conflict of interest within the meaning of Rule 5121, is not an affiliate of any member that does have a conflict of interest, and meets the requirements of Rule 5121 with respect to disciplinary history or (2) a qualified independent dealer has participated in the preparation of the prospectus supplement or other offering document for the offering of covered bonds and has exercised the usual standards of due diligence with respect thereto.  Neither RBC Capital Markets, LLC nor any other FINRA member participating in an offering of these covered bonds issued pursuant to this prospectus that has a conflict of interest will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

In compliance with guidelines of FINRA, the maximum commission or discount to be received by the participating FINRA members may not exceed 8 percent of the aggregate principal amount of covered bonds offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of covered bonds issued pursuant to this prospectus will be significantly less than this amount.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
AGAINST THE BANK, OUR MANAGEMENT AND OTHERS

The Bank is a Canadian chartered bank. The Guarantor LP is an Ontario limited partnership.  Many of the Bank’s directors and executive officers, including many of the persons who signed the Registration Statement on Form F-3, of which this prospectus is a part, and some of the experts named in this document, reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

We have been advised by our Canadian counsel, Norton Rose Canada LLP, that a judgment of a United States court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an original action could be brought successfully in Canada predicated solely upon such civil liabilities.

LEGALITY OF COVERED BONDS

The legality of the covered bonds will be passed upon by Norton Rose Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Morrison & Foerster LLP, New York, New York, as to matters of New York law. Sullivan & Cromwell LLP, New York, New York, is advising the Bank as to certain legal matters in connection with the offering.  Certain legal matters will be passed upon by Davis Polk & Wardwell LLP, New York, New York, and Allen & Overy LLP, New York, New York, respectively, for the Dealers or agents.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from the Bank’s 2011 Annual Report, and the effectiveness of the Bank’s internal control over financial reporting have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with this offering, other than underwriting discounts and commissions, are as follows (in U.S. dollars):

Registration Statement filing fee	$1,375,200
Trustees’ fees and expenses	$300,000
Legal fees and expenses	$1,100,000
Accounting fees and expenses	$300,000
Printing costs	$20,000
Miscellaneous	$50,000

Total	$3,145,200

GLOSSARY

“Adjusted Required
Redemption Amount”
The Canadian Dollar Equivalent of the Required Redemption Amount, plus or minus the Canadian Dollar Equivalent of any swap termination amounts payable under the Covered Bond Swap Agreement to or by the Guarantor LP in respect of the relevant series of covered bonds less (where applicable) amounts standing to the credit of the Guarantor LP Accounts and the Canadian Dollar Equivalent of the principal balance of any Authorized Investments (excluding all amounts to be applied on the next following Guarantor LP Payment Date to repay higher ranking amounts in the Guarantee Priority of Payments and those amounts that are required to repay any series of covered bonds which mature prior to or on the same date as the relevant series of covered bonds) plus or minus any swap termination amounts payable to or by the Guarantor LP under the Interest Rate Swap Agreement;

“Agent”	Each of the Paying Agents, the Registrar, the Exchange Agent and the Transfer Agent;

“Asset Monitor Report”	The results of the tests conducted by the Asset Monitor in accordance with the Asset Monitor Agreement to be delivered to the Cash Manager, the Guarantor LP, the Bank, and the Bond Trustee;

“Authorized Investments”	Investments of a type or class for which Rating Agency Confirmation has been received, including for example, short-term provincial and federal bonds and money market securities;

“Authorized Underpayment”
A Borrower making either no Monthly Payment under a Loan or a payment in an amount less than the Monthly Payment then due on the Loan, in each case, where the Seller has authorized such underpayment or non-payment;

“Available Principal Receipts”	On a relevant Calculation Date, an amount equal to the aggregate of (without double counting):

(a)
the amount of Principal Receipts received during the immediately preceding Calculation Period and credited to the Principal Ledger (but, for the avoidance of doubt, excluding any Principal Receipts received in the Calculation Period beginning in the month in which the relevant Calculation Date falls); and

(b)
any other amount standing to the credit of the Principal Ledger including (i) the proceeds of any advances under the Intercompany Loan Agreement (where such proceeds have not been applied to acquire additional Covered Bond Portfolios of Loans and their Related Security, refinance an advance under the Intercompany Loan or invest in Substitute Assets and/or Authorized Investments), (ii) any Cash Capital Contributions and (iii) the proceeds from any sale of Loans pursuant to the terms of the Guarantor LP Agreement or the Mortgage Sale Agreement but excluding any amount of principal received under the Covered Bond Swap Agreement;

“Available Revenue Receipts”	On a relevant Calculation Date, an amount equal to the aggregate of:

(a)	the amount of Revenue Receipts received during the previous Calculation Period and credited to the Revenue Ledger;

(b)
other net income of the Guarantor LP including all amounts of interest received on the Guarantor LP Accounts, the Substitute Assets, the Authorized Investments and in the previous Calculation Period but excluding amounts received by the Guarantor LP under the Interest Rate Swap Agreement and in respect of interest received by the Guarantor LP under the Covered Bond Swap Agreement;

(c)	prior to the service of a Notice to Pay on the Guarantor LP amounts standing to the credit of the Reserve Fund in excess of the Reserve Fund Required Amount;

(d)	any other Revenue Receipts not referred to in paragraphs (a) to (c) (inclusive) above received during the previous Calculation Period and standing to the credit of the Revenue Ledger; and

(e)	following the service of a Notice to Pay on the Guarantor LP, amounts standing to the credit of the Reserve Fund;

less

(f)	Third Party Amounts, which shall be paid on receipt in cleared funds to the Seller;

“Borrower”
In relation to a Loan, the person or persons specified as such in the relevant Mortgage together with the person or persons (if any) from time to time assuming an obligation to repay such Loan or any part of it;

“Calculation Date”	The meaning given in Condition 7.01 on page 67;

“Calculation Period”
The period from, but excluding, the Calculation Date of the previous month to, and including, the Calculation Date of the month and, for greater certainty, references to the “immediately preceding calculation period” or the “previous calculation period” are references to the Calculation Period ending on the relevant Calculation Date;

“Canadian Dollar Equivalent”
In relation to a covered bond which is denominated in (i) a currency other than Canadian dollars, the Canadian dollar equivalent of such amount ascertained using the relevant Covered Bond Swap Rate relating to such covered bond, and (ii) Canadian dollars, the applicable amount in Canadian dollars;

“Capital Account Ledger”	The ledger maintained by the Cash Manager on behalf of the Guarantor LP in respect of each Partner to record the balance of each Partner’s Capital Contributions from time to time;

“Capital Balance”	For a Loan at any date, the principal balance of that Loan to which the Servicer applies the relevant interest rate at which interest on that Loan accrues;

“Capital Contribution Balance”	The balance of each Partner’s Capital Contributions as recorded from time to time in the relevant Partner’s Capital Account Ledger;

“Capital Contributions in Kind”
A contribution of Loans and their Related Security on a fully-serviced basis to the Guarantor LP in an amount equal to (a) the aggregate of the fair market value of those Loans as at the relevant Transfer Date, minus (b) any cash payment paid by the Guarantor LP for such Loans and their Related Security on that Transfer Date;

“Capitalized Arrears”
For any Loan at any date, interest or other amounts which are overdue in respect of that Loan and which as at that date have been added to the Capital Balance of the Loan in accordance with the Mortgage Conditions or otherwise by arrangement with the relevant Borrower;

“Capitalized Expenses”
In relation to a Loan, the amount of any expense, charge, fee, premium or payment (excluding, however, any Arrears of Interest) capitalized and added to the Capital Balance of that Loan in accordance with the relevant Mortgage Conditions;

“Capitalized Interest”
For any Loan at any date, interest which is overdue in respect of that Loan and which as at that date has been added to the Capital Balance of that Loan in accordance with the Mortgage Conditions or otherwise by arrangement with the relevant Borrower (excluding for the avoidance of doubt any Arrears of Interest which have not been so capitalized on that date);

“CDS”	CDS Clearing and Depositary Services Inc.;

“Certificate of Title”
A solicitor’s or licensed conveyancer’s report or certificate of title obtained by or on behalf of the Seller in respect of each Property substantially in the form of the pro-forma set out in the Standard Documentation;

“Charged Property”	The property charged by the Guarantor LP pursuant to the Security Agreement;

“Clearing System”	DTC;

“Clearstream”	Clearstream Banking, société anonyme;

“Conditions”	Terms and conditions of the covered bonds as described under “Terms and Conditions of the Covered Bonds”;

“Covered Bond Guarantee”
A direct and, following the occurrence of a Covered Bond Guarantee Activation Event, unconditional and irrevocable guarantee by the Guarantor LP in the Trust Deed for the payment of Guaranteed Amounts in respect of the covered bonds when the same shall become Due for Payment;

“Covered Bond Guarantee
Activation Event”
The earlier to occur of (i) an Issuer Event of Default, service of an Issuer Acceleration Notice on the Bank and service of a Notice to Pay on the Guarantor LP; and (ii) a Guarantor LP Event of Default and service of a Guarantor LP Acceleration Notice on the Bank and the Guarantor LP (and each a “Covered Bond Guarantee Activation Event” as the context requires);

“Covered Bond Portfolio”
The portfolio of Loans and their Related Security, acquired by the Guarantor LP pursuant to the terms of the Mortgage Sale Agreement (other than Loans and their Related Security that have been redeemed in full) and each additional New Loan and its Related Security acquired by the Guarantor LP;

“Covered Bond Swap Rate”	In relation to a covered bond or tranche or series of covered bonds, the exchange rate relating to such covered bond or series of covered bonds specified in the applicable prospectus supplement;

“Current Balance”
In relation to a Loan at any relevant date, means the aggregate principal balance of the Loan at such date (but avoiding double counting) including the following: (i) the Initial Advance; (ii) Capitalized Expenses; (iii) Capitalized Arrears; and (iv) any increase in the principal amount due under that Loan due to any form of Further Advance, in each case relating to such Loan less any prepayment, repayment or payment of the foregoing made on or prior to the determination date;

“Cut-off Date”	The second Business Day following the Calculation Date preceding a relevant Transfer Date or (in the case of a Product Switch or Further Advance) Guarantor LP Payment Date, as the case may be;

“Day Count Basis”	The meaning given in the applicable prospectus supplement;

“designated CMT index maturity”	The meaning given in Condition 5.12 on page 60;

“designated CMT Reuters page”	The meaning given in Condition 5.12 on page 60;

“Due for Payment”	The requirement by the Guarantor LP to pay any Guaranteed Amounts following the service of a Notice to Pay on the Guarantor LP,

(a)	prior to the occurrence of a Guarantor LP Event of Default, on:

(i)
the date on which the Scheduled Payment Date in respect of such Guaranteed Amounts is reached, or, if later, the day which is two London business days following service of a Notice to Pay on the Guarantor LP in respect of such Guaranteed Amounts or if the applicable prospectus supplement specified that an Extended Due for Payment Date is applicable to the relevant series of covered bonds, the Interest Payment Date that would have applied if the Final Maturity Date of such series of covered bonds had been the Extended Due for Payment Date (the “Original Due for Payment Date”); and

(ii)
in relation to any Guaranteed Amounts in respect of the Final Redemption Amount payable on the Final Maturity Date for a series of covered bonds only, the Extended Due for Payment Date, but only (i) if in respect of the relevant series of covered bonds the Covered Bond Guarantee is subject to an Extended Due for Payment Date pursuant to the terms of the applicable prospectus supplement and (ii) to the extent that the Guarantor LP has been served a Notice to Pay no later than the date falling one Business Day prior to the Extension Determination Date does not pay Guaranteed Amounts equal to the Final Redemption Amount in respect of such series of covered bonds by the Extension Determination Date because the Guarantor LP has insufficient moneys available under the Guarantee Priority of Payments to pay such Guaranteed Amounts in full on the earlier of (a) the date which falls two London business days after service of such Notice to Pay on the Guarantor LP or, if later, the Final Maturity Date (or, in each case, after the expiry of the grace period set out in Condition 7.01 (a)) or (b) the Extension Determination Date,

or, if, in either case, such day is not a Business Day, the next following Business Day. For the avoidance of doubt, Due for Payment does not refer to any earlier date upon which payment of any Guaranteed Amounts may become due under the guaranteed obligations, by reason of prepayment, acceleration of maturity, mandatory, or optional redemption or otherwise save as provided in paragraph (ii) below; or

(b)	following the occurrence of a Guarantor LP Event of Default, the date on which a Guarantor LP Acceleration Notice is served on the Bank and the Guarantor LP;

“Earliest Maturing Covered
Bonds”
At any time, the series of the covered bonds issued under the Trust Deed (other than any series which is fully collateralised by amounts standing to the credit of the Guarantor LP in the Guarantor LP Accounts and/or Authorized Investments or a combination thereof) that has or have the earliest Final Maturity Date as specified in the applicable prospectus supplement (ignoring any acceleration of amounts due under the covered bonds prior to the occurrence of a Guarantor LP Event of Default);

“Early Redemption Amount”	The meaning given in the relevant prospectus supplement;

“Eligible Mortgage Loan”	A Loan which at the time of determination satisfies each of the Eligibility Criteria;

“Excess Proceeds”
Moneys received (following the occurrence of an Issuer Event of Default and delivery of an Issuer Acceleration Notice) by the Bond Trustee from the Bank or any administrator, administrative receiver, receiver, liquidator, trustee in sequestration, or other similar official appointed in relation to the Bank;

“Excluded Swap Termination
Amount”
In relation to a Swap Agreement, an amount equal to the amount of any termination payment due and payable (a) to the relevant Swap Provider as a result of a Swap Provider Default with respect to such Swap Provider or (b) to the relevant Swap Provider following a Swap Provider Downgrade Event with respect to such Swap Provider;

“existing covered bonds”	The covered bonds of all series then outstanding;

“Extended Due for Payment
Date”
In relation to any series of covered bonds, the date, if any, specified as such in the applicable prospectus supplement to which the payment of all or (as applicable) part of the Final Redemption Amount payable on the Final Maturity Date will be deferred in the event that the Final Redemption Amount is not paid in full on the Extension Determination Date;

“Extension Determination Date”	In respect of a series of covered bonds, the date falling two Business Days after the expiry of seven days from (and including) the Final Maturity Date of such series of covered bonds;

“Extraordinary Resolution”
Means (a) a resolution passed at a meeting of the holders of the covered bonds duly convened and held in accordance with the terms of the Trust Deed by a majority consisting of not less than three fourths of the persons voting thereat upon a show of hands or if a poll is duly demanded by a majority consisting of not less than three fourths of the votes cast on such poll; or (b) a resolution in writing signed by or on behalf of the holders of the covered bond holding not less than 50 percent in Principal Amount Outstanding of the covered bonds, which resolution in writing may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the holders of the covered bonds;

“Final Maturity Date”	The Interest Payment Date on which each series of covered bonds will be redeemed at their Principal Amount Outstanding in accordance with the Conditions;

“Financial Center”	The financial center or centers specified in the applicable prospectus supplement;

“Fixed Amounts”	The meaning specified in the applicable prospectus supplement;

“Fixed Coupon Amount”	The meaning specified in the applicable prospectus supplement;

“fixed rate covered bonds”
Covered bonds paying a fixed rate of interest on such date or dates as may be agreed between the Bank and the relevant Dealer(s) and on redemption calculated on the basis of such day count basis as may be agreed between the Bank and the relevant Dealer(s);

“floating rate covered bonds”	Covered bonds which bear interest as set out in the applicable prospectus supplement;

“Further Advance”
In relation to a Loan, any advance of further money to the relevant Borrower following the making of the Initial Advance, which is secured by the same Mortgage as the Initial Advance, excluding the amount of any retention in respect of the Initial Advance;

“Guaranteed Amounts”
Prior to the service of a Guarantor LP Acceleration Notice, with respect to any Original Due for Payment Date or, if applicable, any Extended Due for Payment Date, the sum of Scheduled Interest and Scheduled Principal, in each case, payable on that Original Due for Payment Date or, if applicable, any Extended Due for Payment Date, or after service of a Guarantor LP Acceleration Notice, an amount equal to the relevant Early Redemption Amount as specified in the Conditions plus all accrued and unpaid interest and all other amounts due and payable in respect of the covered bonds, including all Excluded Scheduled Interest Amounts, all Excluded Scheduled Principal Amounts (whenever the same arose) and all amounts payable by the Guarantor LP under the Trust Deed;

“Guarantor LP Acceleration
Notice”	The meaning given in Condition 7.02 on page 67;

“Guarantor LP Accounts”
The GDA Account, the Transaction Account (to the extent maintained), and any additional or replacement accounts opened in the name of the Guarantor LP, including the Standby GDA Account and the Standby Transaction Account;

“Guarantor LP Event of Default”	The meaning given in Condition 7.02 on page 68;

“Guarantor LP Payment Date”	The 17th day of each month or if not a Business Day the next following Business Day;

“Guarantor LP Payment Period”	The period from and including a Guarantor LP Payment Date to but excluding the next following Guarantor LP Payment Date;

“index currency”	The meaning given in Condition 5.12 on page 61;

“index maturity”	The meaning given in Condition 5.12 on page 61;

“Initial Advance”	In respect of any Loan, the original principal amount advanced by the Seller to the relevant Borrower;

“Insolvency Event”	In respect of the Seller, the Servicer or the Cash Manager:

(a)	an order is made or an effective resolution passed for the winding up of the relevant entity; or

(b)
the relevant entity stops or threatens to stop payment to its creditors generally or the relevant entity ceases or threatens to cease to carry on its business or substantially the whole of its business; or

(c)
an encumbrancer takes possession or a receiver, administrator, administrative receiver, or other similar officer is appointed to the whole or any material part of the undertaking, property and assets of the relevant entity or a distress, diligence or execution is levied or enforced upon or sued out against the whole or any material part of the chattels or property of the relevant entity and, in the case of any of the foregoing events, is not discharged within 30 days; or

(d)	the relevant entity is unable to pay its debts as they fall due,

other than where the Seller, Servicer or the Cash Manager is the Bank;

“Interest Amount”	The amount of interest payable on the floating rate covered bonds in respect of each Specified Denomination for the relevant Interest Period;

“Investor Reports”
The monthly report made available to the Bond Trustee, the Rating Agencies, the covered bond holders and as otherwise specified in the applicable prospectus supplement, detailing, inter alia, that the Asset Coverage Test is met;

“issue date”	Each date on which the Bank issues covered bonds to purchasers of the covered bonds;

“Issue Price”	The meaning specified in the applicable prospectus supplement;

“Issuer Acceleration Notice”	The meaning given in Condition 7.01 on page 66;

“Issuer Event of Default”	The meaning given in Condition 7.01 on page 66;

“Latest Valuation”
In relation to any Property, the value given to that Property by the most recent valuation addressed to the Seller or obtained from an independently maintained valuation model, acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market;

“Ledger”	Each of the Revenue Ledger, the Principal Ledger, the Reserve Ledger and the Capital Account Ledgers;

“Legislative Exchange”	The meaning given in Condition 6.15 on page 65;

“Lending Criteria”	The lending criteria of the Seller from time to time, or such other criteria as would be acceptable to reasonable and prudent institutional mortgage lenders in the Seller’s market;

“Loan”
Any mortgage loan, including Canadian first lien residential mortgages and home equity lines of credit referenced by its mortgage loan identifier number and comprising the aggregate of all principal sums, interest, costs, charges, expenses and other moneys (including all Additional Loan Advances) due or owing with respect to that mortgage loan under the relevant Mortgage Conditions by a Borrower on the security of a Mortgage from time to time outstanding, or, as the context may require, the Borrower’s obligations in respect of the same;

“Loan and Related Security
Files”
The file or files relating to each Loan and its Related Security (including files kept in microfiche format or similar electronic data retrieval system or the substance of which is transcribed and held on an electronic data retrieval system) containing, among other things, the original fully executed copy of the document(s) evidencing the Loan and its Related Security, including the relevant loan agreement (together with the promissory note, if any, evidencing such Loan or, if applicable, a guarantor of the Borrower), and, if applicable, evidence of the registration thereof or filing of financing statements under the PPSA, and the mortgage documentation, Mortgage Deed and other Related Security documents in respect thereof and evidence of paper or electronic registration from the applicable land registry office, land titles office or similar place of public record in which the related Mortgage is registered together with a copy of other evidence, if applicable, of any applicable insurance policies in respect thereof to which the Seller or the Guarantor LP, as the case may be, is entitled to any benefit, a copy of the policy of title insurance or opinion of counsel regarding title, priority of the Mortgage or other usual matters, in each case, if any, and any and all other documents (including all electronic documents) kept on file by or on behalf of the Seller relating to such Loan;

“Loan Offer Notice”
A notice from the Guarantor LP served on the Seller offering to sell Loans and their Related Security for an offer price equal to the greater of the then fair market value of such Loans and the Adjusted Required Redemption Amount;

“Loan Repurchase Notice”
A notice from the Guarantor LP to the Seller delivered pursuant to the Mortgage Sale Agreement identifying a Loan or its Related Security in the Covered Bond Portfolio which, as at the relevant Transfer Date, (i) does not comply with the Representations and Warranties set out in the Mortgage Sale Agreement, or (ii) is subject to an adverse claim other than a Permitted Security Interest or arising through the Purchaser, which materially and adversely affects the interest of the Purchaser in such Loan or the value of the affected Loan;

“Monthly Payment Date”
In relation to a Loan, the date in each month on which the relevant Borrower is required to make a payment of interest and, if applicable, principal for that Loan, as required by the applicable Mortgage Conditions;

“Mortgage”
In respect of any Loan each first fixed charge by way of legal mortgage sold, transferred and assigned by the Seller to the Guarantor LP pursuant to the Mortgage Sale Agreement or the Guarantor LP Agreement which secures the repayment of the relevant Loan including the Mortgage Conditions applicable to it;

“Mortgage Conditions”
All the terms and conditions applicable to a Loan, including without limitation those set out in the Seller’s relevant mortgage conditions booklet and the Seller’s relevant general conditions, each as varied from time to time by the relevant Loan agreement between the lender under the Loan and the Borrower, as the same may be amended from time to time, and the relevant Mortgage Deed;

“Mortgage Deed”	In respect of any Mortgage, the deed creating that Mortgage;

“mortgage terms”	The terms of the applicable Mortgage;

“New Loans”	Loans, other than the Loans comprised in the Covered Bond Portfolio, which the Seller may assign or transfer to the Guarantor LP pursuant to the Mortgage Sale Agreement;

“New Loan Type”
A new type of mortgage loan originated or acquired by the Seller, which the Seller intends to transfer to the Guarantor LP, the terms and conditions of which are materially different (in the opinion of the Seller, acting reasonably) from the Loans. For the avoidance of doubt, a mortgage loan will not constitute a New Loan Type if it differs from the Loans due to it having different interest rates and/ or interest periods and/or time periods for which it is subject to a fixed rate, capped rate, tracker rate or any other interest rate or the benefit of any discounts, cash-backs and/or rate guarantees;

“New Seller”	Any person that accedes to the relevant Transaction Documents and sells loans and their Related Security to the Guarantor LP in the future;

“Non-Performing Loan”	Any Loan in the Covered Bond Portfolio which is more than three months in arrears;

“Non-Performing Loans Notice”	A notice from the Cash Manager to the Seller identifying one or more Non-Performing Loans;

“Notice to Pay”	The meaning given in Condition 7.01 on page 67;

“Offer Period”	The meaning specified in the applicable prospectus supplement;

“Optional Redemption Amount”	The meaning specified in the applicable prospectus supplement;

“Optional Redemption Date”	The meaning specified in the applicable prospectus supplement;

“Partial Covered Bond Portfolio”	Part of any Covered Bond Portfolio of Loans;

“Partners”
The Managing GP, the Liquidation GP and the Limited Partner and any other limited partner who may become a limited partner of the Guarantor LP from time to time, and the successors and assigns of each thing;

“Paying Agents”	The meaning given in “Terms and Conditions of the Covered Bonds” on page 45;

“Payment Day”	The meaning given in Condition 9.12 on page 71;

“Payment Ledger”
The ledger of such name maintained by the Cash Manager pursuant to the Cash Management Agreement to record payments by or on behalf of the Guarantor LP in accordance with the terms of the Guarantor LP Agreement;

“Principal Amount Outstanding”
In respect of a covered bond the principal amount of that covered bond on the relevant issue date thereof less principal amounts received by the relevant holder of the covered bonds in respect thereof;

“Principal Ledger”
The ledger of such name maintained by the Cash Manager pursuant to the Cash Management Agreement to record the credits and debits of Principal Receipts held by the Cash Manager for and on behalf of the Guarantor LP and/or in the Guarantor LP Accounts;

“Principal Receipts”	(a)	principal repayments under the Loans (including payments of arrears, Capitalized Interest, Capitalized Expenses and Capitalized Arrears);

(b)	recoveries of principal from defaulting Borrowers under Loans being enforced (including the proceeds of sale of the relevant Property);

(c)
any repayments of principal (including payments of arrears, Capitalized Interest, Capitalized Expenses and Capitalized Arrears) received pursuant to any insurance policy in respect of a Property in connection with a Loan in the Covered Bond Portfolio; and

(d)
the proceeds of the purchase of any Loan by a Purchaser from the Guarantor LP (excluding, for the avoidance of doubt, amounts attributable to Accrued Interest and Arrears of Interest thereon as at the relevant purchase date);

“Priorities of Payments”	The orders of priority for the allocation and distribution of amounts standing to the credit of the Guarantor LP in different circumstances;

“Product Switch”	A variation to the financial terms or conditions included in the Mortgage Conditions applicable to a Loan other than:

(a)	any variation agreed with a Borrower to control or manage arrears on a Loan;

(b)	any variation in the maturity date of a Loan;

(c)	any variation imposed by statute or any variation in the frequency with which the interest payable in respect of the Loan is charged;

(d)	any variation to the interest rate as a result of the Borrowers switching to a different rate;

(e)	any change to a Borrower under the Loan or the addition of a new Borrower under a Loan;

(f)	any change in the repayment method of the Loan;

“Programme Establishment Date”	October 25, 2007;

“Programme Resolution”	The meaning given in Condition 13 on page 73;

“Property”	A freehold, leasehold or commonhold property which is subject to a Mortgage;

“Purchaser”	Any third party or the Seller to whom the Guarantor LP offers to sell Loans and their Related Security;

“Put Notice”	The meaning given in Condition 6.06 on page 64;

“Put Option”	The meaning given in the applicable prospectus supplement;

“Randomly Selected Loans”
Loans and, if applicable, their Related Security, in the Covered Bond Portfolio, selected in accordance with the terms of the Guarantor LP Agreement on a basis that is not designed to favor the selection of any identifiable class or type or quality of Loans and their Related Security over all the Loans and their Related Security in the Covered Bond Portfolio, except with respect to identifying such Loans and their Related Security as having been acquired by the Guarantor LP from a particular Seller, if applicable;

“Rating Agency Confirmation”	The meaning given in Condition 20 on page 77;

“Record Date”	The meaning given in Condition 9.09 on page 71;

“Redemption/Payment Basis”	The meaning given in the applicable prospectus supplement;

“Register”	The register of holders of the registered covered bonds maintained by the Registrar;

“regular record date”	The meaning given in Condition 5.11 on page 49;

“Related Security”
In relation to a Loan, the security for the repayment of that Loan including the relevant Mortgage, any guarantees and any security relating to any such guarantee and all other matters applicable thereto acquired as part of the Covered Bond Portfolio;

“Relevant Banking Day”	The meaning given in Condition 2.07 on page 47;

“Relevant Screen Page”	The meaning given in the applicable prospectus supplement;

“Relevant Time”	The meaning given in the applicable prospectus supplement;

“Representations and
Warranties”	The representations and warranties of the Seller set out in the Mortgage Sale Agreement;

“Reserve Fund”
The reserve fund that the Guarantor LP will be required to establish in the GDA Account which will be credited with part of an advance from the proceeds of the Intercompany Loan (in the Guarantor LP’s discretion) and the proceeds of Available Revenue Receipts up to an amount equal to the Reserve Fund Required Amount;

“Reserve Fund Required
Amount”
Nil, unless the ratings of the Bank’s short-term, unsecured, unsubordinated and unguaranteed debt obligations by the Rating Agencies fall below the ratings specified in the Master Definitions and Construction Agreement under “Reserve Fund Required Amount Ratings” and then, for so long as such ratings are below the ratings specified under “Reserve Fund Required Amount Ratings” in the Master Definitions and Construction Agreement, an amount equal to the Canadian Dollar Equivalent of scheduled interest due on any outstanding series of covered bonds over the next three months together with an amount equal to three-twelfths of the anticipated aggregate annual amount payable in respect of the items specified in paragraphs (a) to (c) and if applicable (d) of the Pre-Acceleration Revenue Priority of Payments;

“Reserve Ledger”
The ledger on the GDA Account of such name maintained by the Cash Manager pursuant to the Cash Management Agreement, to record the crediting of Revenue Receipts to the Reserve Fund and the debiting of such Reserve Fund in accordance with the terms of the Guarantor LP Agreement;

“Reuters page”	The meaning given in Condition 5.12 on page 61;

“Reuters Page LIBOR01”	The meaning given in Condition 5.12 on page 61;

“Reuters screen US PRIME 1 page”	The meaning given in Condition 5.12 on page 61;

“Revenue Ledger”
The ledger of such name maintained by the Cash Manager pursuant to the Cash Management Agreement to record credits and debits of Revenue Receipts held by the Cash Manager for and on behalf of the Guarantor LP and/or in the Guarantor LP Accounts;

“Revenue Receipts”	(a)
payments of interest (including Accrued Interest and Arrears of Interest as at the relevant Transfer Date of a Loan) and other fees due from time to time under the Loans and other amounts received by the Guarantor LP in respect of the Loans other than the Principal Receipts;

(b)	recoveries of interest from defaulting Borrowers under Loans being enforced; and

(c)	recoveries of interest and/or principal from defaulting Borrowers under Loans in respect of which enforcement procedures have been completed;

“Sale Proceeds”	The cash proceeds realized from the sale of Loans and their Related Security by the Guarantor LP;

“Scheduled Interest”
An amount equal to the amount in respect of interest which would have been due and payable under the covered bonds on each Interest Payment Date as specified in Condition 5.12 (but excluding any additional amounts relating to premiums, default interest or interest upon interest (“Excluded Scheduled Interest Amounts”) payable by the Bank following an Issuer Event of Default but including such amounts (whenever the same arose) following service of a Guarantor LP Acceleration Notice) as if the covered bonds had not become due and repayable prior to their maturity date and, if the prospectus supplement specified that an Extended Due for Payment Date is applicable to the relevant covered bonds, as if the Final Maturity Date of the covered bonds had been the Extended Due for Payment Date (but taking into account any principal repaid in respect of such covered bonds or any Guaranteed Amounts paid in respect of such principal prior to the Extended Due for Payment Date), less any additional amounts the Bank would be obliged to pay as a result of any gross-up in respect of any withholding or deduction made under the circumstances set out in Condition 8.01;

“Scheduled Payment Date”
In relation to payments under the Covered Bond Guarantee, each Interest Payment Date or the Final Maturity Date as if the covered bonds had not become due and repayable prior to their Final Maturity Date;

“Scheduled Principal”
An amount equal to the amount in respect of principal which would have been due and repayable under the covered bonds on each Interest Payment Date or the Final Maturity Date (as the case may be) as specified in the applicable prospectus supplement (but excluding any additional amounts relating to prepayments, early redemption, broken funding indemnities, penalties, premiums or default interest (“Excluded Scheduled Principal Amounts”) payable by the Bank following an Issuer Event of Default but including such amounts (whenever the same arose) following service of a Guarantor LP Acceleration Notice) as if the covered bonds had not become due and repayable prior to their maturity date and, if the prospectus supplement specifies that an Extended Due for Payment Date is applicable to the relevant covered bonds, as if the Final Maturity Date of the covered bonds had been the Extended Due for Payment Date;

“Secured Creditors”
The Bond Trustee (in its own capacity and on behalf of the holders of the covered bonds), the holders of the covered bonds, the Bank, the Seller, the Servicer, the Account Bank, the GDA Provider, the Stand-by Account Bank, the Stand-by GDA Provider, the Cash Manager, the Swap Providers, the Corporate Services Provider, the Paying Agents and any other person which becomes a Secured Creditor pursuant to the Security Agreement except, pursuant to the terms of the Guarantor LP Agreement, to the extent and for so long as such person is a Limited Partner;

“Seller Arranged Policy”	Any property insurance policy arranged by the Seller for the purposes of the Borrower insuring the Property for an amount equal to the full rebuilding cost of the Property;

“series”
series as described under “Terms and Conditions of the Covered Bonds” means a tranche of covered bonds together with any further tranche or tranches of covered bonds which are (a) expressed to be consolidated and form a single series and (b) identical in all respects (including as to listing) except for their respective issue dates, Interest Commencement Dates and/or Issue Prices;

“Specified Currency”
Subject to any applicable legal or regulatory restrictions, euro, Sterling, U.S. Dollars, Canadian dollars and such other currency or currencies as may be agreed from time to time by the Bank, the relevant Dealer(s), the Issuing and Paying Agent, and the Bond Trustee and specified in the applicable prospectus supplement;

“Specified Denomination”	In respect of a series of covered bonds, the denomination or denominations of such covered bonds specified in the applicable prospectus supplement;

“Specified Interest Payment
Date”	The meaning given in the applicable prospectus supplement;

“Specified Period”	The meaning given in the applicable prospectus supplement;

“Standard Documentation”	The standard documentation, annexed to the relevant exhibit of the Mortgage Sale Agreement or any update or replacement therefor as the Seller may from time to time introduce;

“Subsidiary”	Any company which is for the time being a subsidiary (within the meaning of the Bank Act);

“Substitute Assets”
The classes and types of assets from time to time eligible under the Capital Requirements Directive to collateralise covered bonds which, as of the date of this document, include the following, provided that the total exposure to such Substitute Assets shall not exceed 10 percent of the (Canadian Dollar Equivalent of the) aggregate Principal Amount Outstanding of the covered bonds: (a) exposures to institutions that qualify for a 10 percent risk weighting under the Standardised Approach; (b) exposures to institutions that qualify for a 20 percent risk weighting under the Standardised Approach; and (c) Canadian dollar denominated residential mortgage backed securities provided that such class of investments has received Rating Agency Confirmation;

in each case, provided that:

(a)	such exposures will have certain minimum long-term and short-term ratings from the Rating Agencies, as specified by such Rating Agencies from time to time;

(b)
the maximum aggregate total exposures in general to classes of assets with certain ratings by the Ratings Agencies will, if specified by the Rating Agencies, be limited to the maximum percentages specified by such Rating Agencies; and

(c)	in respect of investments of Available Revenue Receipts in such classes and types of assets, the Interest Rate Swap Provider has given its consent to investments in such classes and types of assets;

For purposes of this definition, “Capital Requirements Directive” means Directive 2006/48 of the European Parliament and of the Council dated 14 June 2006 relating to the taking up and pursuit of the business of credit institutions (recast) (implementing the Basel II framework for banks in the European Union) (as the same may be varied, amended or re-enacted from time to time); and “Standardised Approach” means Annex VI (Standardised Approach) to the Capital Requirements Directive (or, after any amendment, variation, enactment or implementation of such Directive, the corresponding Annex provided that the requirements are no less restrictive);

“Swap Agreements”	The Covered Bond Swap Agreement together with the Interest Swap Agreement, as the same may be amended, varied, supplemented or restated from time to time, and each a “Swap Agreement”;

“Swap Collateral”
At any time, any asset (including, without limitation, cash and/or securities) which is paid or transferred by a Swap Provider to the Guarantor LP as collateral to secure the performance by such Swap Provider of its obligations under the relevant Swap Agreement together with any income or distributions received in respect of such asset and any equivalent of such asset into which such asset is transformed;

“Swap Collateral Excluded
Amounts”
At any time, the amount of Swap Collateral which may not be applied under the terms of the relevant Swap Agreement at that time in satisfaction of the relevant Swap Provider’s obligations to the Guarantor LP including Swap Collateral, which is to be returned to the relevant Swap Provider from time to time in accordance with the terms of the Swap Agreements and ultimately upon termination of the relevant Swap Agreement;

“Swap Provider Default”
The occurrence of an Event of Default or Termination Event (each as defined in each of the Swap Agreements) where the relevant Swap Provider is the Defaulting Party or the sole Affected Party (each as defined in relevant Swap Agreement), as applicable, other than a Swap Provider Downgrade Event;

“Swap Provider Downgrade
Event”
The occurrence of an Additional Termination Event or an Event of Default (each as defined in the relevant Swap Agreement) following a failure by the Swap Provider to comply with the requirements of the ratings downgrade provisions set out in the relevant Swap Agreement;

“Swap Providers”	Covered Bond Swap Provider and Interest Swap Provider, and each a “Swap Provider”;

“TARGET2 Business Day”	Any day in which Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System is open for business;

“Third Party Amounts”	Each of:

(a)
payments of insurance premiums, if any, due to the Seller in respect of any Seller Arranged Policy to the extent not paid or payable by the Seller (or to the extent such insurance premiums have been paid by the Seller in respect of any Further Advance which is not purchased by the Seller to reimburse the Seller);

(b)	amounts under an unpaid direct debit which are repaid by the Seller to the bank making such payment if such bank is unable to recoup that amount itself from its customer’s account;

(c)	payments by the Borrower of any fees (including early repayment fees) and other charges which are due to the Seller;

(d)
any amount received from a Borrower for the express purpose of payment being made to a third party for the provision of a service (including giving insurance cover) to any of that Borrower or the Seller or the Guarantor LP;

which amounts may be paid daily from moneys on deposit in the Guarantor LP Accounts or the proceeds of the sale of Authorized Investments and/or Substitute Assets;

“Total Credit Commitment”
The combined aggregate amount available to be drawn by the Guarantor LP under the terms of Intercompany Loan Agreement, subject to increase and decrease in accordance with the terms of the Intercompany Loan Agreement, which amount is initially C$25 billion;

“Transaction Account”
The account (to the extent maintained) designated as such in the name of the Guarantor LP held with the Account Bank and maintained subject to the terms of the Bank Account Agreement and the Security Agreement or such other account as may for the time being be in place with the prior consent of the Bond Trustee, and designated as such;

“Transaction Documents”	Means, collectively:

(a)	Mortgage Sale Agreement;

(b)	Servicing Agreement;

(c)	Asset Monitor Agreement;

(d)	Intercompany Loan Agreement;

(e)	Guarantor LP Agreement;

(f)	Cash Management Agreement;

(g)	Interest Rate Swap Agreement;

(h)	Covered Bond Swap Agreement;

(i)	Guaranteed Deposit Account Contract;

(j)	Bank Account Agreement;

(k)	Standby Guaranteed Deposit Account Contract;

(l)	Standby Bank Account Agreement;

(m)	Corporate Services Agreement;

(n)	Security Agreement and any other Security Documents;

(o)	Trust Deed;

(p)	Agency Agreement;

(q)	Dealership Agreement;

(r)	Underwriting Agreement;

(s)	each applicable prospectus supplement in the case of each tranche of covered bonds;

(t)	each Subscription Agreement (as applicable in the case of each tranche of covered bonds subscribed pursuant to a subscription agreement); and

(u)	Master Definitions and Construction Agreement;

“Transfer Date”	Each date of transfer of any New Loans and their Related Security to the Guarantor LP in accordance with the Mortgage Sale Agreement;

“True Balance”	For any Loan as at any given date, the aggregate (but avoiding double counting) of:

(a)
the original principal amount advanced to the relevant Borrower and any further amount advanced on or before the given date to the relevant Borrower secured or intended to be secured by the related Mortgage; and

(b)
any interest, disbursement, legal expense, fee, charge, rent, service charge, premium or payment which has been properly capitalized in accordance with the relevant Mortgage Conditions or with the relevant Borrower’s consent and added to the amounts secured or intended to be secured by that Loan; and

(c)
any other amount (including, for the avoidance of doubt, Accrued Interest and Arrears of Interest) which is due or accrued (whether or not due) and which has not been paid by the relevant Borrower and has not been capitalized in accordance with the relevant Mortgage Conditions or with the relevant Borrower’s consent but which is secured or intended to be secured by that Loan, as at the end of the Business Day immediately preceding that given date;

minus

(d)
any repayment or payment of any of the foregoing made on or before the end of the Business Day immediately preceding that given date and excluding any retentions made but not released and any Additional Loan Advances committed to be made but not made by the end of the Business Day immediately preceding that given date;

US$12,000,000,000

Royal Bank of Canada

Covered Bonds

July 30, 2012